As filed with the Securities and Exchange Commission on January 27, 2025

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________________________________

FORM F-1
REGISTRATION STATEMENT
Under
The Securities Act of 1933

__________________________________________

COINCHECK GROUP N.V.
(Exact name of Registrant as specified in its charter)

Not Applicable
(Translation of Registrant’s name into English)

__________________________________________

The Netherlands	6199	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Coincheck Group N.V.
Apollolaan 151
1077 AR Amsterdam
The Netherlands
Jason Sandberg, Chief Financial Officer
coincheckIR@icrinc.com
+31 20-522-2555
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

__________________________________________

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
Telephone: (800) 221-0102
(Name, address, including zip code, and telephone number, including area code, of agent for service)

__________________________________________

Copies to:

Takahiro Saito
Mark Brod
Patrick J. Naughton
Jonathan G. Stradling
Simpson Thacher & Bartlett LLP
Ark Hills Sengokuyama Mori Tower, 41F
1-9-10, Roppongi, Minato-Ku,
Tokyo 106-0032, Japan
Telephone: +81-3-5562-6200

__________________________________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (as amended, the “Securities Act”), check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

____________

†          The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, as amended, or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, or SEC, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 27, 2025

PRELIMINARY PROSPECTUS

COINCHECK GROUP N.V.

Primary Offering of
4,860,148 Ordinary Shares Underlying Warrants

Secondary Offering of
126,783,590 Ordinary Shares
129,611 Warrants to Purchase Ordinary Shares and
129,611 Ordinary Shares Underlying Warrants

This prospectus relates to the offer and sale by us of (i) up to 4,730,537 of our ordinary shares with a nominal value of one eurocent (EUR 0.01) each (“Ordinary Shares”) that are issuable by us upon the exercise of 4,730,537 Public Warrants (as defined below) that were previously registered, and (ii) up to 129,611 Ordinary Shares that are issuable by us upon the exercise of 129,611 Private Warrants (as defined below).

This prospectus also relates to the offer and sale from time to time by the selling securityholders named in this prospectus (collectively, the “Selling Securityholders”) of

(A)    up to 126,783,590 Ordinary Shares, comprising

(i)     up to 4,195,973 Ordinary Shares that were issued to TBCP IV, LLC (the “Thunder Bridge Sponsor” or “Sponsor”) in exchange for (i) 3,547,918 shares of common stock of TBCP IV, LLC and (ii) 648,055 outstanding placement units held by the Thunder Bridge Sponsor that were issued in connection with the private placement that closed simultaneously with the closing of Thunder Bridge’s initial public offering pursuant to the Placement Unit Purchase Agreement, dated June 29, 2021, between Thunder Bridge and Thunder Bridge Sponsor;

(ii)    up to an aggregate of 122,587,617 Ordinary Shares received by the Coincheck Shareholders in exchange for their existing equity interests in Coincheck, Inc. in connection with the completion of the Business Combination, including (1) up to 109,097,910 Ordinary Shares that were received by Monex Group, Inc., (2) up to 9,700,464 Ordinary Shares that were received by Koichiro Wada, and (3) up to 3,789,243 Ordinary Shares that were received by Yusuke Otsuka;

(B)    up to 129,611 Private Warrants, and

(C)    up to 129,611 Ordinary Shares issuable upon the exercise of the Private Warrants.

We are registering the offer and sale of these securities to satisfy certain registration rights we have granted. The Selling Securityholders may offer all or part of the securities for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. These securities are being registered to permit the Selling Securityholders to sell securities from time to time, in amounts, at prices and on terms determined at the time of offering. The Selling Securityholders may sell these securities through ordinary brokerage transactions, in underwritten offerings, directly to market makers of our shares or through any other means described in the section entitled “Plan of Distribution” herein. In connection with any sales of securities offered hereunder, the Selling Securityholders, any underwriters, agents, brokers or dealers participating in such sales may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, or the Securities Act. We are registering these securities for resale by the Selling Securityholders, or their donees, pledgees, transferees, distributees or other successors-in-interest selling our Ordinary Shares or Private Warrants or interests in our Ordinary Shares or Private Warrants received after the date of this prospectus from the Selling Securityholders as a gift, pledge, partnership distribution or other transfer.

All of the securities offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any proceeds from the sale by the Selling Securityholders of the securities being registered hereunder. With respect to the Ordinary Shares underlying the Warrants, we will not receive any proceeds from such shares except with respect to amounts received by us upon exercise of such Warrants to the extent such Warrants are exercised for cash. Assuming the exercise of all outstanding Warrants for cash, we would receive aggregate proceeds of approximately $55.9 million. However, whether warrantholders will exercise their Warrants, and therefore the amount of cash proceeds we would receive upon exercise, is dependent upon the trading price of the Ordinary Shares. Each Warrant will become exercisable for one Ordinary Share at an exercise price of $11.50. Therefore, if and when the trading price of the Ordinary Shares is less than $11.50, we expect that warrantholders would not exercise their Warrants. The Warrants may not be or remain in the money during the period they are exercisable and prior to their expiration and, therefore, it is possible that the Warrants may not be exercised prior to their maturity, even if they are in the money, and as such, may expire worthless with minimal proceeds received by us, if any, from the exercise of Warrants. To the extent that any of the Warrants are exercised on a “cashless basis,” we will not receive any proceeds upon such exercise. As a result, we do not expect to rely on the cash exercise of Warrants to fund our operations. Instead, we intend to rely on other sources of cash discussed elsewhere in this prospectus to continue to fund our operations. See “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

The Ordinary Shares being registered for resale in this prospectus represent a substantial percentage of our public float and of our outstanding Ordinary Shares. The Ordinary Shares being offered for resale by the Selling Securityholders pursuant to this prospectus represent approximately 91.7% of our total issued and outstanding Ordinary Shares on a fully diluted basis (assuming and after giving effect to the issuance of Ordinary Shares upon exercise of all outstanding Warrants). Once the registration statement that includes this prospectus is effective and during such time as it remains effective, the Selling Securityholders will be permitted (subject to compliance with the contractual lock-up restrictions that apply to certain Selling Securityholders, as described under “Shares Eligible for Future Sale”) to sell the shares registered hereby. The resale, or anticipated or potential resale, of a substantial number of shares of our Ordinary Shares may have a material negative impact on the market price of our Ordinary Shares and could make it more difficult for our shareholders to sell their Ordinary Shares at such times and at such prices as they deem desirable.

We will bear all costs, expenses and fees in connection with the registration of the securities offered by this prospectus, including, without limitation, all registration and filing fees (including fees with respect to filings required to be made with FINRA (as defined herein)), Nasdaq listing fees, fees and expenses of compliance with securities or blue sky laws, if any, and fees and expenses of counsel and independent registered public accountants, whereas the Selling Securityholders will bear all incremental selling expenses, including commissions and discounts, brokerage fees, underwriting marketing costs, legal counsel fees that are not covered by us and any other expenses incurred by the Selling Securityholders in disposing of the securities, as described in the section entitled “Plan of Distribution.”

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision. Our Ordinary Shares and Public Warrants are listed on Nasdaq under the symbols “CNCK” and “CNCKW,” respectively. Holders of Ordinary Shares and Public Warrants should obtain current market quotations for their securities. On January 23, 2025, the closing prices for our Ordinary Shares and Warrants on Nasdaq were $9.56 per share and $1.80 per warrant, respectively.

We are a “foreign private issuer” as defined under the U.S. federal securities laws and, as such, may elect to comply with certain reduced public company disclosure and reporting requirements. See “Prospectus Summary — Implications of Being a Foreign Private Issuer and a Controlled Company.”

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 12 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the U.S. Securities and Exchange Commission, or SEC, nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

PROSPECTUS DATED             , 2025

You should rely only on the information contained or incorporated by reference in this prospectus or any supplement. Neither we nor the Selling Securityholders have authorized anyone else to provide you with different information. The securities offered by this prospectus are being offered only in jurisdictions where the offer is permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of each document. Our business, financial condition, results of operations and prospects may have changed since that date.

Except as otherwise set forth in this prospectus, neither we nor the Selling Securityholders have taken any action to permit a public offering of these securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of these securities and the distribution of this prospectus outside the United States.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-1 that we filed with the SEC. The Selling Securityholders named in this prospectus may, from time to time, sell the securities described in this prospectus in one or more offerings. This prospectus includes important information about us, the securities being offered by the Selling Securityholders and other information you should know before investing. Any prospectus supplement may also add, update, or change information in this prospectus. If there is any inconsistency between the information contained in this prospectus and any prospectus supplement, you should rely on the information contained in that particular prospectus supplement. This prospectus does not contain all of the information provided in the registration statement that we filed with the SEC. You should read this prospectus together with the additional information about us described in the section below entitled “Where You Can Find Additional Information.” You should rely only on information contained in this prospectus, any prospectus supplement and any related free writing prospectus. We have not, and the Selling Securityholders have not, authorized anyone to provide you with information different from that contained in this prospectus, any prospectus supplement and any related free writing prospectus. The information contained in this prospectus is accurate only as of the date on the front cover of this prospectus. You should not assume that the information contained in this prospectus is accurate as of any other date.

The Selling Securityholders may offer and sell the securities directly to purchasers, through agents selected by the Selling Securityholders, or to or through underwriters or dealers. A prospectus supplement, if required, may describe the terms of the plan of distribution and set forth the names of any agents, underwriters or dealers involved in the sale of securities. See “Plan of Distribution.”

Throughout this prospectus, unless otherwise designated or the context requires otherwise, the terms “we,” “us,” “our,” “Coincheck Group,” “the Company” and “our company” refer to Coincheck Group N.V. and its subsidiaries, which prior to the Business Combination was the business of Coincheck, Inc. (“Coincheck”).

FINANCIAL STATEMENT PRESENTATION

Coincheck Group

Following the Business Combination, we are qualified as a Foreign Private Issuer and we will prepare our financial statements in accordance with International Financial Reporting Standards (“IFRS”) Accounting Standards, as issued by the International Accounting Standards Board (“IASB”). Such financial statements are not yet available for Coincheck Group following the Business Combination. This filing on Form F-1 presents financial statements of Coincheck, Inc. and Thunder Bridge in accordance with the below.

Coincheck, Inc.

The historical audited financial statements of Coincheck, Inc. as of and for the year ended March 31, 2022, 2023 and 2024 have been prepared in accordance with IFRS Accounting Standards as issued by IASB, and the historical unaudited condensed interim financial statements of Coincheck, Inc. as of and for the six months ended September 30, 2023 and 2024 have been prepared in accordance with International Accounting Standards (“IAS”) 34 “Interim Financial Reporting” as issued by IASB and in its presentation and reporting currency of Japanese yen (“JPY”).

Thunder Bridge

The historical financial statements of Thunder Bridge were prepared in accordance with the generally accepted accounting principles in the United States (“U.S. GAAP”) and in its presentation and reporting currency of U.S. dollars (“USD”).

TRADEMARKS, TRADE NAMES AND SERVICE MARKS

We have proprietary rights to trademarks used in this prospectus that are important to our business, many of which are registered under applicable intellectual property laws. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the “®” or “TM” symbols, but the lack of such symbols is not intended to indicate, in any way, that we will not assert, to the fullest extent possible under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. The use or display herein of other companies’ trademarks, trade names or service marks is not intended to imply a relationship with, or endorsement or sponsorship of us by, any other companies, or a sponsorship or endorsement of any such other companies by us. Each trademark, trade name or service mark of any other company appearing in this prospectus is the property of its respective holder.

FORWARD-LOOKING STATEMENTS

This prospectus and any prospectus supplement contain forward-looking statements. These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for our business. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking.

These forward-looking statements are based on information available as of the date of this prospectus and our managements’ current expectations, forecasts and assumptions, and involve a number of judgments, known and unknown risks and uncertainties and other factors, many of which are outside the control of our control and our respective directors, officers and affiliates. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date. We do not undertake any obligation to update, add or to otherwise correct any forward-looking statements contained herein to reflect events or circumstances after the date they were made, whether as a result of new information, future events, inaccuracies that become apparent after the date hereof or otherwise, except as may be required under applicable securities laws.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. As a result of a number of known and unknown risks and uncertainties, actual results or performance may be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in “Risk Factors,” those discussed and identified in our public filings made with the SEC and the following:

•        the price of crypto assets and volume of transactions on Coincheck’s platform;

•        the development, utility and usage of crypto assets;

•        changes in economic conditions and consumer sentiment in Japan;

•        cyberattacks and security breaches on the Coincheck platform;

•        demand for any particular crypto asset;

•        adverse changes to or Coincheck’s failure to comply with any laws or regulations;

•        Coincheck’s ability to compete in a highly competitive industry;

•        Coincheck’s ability to introduce new products and services;

•        crypto assets’ status as a “security”;

•        the inability to maintain the listing of our Ordinary Shares on Nasdaq;

•        the ability to grow and manage growth profitably; and

•        other risks and uncertainties indicated in this prospectus, including those set forth under the section entitled “Risk Factors.”

Should one or more of these risks or uncertainties materialize or should any of the assumptions made by our management prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

The foregoing factors should not be construed as exhaustive and should be read together with the other cautionary statements included in this prospectus. All forward-looking statements included herein are expressly qualified in their entirety by the cautionary statements contained or referred to in this section as well as any other cautionary statements contained herein. Except to the extent required by applicable laws and regulations, we undertake no obligations to update these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events. In light of these risks and uncertainties, you should keep in mind that any event described in a forward-looking statement made in this prospectus or elsewhere might not occur.

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FREQUENTLY USED TERMS

The following terms used in this prospectus have the meanings indicated below:

Term	Description
Address	An alphanumeric reference to where crypto assets can be sent or stored.
Bitcoin (“BTC”)	The first system of global, decentralized, scarce, digital money as initially introduced in a white paper titled “Bitcoin: A Peer-to-Peer Electronic Cash System” by Satoshi Nakamoto.
Block	Synonymous with digital pages in a ledger. Blocks are added to an existing blockchain as transactions occur on the network. Miners are rewarded for “mining” a new block.
Blockchain

A cryptographically secure digital ledger that maintains a record of all transactions that occur on the network and follows a consensus protocol for confirming new blocks to be added to the blockchain.

Coincheck	Coincheck, Inc., a Japanese joint stock company (kabushiki kaisha).
Coincheck NFT Marketplace	Coincheck’s service that enables non-fungible tokens to be traded between users or purchased by users from Coincheck.
Coincheck Shareholders	Monex Group, Inc., Koichiro Wada and Yusuke Otsuka.
Cold storage/Cold wallet

The storage of private keys in any fashion that is disconnected from the internet in order to protect data from unauthorized access. Common cold storage examples include offline computers, USB drives or paper records.

Cover counterparties	Counterparties with which cover transactions are executed.
Cover transactions

Transactions executed by Coincheck on an external exchange or on Coincheck’s Exchange platform in order to hedge Coincheck’s own position arising from transactions in crypto assets with users of Coincheck’s Marketplace platform.

Crypto	A broad term for any cryptography-based market, system, application, or decentralized network.
Crypto asset (or “token”)

A digital asset built using blockchain technology, including cryptocurrencies and NFTs. Under Japan’s Payment Services Act, digital assets that constitute a “security token” (i.e., electronically recorded transferable rights (“ERTRs”) or electronically recorded transferable rights to be indicated on securities (“ERTRISs”) under Japan’s Financial Instruments and Exchange Act (“FIEA”)) are excluded from the definition of crypto assets. Accordingly, crypto assets consist only of digital assets that have been determined not to constitute ERTRs or ERTRISs.

Cryptocurrency

Bitcoin and alternative coins, or “altcoins,” launched after the success of Bitcoin. This category of crypto asset is designed to work as a medium of exchange, store of value, or to power applications and excludes security tokens.

Customers (or “users”)

Parties who hold accounts and utilize the services provided on crypto asset platforms. This definition, as used in the description of our business, generally does not include cover counterparties, and thus such definition differs from the definition of “customer” under IFRS 15.

Notwithstanding the foregoing, for purposes of Coincheck’s audited financial statements and unaudited interim financial statements included elsewhere in this prospectus, “customers” refers to customers that meet the definition of a customer under IFRS 15, including the parties described in the preceding paragraph as well as cover counterparties.

Term	Description
DeFi

Short for “Decentralized Finance,” referring to a peer-to-peer software-based network of protocols that can be used to facilitate traditional financial services like borrowing, lending, trading derivatives, insurance and more through smart contracts.

Ethereum (“ETH”)	A decentralized global computing platform that supports smart contract transactions and peer-to-peer applications, or “Ether,” the native crypto assets on the Ethereum network.
Exchange Act	The U.S. Securities Exchange Act of 1934, as amended.
Exchange platform	An exchange platform on which Coincheck mediates transactions between users selling and users purchasing cryptocurrency, and transacts to facilitate Coincheck’s cover transactions.
FEFTA

The Foreign Exchange and Foreign Trade Act of Japan (Act No. 228 of 1948). Under FEFTA, Japan’s Ministry of Finance and its ministries with jurisdiction over a target entity’s business review foreign direct investments and impose certain restrictions on such investments made by foreign investors.

Fork

A fundamental change to the software underlying a blockchain which results in two different blockchains, the original, and the new version. In some instances, the fork results in the creation of a new token.

Hot wallet	A wallet that is connected to the Internet, enabling it to broadcast transactions.
Initial Exchange Offering (“IEO”)/Initial Token Offering

A fundraising event where a crypto start-up raises money through a cryptocurrency exchange. An IEO is a type of Initial Token Offering where a company or project electronically issues utility tokens to procure funds, with a cryptocurrency exchange acting as the main party for screening the project and selling the issuer tokens. Interested supporters can buy tokens with fiat currency or cryptocurrency. The token may be exchangeable in the future for a new cryptocurrency to be launched by the project, or a discount or early rights to a product or service proposed to be offered by the project.

Japan Virtual and Crypto assets Exchange Association (the “JVCEA”)

The JVCEA is a self-regulatory organization for the Japanese cryptocurrency industry under the Payment Services Act, which is formally recognized by the Financial Services Agency of Japan (the “JFSA”). The JVCEA was established in 2018 after a hacking incident of NEM digital tokens occurred with an operational focus on the inspection of the security of domestic exchanges and the enforcement of stricter regulations. The members of the JVCEA consist of the 33 licensed class 1 Japanese virtual currency exchange service providers as of September 30, 2024.

Marketplace platform	As of September 30, 2024, Coincheck’s platform that supports 28 different types of cryptocurrencies and enables users to trade cryptocurrencies with Coincheck in yen or with other cryptocurrencies.
Marketplace platform business

Coincheck’s business is related to the marketplace platform, where Coincheck buys and sells crypto assets to users on the marketplace platform and executes cover transactions on an external exchange or Coincheck’s Exchange platform for the purpose of hedging Coincheck’s own position.

Miner

Individuals or entities who operate a computer or group of computers that add new transactions to blocks and verify blocks created by other miners. Miners collect transaction fees and are rewarded with new tokens for their service.

Mining	The process by which new blocks are created, and thus new transactions are added to the blockchain.
Monex	Monex Group, Inc., a Japanese joint stock company (kabushiki kaisha) listed on the Tokyo Stock Exchange.

Term	Description
Nasdaq	Nasdaq Global Market.
NEM (“XEM”)

NEM (abbreviated as “XEM” on exchange platforms) is a type of open-source cryptocurrency developed for the “New Economic Movement” network. NEM is a crypto asset with a strong community in Japan in particular, and the goal of NEM is to establish a new economic framework based on the principles of decentralization, economic freedom and equality rather than the existing frameworks managed by countries and governments.

Network	The collection of all miners that use computing power to maintain the ledger and add new blocks to the blockchain. Most networks are decentralized, which reduce the risk of a single point of failure.
Non-fungible token (“NFT”)	A unique and non-interchangeable unit of data stored on a blockchain which allows for a verified and public proof of ownership, first launched on the Ethereum blockchain.
Off-chain	A type of transaction that is not directly recorded on a blockchain.
On-chain	A type of transaction that is directly recorded as data on a blockchain.
Protocol	A type of algorithm or software that governs how a blockchain operates.
Public key or private key

Each public address has a corresponding public key and private key that are cryptographically generated. A private key allows the recipient to access any funds belonging to the address, similar to a bank account password. A public key helps validate transactions that are broadcasted to and from the address. Addresses are shortened versions of public keys, which are derived from private keys.

SEC	The U.S. Securities and Exchange Commission.
Securities Act	The U.S. Securities Act of 1933, as amended.
Security token

A security using encryption technology. This includes digital forms of traditional equity or fixed income securities, or may be assets deemed to be a security based on their characterization as an investment contract or note.

Smart contract	Software that digitally facilitates or enforces a rules-based agreement or terms between transacting parties.
Stablecoin

Crypto assets designed to minimize price volatility. A stablecoin is designed to track the price of an underlying asset such as fiat money or an exchange-traded commodity (such as precious metals or industrial metals). Stablecoins can be backed by fiat money or other crypto assets.

UI	Short for “user interface design,” referring to a human-first approach to product design that focuses on the effectiveness of products.
UX	Short for “user experience design,” referring to a human-first approach to product design that focuses on the aesthetic experience of products.
Wallet	A place to store public and private keys for crypto assets. Wallets are typically software, hardware or paper records.

PROSPECTUS SUMMARY

This summary highlights certain information about us, this offering and selected information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in the securities covered by this prospectus. You should read the following summary together with the more detailed information in this prospectus, any related prospectus supplement and any related free writing prospectus, including the information set forth in the section titled “Risk Factors” in this prospectus, any related prospectus supplement and any related free writing prospectus in their entirety before making an investment decision.

Overview

Headquartered in Tokyo, we operate one of the largest multi-cryptocurrency marketplaces and crypto asset exchanges in Japan and are regulated by the JFSA. We are a leader in the Japanese crypto exchange industry, providing Marketplace and Exchange platforms on which diverse cryptocurrencies, including Bitcoin and Ethereum, are held and exchanged, and offering other retail-focused crypto services. We are also increasing Japanese users’ access to innovative digital products and solutions beyond cryptocurrencies, such as non-fungible tokens (“NFTs”), and seek to enable Japanese users to access the benefits of emerging new technologies. We believe we are well positioned to benefit from increasing adoption of cryptocurrencies and other new technologies within the world’s fourth largest economy.

We estimate that 19.1% of cryptocurrency users in Japan have a verified Coincheck account, or approximately 2.1 million users as of September 30, 2024, based on data compiled by the JVCEA. We believe that our users choose us due to our trusted and recognized brand, robust product offering and strong customer service. Approximately 52% of these accounts are held by customers under 40 as of September 30, 2024, providing the opportunity for our business to grow alongside our customers as they reach their prime earning years. We believe that this, combined with our constant innovation and robust KYC/AML and compliance infrastructure, positions us to capitalize on the potential growth of the Japanese crypto economy.

We derive most of our total revenue from trading on our Marketplace platform business. We support trading in 30 different types of cryptocurrencies across all our Marketplace and Exchange platforms as of September 30, 2024, unchanged from June 30, 2024. We also continue to be an innovator in the Japanese crypto economy to ensure that Japanese customers and institutions have broad access to the latest technological developments. We conducted Japan’s first IEO during 2021 and have launched a marketplace for NFTs, which we expect to have synergies with our other businesses. Our smartphone application is our main point of contact with our customers, and we believe it provides a user friendly experience with sophisticated UI/UX. To maintain the quality of customer experience we offer, we continuously invest in flexible system and software development, and engineers accounted for 38.5% of our staff as of September 30, 2024.

We believe our combination with Thunder Bridge Capital Partners IV, Inc. (“Thunder Bridge”) will enable us to access international capital markets, which will help us to finance accelerated growth through increased customer acquisition, additional innovation in crypto asset solutions, and increased opportunities for customers and institutions to more deeply access the crypto economy. Under the Coincheck Group holding company structure, we will have the ability to establish independent subsidiaries focused on crypto asset-adjacent business opportunities. We will also have the ability to enhance hiring and retention via equity compensation incentives to further support our competitiveness in our target markets.

We have identified several growth opportunities that may be pursued organically or accelerated through M&A or partnerships, including:

•        continuing to grow our customer base and revenue to retain our leading market position, to build on our first-of-its-kind IEO launch and to expand supported crypto asset coverage;

•        accelerating our development of NFT platforms in Japan, including by partnering with content creators and gaming companies;

•        building new Web3 services supporting the Coincheck crypto asset ecosystem both organically and through mergers and acquisitions;

•        capturing nascent and growing institutional interest, capitalizing on our trusted brand name within Japan and in the overall global crypto economy;

•        continuing to explore new financial service businesses that would appeal to our young customer base, such as payments and commerce enablement; and

•        seeking to provide and explore additional on-ramp services between fiat and crypto assets, and various user applications.

As of March 31, 2022, 2023 and 2024 and September 30, 2024, our customer assets (IFRS) were ¥485 billion, ¥330 billion, ¥708 billion and ¥639 billion, respectively. Our marketplace trading volume was ¥568.4 billion, ¥157.1 billion, ¥234.6 billion and ¥128.1 billion during the years ended March 31, 2022, 2023 and 2024 and the six months ended September 30, 2024, respectively.

Our Mission

Our mission is to increase the accessibility of new forms of investing and commerce for our highly-engaged customer base. With Japan as our first and only current market, we believe that in achieving our mission we will also contribute to the revitalization of the Japanese economy. In pursuit of our mission, we will continue to create crypto asset solutions that enable our users to access and transact utilizing crypto assets and blockchain technologies. Since the launch of our crypto exchange in 2014, we have provided our young, highly-engaged retail customer base with the opportunity to become familiar with crypto assets by offering a service that is easy to use for anyone, regardless of financial or technological literacy.

Our History

After our establishment in 2012 as ResuPress K.K., we launched our crypto asset trading service, “Coincheck” in 2014 and subsequently changed our corporate name to Coincheck, Inc. in 2017.

In April 2018, we were acquired by Monex Group, Inc., or Monex, for ¥3.6 billion. At the time of the acquisition, we were implementing ongoing improvements to our security systems to strengthen customer protection and corporate governance through more fully developed risk management systems following a cybersecurity incident in January 2018 in which our NEM hot wallet was hacked and we lost 526.3 million NEM, or ¥46.6 billion, of customer funds. Although we compensated customers who were adversely affected by the cybersecurity incident, we were subject to lawsuits relating to the calculation of the compensation provided. Some of these lawsuits have been resolved by judgment or alternative dispute resolutions but as of September 30, 2024 there is one remaining lawsuit demanding approximately ¥5 million.

In part as a response to this cybersecurity incident, as well as similar hacking incidents that occurred at other cryptocurrency exchanges at around the same time, we joined with the 16 domestic cryptocurrency exchanges in operation in Japan as of March 2018, to form the JVCEA in order to strengthen rules in the industry to prevent future incidents. In October 2018, the JFSA granted the cryptocurrency industry in Japan self-regulatory status, giving the JVCEA the ability to establish standardized operating procedures, including the ability to set guidelines on the crypto assets that may be traded by exchange operators. The JFSA also authorized the JVCEA to monitor and penalize Japanese cryptocurrency exchanges for noncompliance.

After the consummation of the acquisition, Monex worked closely with the JFSA to further implement heightened security measures and better corporate governance. As part of these initiatives, Monex also engaged a financial cybersecurity consulting firm to conduct a holistic review of our processes and system architecture, allowing us to further improve the security of our cryptocurrency exchanges. Under Monex’s control, we also appointed four new directors and three corporate auditors, as well as seven executive officers. These appointments helped to strengthen the supervisory function of the Board of Directors and to improve the independence of auditing matters through the expertise of outside members, and the clarification of this separation of supervision and execution of business matters in order to reinforce our overall management control system. Additionally, we amended our Bylaws in order to transition to become a company that has an audit and supervisory board and created a new management strategy and plan to focus on strengthening our security and governance in order to ensure customer protection and rebuild customer trust. Furthermore, we improved management of segregated customer assets by monitoring such assets on an ongoing basis as well as discussing and reporting them monthly at compliance committee meetings attended by external law firms and full-time audit and supervisory board members.

We also improved our risk management policies pursuant to which our risk committee monitors on a monthly basis the state of development and operation of our risk management system as a whole, including by monitoring our financial risk by confirming our positions on a daily basis, monitoring our credit risk by verifying our positions held against a limit amount determined with respect to each cover counterparty, and monitoring our liquidity risk by confirming the supply of each crypto asset and the corresponding number of transactions on a daily basis since October 2018. We also reviewed our risk assessment criteria for crypto assets and amended and restated our criteria for handling crypto assets in February and March 2018, and of the 13 types of crypto assets that were handled prior to the cybersecurity incident, we stopped the handling of four types of crypto assets based on our revised criteria.

In January 2019, after these significant improvements to our risk management and governance systems, we received a license as a crypto asset exchange service provider from the JFSA and registered with the Kanto Financial Bureau under the Payment Services Act. We are also a member of the Japan Cryptoasset Business Association. We intend to continue to actively work with all of our regulators to improve the regulatory standards of crypto assets in Japan, and our Chairman, Representative Director & Executive Director, Satoshi Hasuo, currently serves as a director of the JVCEA. See “— Regulatory Environment.”

Business Combination

On December 10, 2024 (the “Closing Date”), Coincheck Group N.V., a Dutch public limited liability company (naamloze vennootschap) (“Coincheck Group” or “PubCo”), consummated the previously announced business combination pursuant to the Business Combination Agreement (the “Business Combination”), dated as of March 22, 2022, as amended from time to time (the “Business Combination Agreement” or “BCA”), by and among Thunder Bridge Capital Partners IV, Inc., a Delaware corporation (“Thunder Bridge”), Coincheck Group B.V., a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) (which was converted into a Dutch public limited liability company (naamloze vennootschap) and renamed Coincheck Group N.V. immediately prior to the Business Combination), M1 Co G.K., a Japanese limited liability company (godo kaisha) (“M1 GK”), Coincheck Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of PubCo (“Merger Sub”) and Coincheck, Inc., a Japanese joint stock company (kabushiki kaisha) (“Coincheck”). Pursuant to the terms set forth in the Business Combination Agreement, (i) PubCo issued ordinary shares in its share capital (the “Ordinary Shares”) to M1 GK and, pursuant to a share exchange, M1 GK, at that time a wholly owned subsidiary of PubCo, exchanged all of its shares of PubCo for all of the outstanding common shares of Coincheck (the “Share Exchange”), resulting in Coincheck becoming a direct wholly owned subsidiary of M1 GK and an indirect wholly owned subsidiary of PubCo. Immediately after giving effect to the Share Exchange, PubCo changed its legal form from a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) to a Dutch public limited liability company (naamloze vennootschap); (ii) Merger Sub merged with and into Thunder Bridge on the Closing Date, with Thunder Bridge continuing as the surviving corporation (the “Merger”); (iii) as a result of the Merger, each outstanding Thunder Bridge share sold as part of a unit in Thunder Bridge’s initial public offering (the “IPO” or “Thunder Bridge’s IPO”; each unit, a “Thunder Bridge Unit”; and each Thunder Bridge share, a “Thunder Bridge Public Share”), for the avoidance of doubt, not including any Thunder Bridge Shares held by TBCP IV, LLC, Thunder Bridge’s sponsor (the “Thunder Bridge Sponsor” or “Sponsor”), as of the date of the Business Combination Agreement (the “Sponsor Shares”), was exchanged for one Ordinary Share; (iv) as a result of the Merger, each Sponsor Share was exchanged for one Ordinary Share and (v) as a result of the Merger, each outstanding private warrant exercisable for Thunder Bridge shares (a “Thunder Bridge Private Warrant”) and each outstanding public warrant exercisable for Thunder Bridge shares sold as part of a unit in Thunder Bridge’s IPO (a “Thunder Bridge Public Warrant” and the Thunder Bridge Public Warrants together with the Private Warrants, the “Thunder Bridge Warrants”) became a warrant exercisable for such number of Ordinary Shares per Thunder Bridge Warrant that the holder thereof was entitled to acquire if such Thunder Bridge Warrant was exercised prior to the Business Combination (each such private and public warrant exercisable for Ordinary Shares, a “Private Warrant” and “Public Warrant,” respectively). At the consummation of the Business Combination (the “Closing”) on the Closing Date, the Sponsor forfeited and surrendered, and PubCo repurchased for no consideration, 2,365,278 Ordinary Shares.

The transaction was unanimously approved by Thunder Bridge’s Board of Directors and was approved at the special meeting of Thunder Bridge’s shareholders held on December 5, 2024, or the “Special Meeting.” Thunder Bridge’s shareholders also voted to approve all other proposals presented at the Special Meeting. As a result of the Business Combination, Thunder Bridge, M1 GK and Coincheck have become wholly owned subsidiaries of Coincheck Group. On December 11, 2024, Ordinary Shares and Public Warrants commenced trading on the Nasdaq Stock Market, or “Nasdaq,” under the symbols “CNCK” and “CNCKW,” respectively.

Our Strengths

•        We have a leading position in the Japanese retail market.

•        We have a young, highly-engaged customer base.

•        Our user-friendly platform and product offerings.

•        We have a fast-growing product portfolio which is underpinned by robust technology.

•        Trusted brand.

•        We have a robust and historically profitable financial model.

•        Strong and experienced management team to support continued growth.

Our Organizational Structure

The following diagram depicts a simplified organizational structure of Coincheck Group as of the date hereof.

Our Corporate Information

Coincheck Group B.V. was incorporated by Monex Group, Inc. (“Monex”) under the laws of the Netherlands as a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) in February 2022 for the purpose of effectuating the Business Combination and changed its legal form to a Dutch public limited liability company (naamloze vennootschap) and was renamed Coincheck Group N.V. immediately prior to the Business Combination. Thunder Bridge Capital Partners IV, Inc. was incorporated as a Delaware corporation on January 7, 2021 and, as a result of the Merger on December 10, 2024, was renamed Coincheck Merger Sub, Inc., a Delaware corporation. Coincheck Group N.V. has been the consolidating entity for purposes of Thunder Bridge’s financial statements since the consummation of the Business Combination on December 10, 2024.

Coincheck Group’s registered and principal executive office is Apollolaan 151, 1077 AR Amsterdam, the Netherlands. Coincheck Group’s principal website address is https://coincheckgroup.com/. Coincheck Group uses its website to distribute company information and makes available free of charge a variety of information for investors, including its filings with the SEC, as soon as reasonably practicable after electronically filing that material with, or furnishing it, to the SEC. The information that Coincheck Group posts on its website may be deemed material. Accordingly, investors should monitor Coincheck Group’s website, in addition to following its press releases, filings with the SEC, and public conference calls and webcasts. In addition, investors may opt in to automatically receive email alerts and other information about Coincheck Group when enrolling their email address by visiting the “Email Alerts” section of the Coincheck Group website. Coincheck Group does not incorporate the information contained on, or accessible through, Coincheck Group’s website or related social media channels into this prospectus, and you should not consider it a part of this prospectus. Additionally, the SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The SEC’s website is http://www.sec.gov.

Summary Risk Factors

Investing in our securities entails a high degree of risk as more fully described under “Risk Factors.” You should carefully consider such risks before deciding to invest in our securities. Below please find a summary of the principal risks we face, organized under relevant headings.

Risks Relating to Our Business and Industry

•        Our total revenue is substantially dependent on the prices of crypto assets and volume of transactions conducted on our Marketplace platform. If such prices or volumes decline, our business, operating results, and financial condition would be adversely affected, as well as our stock price.

•        Our operating results have and are expected to significantly fluctuate from period to period.

•        If the utility and usage of crypto assets, the development of which is difficult to predict, do not grow as we expect, our business, operating results, and financial condition could be adversely affected.

•        Changes in economic conditions and consumer sentiment in Japan could cause demand for our products and services to be lower than we anticipate.

•        Cyberattacks and security breaches of our cryptocurrency exchanges or NFT marketplace, or those impacting our customers or third parties, could adversely impact our brand and reputation and our business, operating results, and financial condition.

•        Due to our limited operating history, it may be difficult to evaluate our business and future prospects, and we may not be able to achieve or maintain profitability in any given period.

•        The majority of our revenue is from transactions in certain crypto assets, such as Bitcoin, Ethereum or other specific crypto assets. If demand for any particular crypto asset declines and is not replaced by new demand, our business, operating results, and financial condition could be adversely affected.

Risks Relating to Crypto Assets

•        Negative publicity associated with crypto asset platforms, including instances of potential fraud, the bankruptcy of industry participants and the violation of applicable legal and regulatory requirements, may cause existing and potential customers to lose confidence in crypto asset platforms.

•        Depositing and withdrawing crypto assets into and from our cryptocurrency exchanges involve risks, which could result in loss of customer assets, customer disputes and other liabilities, which could adversely impact our business.

•        A temporary or permanent blockchain “fork” to any supported crypto asset could adversely affect our business.

Risks Relating to Government Regulation and Privacy Matters

•        Global regulation of crypto assets or crypto asset platforms may develop in ways that limit the potential for growth in usage and acceptance of crypto assets.

•        We obtain and process a large amount of sensitive customer data. Any real or perceived improper use of, disclosure of, or access to such data could harm our reputation, as well as have an adverse effect on our business.

Risks Relating to Third Parties

•        Our current and future services are dependent on payment networks and acquiring processors, and any changes to their rules or practices could adversely impact our business.

•        We rely on third parties to perform certain key functions, and their failure to perform those functions could adversely affect our business, financial condition and results of operations.

•        Our success depends in part upon continued distribution through app stores and effective operation with mobile operating systems, networks, technologies, products, hardware and standards that we do not control.

Risks Relating to Intellectual Property

•        Our intellectual property rights are valuable, and any inability to protect them could adversely impact our business, operating results, and financial condition.

•        We may be subject to claims for alleged infringement of proprietary rights of third parties.

•        Our cryptocurrency exchanges and NFT marketplace contain third-party open source software components, and failure to comply with the terms of the underlying open source software licenses could harm our business.

Risks Relating to Coincheck’s Employees and Other Service Providers

•        The loss of one or more of our key personnel, or our failure to attract and retain other highly qualified personnel in the future, could adversely impact our business, operating results, and financial condition.

•        In the event of employee or service provider misconduct or error, our business may be adversely impacted.

General Risk Factors

•        Pandemics or disease outbreaks, such as the COVID-19 pandemic, have had and could in the future have an adverse effect on our business, operating results, and financial condition.

•        We may be adversely affected by natural disasters and other catastrophic events that could disrupt our business operations, and our business continuity and disaster recovery plans may not adequately protect us from a serious disaster.

Risks Relating to Our Securities

•        There can be no assurance that we will be able to comply with the continued listing standards of Nasdaq or any other exchange.

•        We may be required to take write-downs or write-offs, or we may be subject to restructuring, impairment or other charges that could have a significant negative effect on our financial condition, results of operations and the price of our securities, which could cause you to lose some or all of your investment.

Risks Relating to Tax Matters

•        The imposition of additional or higher taxes, whether resulting from a change of tax laws or a different interpretation or application of tax laws, could affect demand for our exchange services and/or may otherwise have a material adverse effect on our business, results from operations and/or financial condition.

•        If we cease to be a Dutch tax resident for the purposes of a tax treaty concluded by the Netherlands and in certain other events, we could potentially be subject to a proposed Dutch dividend withholding tax in respect of a deemed distribution up to our entire market value less paid-up capital insofar as it exceeds EUR 50 million.

Implications of Being a Foreign Private Issuer

We report under the Exchange Act as a non-U.S. company with foreign private issuer status. Under Rule 405 of the Securities Act, the determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter and, accordingly, the next determination will be made with respect to us on September 30, 2025. For so long as we qualify as a foreign private issuer, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

•        the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•        the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and imposing liability for insiders who profit from trades made within a short period of time;

•        the rules under the Exchange Act requiring the filing with the SEC of an annual report on Form 10-K (although we will file annual reports on a corresponding form for foreign private issuers), quarterly reports on Form 10-Q containing unaudited financial and other specified information (although we will furnish semi-annual reports on a current reporting form for foreign private issuers), or current reports on Form 8-K, upon the occurrence of specified significant events; and

•        Regulation Fair Disclosure or Regulation FD, which regulates selective disclosure of material non-public information by issuers.

Accordingly, there may be less publicly available information concerning our business than there would be if we were a U.S. public company. Additionally, certain accommodations in the Nasdaq corporate governance standards allow foreign private issuers, such as us, to follow “home country” corporate governance practices in lieu of the otherwise applicable corporate governance standards. As described in more detail under “Description of Securities — Share Capital — Issuance of shares,” to the extent we rely on such requirements under Dutch law with respect to issuance of shares, our practice varies from the requirements of the corporate governance standards of Nasdaq, which generally requires an issuer to obtain shareholder approval for the issuance of securities in connection with such events. While we do not currently intend to rely on any other home country accommodations, for so long as we qualify as a foreign private issuer, we may take advantage of them.

Implications of Being a Controlled Company

Monex continues to hold more than a majority of the voting power of our Ordinary Shares eligible to vote in the election of our directors. As a result, we are a “controlled company” within the meaning of the Nasdaq corporate governance standards (the “corporate governance standards”). Under the corporate governance standards, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company.”

As a “controlled company,” we may elect not to comply with certain corporate governance standards, including the requirements (1) that a majority of our Board consist of independent directors, (2) that our Board have a compensation committee that is comprised entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities and (3) that our Board have a nominating and corporate governance committee that is comprised entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities. Although we are not relying on the exemptions from these corporate governance requirements, if we do rely on such exemptions in the future, you will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of Nasdaq. In the event that we cease to be a “controlled company” and our Ordinary Shares continue to be listed on Nasdaq, we will be required to comply with the corporate governance standards within the applicable transition periods or rely on an alternate exemption including those available to a foreign private issuer.

THE OFFERING

The summary below describes the principal terms of the offering. The “Description of Share Capital” section of this prospectus contains a more detailed description of our Ordinary Shares and Warrants.

Issuer	Coincheck Group N.V.
Ordinary Shares being offered by us	Up to 4,860,148 Ordinary Shares issuable upon the exercise of 4,860,148 Warrants
Ordinary Shares being registered for resale by the Selling Securityholders	Up to 126,783,590 Ordinary Shares, up to 129,611 Ordinary Shares issuable upon the exercise of 129,611 Private Warrants
Warrants being registered for resale by the Selling Securityholders	Up to 129,611 Private Warrants
Terms of the Offering

The Selling Securityholders will determine when (subject to compliance with the contractual lock-up restrictions that apply to certain Selling Securityholders) and how they will dispose of any Ordinary Shares and Warrants registered under this prospectus for resale. The Selling Securityholders may offer, sell or distribute all or a portion of the securities registered hereby publicly or through private transactions at prevailing market prices or at negotiated prices. See “Plan of Distribution.”

Warrants issued and outstanding

4,730,537 Public Warrants outstanding, which each entitle the holder to purchase one Ordinary Share at an exercise price of $11.50 per share. The Public Warrants are exercisable on the later of January 9, 2025, which is 30 days after the completion of the Business Combination, and the date that the issuance of the underlying ordinary shares is registered hereby. The Public Warrants will terminate at 5:00 p.m., Eastern Time on the earlier to occur of: (i) the date that is five (5) years after the date on which the Business Combination is completed, (ii) the liquidation of Coincheck Group, or (iii) the redemption date as provided in the warrant agreement dated June 29, 2021 by and between Thunder Bridge and Continental Stock Transfer & Trust Company, as warrant agent (as amended by the Warrant Assumption and Amendment Agreement, dated December 10, 2024, by and among Thunder Bridge Capital Partners IV, Inc., Coincheck Group N.V. and Continental Stock Transfer & Trust Company).

129,611 Private Warrants held by the Thunder Bridge Sponsor, which are identical to the Public Warrants in all material respects, except that so long as the Private Warrants are held by the Thunder Bridge Sponsor or its permitted transferees, the Private Warrants (and the Ordinary Shares issuable upon exercise of these warrants) may not be transferred, assigned or sold until March 10, 2025 subject to certain limited exceptions. Additionally, the Private Warrants may be exercised by the holders on a cashless basis and will not be redeemable (subject to certain limited exceptions), so long as they are held by the Thunder Bridge Sponsor or its permitted transferees. If the Private Warrants are held by someone other than the Thunder Bridge Sponsor or its permitted transferees, such warrants will be redeemable and exercisable by such holders on the same basis as the Public Warrants.

Use of Proceeds

All of the securities offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any proceeds from the sale by the Selling Securityholders of the securities being registered hereunder.

With respect to the Ordinary Shares underlying the Warrants, we will not receive any proceeds from such shares except with respect to amounts received by us upon exercise of such Warrants to the extent such Warrants are exercised for cash. Assuming the exercise of all outstanding Warrants for cash, we would receive aggregate proceeds of approximately $55.9 million. However, whether warrantholders will exercise their Warrants, and therefore the amount of cash proceeds we would receive upon exercise, is dependent upon the trading price of the Ordinary Shares. Each Warrant will become exercisable for one Ordinary Share at an exercise price of $11.50. Therefore, if and when the trading price of the Ordinary Shares is less than $11.50, we expect that warrantholders would not exercise their Warrants. The Warrants may not be or remain in the money during the period they are exercisable and prior to their expiration and, therefore, it is possible that the Warrants may not be exercised prior to their maturity, even if they are in the money, and as such, may expire worthless with minimal proceeds received by us, if any, from the exercise of Warrants. To the extent that any of the Warrants are exercised on a “cashless basis,” we will not receive any proceeds upon such exercise. As a result, we do not expect to rely on the cash exercise of Warrants to fund our operations. Instead, we intend to rely on other sources of cash discussed elsewhere in this prospectus to continue to fund our operations. See “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

Liquidity

The Ordinary Shares being offered for resale by the Selling Securityholders pursuant to this prospectus represent approximately 91.7% of our total issued and outstanding Ordinary Shares on a fully diluted basis (assuming and after giving effect to the issuance of Ordinary Shares upon exercise of all outstanding Warrants). Once the registration statement that includes this prospectus is effective and during such time as it remains effective, the Selling Securityholders will be permitted (subject to compliance with the contractual lock-up restrictions that apply to certain Selling Securityholders, as described under “Shares Eligible for Future Sale”) to sell the shares registered hereby. The resale, or anticipated or potential resale, of a substantial number of shares of our Ordinary Shares may have a material negative impact on the market price of our Ordinary Shares and could make it more difficult for our shareholders to sell their Ordinary Shares at such times and at such prices as they deem desirable.

Dividend policy

We have not paid any cash dividends on our Ordinary Shares to date and have no current plans to pay cash dividends on Ordinary Shares for the foreseeable future. The payment of cash dividends in the future will be dependent upon our revenue and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends will be within the discretion of our Board at such time. Our ability to declare dividends may also be limited by restrictive covenants pursuant to any debt financing agreements. See “Material Dutch Tax Considerations of Acquiring, Owning or Disposing of Ordinary Shares or Warrants — Withholding Tax” beginning on page 174 of this prospectus for a summary of the Dutch dividend withholding tax regime applicable to dividends distributed by us.

Market for our Ordinary Shares and Warrants

Ordinary Shares and Public Warrants are listed on Nasdaq under the symbols “CNCK” and “CNCKW,” respectively. Holders of Ordinary Shares and Public Warrants should obtain current market quotations for their securities. On January 23, 2025, the closing prices of our Ordinary Shares and Warrants were $9.56 per share and $1.80 per warrant, respectively.

Lock-up restrictions	Certain Ordinary Shares are subject to certain lock-up restrictions. See “Shares Eligible for Future Sale — Lock-Up Agreements.”
Risk factors	Prospective investors should carefully consider the “Risk Factors” for a discussion of certain factors that should be considered before buying the securities offered hereby.

RISK FACTORS

You should carefully consider the risks described below before making an investment decision. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition or results of operations could be materially and adversely affected by any of these risks. The trading price and value of our Ordinary Shares and Warrants could decline due to any of these risks, and you may lose all or part of your investment. This prospectus and any prospectus supplement or related free writing prospectus also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus and any prospectus supplement or related free writing prospectus.

Unless the context requires otherwise, references to “we,” “us,” “our,” or “Coincheck” in this section are to the business and operations of Coincheck, Inc.    prior to the Business Combination and the business and operations of our company as directly or indirectly affected by Coincheck, Inc. by virtue of our ownership of the business of Coincheck, Inc. through our ownership of the surviving corporation following the Business Combination.

Risks Relating to Our Business and Industry

Our total revenue is substantially dependent on the prices of crypto assets and volume of transactions conducted on our Marketplace platform. If such prices or volumes decline, our business, operating results, and financial condition would be adversely affected, as well as our stock price.

In the years ended March 31, 2022, 2023 and 2024 and in the six months ended September 30, 2024, 99.6%, 98.9%, 99.6% and 99.4%, respectively, of our total revenue consisted of transaction revenue generated from trades of customers and cover counterparties on our Marketplace platform business. Any declines in the volume of crypto asset transactions by retail investors in Japan, the price of crypto assets we support, or market liquidity for crypto assets generally may result in lower revenue to us. Additionally, a decline in the number of our monthly users may negatively impact our volume of transactions. For example, we have recorded a decline in monthly users since March 31, 2022 as a result, in part, of volatile market conditions, which may adversely affect our financial condition. Furthermore, as a result of our total revenue being substantially dependent on the volume of crypto asset transactions by retail investors in Japan, the price of crypto assets we support, or market liquidity for crypto assets generally, any declines in prices or volumes or prolonged volatility in these markets can have a significant impact on our stock price. In particular, as a result of ongoing volatility in the prices and volumes of crypto assets, we could experience depreciation in our stock price and it remains uncertain how future volatility would affect our stock price. However, any such future stock price volatility could negatively impact our public market perception and our ability to raise any equity financing in the future.

The price of crypto assets and associated demand for trading crypto assets have historically been subject to significant volatility. For instance, in 2017, the value of certain crypto assets, including Bitcoin, experienced steep increases in value, and our customer base in Japan expanded. The increase in value of Bitcoin from 2016 to 2017 was followed by a steep decline in 2018, which negatively affected our business and operating results. Bitcoin again increased in value from the end of 2020 and during 2021 after recovering from lows in March 2020. Between November 2021 and March 2022, however, the value of Bitcoin decreased significantly, contributing to a declining trend quarter on quarter for trading volume on our Marketplace platform and our transaction revenue during the year ended March 31, 2022. Declines in the prices of Bitcoin and other crypto assets supported on our Marketplace platform continued during the year ended March 31, 2023 and, as a result, our total revenue declined further in the year ended March 31, 2023. The value of Bitcoin and many other crypto assets decreased significantly during 2022, including declines seen in November 2022 following the Chapter 11 bankruptcy filing of FTX, a Bahamas-based cryptocurrency exchange, and allegations of fraud and mismanagement of funds against its founder and former CEO. On June 5, 2023, the SEC filed a civil complaint in the U.S. District Court for the District of Columbia against Binance and other related entities, as well as Changpeng Zhao, Binance’s co-founder and CEO. The complaint consists of thirteen charges, including misleading investors and operating as an unregistered securities exchange, broker and clearing agency in violation of U.S. securities laws. Furthermore, on June 6, 2023, the SEC filed a complaint in the U.S. District Court for the Southern District of New York against Coinbase for operating as an unregistered securities exchange, broker and clearing agency, and for the unregistered offer and sale of securities in connection with its staking-as-a-service program. On November 2, 2023, Sam Bankman-Fried, the founder of

FTX, was found guilty of all seven criminal counts of fraud against him, and on November 21, 2023, Binance and Changpeng Zhao, the co-founder and CEO of Binance, pled guilty to federal criminal charges that Binance violated and caused a financial institution to violate the Bank Secrecy Act, with Binance entering into a $4.3 billion settlement with the U.S. Justice Department in addition to the confiscation of certain assets and Changpeng Zhao stepping down as CEO and accepting an individual fine of $50 million. On May 31, 2024, Japanese crypto exchange operator DMM Bitcoin announced that it had lost 4,502.9 Bitcoin (approximately ¥48.2 billion) of customer assets held in cold wallets as a result of a hacking incident in which such assets were transmitted outside of the company through an “unauthorized leak.”

On June 27, 2024, Coinbase filed lawsuits against both the SEC and the FDIC in order to shed light on their approaches to regulation in the industry and gain access to internal records to uncover alleged efforts by the financial regulators to pressure financial institutions to deny crypto firms access to the federal banking system. On July 1, 2024, the SEC filed suit against Silvergate, the parent company of a bank which allegedly helped to facilitate fraud at FTX before its collapse, former CEO Alan Lane and former Chief Risk Officer Kathleen Fraher, claiming that they misled investors regarding the strength of Silvergate’s Bank Secrecy Act/Anti-Money Laundering compliance program and the monitoring of crypto customers, including FTX, by Silvergate’s wholly owned subsidiary, Silvergate Bank. The SEC also charged Silvergate and its former Chief Financial Officer, Antonio Martino, with misleading investors about Silvergate’s losses from expected securities sales following the collapse of FTX. All parties charged, with the exception of Antonio Martino, have agreed to settle with the SEC. On July 2, 2024, in relation to the civil complaint filed by the SEC against Binance and other related entities, a U.S. federal court dismissed several claims, including that Binance’s fiat-backed stablecoin, BUSD, qualifies as an investment contract, although certain other claims by the SEC were allowed to proceed.

On August 7, 2024, Ripple Labs was fined $125 million in relation to the complaint initially filed by the SEC in December 2020 with respect to the institutional sales of the XRP token, which a Manhattan court judge ruled were unregistered securities offerings; the SEC has since filed an appeal. On September 24, 2024, the SEC spoke before the United States Congress to address concerns surrounding the impediment of financial innovation and reduction of consumer protections related to the SEC’s new rules on digital asset custody under SAB 121. On September 27, 2024, the SEC gave “no-objection” to the Bank of New York Mellon’s request to safeguard digital assets without needing to list them as balance sheet liabilities, as is currently required under SAB 121, and which many financial institutions view as restrictive, and as a result could lead to an increase in the number of financial institutions able to target institutional clients wanting to invest in digital assets through ETFs. On September 27, 2024, the SEC also filed settled charges against Mango DAO and Blockworks Foundation for engaging in the unregistered offer and sale of crypto assets called “MNGO” tokens, as well as settled charges against Blockworks Foundation and Mango Labs LLC for engaging in unregistered broker activity in connection with various crypto assets being offered and sold as securities on the Mango Market platform.

These events have created heightened uncertainty about the outlook for markets for crypto assets. Furthermore, as a result of ongoing volatility in the markets for crypto assets, we may also experience increased losses or impairments on our investments or other assets in the future. Although, in the year ended March 31, 2023, trading volume and our transaction revenue significantly declined as compared to the prior year, and we recorded a net loss of ¥559 million for the year, in the year ended March 31, 2024, in part due to recovery in the markets for crypto assets, trading volume and our transaction revenue increased, and we recorded a net profit of ¥1,967 million for the year. Also due to market recovery, we recorded a net profit of ¥452 million for the six months ended September 30, 2024, compared to a net loss of ¥382 million for the six months ended September 30, 2023. Similarly, sharp declines in the prices of many crypto assets, including Bitcoin and Ethereum, during the year ended March 31, 2023 resulted in a decline in our customer assets (IFRS) from ¥485 billion as of March 31, 2022 to ¥330 billion as of March 31, 2023. However, increases in the prices of crypto assets such as Bitcoin during the year ended March 31, 2024 resulted in an increase in our customer assets (IFRS) to ¥708 billion as of March 31, 2024. As of September 30, 2024, our customer assets (IFRS) was ¥639 billion.

The price and trading volume of any crypto asset is subject to significant uncertainty and volatility, depending on a number of factors, including:

•        market conditions of, and overall sentiment towards, crypto assets;

•        changes in liquidity, market-making volume and trading activities;

•        trading activities on other crypto platforms worldwide, many of which may be unregulated, and may be subject to manipulative activities;

•        investment and trading activities of highly active retail and institutional users, speculators and miners;

•        the speed and rate at which crypto assets are able to gain adoption as a medium of exchange, utility, store of value, consumptive asset, or usage worldwide, if at all;

•        decreased user and investor confidence in crypto assets and crypto platforms;

•        negative publicity and events relating to crypto assets including due to bankruptcies, fraud or allegations of fraud, failures of management and hacks;

•        unpredictable social media coverage or “trending” of, or other rumors and market speculation regarding crypto assets; retail customer preferences and perceived value of crypto assets and crypto asset markets;

•        increased competition from other payment services or other crypto assets that exhibit better speed, security, scalability, or other characteristics;

•        regulatory or legislative changes and updates affecting the use and regulation of crypto assets, both in Japan and globally;

•        the maintenance, troubleshooting, and development of the blockchain networks underlying crypto assets, including by miners, validators, and developers worldwide;

•        the ability for crypto networks to attract and retain miners or validators to secure and confirm transactions accurately and efficiently;

•        ongoing technological viability and security of crypto assets and their associated smart contracts, applications and networks, including vulnerabilities against hacks and scalability;

•        fees and speed associated with processing crypto asset transactions, including on the underlying blockchain networks and on cryptocurrency exchanges;

•        financial strength of market participants;

•        interruptions in service from or failures of major crypto platforms;

•        availability and cost of funding and capital;

•        liquidity of major crypto platforms;

•        availability of an active derivatives market for various crypto assets;

•        availability of banking and payment services to support crypto-related projects; and

•        national and international economic and political conditions, such as rising global interest rates and Russia’s invasion of Ukraine.

There is no assurance that any crypto asset that is supported on our cryptocurrency exchanges will maintain its value or that there will be meaningful levels of trading activity of such asset. In particular, we are dependent on Japanese retail customers who account for nearly all of the trading volume on our Marketplace platform. Accordingly, we are particularly vulnerable to any changes in sentiment relating to crypto assets from retail investors in Japan, whether due to the above or other factors. In the event that such changes in sentiment drive down the price of crypto assets or the demand for trading crypto assets, our business, operating results and financial condition would be adversely affected.

Our operating results have and are expected to significantly fluctuate from period to period.

Our operating results are heavily dependent on the level of trading of crypto assets on our Marketplace platform. Due to the highly volatile nature of the prices of crypto assets, our operating results have, and are expected to continue to, fluctuate significantly between periods in accordance with market sentiments and movements in such prices. As a result, period-to-period comparisons of our operating results might not be meaningful, and our past results of operations should not be relied on as indicators of future performance. Our operating results will continue to fluctuate significantly as a result of a variety of factors, many of which are unpredictable and in certain instances are outside of our control, including:

•        our revenue is dependent on crypto asset trading activity by our customers, including trading volume and the prevailing trading prices for crypto assets, whose trading prices and volume are highly volatile;

•        our ability to attract, maintain, and grow our customer base and engage our customers;

•        our ability to diversify and grow our non-transaction revenue;

•        pricing for our products and services;

•        investments we make in the development of products and services as well as our investment in sales and marketing;

•        addition and removal of crypto assets on our cryptocurrency exchanges or NFT marketplace;

•        adverse legal proceedings or regulatory enforcement actions, judgments, settlements, or other legal proceeding and enforcement-related costs;

•        regulatory changes that impact our ability to offer certain products or services;

•        the development and introduction of existing and new products and services by us or our competitors;

•        system failure or outages, including with respect to our crypto platforms or other third-party crypto networks;

•        breaches of security or privacy;

•        inaccessibility of our cryptocurrency exchanges or NFT marketplace due to our or third-party actions;

•        our ability to attract and retain talent; and

•        our ability to compete with our competitors.

If the utility and usage of crypto assets, the development of which is difficult to predict, do not grow as we expect, our business, operating results, and financial condition could be adversely affected.

Crypto assets built on blockchain technology were first introduced in 2008 and remain in the early stages of development. In addition, different crypto assets are designed for different purposes. Bitcoin, for instance, was designed to serve as a peer-to-peer electronic cash system, while Ethereum was designed to be a smart contract and decentralized application platform. The further growth and development of particular crypto assets and their underlying networks and other cryptographic and algorithmic protocols governing the creation, transfer, and usage of crypto assets are subject to a variety of factors that are difficult to evaluate, including:

•        many crypto networks have limited operating histories, have not been validated in production, and are still in the process of developing and making significant decisions that will affect the design, supply, issuance, functionality, and governance of their respective crypto assets and underlying blockchain networks, any of which could adversely affect their respective crypto assets;

•        many crypto networks are in the process of implementing software upgrades and other changes to their protocols, which could introduce bugs, security risks, or adversely affect the respective crypto networks;

•        several large networks, including Bitcoin and Ethereum, are developing new features to address fundamental speed, scalability, and energy usage issues. If these issues are not successfully addressed, or if proposed solutions are unable to receive widespread adoption, it could adversely affect the underlying crypto assets;

•        security issues, bugs, and software errors have been identified with many crypto assets and their underlying blockchain networks, some of which have been exploited by malicious actors. There are also inherent security weaknesses in some crypto assets, such as when creators of certain crypto networks use procedures that could allow hackers to counterfeit tokens. Any weaknesses identified with a crypto asset could adversely affect its price, security, liquidity, and adoption. If a malicious actor or botnet (a volunteer or hacked collection of computers controlled by networked software coordinating the actions of the computers) obtains a majority of the compute or staking power on a crypto network, as has happened in the past, it may be able to manipulate transactions, which could cause financial losses to holders, damage the network’s reputation and security, and adversely affect its value;

•        the development of new technologies for mining, such as improved application-specific integrated circuits (commonly referred to as ASICs), or changes in industry patterns, such as the consolidation of mining power in a small number of large mining farms, could reduce the security of blockchain networks, lead to increased liquid supply of crypto assets, and reduce a particular crypto asset’s price and attractiveness;

•        if rewards and transaction fees for miners or validators on any particular crypto network are not sufficiently high to attract and retain miners, a crypto network’s security and speed may be adversely affected, increasing the likelihood of a malicious attack;

•        many crypto assets have concentrated ownership or an “admin key,” allowing a small group of holders to have significant unilateral control and influence over key decisions relating to their crypto networks, such as governance decisions and protocol changes, as well as the market price of such crypto assets;

•        the governance of many decentralized blockchain networks is by voluntary consensus and open competition, and many developers are not directly compensated for their contributions. As a result, there may be a lack of consensus or clarity on the governance of any particular crypto network, a lack of incentives for developers to maintain or develop the network, and other unforeseen issues, any of which could result in unexpected or undesirable errors, bugs, or changes, or stymie such network’s utility and ability to respond to challenges and grow; and

•        many crypto networks are in the early stages of developing partnerships and collaborations, all of which may not succeed and adversely affect the usability and adoption of the respective crypto assets.

Various other technical issues have also been uncovered from time to time that resulted in disabled functionalities, exposure of certain users’ personal information, theft of users’ assets, and other negative consequences, and which required resolution with the attention and efforts of their global miner, user, and development communities. If any such risks or other risks materialize, and in particular if they are not resolved, the development and growth of crypto may be significantly affected and, as a result, our business, operating results, and financial condition could be adversely affected.

Changes in economic conditions and consumer sentiment in Japan could cause demand for our products and services to be lower than we anticipate.

We currently derive all of our total revenue from operations in Japan, and accordingly, our performance is subject to general economic conditions in Japan and their impact on our base of primarily retail customers. Japan has experienced downturns in which economic activity declined resulting in lower consumption rates, restricted credit, reduced profitability, weaknesses in financial markets, bankruptcies and overall uncertainty with respect to the economy. Furthermore, the outlook of the Japanese economy remains uncertain. In particular, the Bank of Japan has implemented quantitative and qualitative monetary easing measures to overcome deflation. However, it is unclear whether and to what extent these measures will succeed in ending deflation, increasing consumption and investment, reducing the government deficit and achieving economic growth in the long term. In addition, an aging demographic, a declining birth rate, the overall decline of its population (including the working-age population), political tensions between Japan and some of its neighboring countries, and currency fluctuations are additional factors that add to the uncertainty surrounding the future of the Japanese economy. The impact of economic conditions in Japan on the trading of crypto assets is highly uncertain and dependent on a variety of factors, including market adoption, global trends, central bank monetary policies, and other events beyond our control. To the extent that general economic conditions in Japan materially deteriorate, our ability to attract and retain customers may suffer. While we have seen long-term increases in trading of crypto assets by Japanese retail investors, there can be no assurance that consumer sentiment towards crypto assets and crypto exchange platforms will not worsen in the future. Whether due to security concerns or due to the other significant risks and volatility associated with investment in crypto assets, a lack of growth in or a drop in demand for trading of crypto assets by Japanese retail investors would adversely affect our growth prospects and results of operations.

Cyberattacks and security breaches of our cryptocurrency exchanges or NFT marketplace, or those impacting our customers or third parties, could adversely impact our brand and reputation and our business, operating results, and financial condition.

Our business involves the collection, storage, processing, and transmission of confidential information, customer, employee, service provider, and other personal data, as well as information required to access customer assets. We have built our reputation on the premise that our cryptocurrency exchanges and NFT marketplace offer customers a secure way to purchase, store, and transact in crypto assets. As a result, any actual or perceived security breach of systems or those of our third-party partners may:

•        harm our reputation and brand;

•        result in our systems or services being unavailable and interrupt our operations;

•        result in improper disclosure of data and violations of applicable privacy and other laws;

•        result in significant regulatory scrutiny, investigations, fines, penalties, and other legal, regulatory, and financial exposure;

•        cause us to incur significant remediation costs;

•        lead to theft or irretrievable loss of our or our customers’ fiat currencies or crypto assets;

•        reduce customer confidence in, or decreased use of, our products and services;

•        divert the attention of management from the operation of our business;

•        result in significant compensation or contractual penalties from us to our customers or third parties as a result of losses to them or claims by them; and

•        adversely affect our business and operating results.

Further, any actual or perceived breach or cybersecurity attack directed at other financial institutions or other companies in the crypto industry, whether or not we are directly impacted, could lead to a general loss of customer confidence in the crypto assets, crypto exchanges or in the use of technology to conduct financial transactions, which could negatively impact us, including the market perception of the effectiveness of our security measures and technology infrastructure.

Attacks upon systems across a variety of industries, including the crypto industry, are increasing in their frequency, persistence, and sophistication, and, in many cases, are being conducted by sophisticated, well-funded, and organized groups and individuals, including state actors. The techniques used to obtain unauthorized, improper, or illegal access to systems and information (including customers’ personal data and crypto assets), disable or degrade services, or sabotage systems are constantly evolving, may be difficult to detect quickly, and often are not recognized or detected until after they have been launched against a target. These attacks may occur on our systems or those of our third-party service providers or partners. Certain types of cyberattacks could harm us even if our systems are left undisturbed. For example, attacks may be designed to deceive employees and service providers into releasing control of our systems to a hacker, while others may aim to introduce computer viruses or malware into our systems with a view to stealing confidential or proprietary data. Additionally, certain threats are designed to remain dormant or undetectable until launched against a target and we may not be able to implement adequate preventative measures.

Although we have developed systems and processes designed to protect the data we manage, prevent data loss and other security breaches, effectively respond to known and potential risks, and expect to continue to expend significant resources to bolster these protections, there can be no assurance that these security measures will provide absolute security or prevent breaches or attacks. We have experienced from time to time, and may experience in the future, breaches of our security measures due to human error, malfeasance, insider threats, system errors or vulnerabilities, or other irregularities. For example, in January 2018, we were ordered by the JFSA to improve our business operations due to a case in which approximately 526.3 million of the NEM crypto asset, or ¥46.6 billion, was illegally transferred, and which resulted in the suspension of withdrawals by our customers. See “Business — Our History.”

Unauthorized parties have attempted, and we expect that they will continue to attempt, to gain access to our systems and facilities, as well as those of our customers, partners, and third-party service providers, through various means, including hacking, social engineering, phishing, and attempting to fraudulently induce individuals into disclosing usernames, passwords, payment card information, or other sensitive information, which may in turn be used to access our information technology systems and customers’ crypto assets. Threats can come from a variety of sources, including criminal hackers, hacktivists, state-sponsored intrusions, industrial espionage, and insiders. Certain threat actors may be supported by significant financial and technological resources, making them even more sophisticated and difficult to detect. As a result, our costs and the resources we devote to protecting against these advanced threats and their consequences may continue to increase over time. Outages and disruptions of our cryptocurrency exchanges or NFT marketplace, including any caused by cyberattacks, may harm our reputation and our business, operating results, and financial condition.

On January 14, 2025, government agencies of the United States, Japan and the Republic of Korea issued a joint statement highlighting a recent pattern of malicious cyber activity by affiliates of the Democratic People’s Republic of Korea (“DPRK”) targeting the blockchain technology industry. The joint statement attributes over $300 million in losses in 2024 to DPRK-affiliated cybercrime campaigns targeting cryptocurrency exchanges, digital asset custodians and individual users through well-disguised social engineering attacks. Such organized cybercrime operations pose a heightened risk to our operations and digital infrastructure, and our reputation as a secure trading platform may be jeopardized in the event of such an attempted or a successful cyberattack. Additionally, the continued success of DPRK-affiliated cyberattacks on our competitors’ platforms may negatively affect public perception of industry security and harm our ability to attract new users and customers.

Due to our limited operating history, it may be difficult to evaluate our business and future prospects, and we may not be able to achieve or maintain profitability in any given period.

We began operations in 2012 and publicly launched our crypto asset trading service in 2014. As a result, our revenue has significantly grown since our formation, but there is no assurance that this growth rate will continue in future periods and you should not rely on the revenue growth of any given prior quarterly or annual period as an indication of our future performance. Our limited operating history and the volatile nature of our business make it difficult to evaluate our current business and our future prospects. For example, our operating history has coincided with an extended period of general growth in the value of crypto assets as a whole. We have also encountered, and will continue to encounter, risks and difficulties frequently experienced by growing companies in rapidly changing and heavily regulated industries, including achieving market acceptance of our products and services, attracting and retaining customers, complying with laws and regulations that are subject to evolving interpretations and application, and increasing competition and expenses as we expand our business. We cannot be sure that we will be successful in addressing these and other challenges we may face, and our business may be adversely affected if we do not manage these risks successfully.

The majority of our revenue is from transactions in certain crypto assets, such as Bitcoin, Ethereum or other specific crypto assets. If demand for any particular crypto asset declines and is not replaced by new demand, our business, operating results, and financial condition could be adversely affected.

Across our Marketplace and Exchange platforms we support 30 types of cryptocurrencies for trading and custody as of September 30, 2024, unchanged from June 30, 2024. Because we only support trading in cryptocurrencies that have been approved for trading by crypto asset exchange operators in Japan under the guidelines of the JVCEA, we support fewer types of crypto assets than some exchange operators in other jurisdictions. For the fiscal year ended March 31, 2024 and the six months ended September 30, 2024, we derived the majority of our revenue from transaction revenue generated in connection with the buying, selling, and trading of Bitcoin, Ethereum and other specific crypto assets. Depending on broader trends within the crypto asset market, our total revenue may be concentrated into certain specific assets at various times in the future. As a result, in addition to the factors impacting the broader crypto markets described in this section, our business may also be adversely affected if the markets for Bitcoin, Ethereum or any particular crypto asset deteriorate or if their prices decline, including as a result of the following factors:

•        the reduction in mining rewards of Bitcoin, including block reward halving events, which are events that occur after a specific period of time which reduces the block reward earned by miners;

•        changes in the nature or regulation of Ethereum following its migration to a proof-of-stake model;

•        disruptions, hacks, splits in the underlying network also known as “forks,” attacks by malicious actors who control a significant portion of the networks’ hash rate such as double spend or 51% attacks, or other similar incidents affecting the Bitcoin or Ethereum blockchain networks;

•        hard “forks” resulting in the creation of and divergence into multiple separate networks, such as Bitcoin Cash and Ethereum Classic;

•        the ability for blockchain networks to resolve significant scaling challenges and increase the volume and speed of transactions;

•        transaction congestion and fees associated with processing transactions on the Bitcoin, Ethereum or other networks;

•        informal governance led by the core developers of Bitcoin, Ethereum or other crypto assets that lead to revisions to the underlying source code or inactions that prevent network scaling, and which evolve over time largely based on self-determined participation, which may result in new changes or updates that affect their speed, security, usability, or value;

•        the ability to attract and retain developers and users to use a specific crypto asset for payment, store of value, unit of accounting, and other intended uses;

•        the identification of Satoshi Nakamoto, the pseudonymous person or persons who developed Bitcoin, or the transfer of Satoshi’s Bitcoin;

•        negative perception of Bitcoin, Ethereum or a specific crypto asset;

•        development in mathematics, technology, including in digital computing, algebraic geometry, and quantum computing that could result in the cryptography being used by a specific crypto asset becoming insecure or ineffective;

•        regulatory or legislative restrictions or limitations on lending, mining or staking activities, including a finding that offering lending, mining or staking services to customers as a means to generate passive yield constitutes offering of a security under the laws of a particular jurisdiction; and

•        laws and regulations affecting the networks of Bitcoin, Ethereum or a specific crypto asset or access to these networks, including a determination that Bitcoin, Ethereum or a specific crypto asset constitutes a security or other regulated financial instrument under the laws of any jurisdiction.

We are subject to extensive regulation in Japan and any adverse changes to, or our failure to comply with, any laws and regulations could adversely affect our brand, reputation, business, operating results, and financial condition.

Due to our business activities, we are subject to ongoing examinations, oversight, and reviews, by Japanese regulators and self-regulatory organizations, including, but not limited to, the JFSA and the JVCEA. We received our license as a crypto asset exchange service provider from the JFSA in January 2019. We are required to periodically submit business and audit reports and could be subject to examinations by these regulatory authorities. As a result of findings from these audits and examinations, regulators have and may in the future require us to take certain actions, including amending, updating, or revising our compliance measures from time to time, limiting the kinds of customers which we provide services to, changing, terminating, or delaying our licenses and/or the introduction of our existing or new product and services, and undertaking further external audit or being subject to further regulatory scrutiny, including investigations and inquiries. We have received, and may in the future receive, examination reports citing violations of rules and regulations, inadequacies in existing compliance programs, and requiring us to enhance certain practices with respect to our compliance program, including due diligence, monitoring, training, reporting, and recordkeeping. Implementing appropriate measures to properly remediate these examination findings may require us to incur significant costs, and if we fail to properly remediate any of these examination findings, we could face civil litigation, significant fines, damage awards, forced removal of certain employees including members of our executive team, barring of certain employees from participating in our business in whole or in part, revocation of existing licenses, limitations on existing and new products and services, reputational harm, negative impact to our existing relationships with regulators, exposure to criminal liability, or other regulatory consequences. One focus of regulatory oversight is to assess our financial soundness. If we fail to maintain sufficient liquidity and capital resources, our business and trading operations could be adversely affected and we could also be subject to regulatory consequences. It is possible that new or enhanced capital or liquidity requirements could be introduced in the future. In addition, our Chairman, Representative Director & Executive Director, Satoshi Hasuo, also serves as a director of the JVCEA, which could potentially result in a conflict of interest due to this dual position. We are not aware of any such conflicts of interest and believe that the possibility of any information being shared with Mr. Hasuo that could cause a conflict of interest is limited. See “Business — Regulatory Environment — Self-Regulatory Organization and Self-Regulatory Rules on Crypto Asset Exchange Service Providers.” Further, new laws, regulations, or interpretations may result in additional litigation, regulatory investigations, and enforcement or other actions, including preventing or delaying us from offering certain products or services offered by our competitors or could impact how we offer such products and services. Adverse changes to, or our failure to comply with, any laws and regulations have had, and may continue to have, an adverse effect on our reputation and brand and our business, operating results, and financial condition. For further information on the regulations we are subject to, see the section entitled “Business — Regulatory Environment.”

We could be subject to administrative sanctions, including fines, or legal claims if we are found to have offered services in violations of the laws of jurisdictions other than Japan or to have violated international sanctions regimes.

Legal and regulatory regimes in a range of areas, including crypto asset custody, exchange, and transfer, money and crypto asset transmission, foreign currency exchange, privacy, data governance, data protection, cybersecurity, fraud detection, tax, anti-bribery, anti-money laundering, and counter-terrorist financing, vary widely between Japan and other jurisdictions and are still developing and changing to address issues relating to crypto assets. These legal and regulatory regimes are evolving rapidly and may be modified, interpreted, and applied in an inconsistent manner from one jurisdiction to another. We currently only offer crypto asset exchange trading services to customers in Japan and take steps to ensure that customers outside of Japan cannot circumvent our account opening procedures. We also have procedures to restrict access from IP addresses in jurisdictions outside of Japan, including the United States. However, these procedures may be ineffective. For instance, the use of a virtual private network may allow users from IP addresses outside of Japan to misrepresent their true locations and gain access to our platform. If our procedures are ineffective or if we are otherwise determined to have violated applicable laws and regulations in other jurisdictions, including the United States, the European Union or elsewhere, we could be subject to administrative sanctions, including fines, or legal claims based on the laws of such other jurisdictions. For example, if individuals located in the United States were able to evade our user restrictions and gain access to our services, we could be deemed to be operating in the United States as an unregistered national securities exchange, an unregistered broker-dealer and/or an unregistered clearing agency with respect to our crypto asset exchange services and could therefore be subject to administrative sanctions or legal claims in the United States.

Moreover, while we currently only operate in Japan, certain of our transactions or dealings nevertheless may become subject, as a jurisdictional matter, to economic sanctions laws and regulations imposed by governmental authorities outside of Japan, such as those administered and enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”). We have taken steps designed to comply with sanctions imposed by Japan, the United States, and other relevant regulators, and to prevent our users from using our cryptocurrency exchange to conduct transactions or dealings with countries, regions, and persons sanctioned by Japan, the United States, and other governments, but we cannot guarantee that these safeguards will be effective. Any failure to comply with these sanctions may expose us to reputational harm as well as significant penalties, including criminal fines, imprisonment, civil fines, disgorgement of profits, as well as other remedial measures. Investigations of alleged violations can be expensive and disruptive, and any such violation (or allegation of a violation) could materially adversely affect our business, financial condition, and results of operations.

In addition, transactions executed on the miime service, an on-chain NFT marketplace we operated until November 21, 2022, which enabled users to sell and purchase NFTs using a self-custodial wallet such as MetaMask, may be found to have violated securities or other regulations in the jurisdiction of residence of the users, including due to the facilitation of transactions in unregistered securities. Due to miime’s structure, personal data of its users, including their location, was not available to us, and they may have been resident in jurisdictions other than Japan.

We operate in a highly competitive industry and our business, operating results, and financial condition may be adversely affected if we are unable to respond to our competitors effectively.

The development of crypto assets and related cryptocurrency exchanges or NFT marketplaces has been rapidly evolving, and is characterized by competition, experimentation, changing customer needs and frequent introductions of new products and services. Crypto asset trading markets are also subject to evolving industry and regulatory requirements both in Japan and internationally. We expect competition to further intensify in the future as existing and new competitors introduce new products and services or enhance existing ones. We compete against a number of companies operating both in Japan and abroad, both those that focus on traditional financial services and those that focus on crypto-related services. Our most direct competitors are other companies licensed in Japan to provide crypto asset exchange services to individual retail investors. As investor acceptance of crypto assets as an investment category has grown, we also see competition from traditional financial technology and brokerage firms in Japan that are entering the crypto asset market, including through joint ventures, and offering services targeted at our customers.

In addition to competition within Japan, another source of competition has been from companies located outside of Japan, which are subject to significantly less stringent regulatory and compliance requirements in their local jurisdictions. To the extent investors in Japan are able to access their services, such companies are potentially able to more quickly adapt to trends, support a greater number of crypto assets, and develop new crypto-based products and services due to a different standard of regulatory scrutiny. Their business models rely on being unregulated or only regulated in a small number of lower compliance jurisdictions.

To date, due to limited enforcement by regulators, we believe many of these competitors have been able to operate from offshore while offering a number of products and services to retail customers, including in Japan and other highly regulated jurisdictions, without complying with the relevant licensing and other requirements in those jurisdictions. Due to our regulated status in Japan and our commitment to legal and regulatory compliance, we have not been able to offer many popular products and services, that our unregulated or less regulated competitors operating outside of Japan are able to offer, and this may adversely impact our business, financial condition, and results of operations.

Many innovative start-up companies and larger companies have made, and continue to make, significant investments in research and development, and we expect these companies to continue to develop products and technologies that compete with our products. Further, more traditional financial and non-financial services businesses may choose to offer crypto asset trading services and other crypto-based services in the future as such services gain acceptance. Our current and potential competitors may establish cooperative relationships among themselves or with third parties that may further enhance their resources or may also increase their marketing efforts, which could require us to increase our own marketing efforts and incur higher advertising expenses in order to remain competitive. Due to our dependence on revenue from our Marketplace platform business, if current or future competitors offer trading at spreads or commission levels more favorable to retail users than those we offer, our competitive position and operating results could be materially and adversely affected.

Our existing competitors have, and our potential competitors are expected to have, various competitive advantages over us, such as:

•        the ability to trade crypto assets and offer products and services that we do not support or offer on our cryptocurrency exchanges or NFT marketplace (due to constraints from regulatory authorities and other factors) such as tokens that constitute securities or derivative instruments under Japanese law;

•        greater name recognition, longer operating histories, larger customer bases and larger market shares;

•        larger sales and marketing budgets and organizations;

•        more established marketing, banking, and compliance relationships;

•        greater customer support resources;

•        greater resources to make acquisitions;

•        lower labor, compliance, risk mitigation, and research and development costs;

•        larger and more mature intellectual property portfolios;

•        greater number of applicable licenses or similar authorizations, including registration as a Type I financial instruments business operator in Japan;

•        established core business models outside of the trading of crypto assets;

•        operations in jurisdictions with lower compliance costs and greater flexibility to explore new product offerings;

•        the ability to offer decentralized and noncustodial platforms; and

•        substantially greater financial, technical, and other resources.

If we are unable to compete successfully, or if competing successfully requires us to take costly actions in response to the actions of our competitors, our business, operating results, and financial condition could be adversely affected.

We compete against a growing number of decentralized and noncustodial platforms and our business may be adversely affected if we fail to compete effectively against them.

We also compete against an increasing number of decentralized and noncustodial platforms. On these platforms, users can interact directly with a market-making smart contract or on-chain trading mechanism to exchange one type of crypto asset for another without any centralized intermediary. We believe that these platforms are typically not as easy to use as our cryptocurrency exchanges, and generally lack the speed and liquidity of centralized platforms, but various innovative models and incentives have been designed to bridge the gap. For example, decentralized and noncustodial platforms are often thought to be less vulnerable to hacking since users do not need to transfer their assets to a third party, instead relying on a system of users to operate critical functions on the blockchain, which allows such users to have full and exclusive control over their assets. Concerns about the security of assets following incidents on centralized exchanges, such as the Chapter 11 bankruptcy filing of FTX and allegations of fraud and mismanagement of funds against its founder and former CEO, may increase user adoption of decentralized and noncustodial platforms. Although, as a result of such independence, transactions conducted on decentralized exchanges are often slower since they need to be confirmed on the blockchain by users before completion, in contrast to our ability to instantly complete transactions, transaction fees on decentralized exchanges may be lower than ours. Decentralized exchanges also do not require their users to fill out KYC forms, offering an additional layer of privacy to customers. In addition, such platforms have low start-up and entry costs as market entrants often remain unregulated and have minimal operating and regulatory costs, and transactional fees are often lower as a result of self-executing smart contracts. Furthermore, trust in and utilization of decentralized platforms may increase due to the recent volatility experienced by centralized platforms. A significant number of decentralized platforms have been developed and released, including on Ethereum, Avalanche, Tron, Polkadot and Solana, among others, and many such platforms have experienced significant growth and adoption. We expect interest in decentralized and noncustodial platforms to grow further as the industry develops. If the demand for decentralized platforms grows and we are unable to compete with these decentralized and noncustodial platforms, our business may be adversely affected.

If we cannot keep pace with rapid industry changes to provide new and innovative products and services, the use of our products and services, and consequently our total revenue, could decline, which could adversely impact our business, operating results, and financial condition.

The crypto asset industry has been characterized by rapid change and the introduction of disruptive products and services in recent years. These include decentralized applications, DeFi, yield farming, lending, staking, token wrapping, governance tokens, innovative programs to attract customers such as transaction fee mining programs, initiatives to attract traders such as trading competitions, airdrops and giveaways, staking reward programs, and novel cryptocurrency fundraising and distribution schemes. We expect new services and technologies to continue to emerge and evolve, which may be superior to, or render obsolete, the products and services that we currently provide. We cannot predict the effects of new services and technologies on our business. However, our ability to grow our customer base and total revenue will depend heavily on our ability to innovate and create successful new products and services, both independently and in conjunction with, third-party developers. Any new products or services could fail to attract customers, generate revenue, or perform or integrate well with third-party applications and platforms. In addition, our ability to adapt and compete with new products and services may be inhibited by regulatory requirements and general uncertainty in the law, constraints by our banking partners and payment processors, third-party intellectual property rights, or other factors. Moreover, we must continue to enhance our technical infrastructure and other technology offerings to remain competitive and maintain a platform that has the required functionality, performance, capacity, security, and speed to attract and retain customers. As a result, we expect to expend significant costs and expenses to develop and upgrade our technical infrastructure to meet the evolving needs of our business. Our success will depend on our ability to develop and incorporate new offerings and adapt to technological changes and evolving industry practices. If we are unable to do so in a timely or cost-effective manner, our business and our ability to successfully compete, to retain existing customers, and to attract new customers may be adversely affected.

We have identified a material weakness in our internal control over financial reporting. If we are unable to remediate this material weakness, or if we identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal control over financial reporting, this may impair our ability to produce timely and accurate financial statements or comply with applicable laws and regulations, which may adversely affect investor confidence.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS as issued by the IASB. We are required to comply with the management certification requirements of Section 404 of the Sarbanes-Oxley Act of 2002 in our annual report on Form 20-F for our first annual report that is filed with the SEC (subject to any change in applicable SEC rules). We are required to comply with Section 404 in full (including an auditor attestation on management’s internal controls report) in our annual report on Form 20-F for the fiscal year following our first annual report required to be filed with the SEC (subject to any change in applicable SEC rules). As a public company, we will be required to report, among other things, control deficiencies that constitute a “material weakness” or changes in internal controls that, or that are reasonably likely to, materially affect internal controls over financial reporting. A “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. A “significant deficiency” is a deficiency, or a combination of deficiencies, in internal control over financial reporting that is less severe than a material weakness, yet important enough to merit attention by those responsible for oversight of our financial reporting.

In connection with the preparation of our consolidated financial statements for the year ended March 31, 2023, we identified a material error related to the accounting for marketplace transaction revenue recognition and therefore restated our financial statements for the years ended March 31, 2021 and 2022 previously included in a prior amendment to this prospectus confidentially submitted to the SEC. As a result of this material error, the Company’s management has concluded that a material weakness exists, which remains unremediated, and therefore its internal control over financial reporting was not effective as of March 31, 2024. This material weakness resulted in a material misstatement of the Company’s marketplace transaction revenue and costs of sales for the years ended March 31, 2021 and 2022.

We will not be able to fully remediate this material weakness until certain steps have been completed and have been operating effectively for a sufficient period of time. The actions that we are taking are subject to ongoing review by our executive management and will be subject to the oversight of the audit and supervisory committee. Although we intend to complete this remediation process as quickly as practicable, we cannot provide any assurances with respect to the timeline for implementing effective remedial measures, and our initiatives may not prove to be successful in remediating the material weaknesses or preventing additional material weaknesses or significant deficiencies in our or the Company’s internal controls over financial reporting in the future. See “— Risks Related to Our Shares — If we fail to maintain effective internal control over financial reporting, the price of our Ordinary

Shares may be adversely affected” and “— Risks Related to Our Shares — Our failure to timely and effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act could have a material adverse effect on our business, operating results and financial condition.”

A particular crypto asset’s status as a “security” in any relevant jurisdiction remains subject to a high degree of uncertainty.

All of the crypto assets that we currently offer on our cryptocurrency exchanges have been confirmed by the JVCEA for trading in Japan by companies registered as crypto asset exchange service providers with the JFSA under the Payment Services Act. Although regulators outside of Japan, including those in the United States, have taken the position that certain crypto assets fall within the definition of a “security” under their country’s securities laws, these crypto assets are not currently considered a “security” in Japan. There can be no assurance that the laws and regulations in Japan will not change in the future. Under U.S. federal securities laws, a crypto asset offered to investors is deemed a security if investment is made to a common enterprise with the reasonable expectation of profit derived from the efforts of others. Further, the U.S. SEC has issued various forms of guidance, including reports, orders and statements on the application of securities laws to crypto assets.

The classification of a crypto asset as a security under applicable law has wide-ranging implications for the regulatory obligations that flow from the offer, sale, trading, and clearing of such assets. As there can be no assurance that such regulation will not change or that future crypto assets will have differing treatments, we could be subject to legal or regulatory action in the event that a regulatory authority, or a Japanese court were to determine that a supported crypto asset currently offered, sold, or traded on our cryptocurrency exchanges is a “security” under applicable laws. Successful completion of the initial screening process of a crypto asset and determination of no objection by the JVCEA is not binding on regulatory authorities or courts in Japan in the event of a subsequent legal proceeding. If the JFSA or a court were to determine that a supported crypto asset currently offered, sold, or traded on our cryptocurrency exchanges is a security, we would not be able to offer such crypto asset for trading until we are able to do so in a compliant manner. Such an action could result in penalties, fines and reputational harm while customers that traded such supported crypto assets on our cryptocurrency exchanges and subsequently suffered trading losses could also seek to rescind a transaction that we facilitated on the basis that it was conducted in violation of applicable law, which could subject us to significant liability.

Crypto assets are typically traded 24 hours a day on a global basis. If Bitcoin, Ethereum, or any other crypto asset supported on our cryptocurrency exchanges is deemed to be a security under the laws of foreign jurisdictions, including the United States, it may have adverse consequences for the market for such supported crypto asset. For instance, all transactions in such supported crypto asset would have to be registered with the U.S. SEC or other foreign authority, or conducted in accordance with an exemption from registration, which could adversely affect its liquidity, usability and transactability. For example, the SEC has deemed XRP a security, and filed a complaint in the United States District Court for the Southern District of New York against the promoters of XRP in the United States contending that XRP is a security under U.S. federal securities laws and that sales of XRP were made without compliance with applicable U.S. securities registration requirements. Although the court ruled that sales of the XRP token to retail investors on cryptocurrency exchanges were not offers and sales of securities under U.S. federal securities laws in July 2023, the court also ruled that sales of the XRP token to hedge funds and other institutional investors and sophisticated buyers amounted to unregistered offers and sales of securities. The SEC has sought to appeal the ruling and if it is overturned in the future this would result in the potential requirement for platforms that continue to list XRP in the United States needing to register as securities exchanges. We do not provide crypto asset exchange services in the United States, and we do not believe that the status of XRP’s approval for listing and eligibility for trading under the PSA on cryptocurrency exchanges registered with the JFSA would directly change even if the SEC prevails. However, because we list XRP on our cryptocurrency exchanges, in the event XRP is deemed a security, there may nevertheless be an adverse impact on the liquidity, usability and transactability of XRP or we may choose to no longer list XRP on our cryptocurrency exchanges if we determine it is no longer appropriate for us to handle XRP, which may have an adverse impact on our ability to attract and retain customers. Moreover, the networks on which such supported crypto assets are utilized may be required to be regulated as securities intermediaries, and subject to applicable rules, which could effectively render operation of the network for its existing purposes impracticable.

We also operate Coincheck NFT Marketplace, which may expose us to legal, regulatory, and other risks that could adversely affect our business, operating results, and financial condition.

We operate Coincheck NFT Marketplace, the beta version of which we launched in March 2021. While NFTs and cryptocurrencies are similar in that both are based on blockchain technology, unlike cryptocurrency units, which are fungible, NFTs have unique identification codes and often reference content in areas such as games, arts and sports. NFTs are a relatively new and emerging type of digital asset, and the regulatory, commercial, and legal framework governing NFTs is expected to evolve both in Japan and other jurisdictions. The trading of NFTs potentially implicates issues regarding a range of matters, including, but not limited to, intellectual property rights, privacy and cybersecurity, fraud, anti-money laundering, money transmission, sanctions, and currency, commodity, and securities law compliance. To manage risks associated with the trading of NFTs, we have established an approval process conducted in three stages, with our NFT Business Development Department performing the initial review and the Legal & Compliance Department performing the secondary review prior to the final review by an internal review committee, based on the following criteria:

•        whether the NFT is a non-substitutable token recorded on the blockchain, or whether the token standard is ERC-721 or not, as we currently only support ERC-721;

•        whether the listing of the NFT on the Coincheck NFT Marketplace is regulated by any applicable laws or regulations;

•        whether the NFT itself breaches any applicable laws and rights (including whether any work is being used without the permission of the copyright holder);

•        whether the operating company of the NFT has any particular issues (including whether it engages with or is considered to be an anti-social force); and

•        whether the operating company of the NFT is in compliance with applicable laws and regulations in connection with the NFT.

However, there can be no assurance that procedures that we have implemented will be sufficient to comply with applicable laws and regulations, which remain uncertain and subject to rapid changes, or to identify all rights issues.

For example, NFTs raise various intellectual property law considerations, including relating to ownership, copyrights, trademarks and rights of publicity. The creator of an NFT will often have, or purport to have, all rights to the content of the NFT and can determine what rights to assign to a buyer, such as the right to display, modify, or copy the content. Risks associated with purchasing or selling NFTs, include, among other things, the risk of purchasing counterfeit items or items alleged to be counterfeit, mislabeled items, items that are vulnerable to metadata decay, items on smart contracts with bugs, items related to content that infringes intellectual property rights, and items that may become untransferable. To the extent that, despite our screening procedures for supported NFT titles designed to prevent such issues, we are directly or indirectly involved in a dispute between creators and buyers on our Coincheck NFT Marketplace, it could adversely affect the success of our Coincheck NFT Marketplace and harm our business, operating results, and financial condition.

Our Coincheck NFT Marketplace is only available to customers who have established crypto asset exchange services accounts with us and therefore were subject to our KYC approval process. NFTs, as unique items, are not currently regulated as crypto assets under Japan’s Payment Services Act, and we review supported titles before inclusion to confirm whether they could be regarded as either “securities” or “crypto assets” under current Japanese regulations. It is possible, however, that our determination of the status of particular NFTs could be challenged or that new regulations applicable to buying and selling of NFTs generally could be introduced in Japan. There can be no assurance that the KYC and other procedures that we have implemented for our crypto asset exchange services accounts will be sufficient to comply with any future regulations applicable to the operation of Coincheck NFT Marketplace, and we could be required to make changes to our Coincheck NFT Marketplace or other operating procedures in order to comply with any such regulations, which could adversely affect the success of our Coincheck NFT Marketplace and harm our business, operating results, and financial condition.

Although NFTs are generally not regulated nor deemed crypto assets under the PSA in Japan (See “Business — Regulatory Environment”), it is difficult to predict how the legal and regulatory framework around NFTs will develop and how such developments will impact our business and our Coincheck NFT

Marketplace. Outside of Japan, the appropriate regulation of NFTs is under active study in major jurisdictions. For example, the European Union’s markets in crypto asset regulation announced in June 2022 excluded NFTs from its scope, but it was noted that the European Union plans continued study to inform future legislative proposals within an 18-month timeframe to create a regime applicable to NFTs. In the United States, included within the framework for responsible development of crypto assets announced in September 2022 was an instruction for the U.S. Treasury Department to complete an illicit finance risk assessment on NFTs by July 2023. In addition, NFTs may be subject to heightened scrutiny by regulatory authorities as a result of the Chapter 11 bankruptcy filing of FTX and allegations of fraud and mismanagement of funds against its founder and former CEO. Accordingly, significant additional new regulation is likely to be enacted in the future. Due to the novel and complex issues involved, it is difficult to predict how any such developments will affect the development and operation of our Coincheck NFT Marketplace, and it is possible that the regulations adopted in individual jurisdictions may conflict with one another.

As is the case with other crypto assets, NFTs are also subject to theft through hacking, social engineering, phishing, and fraudulently inducing individuals into delivering NFTs or providing access to NFTs to an unauthorized third party. Any safeguards we have implemented or may implement in the future to protect against these cybersecurity threats may be insufficient to prevent a malicious actor, and any such activity on our Coincheck NFT Marketplace could result in reputational harm, or expenses or losses associated with mitigation efforts against these incidents.

We currently rely on third-party service providers for certain aspects of our operations, and any interruptions in services provided by these third parties may impair our ability to support our customers.

We rely on third parties in connection with many aspects of our business, including payment processors, banks, and payment gateways to process transactions; cloud computing services and data centers that provide facilities, infrastructure, website functionality and access, components, and services, including databases and data center facilities and cloud computing; as well as third parties that provide outsourced customer service, compliance support and product development functions, which are critical to our operations. Because we rely on third parties to provide these services and to facilitate certain of our business activities, we face increased operational risks. We do not control the operation of any of these third parties, including the data center facilities we use. These third parties may be subject to financial, legal, regulatory, and labor issues, cybersecurity incidents, break-ins, computer viruses, denial-of-service attacks, sabotage, acts of vandalism, privacy breaches, service terminations, disruptions, interruptions, and other misconduct. They are also vulnerable to damage or interruption from human error, power loss, telecommunications failures, fires, floods, earthquakes, hurricanes, tornadoes, pandemics (including the COVID-19 pandemic) and similar events. There can be no assurance that third parties that provide services to us or to our customers on our behalf will continue to do so on acceptable terms, or at all. If any third parties do not adequately or appropriately provide their services or perform their responsibilities to us or our customers on our behalf, such as if third-party service providers to close their data center facilities without adequate notice, are unable to restore operations and data, fail to perform as expected, or experience other unanticipated problems, we may be unable to procure alternatives in a timely and efficient manner and on acceptable terms, or at all, and we may be subject to business disruptions, losses or costs to remediate any of the deficiencies, customer dissatisfaction, reputational damage, legal or regulatory proceedings, or other adverse consequences which could harm our business.

Any significant disruption in our products and services, in our information technology systems, or in any of the blockchain networks we support, could result in a loss of customers or funds and adversely impact our brand and reputation and our business, operating results, and financial condition.

Our reputation and ability to attract and retain customers and grow our business depends on our ability to operate our service at high levels of reliability, scalability, and performance, including the ability to process and monitor, on a daily basis, a large number of transactions that occur at high volume and frequencies across multiple systems. Our cryptocurrency exchanges, NFT marketplace, the ability of our customers to trade, and our ability to operate at a high level, are dependent on our ability to access the blockchain networks underlying the supported crypto assets, for which access is dependent on our systems’ ability to access the internet. Further, the successful and continued operations of such blockchain networks will depend on a network of computers, miners, or validators, and their continued operations, all of which may be impacted by service interruptions.

Our systems, the systems of our third-party service providers and partners, and certain crypto asset and blockchain networks have experienced from time to time, and may experience in the future, service interruptions or degradation because of hardware and software defects or malfunctions, distributed denial-of-service and other cyberattacks, insider threats, break-ins, sabotage, human error, vandalism, earthquakes, hurricanes, floods, fires, and other natural disasters, power losses, disruptions in telecommunications services, fraud, military or political conflicts, terrorist attacks, computer viruses or other malware, or other events. In addition, extraordinary trading volumes or site usage could cause our computer systems to operate at an unacceptably slow speed or even fail. Some of our systems or the systems of our third-party service providers and partners are not fully redundant, and our or their disaster recovery planning may not be sufficient for all possible outcomes or events.

If any of our systems, or those of our third-party service providers, are disrupted for any reason, it could result in unanticipated disruptions, slower response times and delays in our customers’ trade execution and processing, failed settlement of trades, incomplete or inaccurate accounting, recording or processing of trades, unauthorized trades, loss of customer information, increased demand on limited customer support resources, customer claims, complaints with regulatory organizations, lawsuits, or enforcement actions. A prolonged interruption in the availability or reduction in the availability, speed, or functionality of our products and services could harm our business. Frequent or persistent interruptions in our services could cause current or potential customers or partners to believe that our systems are unreliable, leading them to switch to our competitors or to avoid or reduce the use of our products and services, and could permanently harm our reputation. Moreover, to the extent that any system failure or similar event results in damages to our customers or their business partners, these customers or partners could seek significant compensation or contractual penalties from us for their losses, and those claims, even if unsuccessful, would likely be time-consuming and costly for us to address. Problems with the reliability or security of our systems would harm our reputation, and damage to our reputation and the cost of remedying these problems could negatively affect our business, operating results, and financial condition.

Because we are a regulated financial institution in Japan, frequent or persistent interruptions could also lead to regulatory scrutiny, significant fines and penalties, and mandatory and costly changes to our business practices, and ultimately could cause us to lose existing licenses or banking relationships that we need to operate or prevent or delay us from obtaining additional licenses that may be required for our business.

In addition, we are continually improving and upgrading our information systems and technologies. Implementation of new systems and technologies is complex, expensive, time-consuming, and may not be successful. If we fail to timely and successfully implement new information systems and technologies, or improvements or upgrades to existing information systems and technologies, or if such systems and technologies do not operate as intended, it could have an adverse impact on our business, internal controls (including internal controls over financial reporting), operating results, and financial condition.

We suffered a significant loss of customer funds due to hacking in 2018 and any future failure to safeguard and manage our customers’ crypto assets could adversely impact our business, operating results, and financial condition.

In January 2018, our NEM hot wallet was hacked and we lost 526.3 million NEM, or ¥46.6 billion, of customer funds. Although we compensated customers who were adversely affected by this cybersecurity incident, we were subject to lawsuits relating to the calculation of the compensation provided. Some of these lawsuits have been resolved by judgment or alternative dispute resolution, but as of September 30, 2024 there is one remaining lawsuit demanding approximately ¥5 million. After evaluating the remaining claims and the potential outcomes with external advisors, we have determined not to provide a litigation reserve with respect to these remaining claims. Although we have subsequently invested in strengthening our cybersecurity and have become subject to operating procedures, including regulations for the custody of customer crypto assets, subsequently implemented by the JVCEA as described under “Business — Our History,” any future failure to safeguard our customers’ crypto assets could have significant adverse effects.

On May 31, 2024, Japanese crypto exchange operator DMM Bitcoin announced that it had lost 4,502.9 Bitcoin (approximately ¥48.2 billion) of customer assets held in cold wallets as a result of a hacking incident in which such assets were transmitted outside of the company through an “unauthorized leak.” As a result, on September 26, 2024, Japan’s Kanto Local Finance Bureau issued a business improvement order to DMM Bitcoin which required DMM Bitcoin to, among other things, investigate the root causes of the incident, adequately compensate affected customers and improve the risk management systems of the company. Although the root cause of this hacking incident has yet to be publicly disclosed, if new rules regarding wallets for customer assets held in custody are introduced in Japan in response, this could result in an increase in our security-related expenses, including an increase in insurance costs if we decide to take out an appropriate insurance policy in the future. In addition, potentially increased frequency and scrutiny surrounding inspections of crypto exchange service providers by the relevant regulatory authorities may cause delays in the promotion and advancement of planned business initiatives, resulting in lost opportunities. This incident, and incidents similar to this, could result in a general reduction in customer activity or an increase in withdrawals of customer assets on Japanese crypto exchange platforms, including ours. As of September 30, 2024 we recorded ¥590 billion of safeguard liabilities on our statements of financial position with respect to the obligation to safeguard our customers’ crypto assets not considered controlled by us but for which we hold the private key necessary for the transfer of such crypto assets on behalf of customers. Supported crypto assets are not insured or guaranteed by any government or government agency, and we do not have insurance for the loss of safeguarded customer crypto assets. Our ability to safeguard these crypto assets deposited by customers requires a high level of internal controls. As our business continues to grow and we expand our product and service offerings, we must continue to strengthen our associated internal controls. Our success and the success of our offerings requires significant public confidence in our ability to properly manage customers’ balances and handle large and growing transaction volumes and amounts of customer funds. Any failure by us to maintain the necessary controls or to manage customer crypto assets and funds appropriately and in compliance with applicable regulatory requirements could result in reputational harm, significant financial losses, lead customers to discontinue or reduce their use of our products, and result in significant penalties and fines and additional restrictions, which could adversely impact our business, operating results, and financial condition.

We deposit, transfer, and custody customer cash and crypto assets in Japan. In each instance, we are required to safeguard customers’ assets using security standards applicable to our hot and cold wallet and storage systems, as well as our financial management systems related to such custodial functions. Our security technology is designed to prevent, detect, and mitigate inappropriate access to our systems, by internal or external threats. We believe we have developed and maintained administrative, technical, and physical safeguards designed to comply with applicable legal requirements and industry standards. However, it is nevertheless possible that hackers, employees or service providers acting contrary to our policies, or others could circumvent these safeguards to improperly access our systems or documents, or the systems or documents of our business partners, agents, or service providers, and improperly access, obtain, misuse customer crypto assets and funds. For further information on the regulations regarding custody of customer fiat currencies and crypto assets applicable to us, see “Business — Regulatory Environment — Regulations on Crypto Asset Exchange Service.”

The methods used to obtain unauthorized access, disable, or degrade service or sabotage systems are also constantly changing and evolving and may be difficult to anticipate or detect for long periods of time. Any loss of customer cash or crypto assets could result in a substantial business disruption, adverse reputational impact, inability to compete with our competitors, and regulatory investigations, inquiries, or actions. Additionally, transactions undertaken through our websites or other electronic channels may create risks of fraud, hacking, unauthorized access or acquisition, and other deceptive practices. Any security incident resulting in a compromise of customer assets could result in substantial costs to us and require us to notify impacted individuals, and in some cases regulators, of a possible or actual incident, expose us to regulatory enforcement actions, including substantial fines, limit our ability to provide services, subject us to litigation, significant financial losses, damage our reputation, and adversely affect our business, operating results, financial condition, and cash flows.

The loss or destruction of private keys required to access any crypto assets held in custody for our customers may be irreversible. If we are unable to access private keys or if we experience a hack or other data loss relating to our ability to access any crypto assets, it could cause regulatory scrutiny, reputational harm and other losses.

Crypto assets are generally controllable only by the possessor of the unique private key relating to the digital wallet in which the crypto assets are held. While blockchain protocols typically require public addresses to be published when used in a transaction, private keys must be safeguarded and kept private in order to prevent a third party from accessing the crypto assets held in such a wallet. We hold the private key that is necessary for the transfer of customers’ crypto assets subject to strict limitations on its use under the regulations applicable to us as a crypto asset exchange service provider in Japan. To the extent that any of the private keys relating to our hot or cold wallets containing crypto assets held for our own account or for our customers is lost, destroyed, or otherwise compromised or unavailable, and no backup of the private key is accessible, we will be unable to access the crypto assets held in the related wallet. Further, we cannot provide assurance that our wallet will not be hacked or compromised. Crypto assets and blockchain technologies have been, and may in the future be, subject to security breaches, hacking, or other malicious activities. Any loss of private keys relating to, or hack or other compromise of, digital wallets used to store our customers’ crypto assets could adversely affect our customers’ ability to access or sell their crypto assets, require us to reimburse our customers for their losses, and subject us to significant financial losses in addition to losing customer trust in us and our products. As discussed in the immediately preceding risk factor, we compensated customers for ¥46.6 billion in losses of crypto assets due to a hacking incident in January 2018. Any future loss of private keys due to a hack, employee or service provider misconduct or error, or other compromise by third parties could hurt our brand and reputation, result in significant losses, and adversely impact our business.

If we fail to retain existing customers or add new customers, or if our customers decrease their level of engagement with our products, services and platform, our business, operating results, and financial condition may be significantly harmed.

Our success depends on our ability to retain existing customers and attract new customers and to increase engagement with our products, services and platform. To do so, we must continue to offer leading technologies and ensure that our products and services are secure, reliable and engaging. We have historically targeted retail investors new to investing in crypto assets, and the quality of our UI/UX, especially for smartphone users, and the provision of information to such investors is a key competitive factor. There is no assurance that we will be able to retain our current customers or attract new customers, or keep our customers engaged. In particular, as the majority of our total revenue is currently derived from trading activity by Japanese retail customers who trade on our Marketplace platform, we are sensitive to any changes in sentiment among such retail investors, which may be caused by other factors in addition to the below. Moreover, as we seek to attract new customers, we may also seek to expand to institutional customers within Japan, and we may be unsuccessful in any such expansion due to differences between Japanese institutional and retail customers. Any number of factors can negatively affect such customer retention, growth, and engagement, including if:

•        customers increasingly engage with competing products and services, including products and services that we are unable to offer or do not offer;

•        we fail to support new and in-demand crypto assets or if we elect to support crypto assets with negative reputations;

•        our newly offered products and services, such as our Coincheck NFT Marketplace or IEO business, are unsuccessful in achieving our expected goals for such products and services;

•        there are adverse changes in our products and services that are mandated by legislation, regulatory authorities, or litigation;

•        customers perceiving the crypto assets on our cryptocurrency exchanges or NFT marketplace to be bad investments, or experiencing significant losses in investments made on our cryptocurrency exchanges or NFT marketplace;

•        technical or other problems prevent us from delivering our products and services with the speed, functionality, security, and reliability that our customers expect;

•        cybersecurity incidents, employee or service provider misconduct, or other unforeseen activities that causes losses to us or our customers, including losses to assets held by us on behalf of our customers;

•        modifications to our pricing model or modifications by competitors to their pricing;

•        we fail to provide adequate customer service to customers; or

•        we or other companies in our industry are the subject of adverse media reports or other negative publicity.

If we are unable to maintain or increase our customer base and customer engagement, our total revenue and financial results may be adversely affected. Furthermore, following the Chapter 11 bankruptcy filing of FTX and allegations of fraud and mismanagement of funds against its founder and former CEO, financial and other resources required to acquire new customers and maintain our customer base may increase. Any decrease in user retention, growth, or engagement could render our products and services less attractive to customers, which may have an adverse impact on our total revenue, business, operating results, and financial condition. If our customer growth rate slows or declines, we will become increasingly dependent on our ability to maintain or increase levels of user engagement and monetization in order to drive growth of total revenue.

Many of our customers are first-time users and our trading volumes and total revenues could be reduced if these customers stop trading crypto assets altogether or stop using our cryptocurrency exchanges for their trading activities.

Our business model focuses on making crypto assets accessible to a broad demographic of retail customers. The number of new accounts opened with us by retail investors totaled 415,525, 182,178 and 178,949 in the years ended March 31, 2022, 2023 and 2024, respectively, and 119,222 in the six months ended September 30, 2024. Our success, and our ability to increase total revenue, depends in part on such customers continuing to utilize our cryptocurrency exchanges, even as crypto asset prices fluctuate and economic conditions change. However, our customers do not have long-term contractual arrangements with us and may cease to use our cryptocurrency exchanges at any time. We may face particular challenges in retaining these users as customers, for example as a result of increased volatility in crypto assets or other financial markets, or increasing availability of competing platforms that seek to target the same demographic. In particular, a broad decline in the crypto asset markets could result in some of these investors exiting the markets and leaving our cryptocurrency exchanges. Any significant loss of customers or a significant reduction in their use of our Marketplace platform and Exchange platform could have a material impact on our trading volumes and total revenue, and materially adversely affect our business, financial condition and results of operations.

If we expand our international activities, our obligations to comply with the laws, rules, regulations, and policies of a variety of jurisdictions will increase and we may be subject to investigations and enforcement actions by non-Japanese regulators and governmental authorities.

If we expand into markets outside of Japan, we will become obligated to comply with the laws, rules, regulations, policies, and legal interpretations both of the jurisdictions in which we operate and those into which we offer services on a cross-border basis. For instance, financial regulators outside of Japan have significantly increased their scrutiny of crypto asset exchanges, such as by requiring crypto asset exchanges operating in their local jurisdictions to be regulated and licensed under local laws. In particular, Russia’s recent invasion of Ukraine has led to numerous countries around the world imposing a variety of sanctions on Russia, Belarus and other related entities. In response to concerns that crypto assets could be used to circumvent certain sanctions regimes, governments and regulators may also implement new measures and regulations that restrict the operations of crypto asset exchanges. Moreover, laws regulating financial services, the internet, mobile technologies, crypto assets, and related technologies outside of Japan are rapidly evolving, complex and often impose different, more specific, or even conflicting obligations on us, as well as potentially broader liability.

Regulators worldwide frequently study each other’s approaches to the regulation of crypto assets. Consequently, developments in any particular jurisdiction may influence other jurisdictions. New developments in one jurisdiction may be extended to additional services and other jurisdictions. As a result, the risks created by any new law or regulation in one jurisdiction are magnified by the potential that they may be replicated, affecting our business in another place or involving another service. Conversely, if regulations diverge worldwide, we may face difficulty adjusting our products, services, and other aspects of our business to serve customers in jurisdictions outside of Japan. On June 30, 2022, the European Union announced a provisional agreement on markets in crypto assets regulatory framework meant to clarify the responsibilities and obligations of crypto asset service providers, establish a licensing scheme and protect consumers. The regulatory framework was formally adopted on May 16, 2023, and the first phase, in which issuers of asset-reference tokens must be authorized in the European Union (including through submission of a detailed application meeting specific compliance obligations) and e-money tokens can only be offered in the European Union by credit institutions and electronic money institutions authorized in the European Union (after submission of a white paper to the competent supervisory authority), has been applied from June 30, 2024, although its overall impact on crypto asset service providers and the crypto asset markets remains uncertain. On November 24, 2023, the European Banking Authority launched a public consultation on new guidelines to prevent the abuse of funds and certain crypto asset transfers for money laundering and terrorist financing purposes, further highlighting the continually evolving regulatory landscape in which we operate.

To the extent that we expand internationally in the future, we would become subject to a heightened risk of enforcement action, litigation, regulatory, and legal scrutiny which could lead to sanctions, cease and desist orders, or other penalties and censures which could significantly and adversely affect our continued operations and financial condition.

We may suffer losses due to staking, delegating, and other related services we provide to our customers.

Certain supported crypto assets enable holders to earn rewards by participating in decentralized governance, bookkeeping and transaction confirmation activities on their underlying blockchain networks, such as through staking activities, including staking through validation, delegating, and baking. We currently provide and expect to continue to provide such services for Ethereum (ETH) to our customers in order to enable them to earn rewards based on the amount that we hold on their behalf. For instance, as a service to customers, we operate staking nodes on certain blockchain networks utilizing customers’ crypto assets and pass through the rewards received to those customers, less a service fee. In other cases, with our assessment about risk of the providers, we may delegate our customers’ assets to third-party service providers that are unaffiliated with us. Some networks may further require customer assets to be transferred into smart contracts on the underlying blockchain networks not under our or anyone’s control. If our validator, any third-party service providers, or smart contracts fail to behave as expected, suffer cybersecurity attacks, experience security issues, or encounter other problems, our customers’ assets may be irretrievably lost. In addition, certain blockchain networks dictate requirements for participation in the relevant decentralized governance activity, and may impose penalties, or “slashing,” if the relevant activities are not performed correctly, such as if the staker, delegator, or baker acts maliciously on the network, “double signs” any transactions, or experience extended downtimes. If we or any of our service providers are slashed by the underlying blockchain network, our customers’ assets may be confiscated, withdrawn, or burnt by the network, resulting in losses for which we may be responsible. Furthermore, certain types of staking require the payment of transaction fees on the underlying blockchain network and such fees can become significant as the amount and complexity of the transaction grows, depending on the degree of network congestion and the price of the network token. If we experience a high volume of such staking requests from our customers on an ongoing basis, we could incur significant costs. Any penalties or slashing events could damage our brand and reputation, cause us to suffer financial losses, discourage existing and future customers from utilizing our products and services, and adversely impact our business.

We may be exposed to transaction losses due to chargebacks as a result of fraud or uncollectibility that may adversely impact our business, operating results, and financial condition.

In the past, certain of our products and services were able to be paid for by credit and debit cards through payment processors which exposed us to risks associated with chargebacks and refunds. Although we currently do not accept either credit or debit cards for payment if we return to allowing the use of credit or debit cards in the future, we may be exposed to various losses as a result of fraud or uncollectibility that could arise from fraud, misuse, unintentional use, settlement delay, or other activities. In the future, if we begin incurring a significant number of refunds and chargebacks, our payment processors could require us to increase reserves, impose penalties on us, charge additional fees, or terminate their relationships with us. Failure to effectively manage risk and prevent fraud could increase our chargeback and refund losses or cause us to incur other liabilities. Increases in chargebacks, refunds or other liabilities could have an adverse effect on our operating results, financial condition, and cash flows.

We may make acquisitions and investments, which could require significant management attention, disrupt our business, result in dilution to our stockholders, and adversely affect our financial results.

As part of our business strategy, we look for potential opportunities to make acquisitions to add specialized employees, complementary companies, products, services, licenses, or technologies. We routinely conduct discussions and evaluate opportunities for possible acquisitions, strategic investments, entries into new businesses, joint ventures, and other transactions. We may also invest in companies and technologies, many of which are private companies and technologies that are highly speculative in nature. In the future, we may not be able to find any suitable acquisition and investment candidates, and we may not be able to complete acquisitions or make investments on favorable terms, if at all. In some cases, the costs of such acquisitions may be substantial, and there is no assurance that we will receive a favorable return on investment for our acquisitions. We may in the future be required to write off assets we have acquired.

In addition, if we fail to successfully close or integrate any acquisitions, or integrate the products or technologies associated with such acquisitions into our company, our total revenue and operating results could be adversely affected. Our ability to acquire and integrate companies, products, services, licenses, or technologies in a successful manner is unproven. Any integration process may require significant time and resources, and we may not be able to manage the process successfully, including successfully securing regulatory approvals which may be required to close the transaction and/or to continue to operate the target firm’s business or products in a manner that is useful to us. We may not successfully evaluate or utilize the acquired products, services, technology, or personnel, or accurately forecast the financial impact of an acquisition, including accounting charges. We may have to pay cash, incur debt, or issue equity securities to pay for any such acquisition, any of which could adversely affect our financial results. The new issuance of equity to finance any such acquisitions could result in dilution to our stockholders. The incurrence of substantial indebtedness could also result in increased fixed obligations and may include covenants or other restrictions that would impede our ability to manage our operations.

If we fail to develop, maintain, and enhance our brand and reputation, our business, operating results, and financial condition may be adversely affected.

Our brand and reputation are key assets. Maintaining, protecting, and enhancing our brand depends largely on the success of our marketing efforts, ability to provide consistent, high-quality, and secure products, services, features and support, and our ability to successfully secure, maintain, and defend our rights to use the “Coincheck” mark and other trademarks important to our brand. We believe that the ease-of-use of our products and services, in particular due to the quality and simplicity of our application interface is a differentiating factor for our brand. We believe that the importance of our brand and reputation will increase as competition further intensifies. Our brand and reputation could be harmed if we fail to achieve these objectives or if our public image were to be tarnished by negative publicity, unexpected events, or actions by third parties. Unfavorable publicity about us, including our products, services, technology, customer service, personnel, and crypto assets or crypto asset platforms generally could diminish confidence in, and the use of, our products and services. Such negative publicity also could have an adverse effect on the size and engagement of our customers and could result in decreased total revenue, which could have an adverse effect on our business, operating results, and financial condition.

Our key business metrics and other estimates are subject to inherent challenges in measurement, and our business, operating results, and financial condition could be adversely affected by real or perceived inaccuracies in those metrics.

We regularly review key business metrics, including the number of verified and active users, trading volume and other measures to evaluate growth trends, measure our performance, and make strategic decisions. These key metrics are calculated using internal company data and have not been validated by an independent third party. While these numbers are based on what we currently believe to be reasonable estimates for the applicable period of measurement, there are inherent challenges in such measurements. If we fail to maintain an effective analytics platform, our key metrics calculations may be inaccurate, and we may not be able to identify those inaccuracies. We regularly review our processes for calculating these metrics, and from time to time we make adjustments to improve their accuracy. We generally will not update previously disclosed key business metrics for any such inaccuracies or adjustments that are immaterial.

Our key business metrics may also be impacted by compliance or fraud-related bans, technical incidents, or false or spam accounts in existence on our cryptocurrency exchanges. We regularly deactivate fraudulent and spam accounts that violate our terms of service and exclude these users from the calculation of our key business metrics; however, we may not succeed in identifying and removing all such accounts from our cryptocurrency exchanges. If our metrics provide us with incorrect or incomplete information about users and their behavior, we may make inaccurate conclusions about our business.

Unfavorable media coverage could negatively affect our business.

We receive a high degree of media coverage in Japan. Unfavorable publicity regarding, for example, our product changes, product quality, litigation or regulatory activity, privacy practices, terms of service, employment matters, the use of our products, services, or supported crypto assets for illicit or objectionable ends, the actions of our customers, or the actions of other companies that provide similar services to ours could adversely affect our reputation. Further, we may be in the future the target of social media campaigns criticizing actual or perceived actions or inactions that are disfavored by our customers, employees, or society at-large. Such campaigns could materially impact our customers’ decisions to trade on our cryptocurrency exchanges or NFT marketplace. For example, we have been subject to lawsuits related to the NEM hacking incident in January 2018. Any such negative publicity could have an adverse effect on the size, activity, and loyalty of our customers and result in a decrease in our total revenue, which could adversely affect our business, operating results, and financial condition.

Our cryptocurrency exchanges or NFT marketplace may be exploited to facilitate illegal activity such as fraud, money laundering, gambling, tax evasion, and scams. If any of our customers use our cryptocurrency exchanges or NFT marketplace to further such illegal activities, our business could be adversely affected.

Our cryptocurrency exchanges or NFT marketplace may be exploited to facilitate illegal activity including fraud, money laundering, gambling, tax evasion and scams. We may be specifically targeted by individuals seeking to conduct fraudulent transfers, and it may be difficult or impossible for us to detect and avoid such transactions in certain circumstances. The use of our cryptocurrency exchanges or NFT marketplace for illegal or improper purposes could subject us to claims, lawsuits, and government and regulatory investigations, prosecutions, enforcement actions, inquiries, or requests that could result in liability and reputational harm for us. In the event that a customer is found responsible for intentionally or inadvertently violating the laws in Japan or elsewhere, we may be subject to governmental inquiries, enforcement actions, prosecuted, or otherwise held secondarily liable for aiding or facilitating such activities. As a licensed crypto asset exchange service provider in Japan, we are required to implement KYC and other preventative measures mandated under Japan’s Act on Prevention of Transfer of Criminal Proceeds and monitored by the JFSA. We have in the past reported instances of non-compliance, and any future failure to maintain sufficient preventative measures could result in regulatory consequences and damage to our reputation. Changes in law have also increased the penalties for money transmitters for certain illegal activities, and government authorities may consider increased or additional penalties from time to time. Any threatened or resulting claims could result in reputational harm, and any resulting liabilities, loss of transaction volume, or increased costs could harm our business.

Moreover, while fiat currencies can be used to facilitate illegal activities, crypto assets are relatively new and, in many jurisdictions, may be lightly regulated or largely unregulated. Many types of crypto assets have characteristics, such as the speed with which digital currency transactions can be conducted, the ability to conduct transactions without the involvement of regulated intermediaries, the ability to engage in transactions across multiple jurisdictions, the irreversible nature of certain crypto asset transactions, and encryption technology that anonymizes these transactions, that make crypto assets susceptible to use in illegal activity. Various regulatory authorities and law enforcement agencies have taken and continue to take legal action against persons and entities alleged to be engaged in fraudulent schemes or other illicit activity involving crypto assets.

While we believe that our risk management and compliance framework is designed to comply with the regulations applicable to our operations in Japan and to detect significant illicit activities conducted by our potential or existing customers, we cannot ensure that we will be able to detect all illegal activity on our cryptocurrency exchanges or NFT marketplace. The introduction of new services may present additional challenges in monitoring for illicit activities. If any of our customers use our cryptocurrency exchanges or NFT marketplace to further such illegal activities, our business could be adversely affected.

Our compliance and risk management methods might not be effective and may result in outcomes that could adversely affect our reputation, operating results, and financial condition.

We are subject to significant regulatory oversight in Japan, and our ability to comply with applicable complex and evolving laws, regulations, and rules is largely dependent on the establishment and maintenance of our compliance, audit, and reporting systems, as well as our ability to attract and retain qualified compliance and other risk management personnel. While we have devoted significant resources to develop policies and procedures to identify, monitor, and manage our risks, and expect to continue to do so in the future, we cannot assure you that our policies and procedures will always be effective. Our risk management policies and procedures rely on a combination of technical and human controls and supervision that are subject to error and failure. Some of our methods for managing risk are discretionary by nature and are based on internally developed controls and observed historical market behavior, and also involve reliance on standard industry practices. These methods may not adequately prevent losses, particularly as they relate to extreme market movements, which may be significantly greater than historical fluctuations in the market. Our risk management policies and procedures also may not adequately prevent losses due to technical errors if our testing and quality control practices are not effective in preventing failures. In addition, we may elect to adjust our risk management policies and procedures to allow for an increase in risk tolerance, which could expose us to the risk of greater losses.

Regulators periodically review our compliance with our own policies and procedures and with a variety of laws and regulations. We have received in the past and may from time to time receive additional examination reports citing violations of rules and regulations and inadequacies in existing compliance programs and requiring us to enhance certain practices with respect to our compliance program, including due diligence, training, monitoring, reporting, and recordkeeping. If we fail to comply with these, or do not adequately remediate certain findings, regulators could take a variety of actions that could impair our ability to conduct our business, including delaying, denying, withdrawing, or conditioning approval of certain products and services. In addition, we face the risk of significant intervention by regulatory authorities, including extensive examination and surveillance activities. In the case of non-compliance or alleged non-compliance, we could be subject to investigations and proceedings that may result in substantial penalties or civil lawsuits, including by customers. Any of these outcomes would adversely affect our reputation and brand and business, operating results, and financial condition. Some of these outcomes could adversely affect our ability to conduct our business.

We may suffer losses due to abrupt and erratic market movements.

The crypto asset market has been characterized by significant volatility and unexpected price movements. Certain crypto assets may become more volatile and less liquid in a very short period of time, resulting in market prices being subject to erratic and abrupt market movement, which could harm our business. For instance, abrupt changes in volatility or market movement can lead to extreme pressures on our cryptocurrency exchanges and infrastructure that can lead to inadvertent suspension of services across parts of the platform or the entire platform.

In addition, we hold certain crypto assets separately from the crypto assets of our customers in order to ensure liquidity for our customers. We utilize the Value-at-Risk method to help manage the market risk of such crypto assets held and we monitor the supply volume and transaction value of each crypto asset that we offer on our Marketplace platform for liquidity risk on a daily basis relative to our capital. However, as crypto assets are significantly more volatile than other financial assets, these periods of volatility and unexpected price fluctuations may affect our financial position and business performance if our risk management and liquidity risk procedures are not effective. One way in which we limit our exposure to market risk is by borrowing crypto assets from our customers under our Coincheck Lending program. Under the terms of the borrowing agreements, we return the subject crypto assets in kind at the end of the specified borrowing period. If borrowing from our customers becomes limited or unavailable, we might need to purchase and hold crypto assets in order to use them to facilitate the operations of our Marketplace platform, increasing our exposure to price fluctuations to the extent of the crypto assets held.

Risks Relating to Crypto Assets

Negative publicity associated with crypto asset platforms, including instances of potential fraud, the bankruptcy of industry participants and the violation of applicable legal and regulatory requirements, may cause existing and potential customers to lose confidence in crypto asset platforms.

Crypto asset platforms are relatively new. Many of our competitors outside of Japan are unlicensed, unregulated, operate without supervision by any governmental authorities, and do not provide the public with significant information regarding their ownership structure, management team, corporate practices, cybersecurity, and regulatory compliance. In addition, crypto assets may be more vulnerable than other types of assets to market or price manipulation and other fraudulent practices due to the lack of regulations globally. A lack of transparency and incidents of fraud or malfeasance that result in losses to investors may cause our existing or potential customers and the general public to lose confidence in crypto asset platforms, including regulated platforms like ours. These incidents may also lead to increased regulatory scrutiny in Japan and other jurisdictions.

Numerous crypto asset platforms have been sued, investigated, or shut down due to fraud, manipulative practices, business failure, and security breaches. In many of these instances, customers of these platforms were not compensated or made whole for their losses. Larger platforms are more appealing targets for hackers and malware and may also be more likely to be targets of regulatory enforcement actions. For example, in February 2014, Mt. Gox, the then largest crypto asset platform worldwide, filed for bankruptcy protection in Japan after an estimated 850,000 Bitcoin were stolen from its wallets. As described under “Business — Our History,” in January 2018 our NEM hot wallet was hacked and we lost 526.3 million NEM, or ¥46.6 billion, of customer funds. In May 2019, Binance, one of the world’s largest platforms, was hacked, resulting in losses of approximately $40 million, and in February 2021, Bitfinex settled a long-running legal dispute with the State of New York related to Bitfinex’s alleged misuse of over $800 million of customer assets. More recently, volatility in crypto asset markets have caused severe distress for crypto asset platforms and in some cases business failure, preventing customers from accessing or recovering their funds. In particular, the November 2022 bankruptcy filing of FTX, a Bahamas-based cryptocurrency exchange, and allegations of fraud and mismanagement of funds against its founder and former CEO, has heightened negative perceptions of crypto asset platforms and has created uncertainty about the outlook for markets for crypto assets.

More recently, there have been a number of incidents of alleged non-compliance with legal and regulatory requirements by major crypto asset platforms. For example, on March 22, 2023, Coinbase announced that it had received a “Wells Notice” from the SEC, stating that the staff of the SEC had made a “preliminary determination” to recommend an enforcement action against Coinbase alleging violations of federal securities laws relating to various aspects of Coinbase’s services and products. In addition, on March 27, 2023, the CFTC announced the filing of a civil enforcement action in the U.S. District Court for the Northern District of Illinois charging, among others, various entities that operate the Binance platform and Changpeng Zhao, Binance’s co-founder and CEO, with numerous violations of the Commodity Exchange Act and CFTC regulations. Furthermore, on June 5, 2023, the SEC filed a civil complaint in the U.S. District Court for the District of Columbia against Binance and other related entities, as well as Changpeng Zhao. The complaint consists of thirteen charges, including misleading investors and operating as an unregistered securities exchange, broker and clearing agency in violation of U.S. securities laws. Furthermore, on June 6, 2023, the SEC filed a complaint in the U.S. District Court for the Southern District of New York against Coinbase for operating as an unregistered securities exchange, broker and clearing agency, and for the unregistered offer and sale of securities in connection with its staking-as-a-service program. On November 2, 2023, Sam Bankman-Fried, the founder of FTX, was found guilty of all seven criminal counts of fraud against him, and on November 21, 2023, Binance and Changpeng Zhao, the co-founder and CEO of Binance, pled guilty to federal criminal charges that Binance violated and caused a financial institution to violate the Bank Secrecy Act, with Binance entering into a $4.3 billion settlement with the U.S. Justice Department in addition to the confiscation of certain assets and Changpeng Zhao stepping down as CEO and accepting an individual fine of $50 million. On May 31, 2024, Japanese crypto exchange operator DMM Bitcoin announced that it had lost 4,502.9 Bitcoin (approximately ¥48.2 billion) of customer assets held in cold wallets as a result of a hacking incident in which such assets were transmitted outside of the company through an “unauthorized leak.”

On June 27, 2024, Coinbase filed lawsuits against both the SEC and the FDIC in order to shed light on their approaches to regulation in the industry and gain access to internal records to uncover alleged efforts by the financial regulators to pressure financial institutions to deny crypto firms access to the federal banking system. On July 1, 2024, the SEC filed suit against Silvergate, the parent company of a bank which allegedly helped to facilitate fraud at FTX before its collapse, former CEO Alan Lane and former Chief Risk Officer Kathleen Fraher, claiming that they misled investors regarding the strength of Silvergate’s Bank Secrecy Act/Anti-Money Laundering compliance program and the monitoring of crypto customers, including FTX, by Silvergate’s wholly owned subsidiary, Silvergate Bank. The SEC also charged Silvergate and its former Chief Financial Officer, Antonio Martino, with misleading investors about Silvergate’s losses from expected securities sales following the collapse of FTX. All parties charged, with the exception of Antonio Martino, have agreed to settle with the SEC. On July 2, 2024, in relation to the civil complaint filed by the SEC against Binance and other related entities, a U.S. federal court dismissed several claims, including that Binance’s fiat-backed stablecoin, BUSD, qualifies as an investment contract, although certain other claims by the SEC were allowed to proceed.

On August 7, 2024, Ripple Labs was fined $125 million in relation to the complaint initially filed by the SEC in December 2020 with respect to the institutional sales of the XRP token, which a Manhattan court judge ruled were unregistered securities offerings; the SEC has since filed an appeal. On September 24, 2024, the SEC spoke before the United States Congress to address concerns surrounding the impediment of financial innovation and reduction of consumer protections related to the SEC’s new rules on digital asset custody under SAB 121. On September 27, 2024, the SEC gave “no-objection” to the Bank of New York Mellon’s request to safeguard digital assets without needing to list them as balance sheet liabilities, as is currently required under SAB 121, and which many financial institutions view as restrictive, and as a result could lead to an increase in the number of financial institutions able to target institutional clients wanting to invest in digital assets through ETFs. On September 27, 2024, the SEC also filed settled charges against Mango DAO and Blockworks Foundation for engaging in the unregistered offer and sale of crypto assets called “MNGO” tokens, as well as settled charges against Blockworks Foundation and Mango Labs LLC for engaging in unregistered broker activity in connection with various crypto assets being offered and sold as securities on the Mango Market platform.

The outcome and results of these enforcement actions may have a significant negative impact on the adoption and use of crypto assets both within the United States and elsewhere and could negatively impact the liquidity, volatility, and value of such assets.

In addition, there have been reports that a significant amount of crypto asset trading volume on crypto asset platforms is fabricated and false in nature, with a specific focus on unregulated platforms located outside of Japan. Such reports may indicate that the market for crypto asset platform activities is significantly smaller than otherwise understood.

Negative perception, a lack of stability and standardized regulation in the trading of crypto assets, and the closure or temporary shutdown of crypto asset platforms due to fraud, business failure, hackers or malware, or government mandated regulation, and associated losses suffered by customers, may reduce investor confidence and result in greater volatility of the prices of crypto assets, including significant depreciation in value. Any of these events could have an adverse impact on our business.

Depositing and withdrawing crypto assets into and from our cryptocurrency exchanges involve risks, which could result in loss of customer assets, customer disputes and other liabilities, which could adversely impact our business.

In order to own, transfer and use a crypto asset on its underlying blockchain network, a person must have a private and public key pair associated with a network address, commonly referred to as a “wallet.” Each wallet is associated with a unique “public key” and “private key” pair, each of which is a string of alphanumerical characters. To deposit crypto assets held by a customer onto our cryptocurrency exchanges or custody platforms, a customer must “sign” a transaction that consists of the private key of the wallet from where the customer is transferring crypto assets, the public key of a wallet that we control which we provide to the customer, and broadcast the deposit transaction onto the underlying blockchain network. Similarly, to withdraw crypto assets from our cryptocurrency exchanges or custody platforms, the customer must provide us with the public key of the wallet that the crypto assets are to be transferred to, and we would be required to “sign” a transaction authorizing the transfer. In addition, some crypto networks require additional information to be provided in connection with any transfer of crypto assets to or from our cryptocurrency exchanges. A number of errors can occur in the process of depositing or withdrawing crypto assets into or from our cryptocurrency exchanges, such as typos, mistakes, or the failure to include the information required by the blockchain network. For instance, a user may incorrectly enter our wallet’s public key or the desired recipient’s public key when depositing and withdrawing from our cryptocurrency exchanges, respectively. Alternatively, a user may transfer crypto assets to a wallet address that he does not own, control or hold the private keys to. In addition, each wallet address is only compatible with the underlying blockchain network on which it is created. For instance, a Bitcoin wallet address can only be used to send and receive Bitcoin. If any Ethereum or other crypto assets is sent to a Bitcoin wallet address, or if any of the foregoing errors occur, all of the customer’s crypto assets will be permanently and irretrievably lost with no means of recovery. We have encountered and expect to continue to encounter similar incidents with our customers. Such incidents could result in customer disputes, damage to our brand and reputation, legal claims against us, and financial liabilities, any of which could adversely affect our business.

A temporary or permanent blockchain “fork” to any supported crypto asset could adversely affect our business.

Blockchain protocols, including Bitcoin and Ethereum, are open source. Any user can download the software, modify it, and then propose that Bitcoin, Ethereum or other blockchain protocols users and miners adopt the modification. When a modification is introduced and a substantial majority of users and miners consent to the modification, the change is implemented and the Bitcoin, Ethereum or other blockchain protocol networks, as applicable, remain uninterrupted. However, if less than a substantial majority of users and miners consent to the proposed modification, and the modification is not compatible with the software prior to its modification, the consequence would be what is known as a “fork” (i.e., “split”) of the impacted blockchain protocol network and respective blockchain, with one prong running the pre-modified software and the other running the modified software. The effect of such a fork would be the existence of two parallel versions of the Bitcoin, Ethereum or other blockchain protocol network, as applicable, running simultaneously, but with each split network’s crypto asset lacking interchangeability.

Both Bitcoin and Ethereum protocols have been subject to “forks” that resulted in the creation of new networks, including Bitcoin Cash ABC, Bitcoin Cash SV, Bitcoin Diamond, Bitcoin Gold, Ethereum Classic, and others. Some of these forks have caused fragmentation among platforms as to the correct naming convention for forked crypto assets. Due to the lack of a central registry or rulemaking body, no single entity has the ability to dictate the nomenclature of forked crypto assets, causing disagreements and a lack of uniformity among platforms on the nomenclature of forked crypto assets, and which results in further confusion to users as to the nature of assets they hold on platforms. In addition, several of these forks were contentious and, as a result, participants in certain communities may harbor ill will towards other communities. As a result, certain community members may take actions that adversely impact the use, adoption, and price of Bitcoin, Ethereum, or any of their forked alternatives.

Furthermore, hard forks can lead to new security concerns. For instance, when the Ethereum and Ethereum Classic networks split in July 2016, replay attacks, in which transactions from one network were rebroadcast on the other network to achieve “double-spending,” plagued platforms that traded Ethereum through at least October 2016, resulting in significant losses to some crypto asset platforms. Similar replay attacks occurred in connection with the Bitcoin Cash and Bitcoin Cash SV network split in November 2018. Another possible result of a hard fork is an inherent decrease in the level of security due to the splitting of some mining power across networks, making it easier for a malicious actor to exceed 50% of the mining power of that network, thereby making crypto assets that rely on proof-of-work more susceptible to attack, as has occurred with Ethereum Classic.

We do not believe that we are required to support any fork or provide the benefit of any forked crypto asset to our customers. However, we have in the past and may in the future continue to be subject to claims by customers arguing that they are entitled to receive certain forked or airdropped crypto assets by virtue of crypto assets that they hold with us. If any customers succeed on a claim that they are entitled to receive the benefits of a forked or airdropped crypto asset that we do not or are unable to support, we may be required to pay significant damages, fines or other fees to compensate customers for their losses.

Future forks may occur at any time. A fork can lead to a disruption of networks and our information technology systems, cybersecurity attacks, replay attacks, or security weaknesses, any of which can further lead to temporary or even permanent loss of our and our customers’ assets. Such disruption and loss could cause us to be exposed to liability, even in circumstances where we have no intention of supporting an asset compromised by a fork.

We currently support, and expect to continue to support, certain smart contract-based crypto assets. If the underlying smart contracts for these crypto assets do not operate as expected, they could lose value and our business could be adversely affected.

We currently support, and expect to continue to support, various crypto assets that represent units of value on smart contracts deployed on a third party blockchain. Smart contracts are programs that store and transfer value and execute automatically when certain conditions are met. Since smart contracts typically cannot be stopped or reversed, vulnerabilities in their programming and design can have damaging effects. For instance, in April 2018, a batch overflow bug was found in many Ethereum-based ERC20-compatible smart contract tokens that allowed hackers to create a large number of smart contract tokens, causing multiple crypto asset platforms worldwide to shut down ERC20-compatible token trading. Similarly, in March 2020, a design flaw in the MakerDAO smart contract caused forced liquidations of crypto assets at significantly discounted prices, resulting in millions of dollars of losses to users who had deposited crypto assets into the smart contract. If any such vulnerabilities or flaws come to fruition, smart contract-based crypto assets, including those held by our customers on our cryptocurrency exchanges or NFT marketplace, may suffer negative publicity, be exposed to security vulnerabilities, decline significantly in value, and lose liquidity over a short period of time.

In some cases, smart contracts can be controlled by one or more “admin keys” or users with special privileges, or “super users.” These users have the ability to unilaterally make changes to the smart contract, enable or disable features on the smart contract, change how the smart contract receives external inputs and data, and make other changes to the smart contract. For smart contracts that hold a pool of reserves, these users may also be able to extract funds from the pool, liquidate assets held in the pool, or take other actions that decrease the value of the assets held by the smart contract in reserves. Even for crypto assets that have adopted a decentralized governance mechanism, such as smart contracts that are governed by the holders of a governance token, such governance tokens can be concentrated in the hands of a small group of core community members, who would be able to make similar changes unilaterally to the smart contract. If any such super user or group of core members unilaterally make adverse changes to a smart contract, the design, functionality, features and value of the smart contract, and its related crypto assets, may be harmed. In addition, assets held by the smart contract in reserves may be stolen, misused, burnt, locked up or otherwise become unusable and irrecoverable. These super users can also become targets of hackers and malicious attackers. If an attacker is able to access or obtain the super user privileges of a smart contract, or if a smart contract’s super-users or core community members take actions that adversely affect the smart contract, our customers who hold and transact in the affected crypto assets may experience decreased functionality and value of the applicable crypto assets, up to and including a total loss of the value of such crypto assets. Although we do not control these smart contracts, any such events could cause customers to seek damages against us for their losses, result in reputational damage to us, or in other ways adversely impact our business.

From time to time, we may encounter technical issues in connection with the integration of supported crypto assets and changes and upgrades to their underlying networks, which could adversely affect our business.

In order to support any crypto asset, a variety of front and back-end technical and development work is required to implement our wallet, custody, trading, and other solutions for our customers, and to integrate such supported crypto asset with our existing technical infrastructure. For certain crypto assets, a significant amount of development work is required and there is no guarantee that we will be able to support successfully any existing or future crypto asset. In addition, such integration may introduce software errors or weaknesses into our cryptocurrency exchanges or NFT marketplace, including our existing infrastructure. Even if such integration is initially successful, any number of technical changes, software upgrades, soft or hard forks, cybersecurity incidents, or other changes to the underlying blockchain network may occur from time to time, causing incompatibility, technical issues, disruptions, or security weaknesses to our cryptocurrency exchanges or NFT marketplace. If we are unable to identify, troubleshoot and resolve any such issues successfully, we may no longer be able to support such crypto asset, our customers’ assets may be frozen or lost, the security of our hot, warm, or cold wallets may be compromised, and our cryptocurrency exchanges, NFT marketplace and technical infrastructure may be affected, all of which could adversely impact our business.

If miners or validators of any supported crypto asset demand high transaction fees, our operating results may be adversely affected.

We charge miner fees when a customer sends certain crypto assets from their Coincheck account to a non-Coincheck account. We estimate the miner fee based on the cost that we will incur to process the withdrawal transaction on the underlying blockchain network. In addition, we also pay miner fees when we move crypto assets for various operational purposes, such as when we transfer crypto assets between our hot and cold wallets, for which we do not charge our customers. However, miner fees can be unpredictable. For instance, in 2021, Bitcoin miner fees increased from approximately $10 per transaction in January 2021 to over $60 per transaction in April 2021 and again to over $120 per transaction in April 2024. Even though Bitcoin’s miner fees have since decreased to approximately $0.79 per transaction as of the end of September 2024, if the block rewards for miners on any blockchain network are not sufficiently high to incentivize miners, miners may demand higher transaction fees, or collude to reject low transaction fees and force users to pay higher fees. Although we generally attempt to pass miner fees relating to customer withdrawals through to our customers, we have in the past incurred, and expect to incur from time to time, losses associated with the payment of miner fees in excess of what we charge our customers, resulting in adverse impacts on our operating results.

The nature of our business requires the application of complex financial accounting and tax rules, and there is limited guidance from accounting standard setting bodies and taxing authorities. If financial accounting standards undergo significant changes or taxing authorities announce new tax rules, our operating results could be adversely affected.

The accounting rules and regulations that we must comply with are complex and subject to interpretation by the IFRS Foundation and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on our reported financial results and may even affect the reporting of transactions completed before the announcement or effectiveness of a change. In addition, there has been limited precedent for the financial accounting of crypto assets and related valuation and revenue recognition standards. As such, there remains significant uncertainty on how companies should account for crypto assets transactions, crypto assets and related revenue. Furthermore, there has been limited guidance from taxing authorities on treatment of crypto assets and revenue therefrom. Japanese tax audits or changes in the tax treatment of our business could result in the imposition of significant additional taxes. Uncertainties in or changes to regulatory or financial accounting standards could result in the need to change our accounting methods and restate our financial statements and impair our ability to provide timely and accurate financial information, which could adversely affect our financial statements, result in a loss of investor confidence, and more generally impact our business, operating results, and financial condition.

Risks Relating to Government Regulation and Privacy Matters

Global regulation of crypto assets or crypto asset platforms may develop in ways that limit the potential for growth in usage and acceptance of crypto assets.

As crypto assets have grown in both popularity and market size, various local and foreign governmental organizations, consumer agencies and public advocacy groups have been examining the operations of crypto networks, users and platforms, with a focus on how crypto assets can be used to launder the proceeds of illegal activities and fund criminal or terrorist enterprises, and the safety and soundness of platforms and other service providers that hold crypto assets for users. Many of these entities have called for heightened regulatory oversight and have issued consumer advisories describing the risks posed by crypto assets to users and investors. Several jurisdictions have banned so-called initial coin offerings, such as China and South Korea, while Canada, Singapore, and Hong Kong have opined that token offerings may constitute securities offerings subject to local securities regulations. In September 2021, China issued a blanket ban on all payments and services utilizing crypto assets and other activity, such as mining, related to crypto assets. In addition, the Government of India has been holding consultation regarding draft legislation to regulate cryptocurrencies while the Indian Central Bank is of the view that cryptocurrencies should be banned. In May 2023, the Central Bank of Argentina announced a ban on the offering or solicitation of crypto transactions by payment service providers. To the extent that such developments adversely affect the adoption of and values of crypto assets, they may adversely affect our business and results of operations even if they occur in jurisdictions in which we do not operate directly.

Following the bankruptcy of Bahamas-based FTX Trading Ltd. in November 2022 and allegations of fraud and mismanagement of funds against its founder and former CEO, as well as financial difficulties experienced by other participants in the crypto asset markets, concern related to investor protection has heightened globally and there is a high likelihood of additional legislation, regulatory measures or administrative actions relating to crypto asset market participants in the United States and other jurisdictions. To the extent such developments result in severe limitations on or bans of crypto assets that we support, or lead to imposition of limitations or bans on other aspects of our business, such developments may adversely affect our business and results of operations.

We obtain and process a large amount of sensitive customer data. Any real or perceived improper use of, disclosure of, or access to such data could harm our reputation, as well as have an adverse effect on our business.

We obtain and process large amounts of sensitive data, including personal data related to our customers and their transactions, such as their names, addresses, copies of government-issued identification, trading data, tax identification, and bank account information. We face risks, including to our reputation, in the handling and protection of this data, and these risks will increase as our business continues to expand. In addition, Japanese laws and regulations, such as the Act on the Protection of Personal Information (“APPI”), governing privacy and data protection require us to safeguard our customers’, employees’, and service providers’ personal data and other important information. If we fail to comply with the regulations under the APPI, we may face recommendation and order from the Personal Information Protection Commission and be liable for fines.

We have administrative, technical, and physical security measures and controls in place and maintain a robust information security program. However, our security measures may be inadequate or breached as a result of third-party action, employee or service provider error, malfeasance, malware, phishing, hacking attacks, system error, trickery, advances in computer capabilities, new discoveries in the field of cryptography, inadequate facility security or otherwise, and, as a result, someone may be able to obtain unauthorized access to sensitive information, including personal data, on our systems. We could be the target of a cybersecurity incident, which could result in harm to our reputation and financial losses. Additionally, our customers have been and could be targeted in cybersecurity incidents like an account takeover, which could result in harm to our reputation and financial losses. Additionally, privacy and data protection laws are evolving, and it is possible that these laws may be interpreted and applied in a manner that is inconsistent with our data handling safeguards and practices that could result in fines, lawsuits, and other penalties, and significant changes to our or our third-party partners business practices, products and service offerings.

Our future success depends on the reliability and security of our cryptocurrency exchanges. To the extent that the measures we or our third-party business partners have taken prove to be insufficient or inadequate, we may become subject to litigation, breach notification obligations, or regulatory or administrative sanctions, which could result in significant fines, penalties, damages, harm to our reputation, or loss of customers. If our own confidential business information or sensitive customer information were improperly disclosed, our business could be adversely affected. Additionally, a party who circumvents our security measures could, among other effects, appropriate customer information or other proprietary data, cause interruptions in our operations, or expose customers to hacks, viruses, and other disruptions.

Risks Relating to Third Parties

Our current and future services are dependent on payment networks and acquiring processors, and any changes to their rules or practices could adversely impact our business.

We rely on banks and other payment processors to process customers’ payments in connection with the purchase of crypto assets on our cryptocurrency exchanges and we pay these providers fees for their services. From time to time, payment networks have increased, and may increase in the future, the interchange fees and assessments that they charge for transactions that use their networks. Payment networks have imposed, and may impose in the future, special fees on the purchase of crypto assets, including on our cryptocurrency exchanges, which could negatively impact us and significantly increase our costs. Our payment card processors may have the right to pass any increases in interchange fees and assessments on to us and may impose additional use charges which would increase our operating costs and reduce our operating income. We could attempt to pass these increases along to our customers, but this strategy might result in the loss of customers to our competitors that may not pass along the increases, thereby reducing our total revenue and earnings. If competitive practices prevent us from passing along the higher fees to our customers in the future, we may have to absorb all or a portion of such increases, thereby increasing our operating costs and reducing our earnings.

We may also be directly or indirectly liable to the payment networks for rule violations. Payment networks set and interpret their network operating rules and have alleged from time to time that various aspects of our business model violate these operating rules. If such allegations are not resolved favorably, they may result in significant fines and penalties or require changes in our business practices that may be costly and adversely affect our business. The payment networks could adopt new operating rules or interpret or reinterpret existing rules that we or our processors might find difficult or even impossible to follow, or costly to implement. As a result, we could lose our ability to give customers the option of using cards to fund their purchases or the choice of currency in which they would like their card to be charged. If we are unable to accept cards or are limited in our ability to do so, our business would be adversely affected.

We rely on third parties to perform certain key functions, and their failure to perform those functions could adversely affect our business, financial condition and results of operations.

We rely on certain third-party computer systems or third-party service providers, including cloud technology providers, internet service providers, payment services providers, market and third-party data providers, regulatory services providers, banking systems, communications facilities and other facilities to run our cryptocurrency exchanges. These providers are susceptible to operational, technological and security vulnerabilities, including security breaches, which may impact our business, and our ability to monitor our third-party service providers’ data security is limited. In addition, these third-party service providers may rely on subcontractors to provide services to us that face similar risks. Any interruption in these third-party services, or deterioration in the quality of their service or performance, could be disruptive to our business.

Any failures by, or security breaches of, our third-party service providers or their subcontractors that result in an interruption in service, unauthorized access, misuse, loss or destruction of data or other similar occurrences could interrupt our business, cause us to incur losses, result in decreased customer satisfaction and increase customer attrition, subject us to customer complaints, significant fines, litigation, disputes, claims, regulatory investigations or other inquiries and harm our reputation. In addition, we are legally obligated to provide guidance and supervision to our third-party service providers or their subcontractors, and if the situation described above occurs, we may be ordered by the JFSA to improve our business operations and undergo on-site inspection by the JFSA. Through contractual provisions and third-party risk management processes, we take steps to require that our providers, and their subcontractors, protect our data and information, including personal data. However, due to the size and complexity of our technology platform and services, the amount of data that we store and the number of customers, employees and third-party service providers with access to personal data, we, our third-party service providers and their subcontractors are potentially vulnerable to a variety of intentional and inadvertent cybersecurity breaches and other security-related incidents and threats, which could result in a material adverse effect on our business, financial condition and results of operation. Any contractual protections we may have from our third-party service providers may not be sufficient to adequately protect us against such consequences, and we may be unable to enforce any such contractual protections.

In addition, there is no assurance that our third-party service providers or their subcontractors will be able to continue to provide these services to meet our current needs in an efficient, cost-effective manner or that they will be able to adequately expand their services to meet our needs in the future. An interruption in or the cessation of service by our third-party service providers or their subcontractors, coupled with our possible inability to make alternative arrangements in a smooth, cost-effective and timely manner, could have adverse effects on our business, financial condition and results of operations. Further, if there were deficiencies in the oversight and control of our third-party relationships, and if our regulators held us responsible for those deficiencies, it could have an adverse effect on our business, reputation and results of operations.

Our success depends in part upon continued distribution through app stores and effective operation with mobile operating systems, networks, technologies, products, hardware and standards that we do not control.

A substantial majority of our customers’ activity on our cryptocurrency exchanges occurs on mobile devices. There is no guarantee that popular mobile devices will remain compatible with the Coincheck app, or that mobile device customers will continue to use our products and services rather than those of our competitors. We are dependent on the interoperability of our app with popular mobile operating systems, networks, technologies, products, hardware and standards that we do not control, such as the Android and iOS operating systems. Any changes, bugs or technical issues in such systems or changes in our relationships with mobile operating system providers, device manufacturers or mobile carriers, or in their terms of service or policies that degrade the functionality of our app, reduce or eliminate our ability to distribute applications, give preferential treatment to competitive products, limit our ability to target or measure the effectiveness of applications, or impose fees or other charges related to the delivery of our application that could adversely affect customer usage of the Coincheck app.

We are also subject to the standard policies and terms of service of these operating systems, as well as policies and terms of service of the various application stores that make our application and experiences available to our developers, creators and customers. These policies and terms of service govern the availability, promotion, distribution, content and operation generally of applications and experiences on such operating systems and stores. Each provider of these operating systems and stores has broad discretion to change and interpret its terms of service and policies with respect to our cryptocurrency exchanges and those changes may be unfavorable to us and our developers’, creators’ and customers’ use of our cryptocurrency exchanges. If we were to violate, or an operating system provider or application store believes that we have violated, its terms of service or policies, that operating system provider or application store could limit or discontinue our access to its operating system or store. In some cases these requirements might not be clear or our interpretation of the requirements might not align with the interpretation of the operating system provider or application store, which could lead to inconsistent enforcement of these terms of service or policies against us, and could also result in the operating system provider or application store limiting or discontinuing access to its operating system or store. Any limitation or discontinuation of our access to any third-party platform or application store could adversely affect our business, financial condition or results of operations.

Additionally, in order to deliver a high-quality mobile experience for our customers, it is important that our products and services work well with a range of mobile technologies, products, systems, networks, hardware and standards that we do not control. We might not be successful in developing products that operate effectively with these technologies, products, systems, networks or standards. In the event that it is more difficult for our customers to access and use our app, or if our customers choose not to access or use our app on their mobile devices or use mobile products that do not offer access to our app, our customer growth and engagement could be harmed. In the event that our customers are adversely affected by these actions or if our relationships with such third parties deteriorate, our customer growth and engagement could be adversely affected and our business could be harmed.

We are exposed to credit risks due to our reliance on cryptocurrency exchange brokers, which may cause us to incur financial or reputational harm.

We are exposed to certain credit risks due to our reliance on third-party cryptocurrency exchange brokers where we execute cover transactions to hedge our exposure to specific crypto assets. Our counterparties in our hedging transactions (which we refer to as our cover counterparties) are composed of a relatively small number of financial institutions and cryptocurrency exchange brokers, some of which may have a limited amount of information disclosed. We borrow crypto assets from our customers and, in order to be able to hedge by executing cover transactions, hold a portion of borrowed crypto assets in our accounts with such cryptocurrency exchange brokers. If such counterparty should go bankrupt or retain such crypto asset for some other unanticipated reason, we would still be responsible for returning such crypto assets to our customers. We monitor the balance of our own positions held against an overall risk limit amount and also specific limit amounts set according to the characteristics of these counterparties on a daily basis, and if we obtain information that could lead to credit, legal or reputational concerns about the cryptocurrency exchange brokers we deal with, we take measures to avoid risks, including reducing the amount on deposit with the counterparty and transferring assets to alternative cover counterparties. If credit, legal or reputational concerns regarding all of the cryptocurrency exchange brokers we transact with for a particular crypto asset were to arise, we would then attempt to use our own Exchange platform or other OTC counterparties capable of netting settlement to execute cover transactions. If these alternatives were not feasible for a particular crypto asset, however, we may need to temporarily suspend the trading and handling of the affected crypto asset, which could adversely affect our results of operation and our business reputation. On March 24, 2023, Binance, one of our counterparties, suffered an outage and suspended the trading of all crypto assets for a number of hours. As of the same date, our crypto assets deposited with Binance had increased to ¥194 million due to a recovery in crypto asset prices and trading levels. Although we were able to successfully use alternative counterparties without disruption to our services in this instance, we may not be able to transfer assets, in future instances, to a suitable alternative counterparty in a timely manner. In the future, we may need to change counterparties if similar outages were to continue for a longer period of time, or if simultaneous disruptions affect more than one of our counterparties. Further, if Binance is no longer able to be used as a viable counterparty, including as a result of the CFTC enforcement action against Binance announced on March 27, 2023, or for any other reasons that may arise as a result of this enforcement action or additional legal or regulatory investigations, we may need to identify an alternative long-term cover counterparty with a capability to handle similar levels of transaction volume. If we determine that no such alternatives are feasible for a particular crypto asset, we would then need to temporarily suspend trading of such crypto asset. We are still obligated to complete transactions which have already been placed by customers and accepted by our system, even if we are unable to execute cover transactions.

We transact with both Japanese and international counterparties, and our largest single credit exposure relates to crypto assets we have deposited in order to transact with bitFlyer as of September 30, 2023. We also transact with OKX and Binance as cover counterparties, and although we previously transacted with Bittrex, we stopped transacting with them on December 5, 2023. The following table shows the amounts deposited with OKX, bitFlyer, Binance, Bittrex and all of our cover counterparties in total, as well as our cash and cash equivalents as of September 30, 2022, December 31, 2022, March 31, 2023, June 30, 2023, September 30, 2023, December 31, 2023, March 31, 2024, June 30, 2024 and September 30, 2024.

	As of September 30, 2022	As of December 31, 2022	As of March 31, 2023	As of June 30, 2023	As of September 30, 2023	As of December 31, 2023	As of March 31, 2024	As of June 30, 2024	As of September 30, 2024
	(in millions of yen except for percentage figures)
Amount deposited with OKX	¥2	¥58	¥647	¥92	¥88	¥148	¥27	¥0	0
Amount deposited with bitFlyer	289	216	195	213	101	389	581	214	229
Amount deposited with Binance	629	74	195	48	62	137	206	142	142
Amount deposited with Bittrex	177	77	50	0	0	0	0	0	0
Amount deposited with B2C2	0	0	0	0	0	0	3	3	15
Amount deposited with Wintermute	0	0	0	0	0	0	0	0	22
Amount deposited with all of our cover counterparties	1,097	425	1,088	354	251	674	817	359	409
% of total equity(1)	9.9%	4.0%	10.4%	3.5%	2.5%	6.4%	6.6%	2.8%	3.2%
Total equity	11,111	10,537	10,477	10,207	10,095	10,492	12,444	12,881	12,896
Cash and cash equivalents	¥8,638	¥8,826	¥7,697	¥7,579	¥7,581	¥8,866	¥10,837	¥11,510	10,628

____________

Note:

(1)      The % of total equity = Amount deposited with all of our cover counterparties/Total equity.

We have not suffered credit losses with respect to such counterparties to date, but there can be no assurance that any risk limitation measures we take will prove to be effective and there is a possibility that sudden changes in market conditions could lead to such counterparties having their credit rating downgraded, becoming insolvent or otherwise becoming unable to fulfill any obligations to us, which could have an adverse effect on our customers, business, reputation and results of operations.

Risks Relating to Intellectual Property

Our intellectual property rights are valuable, and any inability to protect them could adversely impact our business, operating results, and financial condition.

Our business depends in large part on our proprietary technology and our brand. We rely on, and expect to continue to rely on, a combination of trademark, trade dress, domain name, copyright, and trade secret and laws, as well as confidentiality and license agreements with our employees, contractors, consultants, and third parties with whom we have relationships, to establish and protect our brand and other intellectual property rights. However, our efforts to protect our intellectual property rights may not be sufficient or effective. Our proprietary technology and trade secrets could be lost through misappropriation or breach of our confidentiality and license agreements, and any of our intellectual property rights may be challenged, which could result in them being narrowed in scope or declared invalid or unenforceable. There can be no assurance that our intellectual property rights will be sufficient to protect against others offering products, services, or technologies that are substantially similar to ours and that compete with our business.

We may be subject to claims for alleged infringement of proprietary rights of third parties.

In recent years, there has been considerable patent, copyright, trademark, domain name, trade secret and other intellectual property development activity related to crypto assets, as well as litigation, based on allegations of infringement or other violations of intellectual property. Our use of third-party intellectual property rights also may be subject to claims of infringement or misappropriation. We cannot guarantee that our internally developed or acquired technologies and content do not or will not infringe the intellectual property rights of others. From time to time, our competitors or other third parties may claim that we are infringing upon or misappropriating their intellectual property rights, and we may be found to be infringing upon such rights. Any claims or litigation could cause us to incur significant expenses and, if successfully asserted against us, could require that we pay substantial damages or ongoing royalty payments, prevent us from offering our products or services or using certain technologies, force us to implement expensive work-arounds, or impose other unfavorable terms. We expect that the occurrence of infringement claims is likely to grow as the market for crypto assets grows and matures. Even if intellectual property claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and require significant expenditures. Any of the foregoing could prevent us from competing effectively and could have an adverse effect on our business, operating results, and financial condition.

Our cryptocurrency exchanges and NFT marketplace contain third-party open source software components, and failure to comply with the terms of the underlying open source software licenses could harm our business.

Our cryptocurrency exchanges and NFT marketplace contain software modules licensed to us by third-party authors under “open source” licenses. We also make certain of our own software available to users for free under various open source licenses. Use and distribution of open source software may entail greater risks than use of third-party commercial software, as open source licensors generally do not provide support, warranties, indemnification or other contractual protections regarding infringement claims or the quality of the code. In addition, the use of open source software also presents the risk of security vulnerability and the public availability of such software may make it easier for others to compromise our cryptocurrency exchanges and NFT marketplace.

Some open source licenses contain requirements that we make the source code available for modifications or derivative works we create based upon the type of open source software we use or grant other licenses to our intellectual property. If we combine our proprietary software with open source software in a certain manner, we could, under certain open source licenses, be required to release the source code of our proprietary software to the public. This would allow our competitors to create similar offerings with lower development effort and time and ultimately could result in a loss of our competitive advantages. Alternatively, to avoid the public release of the affected portions of our source code, we could be required to expend substantial time and resources to re-engineer some or all of our software.

Although we monitor our use of open source software to avoid subjecting our cryptocurrency exchanges and NFT marketplace to conditions we do not intend, we have not recently conducted an extensive audit of our use of open source software and, as a result, we cannot assure you that our processes for controlling our use of open source software in our cryptocurrency exchanges and NFT marketplace are, or will be, effective. If we are held to have breached or failed to fully comply with all the terms and conditions of an open source software license, we could face litigation, infringement or other liability, or be required to seek costly licenses from third parties to continue providing our offerings on terms that are not economically feasible, to re-engineer our cryptocurrency exchanges and NFT marketplace, to discontinue or delay the provision of our offerings if re-engineering could not be accomplished on a timely basis or to make generally available, in source code form, our proprietary code, any of which could adversely affect our business, operating results, and financial condition. Moreover, the terms of many open source licenses have not been interpreted by domestic or foreign courts. As a result, there is a risk that these licenses could be construed in a way that could impose unanticipated conditions or restrictions on our ability to provide or distribute our cryptocurrency exchanges and NFT marketplace. From time to time, there have been claims challenging the ownership of open source software against companies that incorporate open source software into their solutions. As a result, we could be subject to lawsuits by parties claiming ownership of what we believe to be open source software.

Risks Relating to Our Employees and Other Service Providers

The loss of one or more of our key personnel, or our failure to attract and retain other highly qualified personnel in the future, could adversely impact our business, operating results, and financial condition.

We operate in a relatively new industry that is not widely understood and requires personnel with specialized knowledge and technical skills. We believe that our future success is highly dependent on the talents and contributions of our senior management team, members of our executive team, and other key employees in areas including systems design and engineering, risk management, finance, compliance and legal, and marketing. Our future success depends on our ability to attract, develop, motivate, and retain highly qualified and skilled employees. Due to the relatively recent emergence of markets for crypto assets, the pool of qualified talent is extremely limited, particularly with respect to executive talent, systems engineering, risk management, and financial regulatory expertise. We face intense competition for qualified individuals from numerous software and other technology companies. To attract and retain key personnel, we incur significant costs, including salaries and benefits and equity incentives. Even so, these measures may not be enough to attract and retain the personnel we require to operate our business effectively. The loss of even a few qualified employees, or an inability to attract, retain and motivate additional highly skilled employees required for the operation of our business could adversely impact our operating results and impair our ability to grow.

In the event of employee or service provider misconduct or error, our business may be adversely impacted.

Employee or service provider misconduct or error could subject us to legal liability, financial losses, and regulatory sanctions and could seriously harm our reputation and negatively affect our business. Such misconduct could include engaging in improper or unauthorized transactions or activities, misappropriation of customer funds, failing to supervise other employees or service providers, compliance or harassment violations by our employees and improperly using confidential information. Employee or service provider errors, including mistakes in executing, recording, or processing transactions for customers, could expose us to the risk of material losses even if the errors are detected. Although we have implemented processes and procedures and provide training to our employees and service providers to reduce the likelihood of misconduct and error, these efforts may not be successful. Moreover, the risk of employee or service provider error or misconduct may be even greater for novel products and services. The rapid pace of development of markets for crypto assets and related regulatory frameworks can create a high risk of confusion among employees and service providers with respect to compliance obligations, particularly including confidentiality, data access, trading, and conflicts. It is not always possible to deter misconduct, and the precautions we take to prevent and detect inappropriate activity may not be effective in all cases. If we were found to have not met our regulatory oversight and compliance and other obligations, we could be subject to regulatory sanctions, financial penalties, and restrictions on our activities for failure to properly identify, monitor and respond to potentially problematic activity, which can seriously damage our reputation. Our employees, contractors, and agents could also commit errors that subject us to financial claims for negligence, as well as regulatory actions, or result in financial liability.

General Risk Factors

Public health crises, such as the COVID-19 pandemic, have had and could in the future have an adverse effect on our business, operating results, and financial condition.

Pandemics or disease outbreaks, such as the COVID-19 pandemic, have contributed and could continue to contribute to significant volatility, uncertainty and economic disruption in global financial markets, including the prices of crypto assets. During the peak of the COVID-19 pandemic, governments and businesses around the world imposed measures designed to reduce the transmission of COVID-19, including encouraging remote work and flexible working practices, which potentially expose technology-driven businesses like ours to heightened operational risks, including potentially increased cybersecurity risk if the security systems in place at our employees’ and service providers’ homes are less secure than those used in our offices, which could expose us to increased risks of data or financial loss and could disrupt our business operations. We also rely on third party service providers to perform certain functions. Any disruptions to a service provider’s business operations resulting from business restrictions, quarantines, or restrictions on the ability of personnel to perform their jobs could have an adverse impact on its ability to provide services to us. The extent to which fear of exposure to, or actual effects of, COVID-19, new variants, disease outbreaks, epidemics or a similar widespread health concern impacts our business will depend on future developments, which are highly uncertain and cannot be predicted with confidence, but could result in continued uncertain economic conditions in Japan and globally.

We may be adversely affected by natural disasters and other catastrophic events that could disrupt our business operations, and our business continuity and disaster recovery plans may not adequately protect us from a serious disaster.

Our business operations are subject to interruption by natural disasters, fire, power shortages, and other events beyond our control. Further, acts of terrorism, social unrest, and other geo-political events could cause disruptions in our business or the economy as a whole. In the event of a natural disaster, including a major earthquake, blizzard, or hurricane, or a catastrophic event such as a fire, power loss, or telecommunications failure, we may be unable to continue our operations and may endure system interruptions, reputational harm, interruptions in service, breaches of data security, and loss of critical data, all of which could have an adverse effect on our reputation, financial condition and operating results.

We do not maintain insurance sufficient to compensate us for the potentially significant losses that could result from disruptions to our services, including as a result of cyberattacks. Additionally, all the aforementioned risks may be further increased if we do not implement a disaster recovery plan or disaster recovery plans of our service providers prove to be inadequate. To the extent natural disasters or other catastrophic events concurrently impact data centers we rely on in connection with private key restoration, customers will experience significant delays in withdrawing funds, or in the extreme we may suffer loss of customer funds.

Risks Related to Our Securities

There can be no assurance that we will be able to comply with the continued listing standards of Nasdaq or any other exchange.

Our ordinary shares and warrants are listed on Nasdaq under the symbols “CNCK” and “CNCKW,” respectively. If Nasdaq delists our shares from trading on its exchange for failure to meet the listing standards, we and our stockholders could face significant material adverse consequences including:

•        a limited availability of market quotations for our securities;

•        reduced liquidity for our securities;

•        a determination that our ordinary shares are a “penny stock” which will require brokers trading in our ordinary shares to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for shares of our ordinary shares;

•        a limited amount of analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

We may be required to take write-downs or write-offs, or we may be subject to restructuring, impairment or other charges that could have a significant negative effect on our financial condition, results of operations and the price of our securities, which could cause you to lose some or all of your investment.

We may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges due to factors outside of our control, which could result in us reporting losses. Unexpected risks may arise, and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and therefore not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about our company or our securities. In addition, charges of this nature may cause us to be unable to obtain future financing on favorable terms or at all.

Fluctuations in the price of our securities could contribute to the loss of all or part of your investment.

Fluctuations in the price of our securities could contribute to the loss of all or part of your investment. The trading price of our securities could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

Factors affecting the trading price of our securities may include:

•        actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

•        changes in the market’s expectations about our operating results;

•        success of competitors;

•        our operating results failing to meet the expectation of securities analysts or investors in a particular period;

•        changes in financial estimates and recommendations by securities analysts concerning our company or the industry in which we operate;

•        operating and share price performance of other companies that investors deem comparable to us;

•        our ability to market new and enhanced products and technologies on a timely basis;

•        changes in laws and regulations affecting our business;

•        our ability to meet compliance requirements;

•        commencement of, or involvement in, litigation involving us;

•        changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

•        the volume of our ordinary shares available for public sale;

•        any major change in our Board of Directors or management;

•        sales of substantial amounts of our ordinary shares by our directors, executive officers or significant stockholders or the perception that such sales could occur; and

•        general economic and political conditions such as recessions, interest rates, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general, and Nasdaq in particular, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to us could depress our share price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

The unaudited pro forma financial information included herein may not be indicative of what our actual financial position or results of operations would have been.

The unaudited pro forma financial information included herein is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated.

Our ability to successfully operate our business is largely dependent upon the efforts of certain key personnel. The loss of such key personnel could negatively impact the operations and financial results of our business.

Our ability to successfully operate our business is dependent upon the efforts of certain key personnel. There can be no assurance that such key personnel will remain with our company. It is possible that we will lose some key personnel, the loss of which could negatively impact our operations and profitability.

We may redeem your unexpired Public Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your Public Warrants worthless.

We will have the ability to redeem outstanding Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of our Ordinary Shares equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date we give notice of redemption. If and when the Public Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding Public Warrants could force you (i) to exercise your Public Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your Public Warrants at the then-current market price when you might otherwise wish to hold your Public Warrants or (iii) to accept the nominal redemption price which, at the time the outstanding Public Warrants are called for redemption, is likely to be substantially less than the market value of your Public Warrants. None of the Private Warrants will be redeemable by us so long as they are held by their initial purchasers or their permitted transferees.

In the event that we elect to redeem all of the redeemable warrants as described above, we will fix a date for the redemption. Notice of redemption will be mailed by first class mail, postage prepaid, by us not less than 30 days prior to the redemption date to the registered holders of the Public Warrants to be redeemed at their last addresses as they appear on the registration books. Any notice mailed in the manner provided in the Warrant Agreement shall be conclusively presumed to have been duly given whether or not the registered holder received such notice. In addition, beneficial owners of the redeemable warrants will be notified of such redemption by posting of the redemption notice to DTC. We are not contractually obligated to notify investors when our warrants become eligible for redemption, and do not intend to so notify investors upon eligibility of the warrants for redemption.

The Business Combination Agreement, Omnibus Incentive Plan, Sponsor Support Agreement, Company Support Agreement, Registration Rights Agreement, and Lock-Up Agreements each include a contractual pre-dispute jury trial waiver provision that may limit the ability of the respective signatories thereto, some of whom are our shareholders, to bring or demand a jury trial in any litigation for claims based upon, arising out of or related to such agreements or the transactions contemplated thereby.

If we were to oppose a jury trial demand based on a contractual pre-dispute jury trial waiver provision, the appropriate court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal laws, including in respect of U.S. federal securities laws claims. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the U.S. federal securities laws has not been finally adjudicated by the United States Supreme Court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of Delaware and by the federal and state courts located in the State of Delaware (which respectively govern, and have exclusive jurisdiction over, matters arising under the Business Combination Agreement, Sponsor Support Agreement, Company Support Agreement, and Lock-Up Agreements) and under the laws of the State of New York and by the federal and state courts located in New York County, New York (which respectively govern, and have exclusive jurisdiction over, matters arising under the 2024 Omnibus Incentive Plan, which became effective following the Business Combination (the “Omnibus Incentive Plan”) and Registration Rights Agreement).

In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this is the case with respect to the aforementioned agreements that include a contractual pre-dispute jury trial waiver provision. Nevertheless, if the contractual pre-dispute jury trial waiver provisions are not permitted by applicable law, an action could proceed with a jury trial under the terms of the aforementioned agreements that include a contractual pre-dispute jury trial waiver provision. No condition, stipulation or provision of any of the aforementioned agreements serves as a waiver by any shareholder of compliance with the federal securities laws.

The contractual pre-dispute jury trial waiver provision may limit a shareholder’s ability to bring or demand a jury trial in any claim or cause of action that it seeks to bring based upon, arising out of or related to the aforementioned agreements or the transactions contemplated thereby, which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the contractual pre-dispute jury trial waiver provision contained in the aforementioned agreements to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action, which could harm its business, results from operations and/or financial condition.

Adverse developments affecting the financial services industry, including events or concerns involving liquidity, defaults or non-performance by financial institutions, could adversely affect our business, financial condition or results of operations, or our prospects.

The funds in our operating account are held in banks or other financial institutions. Our cash held in non-interest bearing and interest-bearing accounts would exceed any applicable FDIC insurance limits. Should events, including limited liquidity, defaults, non-performance or other adverse developments occur with respect to the banks or other financial institutions that hold our funds, or that affect financial institutions or the financial services industry generally, or concerns or rumors about any events of these kinds or other similar risks, our liquidity may be adversely affected. For example, on March 10, 2023, the FDIC announced that Silicon Valley Bank had been closed by the California Department of Financial Protection and Innovation. Although we did not have any funds in Silicon Valley Bank or other institutions that have been closed, we cannot guarantee that the banks or other financial institutions that hold our funds will not experience similar issues.

In addition, investor concerns regarding the U.S. or international financial systems could result in less favorable commercial financing terms, including higher interest rates or costs and tighter financial and operating covenants, or systemic limitations on access to credit and liquidity sources, thereby making it more difficult for us to acquire financing on terms favorable to us in connection with a potential business combination, or at all, and could have material adverse impacts on our liquidity, our business, financial condition or results of operations, as well as prospects. Our business may be adversely impacted by these developments in ways that we cannot predict at this time, there may be additional risks that we have not yet identified, and we cannot guarantee that we will be able to avoid negative consequences directly or indirectly from any failure of one or more banks or other financial institutions.

Market conditions, economic uncertainty or downturns could adversely affect our business, financial condition, and operating results.

In recent years, the United States and other markets have experienced cyclical or episodic downturns, and worldwide economic conditions remain uncertain, including as a result of the COVID-19 pandemic, supply chain disruptions, the ongoing Ukraine-Russia conflict, the ongoing conflict between Israel and Hamas, the recent seizures and attacks on vessels traveling through the Red Sea, the Gulf of Aden, the Persian Gulf and the Arabian Sea by the Houthi and Iran, advances of ISIS and other terrorist organizations in the Middle East and Africa and political tension or conflicts in the Asia Pacific Region such as in the South China Sea and North Korea, instability in the U.S. and global banking systems, rising fuel prices, increasing interest rates or foreign exchange rates and high inflation and the possibility of a recession.

We cannot predict the timing, strength, or duration of any future economic slowdown or any subsequent recovery generally, or in any industry. If the conditions in the general economy and the markets in which we operate worsen from present levels, our business, financial condition and operating results could be adversely affected. For example, in January 2023, the outstanding national debt of the U.S. government reached its statutory limit. The U.S. Department of the Treasury (the “Treasury Department”) has announced that, since then, it has been using extraordinary measures to prevent the U.S. government’s default on its payment obligations, and to extend the time that the U.S. government has to raise its statutory debt limit or otherwise resolve its funding situation. The failure by Congress to raise the federal debt ceiling could have severe repercussions within the U.S. and to global credit and financial markets. If Congress does not raise the debt ceiling, the U.S. government could default on its payment obligations, or experience delays in making payments when due. A payment default or delay by the U.S. government, or continued uncertainty surrounding the U.S. debt ceiling, could result in a variety of adverse effects for financial markets, market participants and U.S. and global economic conditions. In addition, U.S. debt ceiling and budget deficit concerns have increased the possibility a downgrade in the credit rating of the U.S. government and could result in economic slowdowns or a recession in the U.S. Although U.S. lawmakers have passed legislation to raise the federal debt ceiling on multiple occasions, ratings agencies have lowered or threatened to lower the long-term sovereign credit rating on the United States as a result of disputes over the debt ceiling. The impact of a potential downgrade to the U.S. government’s sovereign credit rating or its perceived creditworthiness could adversely affect economic conditions, as well as our business, financial condition and operating results.

We may issue additional ordinary shares or other equity securities, which would dilute your ownership interests and may depress the market price of our ordinary shares.

We may issue additional ordinary shares or other equity securities of equal or senior rank in the future in connection with, among other things, financings, future acquisitions, repayment of outstanding indebtedness, employee benefit plans and exercises of outstanding options, warrants and other convertible securities, in a number of circumstances.

Our issuance of additional ordinary shares or other equity securities of equal or senior rank would have the following effects:

•        your proportionate ownership interest in our company will decrease;

•        the amount of cash available per share, including for payment of dividends (if any) in the future, may decrease;

•        the relative voting strength of your shares may be diminished; and

•        the market price of our ordinary shares may decline.

We incur significant increased expenses and administrative burdens as a public company, which could have an adverse effect on our business, financial condition and results of operations.

We face increased legal, accounting, administrative and other costs and expenses as a public company that Coincheck, Inc. did not incur as a private company. The Sarbanes-Oxley Act, including the requirements of Section 404 thereof, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, the PCAOB and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements will require us to carry out activities Coincheck, Inc. did not conduct as a private company. For example, we have adopted new internal controls and disclosure controls and procedures. In addition, expenses associated with SEC reporting requirements will be incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if the auditors identify a material weakness or significant deficiency in the internal control over financial reporting), we could incur additional costs rectifying those issues, and the existence of those issues could adversely affect our reputation or investor perceptions of it. It may also be more expensive to obtain director and officer liability insurance. Risks associated with our status as a public company may make it more difficult to attract and retain qualified persons to serve on our Board or as executive officers. The additional reporting and other obligations imposed by these rules and regulations will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require us to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

If we fail to maintain effective internal control over financial reporting, the price of our Ordinary Shares may be adversely affected.

We are required to establish and maintain appropriate internal control over financial reporting. Failure to establish those controls, or any failure of those controls once established, could adversely affect our public disclosures regarding our business, financial condition or results of operations. In addition, management’s assessment of internal control over financial reporting may identify weaknesses and conditions that need to be addressed in our internal control over financial reporting, or other matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions that need to be addressed in our internal control over financial reporting, or disclosure of management’s assessment of our internal control over financial reporting, may have an adverse impact on the price of our Ordinary Shares.

Our failure to timely and effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act could have a material adverse effect on our business, operating results and financial condition.

We will be required to comply with the management certification requirements of Section 404 of the Sarbanes-Oxley Act of 2002 in our annual report on Form 20-F for our first annual report that is filed with the SEC (subject to any change in applicable SEC rules). We will thereafter be required to comply with Section 404 in full (including an auditor attestation on management’s internal controls report) beginning with our annual report on Form 20-F for the fiscal year following our first annual report required to be filed with the SEC (subject to any change in applicable SEC rules). The standards required for a public company under Section 404(a) of the Sarbanes-Oxley Act are significantly more stringent than those required of Coincheck, Inc. as a privately-held company. For example, Section 404 of the Sarbanes-Oxley Act requires, among other things, that we maintain effective internal control over financial reporting and disclosure controls and procedures. Accordingly, we will be required to perform system and process evaluations and testing of internal controls over financial reporting to allow management to report annually on the effectiveness of internal control over financial reporting. This assessment requires disclosure of any material weaknesses in our internal control over financial reporting identified by management.

In connection with the preparation of its consolidated financial statements for the year ended March 31, 2023, Coincheck, Inc. identified a material error and therefore restated its financial statements for the years ended March 31, 2021 and 2022 related to the accounting for marketplace transaction revenue recognition. As a result of this material error, Coincheck, Inc.’s management has concluded that a material weakness exists, which remains unremediated, and therefore its internal control over financial reporting was not effective as of March 31, 2024. See “— Risks Related to Our Business and Industry — We have identified a material weakness in our internal control over financial reporting. If we are unable to remediate this material weakness, or if we identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal control over financial reporting, this may impair our ability to produce timely and accurate financial statements or comply with applicable laws and regulations, which may adversely affect investor confidence.”

Compliance with Section 404 of the Sarbanes-Oxley Act requires the incurrence of substantial accounting expense and consumes significant management efforts. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements. If we are not able to implement the additional requirements of Section 404(a) in a timely manner, with adequate compliance or is otherwise unable to conclude that internal control over our financial reporting is effective, or if our independent registered public accounting firm determines that there is a material weakness or significant deficiency in internal control over financial reporting, we could lose investor confidence in the accuracy and completeness of our financial reports, the market price of our securities could decline, and it could be subject to sanctions or investigations by the SEC or other regulatory authorities. Failure to remedy any material weakness in internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict future access to the capital markets. In addition, if we are unable to meet the requirements of Section 404, we may not be able to remain listed on Nasdaq.

We qualify as a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to United States domestic public companies.

Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including: (i) the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC; (ii) the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; (iii) the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and (iv) the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

We are required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a quarterly basis through press releases, distributed pursuant to the rules and regulations of Nasdaq. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. Accordingly, if you hold our securities, you may receive less or different information about us than that you would receive about a U.S. domestic public company.

We could lose our status as a foreign private issuer under current SEC rules and regulations if more than 50% of our outstanding voting securities become directly or indirectly held of record by U.S. holders and any one of the following is true: (i) the majority of our directors or executive officers are U.S. citizens or residents; (ii) more than 50% of our assets are located in the United States; or (iii) our business is administered principally in the United States. If we lose our status as a foreign private issuer in the future, we will no longer be exempt from the rules described above and, among other things, will be required to file periodic reports and annual and quarterly financial statements as if we were a company incorporated in the United States. If this were to happen, we would likely incur substantial costs in fulfilling these additional regulatory requirements and members of our management would likely have to divert time and resources from other responsibilities to ensuring these additional regulatory requirements are fulfilled. See “Management — Foreign Private Issuer Status.”

We are a Dutch public company with limited liability, and our shareholders may have rights different to those of shareholders of companies organized in the United States.

The rights of our shareholders may be different from the rights of shareholders of companies governed by the laws of U.S. jurisdictions. We are a Dutch public company with limited liability (naamloze vennootschap). Our corporate affairs are governed by our Articles of Association. The rights of our shareholders and the responsibilities of members of our Board of Directors may be different from the rights of shareholders and the responsibilities of members of board of directors of companies governed by the laws of other jurisdictions including the United States. In the performance of its duties, our Board is required by Dutch law to consider our interests, the interests of our affiliated enterprise and the interests of all of our stakeholders, including our shareholders and employees, in all cases with due observation of the principles of reasonableness and fairness. It is possible that some of these parties will have interests that are different from, or in addition to, the interests of shareholders.

We are subject to the Dutch Corporate Governance Code but do not comply with all of the suggested governance provisions of the Dutch Corporate Governance Code, which may affect your rights as a shareholder.

As a Dutch company, we are subject to the Dutch Corporate Governance Code (“DCGC”). The DCGC contains both principles and suggested governance provisions for management boards, supervisory boards, shareholders and general meetings, financial reporting, auditors, disclosure, compliance and enforcement standards. The DCGC is based on a “comply or explain” principle. Accordingly, public companies are required to disclose in their annual reports, filed in the Netherlands, whether they comply with the suggested governance provisions of the DCGC. If they do not comply with those provisions, such as because of a conflicting requirement, companies are required to give the reasons for such noncompliance. The DCGC applies to all Dutch companies listed on a government-recognized stock exchange, whether in the Netherlands or elsewhere, including Nasdaq. The principles and suggested governance provisions apply to our board of directors (in relation to role and composition, conflicts of interest and independence requirements, board committees and remuneration), shareholders and the general meeting (for example, regarding anti-takeover protection and our obligations to provide information to our shareholders) and financial reporting (such as external auditor and internal audit requirements). We aim to comply with all applicable provisions of the DCGC except where such provisions conflict with U.S. exchange listing requirements or with market practices in the United States or the Netherlands. This compliance position may affect your rights as a shareholder, and you may not have the same level of protection as a shareholder in a Dutch company that fully complies with the suggested governance provisions of the DCGC.

Because we have no current plans to pay cash dividends on Ordinary Shares for the foreseeable future, you may not receive any return on investment unless you sell Ordinary Shares for a price greater than that which you paid for it.

We may retain future earnings, if any, for future operations, expansion and debt repayment and have no current plans to pay any cash dividends for the foreseeable future. Any decision to declare and pay dividends as a public company in the future will be made at the discretion of our board of directors and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that our board of directors may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness we or our subsidiaries incur. As a result, you may not receive any return on your investment unless you sell our ordinary shares for a price greater than that which you paid for it.

Our largest shareholder, Monex, continues to exercise control over us and may have interests that differ from or conflict with ours and exert influence over our management policies.

Monex Group, Inc. holds in the aggregate over 70% of the outstanding shares of our common stock. Accordingly, Monex continues to exercise significant influence, including veto rights, over fundamental decisions that require shareholder approval such as the approval of mergers or other business combination transactions, the sale of businesses and amendments to our articles of association. As a result, Monex may have the power effectively to prevent or delay change of control or other transactions that may otherwise benefit our shareholders, which may also prevent or discourage shareholder initiatives aimed at changing our management or strategy or otherwise exerting influence over us. In addition, Monex will exercise its voting power in its own interest, which may not be in line or even be in conflict with the interests of the remaining shareholders.

The Ordinary Shares being registered in this prospectus represent a substantial percentage of our public float and of our outstanding Ordinary Shares, and the sale of such shares could cause the market price of our Ordinary Shares to decline significantly.

The Ordinary Shares being registered for resale in this prospectus represent a substantial percentage of our public float and of our outstanding Ordinary Shares. The Ordinary Shares being offered for resale by the Selling Securityholders pursuant to this prospectus represent approximately 91.7% of our total issued and outstanding Ordinary Shares on a fully diluted basis (assuming and after giving effect to the issuance of Ordinary Shares upon exercise of all outstanding Warrants). Once the registration statement that includes this prospectus is effective and during such time as it remains effective, the Selling Securityholders will be permitted (subject to compliance with the contractual lock-up restrictions that apply to certain Selling Securityholders, as described under “Shares Eligible for Future Sale”) to sell the shares registered hereby. The resale, or anticipated or potential resale, of a substantial number of shares of our Ordinary Shares may have a material negative impact on the market price of our Ordinary Shares and could make it more difficult for our shareholders to sell their Ordinary Shares at such times and at such prices as they deem desirable.

It may be difficult to enforce U.S. judgments against us.

We are a company incorporated under the laws of the Netherlands, and a substantial portion of our assets are outside of the United States. Most of our directors and senior management and independent auditors reside outside the United States, and all or a substantial portion of their respective assets may be located outside the United States. As a result, it may be difficult for U.S. investors to effect service of process within the United States upon these persons. It may also be difficult for U.S. investors to enforce within the United States judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof. In addition, there is uncertainty as to whether the courts outside the United States would recognize or enforce judgments of U.S. courts obtained against us or our directors and officers predicated upon the civil liability provisions of the securities laws of the United States or any state thereof. Therefore, it may be difficult to enforce U.S. judgments against us, our directors and officers and independent auditors.

There may not be an active trading market for our ordinary shares, which would adversely affect the liquidity and price of our securities and make it difficult for you to sell our ordinary shares.

Prior to the consummation of the Business Combination, there had not been a public trading market for our ordinary shares. It is possible that an active trading market will not develop or continue or, if developed, that any market will be sustained which would make it difficult for you to sell your Ordinary Shares at an attractive price or at all.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business, or our market, or if they change their recommendations regarding our securities adversely, the price and trading volume of our securities could decline.

The trading market for our securities will be influenced by the research and reports that industry or securities analysts may publish about us, our business, market or competitors. Securities and industry analysts may not publish research on us. If no securities or industry analysts commence coverage of our company, our share price and trading volume would likely be negatively impacted. If any of the analysts who may cover our company change their recommendation regarding our ordinary shares adversely, or provide more favorable relative recommendations about our competitors, the price of our ordinary shares would likely decline. If any analyst who may cover our company were to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our share price or trading volume to decline.

We may be subject to securities litigation, which is expensive and could divert management attention.

Our share price may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities litigation, including class action litigation. We may be the target of this type of litigation in the future. Litigation of this type could result in substantial costs and diversion of management’s attention and resources, which could have a material adverse effect on our business, financial condition, and results of operations. Any adverse determination in litigation could also subject us to significant liabilities.

Risks Relating to Tax Matters

The imposition of additional or higher taxes, whether resulting from a change of tax laws or a different interpretation or application of tax laws, could affect demand for our exchange services and/or may otherwise have a material adverse effect on our business, results from operations and/or financial condition.

Tax laws, regulations and treaties are complex and their application is often subject to interpretation. We may, periodically or on an ad hoc basis, be subject to tax audits or other investigations aimed at assessing our compliance with any direct and/or indirect taxes or levies. Tax authorities may not agree with our interpretations of, or the positions we have taken or intend to take on, tax laws, regulations or treaties applicable to us, our activities, services or transactions. In case of challenges by tax authorities, these may result in lengthy and costly proceedings, additional tax assessments, and the actual payment of additional taxes or levies, interest and/or penalties.

Unilateral or internationally agreed changes in tax laws or regulations or in the policies or positions of relevant tax authorities, including Japanese, U.S. or Dutch tax authorities, regarding the application, administration or interpretation of tax laws, regulations or treaties, could also increase the taxes or levies payable by us or in respect of our services or transactions, possibly even with retroactive effect. Notable international developments include the introduction of a re-allocation of profits and taxing rights among countries and a global minimum tax of 15% under the Two-Pillar Solution to Address the Tax Challenges of the Digitalization of the Economy, agreed upon by over 135 jurisdictions under the OECD/G20 Inclusive Framework on BEPS and the related developments in respect of implementation of such agreement in relevant tax laws and regulations. Further, the European Commission has published a draft directive laying down rules to prevent the misuse of shell entities for tax purposes (the so-called third anti-tax avoidance directive, or ATAD 3). If the directive would be adopted, companies that qualify as a shell company without being eligible for one or more exemptions or exclusions or their EU shareholders may face material adverse consequences. While it is currently uncertain if and in what form the directive would be adopted, we cannot rule out that ATAD 3 may be relevant to us or additional measures need to be adopted by us in that respect with associated costs and changes to our organization.

Further, the imposition of any new or additional taxes or levies on the services and products we offer or may offer in the future, or in respect of holding, entering into transactions or otherwise relating to crypto assets, could adversely affect the demand for our services and our results from operations.

Each of the above risks could have a material adverse impact on our business or organization, results from operations and/or financial condition.

If we cease to be a Dutch tax resident for the purposes of a tax treaty concluded by the Netherlands and in certain other events, we could potentially be subject to a proposed Dutch dividend withholding tax in respect of a deemed distribution up to our entire market value less paid-up capital insofar as it exceeds EUR 50 million.

Under a proposal of law currently pending before the Dutch parliament, the Emergency act conditional exit tax dividend withholding tax (Spoedwet conditionele eindafrekening dividendbelasting, “DWT Exit Tax”), we will be deemed to have distributed an amount up to its entire market capitalization less recognized paid-up capital immediately before the occurrence of certain events, including if we cease to be a Dutch tax resident for purposes of a tax treaty concluded by the Netherlands with another jurisdiction and becomes, for purposes of such tax treaty, exclusively a tax resident of that other jurisdiction which is a qualifying jurisdiction. A qualifying jurisdiction is a jurisdiction other than a member state of the EU/EEA which does not impose a withholding tax on distributions sufficiently similar to the Dutch dividend withholding tax, or that does impose such tax but that grants a step-up for earnings attributable to the period prior to it becoming exclusively a resident in such jurisdiction. This deemed distribution will be subject to a 15% tax insofar as it exceeds a franchise of EUR 50 million. The tax is payable by us as a withholding agent. A full exemption applies insofar shareholders are resident in an EU/EEA member state or a state that has concluded a tax treaty with the Netherlands that contains a dividend article, provided we submit a declaration confirming the satisfaction of applicable conditions by qualifying shareholders within one month following the taxable event. We will be deemed to have withheld the tax on the deemed distribution and have a statutory right to recover this from our shareholders. Dutch resident shareholders qualifying for the exemption are entitled to a credit or refund, and non-Dutch resident shareholders qualifying for the exemption are entitled to a refund, subject to applicable statutory limitations, provided the tax has been actually recovered from them.

The DWT Exit Tax has been amended several times since the initial proposal of law and is still under discussion. It is therefore not certain whether the DWT Exit Tax will be enacted and if so, in what form. If enacted in its present form, the DWT Exit Tax will have retroactive effect as from 8 December 2021.

We may not be eligible for withholding tax relief benefits in respect of income received by us under relevant treaties for the avoidance of double taxation and the prevention of fiscal evasion with respect to taxes on income and capital and may be required to adopt additional measures to claim such benefits under the relevant tax treaties.

Our ability to efficiently fund, realize investments and/or repatriate income or capital gains from jurisdictions in which we are or will be active may depend on our ability to claim benefits under relevant treaties for the avoidance of double taxation and the prevention of fiscal evasion with respect to taxes on income and capital (“tax treaties”) concluded between the Netherlands and such jurisdictions. It depends on the provisions of the relevant tax treaty and the specific circumstances whether we would be entitled to tax treaty benefits (including, for example, the principal purpose test or any other provision of the Multilateral Instrument if applicable) and our entitlement to such benefits may change due to changes to the tax treaty or the interpretation or application thereof or relevant facts and circumstances. The ability to claim tax treaty benefits may necessitate restructuring our corporate structure and/or business operations, including changes to our management and organizational structure. This may result in additional complexity and costs. If we are not eligible to claim materially relevant tax treaty benefits, this could result in additional tax costs that may have an adverse impact on our ability to efficiently fund, realize investments and/or repatriate income or capital gains from the jurisdictions in which we are or will be active, and our after tax results and financial condition.

By way of example, under Japanese tax law, dividends paid by our subsidiary M1 GK to us are in principle subject to a 20.42% withholding tax, unless reduced by the tax treaty between Japan and the Kingdom of the Netherlands (the “Japan-NL tax treaty”). We believe we are currently a qualified person for purposes of the limitation on benefits clause of the Japan-NL tax treaty (the “LOB Clause”) and entitled to a reduced rate of 0% Japanese withholding tax on dividends paid by M1 GK. For our qualification as a qualified person, we currently intend to rely on the so-called ‘indirect stock exchange test’ of the Japan-NL tax treaty a prerequisite of which is the voting power held by Monex Group, Inc. listed on the Tokyo Stock Exchange being at least 50%. In order to obtain withholding tax exemption in Japan under the Japan-NL Tax Treaty, a residency certificate issued by the competent Dutch tax authority must be submitted to the district director of the relevant tax office via M1 GK. If a residency certificate cannot be issued by the competent Dutch tax authority, we will not be entitled to exemption from Japanese withholding tax under the LOB Clause, but will be entitled to a reduction of the Japanese withholding tax rate to 5%. Changing circumstances, such as Monex Group, Inc.’s voting power dropping below 50% could necessitate restructuring of our corporate structure and/or business operations, including changes to our management and organizational structure, in order to continue to be a qualified person for purposes of claiming certain benefits under the Japan-NL tax treaty or otherwise result in us no longer being eligible to claim such benefits.

We operate so as to be treated exclusively as a resident of the Netherlands for tax purposes, but other jurisdictions may also claim taxation rights over us.

As a Dutch limited liability company incorporated under Dutch law, we are in principle deemed to be a tax resident of the Netherlands subject to Dutch corporate income tax on our worldwide income and obliged to withhold Dutch dividend withholding tax on (deemed) distributions to our shareholders. We intend to maintain our organizational and management structure in such a manner that we should be regarded to have our residence for tax purposes exclusively in the Netherlands and should not be regarded as a tax resident of any other jurisdiction. Because our group conducts most of its business operations outside of the Netherlands, other jurisdictions, including Japan, may also claim taxation rights over us, for instance by virtue of tax residency, having a permanent establishment or otherwise. Furthermore, changes to applicable laws or interpretations thereof may also result in us ceasing to be exclusively tax resident in the Netherlands. A failure to achieve or maintain exclusive tax residency in the Netherlands may result in material adverse tax consequences. The impact of this risk would differ depending on the jurisdictions and tax authorities involved and our ability to resolve double taxation issues, for instance through mutual agreement procedures and/or other dispute resolution mechanisms under an applicable tax treaty or the dispute resolution mechanism under the EU Arbitration Directive (in case of an EU jurisdiction).

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth the capitalization of Coincheck Group on an unaudited pro forma combined basis as of September 30, 2024 after giving effect to the Business Combination.

As of September 30, 2024 (pro forma)	($ in millions)
Cash and cash equivalents	10,279
Total equity	7,559
Liabilities:
Liabilities (current)	680,937
Liabilities (non-current)	1,518
Total liabilities	682,455
Total capitalization	679,735

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included elsewhere in this prospectus or, if such terms are not defined in this prospectus, then such terms shall have the meanings ascribed to them in the proxy statement/prospectus filed with the SEC by Thunder Bridge on November 12, 2024 (the “Proxy Statement”).

Introduction

We are providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the Business Combination. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.

The following unaudited pro forma condensed combined financial statements present the combination of the financial information of Coincheck and Thunder Bridge, adjusted to give effect to the Business Combination.

The unaudited pro forma condensed combined balance sheet as of September 30, 2024 combines the historical unaudited balance sheet of Coincheck as of September 30, 2024 with the historical unaudited balance sheet of Thunder Bridge as of September 30, 2024, giving effect to the Business Combination as if it had been consummated on September 30, 2024.

The unaudited pro forma condensed combined statement of operations for the six months ended September 30, 2024 combines the historical unaudited statement of operations of Coincheck for the six months ended September 30, 2024 with the results of Thunder Bridge for the six months ended September 30, 2024. The results of Thunder Bridge for the six months ended September 30, 2024 were calculated as (i) the historical unaudited statement of operations of Thunder Bridge for the nine months ended September 30, 2024; less (ii) the historical unaudited statement of operations of Thunder Bridge for the three months ended March 31, 2024.

The unaudited pro forma condensed combined statement of operations for the year ended March 31, 2024 combines the historical audited statement of operations of Coincheck for the year ended March 31, 2024 with the results of Thunder Bridge for the year ended March 31, 2024. The results of Thunder Bridge for the year ended March 31, 2024 were calculated as (i) the historical audited statement of operations of Thunder Bridge for the year ended December 31, 2023; less (ii) the historical unaudited statement of operations of Thunder Bridge for the three months ended March 31, 2023; plus (iii) the historical unaudited statement of operations of Thunder Bridge for the three months ended March 31, 2024.

The unaudited pro forma statements of operations give effect to the Business Combination as if it had been consummated on April 1, 2023.

The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following historical financial statements and the accompanying notes, which are included in this prospectus and the Proxy Statement:

•        The historical audited financial statements of Coincheck as of and for the year ended March 31, 2024, and the historical unaudited financial statements of Coincheck as of and for the six months ended September 30, 2024; and

•        The historical audited financial statements of Thunder Bridge as of and for the year ended December 31, 2023, and the historical unaudited financial statements of Thunder Bridge as of and for the nine months ended September 30, 2024 and 2023 and for the three months ended March 31, 2024 and 2023.

The historical financial statements of Coincheck have been prepared in accordance with IFRS as issued by the IASB and in its presentation and reporting currency of Japanese yen (“JPY”). The historical financial statements of Thunder Bridge have been prepared in accordance with US GAAP and in its presentation and reporting currency of U.S. dollars (“USD”).

The unaudited pro forma condensed combined financial information should also be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included in this prospectus and the Proxy Statement.

Description of the Business Combination

Prior to the PubCo Subscription (defined below), Monex advanced a loan in the amount of EUR 1,225,876.16 (the “M1 GK Loan Amount”) to M1 GK (the “M1 GK Loan Advancement”). Following the M1 GK Loan Advancement and prior to the M1 GK Contribution (defined below), M1 GK subscribed for, and PubCo issued to M1 GK, a number of new PubCo Ordinary Shares equal to 122,587,616 (the “PubCo Exchange Shares”), in exchange for an aggregate subscription price payable to PubCo by M1 GK equal to USD 1,225,876,160 (the “Aggregate PubCo Share Consideration”), of which Aggregate PubCo Share Consideration (i) an amount equal to the M1 GK Loan Amount was paid in cash to satisfy the payment obligation on the PubCo Exchange Shares (the “PubCo Subscription Cash Consideration”) and (ii) an amount equal to the Aggregate PubCo Share Consideration minus the M1 GK Loan Amount remained outstanding in the form of a short-term note (the “PubCo Subscription Note Consideration”) (the “PubCo Subscription”).

Following the PubCo Subscription and prior to the PubCo Subscription Consideration Contribution (defined below), Monex transferred all of the outstanding equity interests of M1 GK to PubCo as an in-kind contribution in respect of the one PubCo Ordinary Share held by it, whereby M1 GK became a wholly owned subsidiary of PubCo (the “M1 GK Contribution”).

Following the M1 GK Contribution but prior to the M1 GK Loan Repayment (defined below), PubCo contributed (i) the PubCo Subscription Cash Consideration to M1 GK in cash, and (ii) the PubCo Subscription Note Consideration to M1 GK as an in-kind contribution, in respect of all of the outstanding equity interests of M1 GK held by it (the “PubCo Subscription Consideration Contribution”, and together with the M1 GK Loan Advancement, the PubCo Subscription and the M1 GK Contribution, the “PubCo Restructuring”).

Following the PubCo Restructuring but prior to the Share Exchange Effective Time, M1 GK repaid the M1 GK Loan Amount to Monex (the “M1 GK Loan Repayment”).

At the Share Exchange Effective Time and on the terms and subject to the conditions set forth in the Business Combination Agreement, Coincheck implemented, and PubCo caused M1 GK to implement, a share exchange (kabushiki koukan) under and in accordance with the applicable provisions of the Companies Act, pursuant to which the ordinary shares of Coincheck outstanding immediately prior to the Share Exchange Effective Time were exchanged for PubCo Ordinary Shares.

At the Share Exchange Effective Time, the effect of the Share Exchange was that, amongst others, Coincheck Shareholders became holders of the PubCo Exchange Shares, and Coincheck became a direct, wholly owned subsidiary of M1 GK, which, in turn, is a wholly owned subsidiary of PubCo.

Immediately following the Share Exchange Effective Time on the Closing Date, on the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the applicable provisions of the laws of the Netherlands, PubCo (a) converted its legal form, without ceasing to exist, from a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) to a public limited liability company (naamloze vennootschap) and (b) amended and restated its governing documents, which, as so amended and restated, became the governing documents of PubCo until thereafter amended in accordance with the terms thereof and applicable law.

Following the Share Exchange Effective Time, on the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the applicable provisions of the DGCL, Thunder Bridge and Merger Sub consummated the Merger, pursuant to which Merger Sub merged with and into Thunder Bridge, following which the separate corporate existence of Merger Sub ceased and Thunder Bridge continued as the Surviving Corporation and, ultimately, as a direct, wholly owned subsidiary of PubCo.

At the Merger Effective Time, the effect of the Merger was that, among others: (a) each Thunder Bridge Common Share issued and outstanding immediately prior to the Merger Effective Time was exchanged for the right to receive one PubCo Ordinary Share, and (b) without any action on the part of any holder of Thunder Bridge Warrants, each Thunder Bridge Warrant that was outstanding immediately prior to the Merger Effective Time, pursuant to and in accordance with the Warrant Agreement, automatically and irrevocably was modified to provide that such Thunder Bridge Warrant no longer entitles the holder thereof to purchase the amount of Thunder Bridge Common Share(s) set forth therein and in substitution thereof such Thunder Bridge Warrant entitles the holder thereof to acquire such number of PubCo Ordinary Shares per Thunder Bridge Warrant, subject to adjustments as provided in the Warrant Agreement, that such holder was entitled to acquire pursuant to the terms and conditions of the Warrant Agreement if the Thunder Bridge Warrant was exercised prior to the Transactions. At the Closing, the Sponsor forfeited and surrendered, and PubCo repurchased for no consideration, 2,365,278 PubCo Ordinary Shares.

PubCo previously planned to issue 50,000,000 Earn-Out Shares to the equityholders of the Company; however, the parties to the Business Combination have agreed that the Earn-Out Shares will no longer be issued as part of the Business Combination. As such, the historical financial information has not been adjusted to give pro forma effect to the Earn-Out Shares.

Non-redemption Agreement

Prior to the closing of Business Combination, the Company entered into a non-redemption agreement (the “Non-redemption Agreement”) with an existing shareholder (the “Non-redeeming Shareholder”). As of Closing and pursuant to the terms of the agreement, the Non-redeeming Shareholder beneficially owns and is entitled to dispose of 973,000 shares of common stock, having waived their redemption rights related to such shares. The Company further released 1,595 million yen to the Non-redeeming Shareholder, which will be held in trust by the Non-redeeming Shareholder and which was calculated as the Redemption Price multiplied by the number of shares. This amount will be paid to the Company, on a pro rata basis, to the extent the Non-redeeming Shareholder sells such shares to a third party within ninety days of Closing, subject to certain restrictions as set forth in the Non-redemption Agreement. Any shares not sold will be put back to the Company at the maturity date, which is ninety days after closing of the Business Combination, at which point the remaining cash held in trust will be released to the Non-redeeming Shareholder.

The Company is still assessing the treatment of the Non-redemption Agreement. For purposes of the pro formas, we have preliminarily accounted for the Non-redemption Agreement as an equity transaction under IFRS 32.

Anticipated Accounting Treatment

The Business Combination has been accounted for similar to a capital reorganization. Under this method of accounting, Thunder Bridge has been treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination has been treated as the equivalent of Coincheck issuing shares at the Closing of the Business Combination for the net assets of Thunder Bridge as of the Closing Date, accompanied by a recapitalization. The net assets of Thunder Bridge have been stated at historical cost, with no goodwill or other intangible assets recorded.

This determination was primarily based on the fact that the existing Coincheck stockholders have created and control PubCo and its subsidiaries used to effect the Business Combination, have a majority of the voting power of PubCo, and comprise a majority of the governing body of PubCo.

The Business Combination is not within the scope of IFRS 3 since there is no change in control based on the continued control of PubCo by existing Coincheck stockholders and Thunder Bridge does not meet the definition of a business in accordance with IFRS 3; as such, the Business Combination has been accounted for within the scope of IFRS 2. Any excess of fair value of Coincheck shares issued over the fair value of Thunder Bridge’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares and is expensed as incurred.

Basis of Pro Forma Presentation

The historical financial information has been adjusted to give pro forma effect to the transaction accounting required for the Business Combination as per the Business Combination Agreement. The adjustments in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an accurate understanding of the combined entity upon the Closing.

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the financial position and results of operations that would have been achieved had the Business Combination and related transactions occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information may not be useful in predicting the future financial condition and results of operations of the PubCo. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed. Coincheck and Thunder Bridge have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of September 30, 2024
(in millions of yen)

	Coincheck (IFRS Historical)	Thunder Bridge (US GAAP Historical As Converted)	IFRS Conversion	Pro Forma Adjustments		Pro Forma Combined
		(A)	(A)
ASSETS
Current assets
Cash and cash equivalents	10,628	—		4,485	(B)	10,279
				(2,992)	(C)
				(247)	(G)
				(1,595)	(H)
Cash segregated as deposits	48,820	—				48,820
Crypto assets held	35,633	—				35,633
Safeguard assets	589,883	—				589,883
Customer accounts receivable	789	—				789
Other financial assets	166	—				166
Other current assets	471	—				471
Prepaid expenses	—	4				4
Total current assets	686,390	4	—	(349)		686,045

Non-current assets
Property and equipment	2,153	—				2,153
Intangible assets	982	—				982
Other financial assets	581	—				581
Deferred tax assets	249	—				249
Other non-current assets	4	—				4
Cash and marketable securities held in Trust Account	—	4,493		(4,493)	(B)	—
Total non-current assets	3,969	4,493	—	(4,493)		3,969
Total assets	690,359	4,497	—	(4,842)		690,014

LIABILITIES AND EQUITY
Liabilities
Current liabilities
Deposits received	49,172	—				49,172
Crypto asset borrowings	35,491	—				35,491
Safeguard liabilities	589,883	—				589,883
Other financial liabilities	1,018	—				1,018
Provisions	120	—				120
Income taxes payable	111	60				171
Excise taxes payable	—	305				305
Other current liabilities	240	—				240
Accounts payable and accrued expenses	—	279		4,130	(C)	4,409
WCL Promissory Note payable – related party	—	128				128
2024 Promissory Note payable – related party	—	162		(162)	(C)	—
Total current liabilities	676,035	934	—	3,968		680,937

Unaudited Pro Forma Condensed Combined Balance Sheet — (Continued)
As of September 30, 2024
(in millions of yen)

	Coincheck (IFRS Historical)	Thunder Bridge (US GAAP Historical As Converted)	IFRS Conversion		Pro Forma Adjustments		Pro Forma Combined
		(A)	(A)
Non-current liabilities
Other financial liabilities	1,089	—					1,089
Provisions	339	—					339
Warrant liability	—	90					90
Class A common stock subject to possible redemption 3,517,087 shares at redemption value	—	—	4,476	(A)	(4,476)	(B)	—
Total non-current liabilities	1,428	90	4,476		(4,476)		1,518
Total liabilities	677,463	1,024	4,476		(508)		682,455

Commitments

Class A common stock subject to possible redemption 3,517,087 shares at redemption value	—	4,476	(4,476)	(A)			—

Equity
Class A Common Stock	—	—			47	(B)	2,006
					1,959	(B)
Coincheck – Common Stock	386	—			(386)	(B)	—
Capital surplus	478	1,182			4,421	(B)	11,691
					(1,573)	(B)
					10,963	(E)
					(2,185)	(F)
					(1,595)	(H)
Retained earnings (accumulated deficit)	12,032	(2,185)			(6,960)	(C)	(6,138)
					(10,963)	(E)
					2,185	(F)
					(247)	(G)
Total equity	12,896	(1,003)	—		(4,334)		7,559
Total liabilities and equity	690,359	4,497	—		(4,842)		690,014

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Six Months Ended September 30, 2024
(in millions of yen, except share and per share data)

	Coincheck (IFRS Historical)	Thunder Bridge (US GAAP Historical As Converted)	IFRS Conversion	Pro Forma Adjustments		Pro Forma Combined
		(AA)	(AA)
Revenue
Revenue	145,632	—				145,632
Other revenue	15	—				15
Total revenue	145,647	—	—	—		145,647

Expenses
Cost of sales	(140,507)	—				(140,507)
Selling, general and administrative expenses	(4,473)	—				(4,473)
Formation costs and other operating expenses	—	(102)				(102)
Operating profit	667	(102)	—	—		565

Other income (expenses)
Other income	18	—				18
Other expenses	(4)	—				(4)
Financial income	9	—				9
Financial expenses	(24)	—				(24)
Change in fair value of warrant liability	—	15				15
Interest income	—	108		(108)	(BB)	—
Profit (loss) before income taxes	666	21	—	(108)		579
Income tax expenses	(214)	(21)				(235)
Net profit (loss)	452	—	—	(108)		344

Note: EPS included in Note 4 of Pro Formas.

Weighted-average shares outstanding, Class A ordinary shares
Basic and diluted	2,021,967	3,322,437				129,703,076
Net income (loss) per Class A ordinary share
Basic and diluted	223.50	30.33				2.65
Weighted-average shares outstanding, Class B ordinary shares
Basic and diluted		6,561,252
Net income (loss) per Class B ordinary share
Basic and diluted		(19.71)

Unaudited Pro Forma Condensed Combined Statement of Operations
(in millions of yen, except share and per share data)

	For the Year Ended March 31, 2024	For the Period April 1, 2023 through March 31, 2024		For the Year Ended March 31, 2024
	Coincheck (IFRS Historical)	Thunder Bridge (US GAAP Historical As Converted)	IFRS Conversion	Pro Forma Adjustments		Pro Forma Combined
		(AA)	(AA)
Revenue
Revenue	223,775	—				223,775
Other revenue	274	—				274
Total revenue	224,049	—	—	—		224,049

Expenses
Cost of sales	(214,786)	—				(214,786)
Selling, general and administrative expenses	(6,757)	—		(356)	(CC)	(25,104)
				(68)	(DD)
				(10,963)	(EE)
				(6,960)	(FF)
Formation costs and other operating expenses	—	(182)				(182)
Operating profit	2,506	(182)	—	(18,347)		(16,023)

Other income (expenses)
Other income	437	—				437
Other expenses	(153)	—				(153)
Financial income	67	—				67
Financial expenses	(17)	—				(17)
Change in fair value of warrant liability	—	21				21
Interest income	—	576		(576)	(BB)	—
Profit (loss) before income taxes	2,840	415	—	(18,923)		(15,668)
Income tax expense	(873)	(116)		109	(CC)	(859)
				21	(DD)
Net profit (loss)	1,967	299	—	(18,814)		(16,527)

Note: EPS included in Note 4 of Pro Formas.

Weighted-average shares outstanding, Class A ordinary shares
Basic and diluted	2,021,967	8,357,929				129,703,076
Net income (loss) per Class A ordinary share
Basic and diluted	972.89	36.01				(127.42)
Weighted-average shares outstanding, Class B ordinary shares
Basic and diluted		6,561,252
Net income (loss) per Class B ordinary share
Basic and diluted		(18.72)

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Basis of Presentation

The pro forma adjustments have been prepared as if the Business Combination had been consummated on September 30, 2024, in the case of the unaudited pro forma condensed combined balance sheet, and as if the Business Combination had been consummated on April 1, 2023, in the case of the unaudited pro forma condensed combined statement of operations.

The unaudited pro forma condensed combined financial information has been prepared assuming the following methods of accounting in accordance with IFRS as issued by the IASB.

The Business Combination has been accounted for as a capital reorganization. Under this method of accounting, Thunder Bridge is treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination has been treated as the equivalent of Coincheck issuing shares at the Closing of the Business Combination for the net assets of Thunder Bridge as of the Closing Date, accompanied by a recapitalization. The net assets of Thunder Bridge have been stated at historical cost, with no goodwill or other intangible assets recorded.

This determination was primarily based on the former equityholders of Coincheck having a majority of the voting power of PubCo under the minimum and maximum redemption scenarios, and that persons designated by Coincheck will comprise a majority of the governing body of PubCo.

The Business Combination is not within the scope of IFRS 3 since there is no change in control based on the continued control of PubCo by existing Coincheck stockholders and Thunder Bridge does not meet the definition of a business in accordance with IFRS 3; as such, the Business Combination is accounted for within the scope of IFRS 2. Any excess of fair value of Coincheck shares issued over the fair value of Thunder Bridge’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares and is expensed as incurred.

The pro forma adjustments represent management’s estimates based on information available as of the date of this prospectus and are subject to change as additional information becomes available and additional analyses are performed. Management considers this basis of presentation to be reasonable under the circumstances.

One-time direct and incremental transaction costs anticipated to be incurred prior to, or concurrent with, the Closing are reflected in the unaudited pro forma condensed combined balance sheet as expenses (i.e., as a direct impact to retained earnings) and are assumed to be cash settled.

2. Adjustments and Assumptions to the Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed combined balance sheet as of September 30, 2024 are as follows:

A.   The historical financial statements of Coincheck have been prepared in accordance with IFRS as issued by the IASB and in its presentation and reporting currency of Japanese yen. The historical financial statements of Thunder Bridge have been prepared in accordance with U.S. GAAP and in its presentation and reporting currency of U.S. Dollars. IFRS differs from U.S. GAAP in certain material respects and thus may not be comparable to financial information presented by U.S. companies.

Certain reclassifications were required to align Thunder Bridge’s accounting policies to those applied by Coincheck. The adjustment required to convert Thunder Bridge’s historical balance sheet from U.S. GAAP to IFRS or to align Thunder Bridge’s accounting policies to those applied by Coincheck was the reclassification of Thunder Bridge’s Class A common stock subject to redemption from mezzanine equity to non-current financial liabilities consistent with IAS 32.

The financial statements of Thunder Bridge have been translated into Japanese yen for the purposes of presentation in the unaudited pro forma condensed combined financial statements (“As Converted”) using the following exchange rates:

•        The period end exchange rate as of September 30, 2024 of USD 1.00 to JPY 142.7830 for the unaudited pro forma condensed combined balance sheet as of September 30, 2024;

•        The average exchange rate for the period April 1, 2024 through September 30, 2024 of USD 1.00 to JPY 151.6367 for the unaudited pro forma condensed combined statement of operations for the six months ended September 30, 2024;

•        The average exchange rate for the period April 1, 2023 through March 31, 2024 of USD 1.00 to JPY 144.0376 for the unaudited pro forma condensed combined statement of operations for the year ended March 31, 2024.

B.      Represents the reclassification of 1) Cash held in Trust Account that becomes available in conjunction with the business combination less the amount paid to redeeming shareholders, and 2) 4,476 million yen of Thunder Bridge Class A common stock subject to possible redemption. The adjustment further reflects the issuance of 2.9 million shares of common stock in PubCo.

C.     Represents transaction costs of 7,395 million yen, of which 2,992 million yen was paid in cash at Closing and the remainder was reflected as an increase to accounts payable. Of the 2,992 million yen paid in cash at Closing, 273 million yen was used to pay down accounts payable and 162 million yen was used to pay down the “2024 Promissory Note payable — related party” balance, both of which balances were accounted for as current liabilities on the unaudited balance sheet of Thunder Bridge as of September 30, 2024.

D.     Represents the issuance by the Company of 122.6 million shares of common stock to the existing Coincheck stockholders as consideration for the reverse recapitalization.

E.      The Business Combination has been accounted for as a capital reorganization in accordance with IFRS. Under this method of accounting, Thunder Bridge has been treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the expectation that the former equityholders of Coincheck have a majority of the voting power of the combined company, and that persons designated by Coincheck comprise a majority of the governing body of the combined company. Accordingly, for accounting purposes, the Business Combination has been treated as the equivalent of Coincheck issuing shares for the net assets of Thunder Bridge accompanied by a recapitalization. The net assets of Thunder Bridge have been stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination have been deemed to be those of Coincheck.

The difference in the fair value of equity instruments deemed to have been issued by Coincheck, which is measured based on Thunder Bridge’s closing price per share on September 30, 2024 over the fair value of identifiable net assets of Thunder Bridge as of September 30, 2024 (mainly comprising net cash, excise taxes payable, and related party promissory note payable), represents a service for listing of Coincheck and is accounted for as a share-based payment in accordance with IFRS 2. The IFRS 2 expense, which is a non-cash expense, is estimated at 10,963 million yen based on Thunder Bridge’s identifiable net assets as of September 30, 2024 as illustrated below (in millions of yen except share and per share data).

As of September 30, 2024
Fair value of equity instruments deemed to have been issued by Coincheck
Thunder Bridge Closing Price per share on September 30, 2024	2,029
Total number of Coincheck shares at Closing	129,703,076
Total Market Capitalization of combined group	263,150
Thunder Bridge shareholders’ ownership	5.5%
Total market capitalization attributable to Thunder Bridge shareholders (a)	14,436

Fair Value of identifiable net assets of Thunder Bridge
Prepaid expenses	4
Cash and marketable securities held in Trust Account	4,493
Accounts payable and accrued expenses	(279)
Income taxes payable	(60)
Excise taxes payable	(305)
Warrant liability	(90)
Promissory note payable – related party	(290)
Fair Value of identifiable net assets of Thunder Bridge as of September 30, 2024 (b)	3,473

Listing expenses (c) = (a) – (b)	10,963

F.      Reflects the elimination of Thunder Bridge’s historical accumulated deficit.

G.     Reflects the pro forma adjustment to record compensation expense and a related tax benefit associated with additional compensation to be paid to Coincheck executive officers and directors upon Closing, the net result of which is presented herein as an impact to accumulated deficit. The related nonrecurring expense incurred at Closing for this compensation was recorded via adjustment (CC).

H.     Reflects the cash paid to the Non-redeeming Shareholder in the amount of 1,595 million yen, in accordance with the terms of the Non-redemption Agreement, which will be terminated or expire within 90 days. The Company is still assessing the treatment of the Non-redemption Agreement; for purposes of the pro formas, we have preliminarily accounted for the Non-redemption Agreement as an equity transaction under IAS 32. The agreement associated with this arrangement is provided as Exhibit 10.1 of Form 8-K filed by Thunder Bridge Capital Partners IV, Inc. with the SEC on December 6, 2024.

3. Adjustments and Assumptions to the Unaudited Pro Forma Condensed Combined Statement of Operations

The adjustments included in the unaudited pro forma condensed combined statement of operations for the six months ended September 30, 2024 and for the year ended March 31, 2024 are as follows:

AA.  The historical financial statements of Coincheck have been prepared in accordance with IFRS as issued by the IASB and in its presentation and reporting currency of Japanese yen. The historical financial statements of Thunder Bridge have been prepared in accordance with U.S. GAAP and in its presentation and reporting currency of U.S. Dollars. IFRS differs from U.S. GAAP in certain material respects and thus may not be comparable to financial information presented by U.S. companies. However, it was determined that there were no adjustments required to convert Thunder Bridge’s historical statements of operations from U.S. GAAP to IFRS or to align Thunder Bridge’s accounting policies to those applied by Coincheck.

The financial statements of Thunder Bridge have been translated into Japanese yen for the purposes of presentation in the unaudited pro forma condensed combined financial statements (“As Converted”) using the following exchange rates:

•        The period end exchange rate as of September 30, 2024 of USD 1.00 to JPY 142.7830 for the unaudited pro forma condensed combined balance sheet as of September 30, 2024;

•        The average exchange rate for the period April 1, 2024 through September 30, 2024 of USD 1.00 to JPY 151.6367 for the unaudited pro forma condensed combined statement of operations for the six months ended September 30, 2024;

•        The average exchange rate for the period April 1, 2023 through March 31, 2024 of USD 1.00 to JPY 144.0376 for the unaudited pro forma condensed combined statement of operations for the year ended March 31, 2024.

BB.   Reflects the elimination of interest earned on marketable securities held in the trust account.

CC.   Reflects the pro forma adjustment to record the nonrecurring compensation expense and tax benefit related to additional compensation to be paid to Coincheck executive officers and directors upon Closing. The balance sheet impact related to this compensation is presented as part of adjustment (G).

DD.   Reflects the pro forma adjustment to record the nonrecurring compensation expense and tax benefit related to additional compensation to be paid to Coincheck directors. This compensation expense is subject to a service period extending one year from Closing, at which time the compensation will be paid. This expense is considered to be nonrecurring as it will be fully recognized in the first year following Closing. Further, as the vesting period begins at Closing, there will be no balance sheet impact recorded as of Closing.

EE.   Reflects the IFRS 2 non-cash expenses derived from the excess of the fair value of equity instruments deemed to have been issued by Coincheck over the fair value of identifiable net assets of Thunder Bridge arisen from the assumed capital reorganization, as explained in adjustment (E) above. This amount is reflected as an adjustment to general and administrative expenses for the year ended March 31, 2024.

FF.    Reflects nonrecurring transaction costs incurred by Coincheck and Thunder Bridge including, but not limited to, advisory fees, legal fees, and registration fees. The balance sheet impact related to the cash settlement of these costs is presented at adjustment (C).

4. Net Profit per Share

Represents the net profit per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination and other related events, assuming such additional shares were outstanding since April 1, 2023. As the Business Combination and related transactions are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic net profit per share assumes the shares issued in connection with the Business Combination have been outstanding for the entire periods presented.

Coincheck settled all of its stock options prior to Closing. As such, none of Coincheck’s historical stock options have been included as potentially dilutive shares for purposes of pro forma diluted EPS.

The following table sets forth a reconciliation of the numerators and denominators used to compute pro forma basic and diluted profit per share (in millions of yen, except share and per share data):

For the Six Months Ended September 30, 2024
Numerator
Pro forma net profit (loss) – basic and diluted	344
Pro forma net profit attributable to Coincheck (basic and diluted)	344
Denominator
Coincheck shareholders	122,587,617
Thunder Bridge Public Stockholders	2,919,486
Thunder Bridge Sponsor	4,195,973
Pro forma weighted average shares of Class A common stock outstanding – basic and diluted	129,703,076
Pro forma basic and diluted earnings (losses) per share	2.65
For the Year Ended March 31, 2024
Numerator
Pro forma net profit (loss) – basic and diluted	(16,527)
Denominator
Coincheck shareholders	122,587,617
Thunder Bridge Public Stockholders	2,919,486
Thunder Bridge Sponsor	4,195,973
Pro forma weighted average shares of Class A common stock outstanding – basic and diluted	129,703,076
Pro forma basic and diluted earnings (losses) per share	(127.42)

The above calculation excludes the effects of dilutive shares from the computation of diluted net income per share as the effect would have an antidilutive impact. Therefore, the weighted average number of common shares outstanding used to calculate both basic and diluted net profit per share attributable to common shareholders of the combined entity is the same. The above excludes the following potential common shares, presented based on amounts outstanding at each period end, from the computation of diluted net profit per share attributable to common shareholders for the periods indicated because including them would have had an antidilutive effect:

As of September 30, 2024
Private Placement Warrants	129,611
Public Warrants	4,730,537

USE OF PROCEEDS

All of the Ordinary Shares and the Warrants offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from such sales. We will pay certain expenses associated with the registration of the securities covered by this prospectus, as described in the section titled “Plan of Distribution.”

With respect to the Ordinary Shares underlying the Warrants, we will not receive any proceeds from such shares except with respect to amounts received by us upon exercise of such Warrants to the extent such Warrants are exercised for cash. Assuming the exercise of all outstanding Warrants for cash, we would receive aggregate proceeds of approximately $55.9 million. Except as otherwise set forth in the applicable prospectus supplement, we intend to use the net proceeds from the exercise of the Warrants, if any, for general corporate purposes, which may include, but is not limited to, funding for working capital, investments in organic and inorganic growth and repayment of outstanding indebtedness. However, whether warrantholders will exercise their Warrants, and therefore the amount of cash proceeds we would receive upon exercise, is dependent upon the trading price of the Ordinary Shares. Each Warrant will become exercisable for one Ordinary Share at an exercise price of $11.50. Therefore, if and when the trading price of the Ordinary Shares is less than $11.50, we expect that warrantholders would not exercise their Warrants. The Warrants may not be or remain in the money during the period they are exercisable and prior to their expiration and, therefore, it is possible that the Warrants may not be exercised prior to their maturity, even if they are in the money, and as such, may expire worthless with minimal proceeds received by us, if any, from the exercise of Warrants. To the extent that any of the Warrants are exercised on a “cashless basis,” we will not receive any proceeds upon such exercise. As a result, we do not expect to rely on the cash exercise of Warrants to fund our operations. Instead, we intend to rely on other sources of cash discussed elsewhere in this prospectus to continue to fund our operations.

We will bear all costs, expenses and fees in connection with the registration of the securities offered by this prospectus, including, without limitation, all registration and filing fees (including fees with respect to filings required to be made with FINRA (as defined herein)), Nasdaq listing fees, fees and expenses of compliance with securities or blue sky laws, if any, and fees and expenses of counsel and independent registered public accountants, whereas the Selling Securityholders will bear all incremental selling expenses, including commissions and discounts, brokerage fees, underwriting marketing costs, legal counsel fees that are not covered by us and any other expenses incurred by the Selling Securityholders in disposing of the securities.

The net proceeds to the Selling Securityholders will be the purchase price of the Securities less any discounts and commissions and other expenses borne by the Selling Securityholders.

DIVIDEND POLICY

We have not paid any cash dividends on our Ordinary Shares to date and have no current plans to pay cash dividends on Ordinary Shares for the foreseeable future. The payment of cash dividends in the future will be dependent upon our revenue and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends will be within the discretion of our Board at such time. Our ability to declare dividends may also be limited by restrictive covenants pursuant to any debt financing agreements. See “Material Dutch Tax Considerations of Acquiring, Owning or Disposing of Ordinary Shares or Warrants — Withholding Tax” beginning on page 174 of this prospectus for a summary of the Dutch dividend withholding tax regime applicable to dividends distributed by us.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless the context otherwise requires, all references in this section to “we,” “us,” or “our” refer to Coincheck, Inc. prior to the consummation of the Business Combination.

The following discussion of our financial condition and results of operations should be read in conjunction with the financial statements and related notes included elsewhere in this prospectus. Our financial statements are prepared in accordance with IFRS, which differs in certain significant respects from accounting principles generally accepted in other jurisdictions, including U.S. GAAP and Japanese GAAP. In addition to historical financial information, the following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs that involve risks and uncertainties. Our actual results could differ materially from those discussed in the forward-looking statements as a result of many factors, including those factors set forth in the sections titled “Risk Factors” and “Forward-Looking Statements,” which you should review for a discussion of some of the factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis and elsewhere in this prospectus.

Overview

We believe we are a leader in the Japanese cryptocurrency industry and are primarily engaged in providing a crypto asset marketplace for retail investors. We offer our customers a multi-currency crypto marketplace with a deep pool of liquidity for trading crypto assets through our user-friendly applications, along with an Exchange platform and several other retail-focused crypto services, such as Coincheck Periodic Purchases. We are headquartered in Tokyo and had a 32.1% market share by trading volume as of September 2024, according to the JVCEA and 19.1% of the market share for retail users by number of verified accounts in Japan. As of September 30, 2024, our number of verified accounts exceeds 2.1 million and approximately 52% of these accounts are held by customers under 40.

In the years ended March 31, 2022, 2023 and 2024 and the six months ended September 30, 2024, 99.6%, 98.9%, 99.6% and 99.4%, respectively, of our total revenue consisted of transaction revenue generated from trades of customers and cover counterparties on our Marketplace platform business, where we take a bid-ask spread on all customer trades on such platform and offer 28 different crypto assets as of September 30, 2024, unchanged from June 30, 2024. As of September 30, 2024, over 90% of our users utilize our mobile trading application for our marketplace, while the remaining users utilize our desktop trading application. We also operate an Exchange platform targeted at more experienced users that mediates order books between such users for a more limited number of crypto assets and for which we generally do not charge a commission on each transaction.

We believe that we are one of the leading innovators within the Japanese crypto markets. In 2021, we introduced an NFT platform and conducted the country’s first IEO.

The growth of crypto assets and crypto markets has come in waves aligned with crypto asset price cycles, which tend to be volatile and draw new customers, investments, and developers into the crypto ecosystem. For example, according to closing day pricing information from CoinMarketCap, as the price of Bitcoin increased from approximately ¥432,000 during March 2020 to over ¥3,000,000 in December 2020 to new all-time highs of over ¥7,500,000 in November 2021, we experienced a corresponding increase in the usage on our Marketplace platform. However, the price of Bitcoin fell to approximately ¥5,330,000 as of December 31, 2021 and was approximately ¥5,550,000 as of March 31, 2022 before falling further to approximately ¥3,800,000 as of March 31, 2023. These price trends and other uncertainties affecting the global crypto markets adversely affected trading volume on our Marketplace platform in the fiscal year ended March 31, 2023, contributing to a sharp decline in total revenue and recognition of a net loss for the fiscal year. Although the price of Bitcoin increased to approximately ¥5,960,000 as of December 31, 2023 and has been on a general trend upwards since, with prices reaching record highs at approximately ¥10,800,000 as of March 31, 2024 and remaining at relatively stable levels since then despite dropping slightly to approximately ¥9,327,000 as of September 30, 2024, there have been a number of major crypto asset price cycles over the past decade and price cycles continue to be volatile.

Due to the highly volatile nature of crypto asset prices and trading activity, historically our operating results have fluctuated significantly from quarter to quarter in line with market sentiment and trading activity.

As of September 30, 2024, our customer assets (IFRS) were ¥639 billion and our marketplace trading volume during the six months ended September 30, 2024 was ¥128.1 billion.

For the fiscal year ended March 31, 2024, our total revenue was ¥224,049 million, our net profit was ¥1,967 million and EBITDA, a non-IFRS measure, was ¥3,525 million. For the six months ended September 30, 2024, our total revenue was ¥145,647 million, our net profit was ¥452 million and EBITDA, a non-IFRS measure, was ¥1,001 million. See “— Key Business Metrics and Trends — Non-IFRS Financial Measures” below for information regarding our use of EBITDA and a reconciliation of net profit, the most directly comparable IFRS measure, for the year to EBITDA.

Recent Developments and Outlook

There were continued declines in the prices of Bitcoin and other cryptocurrencies supported on our Marketplace platform in the year ended March 31, 2023. For example, the price of Bitcoin fell by approximately 33% from approximately ¥5,670,000 as of April 1, 2022 to ¥3,781,000 as of March 31, 2023 according to closing day pricing information from CoinMarketCap although the Japanese yen depreciated against the U.S. dollar by approximately 8% during the same period. Lower transaction revenue from our Marketplace platform business attributable to the impact of declining prices resulted in a 74.4% decline in our total revenue for the year ended March 31, 2023 as compared to the prior year.

During the year ended March 31, 2023, the price of Bitcoin had fallen to approximately ¥2,360,000 as of November 30, 2022, as prices of many crypto assets declined significantly following the bankruptcy of FTX Trading Ltd., a Bahamas-based cryptocurrency exchange and subsequent allegations of fraud and mismanagement of funds by FTX and its founder and former CEO. The price of Bitcoin fell further to approximately ¥2,170,000 as of December 31, 2022, and although the price of Bitcoin has shown signs of recovery during the current calendar year and has been on a general upward trend reaching approximately ¥5,960,000 as of December 31, 2023, with prices reaching record highs at approximately ¥10,800,000 as of March 31, 2024 and remaining at relatively stable levels since then despite dropping slightly to approximately ¥9,327,000 as of September 30, 2024, the prices of crypto assets remain highly volatile. We did not have any direct exposure to FTX or to other crypto-related businesses which have experienced recent financial difficulties, such as digital asset lender BlockFi, Celsius, Voyager and Three Arrows Capital and Genesis Trading. Continued declines in crypto asset prices, however, adversely affected our trading volume, investor sentiment in Japan and the amount of our J-GAAP customer assets, which had dropped from ¥279 billion as of September 30, 2022 to ¥210 billion as of December 31, 2022 before recovering to ¥344 billion as of March 31, 2023, ¥362 billion as of June 30, 2023, ¥351 billion as of September 30, 2023, ¥744 billion as of March 31, 2024, ¥748 billion as of June 30, 2024, ¥669 billion as of September 30, 2024, and ¥1.142 trillion as of December 31, 2024. (J-GAAP customer assets are derived from monthly data prepared for management for purposes of understanding internal performance metrics and such figures had not been prepared under IFRS and do not include NFTs deposited by customers). We believe the decline of the amount of J-GAAP customer assets held by us in December 2022 due to price declines had been offset in part by Japanese investors repatriating crypto assets to licensed crypto asset exchanges in Japan, such as ours, from offshore platforms following the FTX bankruptcy. We did not experience excessive redemptions or withdrawals during the years ended March 31, 2023 and 2024 and we have not suspended redemptions or withdrawals of crypto assets. The quantity of Bitcoin held by our customers increased by 16.7% to 43,209 and the quantity of Ethereum increased by 13.2% to 257,656 between June 30, 2024 and September 30, 2024.

On March 27, 2023, the CFTC announced the filing of a civil enforcement action in the U.S. District Court for the Northern District of Illinois charging, among others, various entities that operate the Binance platform and Changpeng Zhao, the CEO of Binance, with numerous violations of the Commodity Exchange Act and CFTC regulations.

Based on these market trends during the fiscal year ended March 31, 2023, we experienced significant declines in trading volume on our Marketplace platform and our transaction revenue in the fiscal year ended March 31, 2023 as compared to the prior year, however, in part due to recovery in the markets for crypto assets, trading volume and our transaction revenue increased slightly for the year ended March 31, 2024 and further increased year-on-year for the six months ended September 30, 2024. We did not experience difficulties in borrowing crypto assets from our customers or in executing hedging transactions which we refer to as cover transactions with our various cover or hedging counterparties in order to support the operation of our Marketplace platform.

Nevertheless, we evaluated our arrangements with cover counterparties to ensure that the operation of our Marketplace platform will not be adversely affected in the event of a change of circumstances, including but not limited to insolvency or regulatory enforcement, at such cover counterparty. In particular, we temporarily limited the amount of crypto assets we deposit with cover counterparties to the extent practicable. We also sought to diversify our options for placing cover transactions in order to limit our dependence on other exchanges by seeking market makers with which we can execute cover transactions without pre-funding deposits in order to reduce counterparty custody risk. Our specific actions in response to the above market conditions included:

•        Reducing crypto assets deposited with Binance to ¥74 million and crypto assets deposited with our cover counterparties to ¥425 million as of December 31, 2022 from ¥629 million and ¥1,097 million, respectively, as of September 30, 2022. As of March 31, 2023, the amount of crypto assets deposited with Binance increased to ¥195 million. Additionally, the amount of crypto assets deposited with our cover counterparties increased to ¥1,088 million, including ¥647 million deposited with OKX, which represented our largest single credit exposure as of March 31, 2023. As of September 30, 2023, crypto assets deposited with Binance decreased to ¥62 million and total crypto assets deposited with our cover counterparties decreased to ¥251 million. As of March 31, 2024, crypto assets deposited with our cover counterparties increased to ¥817 million, with crypto assets deposited with Binance increasing to ¥206 million and crypto assets deposited with OKX of ¥27 million. As of September 30, 2024, the amount of crypto assets deposited with our cover counterparties was ¥409 million, the amount of crypto assets deposited with bitFlyer was ¥229 million and the amount of crypto assets deposited with Binance was ¥142 million.

•        Reducing crypto assets held (current assets) from ¥16,439 million as of September 30, 2022 to ¥11,167 million as of December 31, 2022, of which ¥8,999 million were held in cold wallets controlled by us. As of September 30, 2023, crypto assets held (current assets) increased to ¥19,298 million, of which ¥17,480 million were held in cold wallets, and as of March 31, 2024, crypto assets held (current assets) increased further to ¥44,207 million, of which ¥39,749 million were held in cold wallets. As of September 30, 2024, our crypto assets held (current assets) were ¥35,633 million, of which crypto assets borrowed from customers accounted for ¥35,491 million.

•        We maintained cash and cash equivalents of ¥10.6 billion as of September 30, 2024 and ¥10.8 billion as of March 31, 2024.

•        In light of uncertain market conditions, we entered into a ¥3 billion line of credit from Monex Finance Corporation in December 2022, which as of September 30, 2024 was unused after drawing down and subsequently repaying ¥3 billion in March 2023 and again drawing down and subsequently repaying ¥3 billion in June 2024. We have also entered into a ¥3 billion subordinated loan agreement with Monex Finance Corporation in September 2023, which as of September 30, 2024 was unused after drawing down and subsequently repaying ¥3 billion in June 2024. In addition, the Company entered into a loan agreement for ¥200 million with JSF Trust and Banking Co., Ltd. in June 2021, which balance was increased to ¥500 million as of September 30, 2024, and has been making short-term borrowings under this agreement several times a year, however all of the borrowings were repaid within about a week of the making of each respective loan and are currently unused.

•        Testing and improving our trading system’s ability to switch between cover counterparties on short notice and working to introduce a price aggregator to add additional cover counterparties.

•        Established a risk limit of ¥300 million for the amount we can deposit with Binance as of the end of September 2024.

On June 5, 2023, the SEC filed a civil complaint in the U.S. District Court for the District of Columbia against Binance and other related entities, as well as Changpeng Zhao, Binance’s co-founder and CEO. The complaint consists of thirteen charges, including misleading investors and operating as an unregistered securities exchange, broker and clearing agency in violation of U.S. securities laws. Furthermore, on June 6, 2023, the SEC filed a complaint in the U.S. District Court for the Southern District of New York against Coinbase for operating as an unregistered securities exchange, broker and clearing agency, and for the unregistered offer and sale of securities in connection with its staking-as-a-service program. On November 2, 2023, Sam Bankman-Fried, the founder of FTX, was found guilty of all seven criminal counts of fraud against him, and on November 21, 2023, Binance and Changpeng Zhao, the co-founder and CEO of Binance, pled guilty to federal criminal charges that Binance violated and caused a financial institution to violate the Bank Secrecy Act, with Binance entering into a $4.3 billion settlement with the U.S. Justice Department in addition to the confiscation of certain assets and Changpeng Zhao stepping down as CEO and accepting an individual fine of $50 million.

The full implications of the failure of FTX and subsequent conviction on charges of fraud and mismanagement of funds against its founder and former CEO on crypto asset markets, the civil enforcement action and civil complaint filed against Binance and its founder and CEO and subsequent settlement, the complaint filed against Coinbase as well as the development of global regulations remains uncertain.

On July 13, 2023, the U.S. District Court for the Southern District of New York ruled that sales of the XRP token to retail investors on cryptocurrency exchanges were not offers and sales of securities under U.S. federal securities, although the court also ruled that sales of the XRP token to hedge funds and other institutional investors and sophisticated buyers amounted to unregistered offers and sales of securities. The SEC has sought to appeal the ruling. A separate ruling in the same district court on July 31, 2023 denied a motion to dismiss the SEC’s allegations that Terraform Labs Pte. Ltd., which launched the TerraUSD and LUNA digital assets, defrauded investors and sold unregistered securities. On December 28, 2023, the court granted summary judgment for the SEC on its claims that Terraform Labs offered and sold crypto assets as unregistered securities. As a result of these cases and the high likelihood of further SEC appeals and regulatory actions, the regulatory framework applicable to cryptocurrencies and its development in the U.S. and globally remains uncertain and further developments could have negative effects on crypto asset markets. On May 31, 2024, Japanese crypto exchange operator DMM Bitcoin announced that it had lost 4,502.9 Bitcoin (approximately ¥48.2 billion) of customer assets held in cold wallets as a result of a hacking incident in which such assets were transmitted outside of the company through an “unauthorized leak.”

On June 27, 2024, Coinbase filed lawsuits against both the SEC and the FDIC in order to shed light on their approaches to regulation in the industry and gain access to internal records to uncover alleged efforts by the financial regulators to pressure financial institutions to deny crypto firms access to the federal banking system. On July 1, 2024, the SEC filed suit against Silvergate, the parent company of a bank which allegedly helped to facilitate fraud at FTX before its collapse, former CEO Alan Lane and former Chief Risk Officer Kathleen Fraher, claiming that they misled investors regarding the strength of Silvergate’s Bank Secrecy Act/Anti-Money Laundering compliance program and the monitoring of crypto customers, including FTX, by Silvergate’s wholly owned subsidiary, Silvergate Bank. The SEC also charged Silvergate and its former Chief Financial Officer, Antonio Martino, with misleading investors about Silvergate’s losses from expected securities sales following the collapse of FTX. All parties charged, with the exception of Antonio Martino, have agreed to settle with the SEC. On July 2, 2024, in relation to the civil complaint filed by the SEC against Binance and other related entities, a U.S. federal court dismissed several claims, including that Binance’s fiat-backed stablecoin, BUSD, qualifies as an investment contract, although certain other claims by the SEC were allowed to proceed.

On August 7, 2024, Ripple Labs was fined $125 million in relation to the complaint initially filed by the SEC in December 2020 with respect to the institutional sales of the XRP token, which a Manhattan court judge ruled were unregistered securities offerings; the SEC has since filed an appeal. On September 24, 2024, the SEC spoke before the United States Congress to address concerns surrounding the impediment of financial innovation and reduction of consumer protections related to the SEC’s new rules on digital asset custody under SAB 121. On September 27, 2024, the SEC gave “no-objection” to the Bank of New York Mellon’s request to safeguard digital assets without needing to list them as balance sheet liabilities, as is currently required under SAB 121, and which many financial institutions view as restrictive, and as a result could lead to an increase in the number of financial institutions able to target institutional clients wanting to invest in digital assets through ETFs. On September 27, 2024, the SEC also filed settled charges against Mango DAO and Blockworks Foundation for engaging in the unregistered offer and sale of crypto assets called “MNGO” tokens, as well as settled charges against Blockworks Foundation and Mango Labs LLC for engaging in unregistered broker activity in connection with various crypto assets being offered and sold as securities on the Mango Market platform.

Transaction revenue from our Marketplace platform business is derived from transactions with users and cover counterparties in which we buy and sell cryptocurrencies to users with a spread. The spread is set/revised by us in a range of 0.1% to 5.0% as of the end of September 2024 for each cryptocurrency based on prevailing market conditions, including competitors’ offers. We hold the discretion to add a spread which might be higher than the above-mentioned range in instances where there is sudden market movement and shortage of liquidity in the market to ensure the execution of the transactions with customers. As a result, trends in Marketplace trading volume show a level of correlation with trends in the transaction revenue. With regard to our Exchange platform, there is currently no direct correlation between our Exchange trading volumes and commission received. This is because we generally do not charge commissions to the retail customers of our Exchange platform, with some exceptions. However, because the size of the Exchange trading volume reflects the size of our customer base and their trading frequency tendencies, we believe an increase in trading volume will potentially provide us with more strategic options for the future utilization of our Exchange platform within our business as a whole.

The below table shows monthly operating data for April 2021 through July 2024, which covers our fiscal years ended March 31, 2022, 2023 and 2024, as well as through the third quarter of the fiscal year ending March 31, 2025:

	April 2021	May 2021	June 2021
	(millions of yen, except number of verified accounts)
Exchange trading volume(1)	¥523,215	¥809,848	¥482,483
Marketplace trading volume	¥133,741	¥109,128	¥29,854
J-GAAP customer assets(2)	¥539,527	¥386,763	¥329,345
Number of verified accounts	1,269,249	1,327,832	1,354,927
	July 2021	August 2021	September 2021	October 2021	November 2021	December 2021
	(millions of yen, except number of verified accounts)
Exchange trading volume(1)	¥275,681	¥453,357	¥445,137	¥619,845	¥492,229	¥366,859
Marketplace trading volume	¥21,912	¥38,017	¥54,511	¥40,573	¥45,579	¥28,536
J-GAAP customer assets(2)	¥398,997	¥489,505	¥444,547	¥553,167	¥544,109	¥441,362
Number of verified accounts	1,377,177	1,401,283	1,430,308	1,462,911	1,508,553	1,534,173
	January 2022	February 2022	March 2022	April 2022	May 2022	June 2022
	(millions of yen, except number of verified accounts)
Exchange trading volume(1)	¥267,775	¥267,740	¥323,390	¥247,033	¥323,442	¥289,704
Marketplace trading volume	¥23,608	¥17,921	¥25,047	¥18,822	¥26,171	¥19,007
J-GAAP customer assets(2)	¥357,537	¥386,712	¥480,803	¥398,762	¥317,583	¥233,357
Number of verified accounts	1,568,892	1,594,032	1,620,025	1,643,603	1,676,509	1,705,307
	July 2022	August 2022	September 2022	October 2022	November 2022	December 2022
	(millions of yen, except number of verified accounts)
Exchange trading volume(1)	¥300,918	¥244,844	¥210,837	¥181,739	¥224,326	¥86,479
Marketplace trading volume	¥12,639	¥11,335	¥11,190	¥8,120	¥11,917	¥7,597
J-GAAP customer assets(2)	¥291,494	¥265,451	¥279,496	¥289,140	¥231,473	¥209,983
Number of verified accounts	1,718,174	1,730,890	1,749,692	1,758,732	1,770,108	1,775,420
	January 2023	February 2023	March 2023	April 2023	May 2023	June 2023
	(millions of yen, except number of verified accounts)
Exchange trading volume(1)	¥127,100	¥155,880	¥246,434	¥161,783	¥149,721	¥180,541
Marketplace trading volume	¥8,269	¥8,208	¥13,818	¥10,699	¥7,873	¥11,659
J-GAAP customer assets(2)	¥268,707	¥293,465	¥343,971	¥350,930	¥339,201	¥362,200
Number of verified accounts	1,784,789	1,791,980	1,802,203	1,810,351	1,820,242	1,830,148

	July 2023	August 2023	September 2023	October 2023	November 2023	December 2023
	(millions of yen, except number of verified accounts)
Exchange trading volume(1)	¥153,038	¥135,468	¥107,179	¥196,954	¥264,854	¥291,973
Marketplace trading volume	¥14,361	¥11,061	¥9,140	¥16,366	¥18,190	¥24,101
J-GAAP customer assets(2)	¥377,833	¥345,872	¥350,553	¥413,294	¥440,822	¥468,418
Number of verified accounts	1,844,687	1,855,980	1,864,765	1,872,825	1,884,184	1,898,785
	January 2024	February 2024	March 2024	April 2024	May 2024	June 2024
	(millions of yen, except number of verified accounts)
Exchange trading volume(1)	¥343,496	¥368,272	¥625,319	¥463,858	¥314,754	¥271,697
Marketplace trading volume	¥24,808	¥31,102	¥55,208	¥28,222	¥23,112	¥21,659
J-GAAP customer assets(2)	¥476,128	¥669,686	¥744,201	¥658,150	¥736,851	¥747,890
Number of verified accounts	1,915,646	1,935,987	1,981,152	2,014,832	2,040,838	2,060,379
	July 2024	August 2024	September 2024	October 2024	November 2024	December 2024
	(millions of yen, except number of verified accounts)
Exchange trading volume(1)	¥371,801	¥411,847	¥278,985	¥324,265	¥728,271	¥621,560
Marketplace trading volume	¥22,725	¥18,992	¥13,412	¥18,916	¥50,405	¥48,116
J-GAAP customer assets(2)	¥750,365	¥635,917	¥669,358	¥735,675	¥1,106,688	¥1,142,224
Number of verified accounts	2,077,756	2,090,251	2,100,374	2,110,974	2,152,448	2,197,619

____________

(1)      Monthly exchange trading volume, as set forth in the table above, includes trading between matched sellers and purchasers but does not include transactions in which we are a party (including purchases and sales with cover counterparties). Monthly exchange trading volume data reflects trading volume by sellers and purchasers on a gross basis, and we do not collect monthly data that includes purchases and sales with cover counterparties as the above data is based on information that we are required to prepare for purposes of monthly reporting to the JVCEA using the calculation methods they prescribe.

(2)      J-GAAP customer assets = crypto currencies deposited by customers + fiat currency deposited by customers. J-GAAP customer assets are derived from monthly data prepared for management for purposes of understanding internal performance metrics and such figures had not been prepared under IFRS basis and do not include NFTs deposited by customers.

We operated miime, an on-chain NFT marketplace, from February 2021 when we acquired Metaps Alpha Inc. On October 21, 2022, we decided to discontinue operation of the miime service on November 21, 2022 and to transfer the shares of relevant subsidiary to our parent company, which was completed on January 25, 2023. The financial impact to our business as a result of this disposition is insignificant. From the time of acquisition of the miime service in February 2021 until the suspension of the service in November 2022, the total transaction volume on miime was ¥64.2 million and the total commissions received were ¥4.7 million.

Key Business Metrics and Trends

In addition to our financial results, we use the following business metrics to evaluate our business, measure our performance, identify trends affecting our business, and make strategic decisions.

Verified Users

Verified users represent users who have fully completed the applicable KYC procedures with us. Accordingly, there should only be one account per user. The verified user total is adjusted for accounts that are subsequently closed but not for those that are inactive. Our verified users increased sequentially for all quarters beginning from the three months ended June 30, 2019 until the three months ended September 30, 2022, primarily due to growth in our products and services and the overall increase in interest in BTC, Ethereum and other crypto assets in Japan. As of September 30, 2024, our number of verified accounts was approximately 2.1 million after deducting the number of closed accounts. Verified user metrics are used as a key performance indicator in our business management process because our current businesses principally serve retail users. We are able to compare our number of verified users against industry data compiled by the JVCEA to assess our competitive position. In addition, our definition of verified users may be revised in the future in accordance with any revisions in the KYC/AML procedures required in Japan.

Verified Users

KYC-verified users (cumulative)

(Users mm)
KYC-verified users (cumulative)
Market share (KYC-verified users)
2.5
2.0
1.5
1.0
0.5
0.0
30.0%
25.0%
20.0%
15.0%
10.0%
5.0%
0.0%
Apr.- Jun.
Jul.- Sep.
Oct.- Dec.
Jan.- Mar.
Apr.- Jun.
Jul.- Sep.
Oct.- Dec.
Jan.- Mar.
Apr.- Jun.
Jul.- Sep.
Oct.- Dec.
Jan.- Mar.
Apr.- Jun.
Jul.- Sep.
Oct.- Dec.
Jan.- Mar.
Apr.- Jun.
Jul.- Sep.
Oct.- Dec.
Jan.- Mar.
Apr.- Jun.
Jul.- Sep.
2019
2020
2021
2022
2023
2024

Source:  Public information made available by the JVCEA.

Monthly Users

Monthly users represent our verified users with at least one transaction on either our Marketplace or Exchange platforms, including the buying or selling of a crypto asset or the depositing or withdrawing of crypto assets or funds, in the prior calendar month and constitute the active transacting base of retail users on our cryptocurrency exchanges. Monthly users drive retail trading volume and growth in our monthly users has historically been correlated with both the price of Bitcoin, Ethereum and other crypto assets and volatility within the crypto asset market. We have aimed to expand our revenue opportunities by adding new cryptocurrencies to give more investment options and promote cryptocurrency trading for retail investors in recent years. Our number of monthly users was on a declining trend since its peak in the first quarter of the fiscal year ended March 31, 2022, however we have seen an increase in the number of average monthly users in the nine-month period ended September 30, 2024 compared to the preceding nine-month period.

Monthly Users

Monthly users

(Users 'k)
250
200
150
100
50
0
Apr.-Jun.
Jul.-Sep.
Oct.-Dec.
Jan.-Mar.
Apr.-Jun.
Jul.-Sep.
Oct.-Dec.
Jan.-Mar.
Apr.-Jun.
Jul.-Sep.
Oct.-Dec.
Jan.-Mar.
Apr.-Jun.
Jul.-Sep.
Oct.-Dec.
Jan.-Mar.
Apr.-Jun.
Jul.-Sep.
Oct.-Dec.
Jan.-Mar.
Apr.-Jun.
Jul.-Sep.
2019
2020
2021
2022
2023
2024

Source:  Internal data.

Customer Assets (by Currency)

Customer assets is a measure of the scale of total value held on our cryptocurrency exchanges as of the period indicated. We believe that customer assets reflect the trusted nature of our cryptocurrency exchanges and services. The value of our customer assets is driven by the price, quantity, and type of crypto assets held by customers. Customer assets include cash deposited by customers, which is segregated in a money trust with a trust bank, and customers’ crypto assets, for which we maintain custody and a corresponding safeguard liability is recorded in our statement of financial position.

Changes in the price and quantity, particularly for Bitcoin and Ethereum, or type of crypto asset held on our cryptocurrency exchanges can result in growth or decline in customer assets within a particular period. For example, we could see an increase in the quantity of assets held on our cryptocurrency exchanges — measured in units of crypto assets or fiat currencies — but the value of customer assets could decline if the corresponding price of a crypto asset declines. Conversely, customer assets can increase in a particular period despite a decline in the quantity of assets held on our cryptocurrency exchanges if the decline is offset by rising crypto asset prices.

Our ability to safeguard our customers’ crypto assets is also an important factor, since any inability to do so could result in our customers losing trust in our services, the withdrawal of customer assets or a reduction in the deposit of customer assets. We work continuously to comply with applicable safeguarding measures to ensure that customer assets are protected. For more information, see “Risk Factors — Risks Relating to Our Business and Industry — Our failure to safeguard and manage our customers’ fiat currencies and crypto assets could adversely impact our business, operating results, and financial condition” and “Business — Regulatory Environment — Regulations on Crypto Asset Exchange Service.” We provide custody services to our customers for their crypto assets. As of March 31, 2023 and 2024 and September 30, 2024, we recognized ¥288,639 million, ¥649,211 million and ¥589,883 million, respectively, of safeguard liabilities on our statements of financial position with respect to such custody obligations, which corresponds to the amount of crypto assets deposited by our customers excluding any crypto assets our customers have lent to us. In addition to such deposited crypto assets we hold in custody, total customer assets include fiat currency amounts deposited by customers.

Because the amount and value of our customer assets are driven by multiple factors, some of which are market-dependent, this metric has fluctuated in recent periods. For example, during our fiscal year ended March 31, 2022, we saw decreases in our customer assets when crypto asset prices, in particular those of Bitcoin and Ethereum, declined between April and July, and increases when such crypto asset prices temporarily recovered in November 2021. According to closing day pricing information from CoinMarketCap, the price of Bitcoin and Ethereum reached their lowest levels during the fiscal year of approximately ¥3,260,000 and ¥196,000, respectively, in July 2021 while the price of Bitcoin and Ethereum reached their highest levels during the same fiscal year of approximately ¥7,667,000 and ¥546,000, respectively, in November 2021. However, despite these short-term fluctuations, our customer assets (IFRS) grew to ¥485 billion as of March 31, 2022, driven by growth in the price, quantity, and types of crypto assets we support. We also saw significant growth in other crypto assets during these periods, primarily XRP and IOST. As of March 31, 2022, ¥63 billion of customer assets (IFRS) consisted of XRP while ¥48 billion consisted of IOST. Due to sharp declines in the prices of many crypto assets, including Bitcoin and Ethereum, during the fiscal year ended March 31, 2023, our customer assets (IFRS) declined to ¥330 billion, which includes ¥45 billion of XRP and ¥14 billion of IOST, as of March 31, 2023. As of March 31, 2024, our customer assets (IFRS) grew further still to ¥708 billion, of which ¥54 billion of customer assets (IFRS) consisted of XRP while ¥17 billion consisted of IOST. As of September 30, 2024, our customer assets (IFRS) was ¥639 billion, of which ¥56 billion of customer assets (IFRS) consisted of XRP while ¥7 billion consisted of IOST.

J-GAAP Customer Assets and NFTs Deposited by Customers(1)

J-GAAP Customer assets

(JPY bn)
BTC
ETH
XRP
IOST
Others (Crypto)
Fiat currency
800
700
600
500
400
300
200
100
0
Axis Title
Apr.- Jun.
Jul.- Sep.
Oct.- Dec.
Jan.- Mar.
Apr.- Jun.
Jul.- Sep.
Oct.- Dec.
Jan.- Mar.
Apr.- Jun.
Jul.- Sep.
Oct.- Dec.
Jan.- Mar.
Apr.- Jun.
Jul.- Sep.
Oct.- Dec.
Jan.- Mar.
Apr.- Jun.
Jul.- Sep.
Oct.- Dec.
Jan.- Mar.
Apr.- Jun.
Jul.- Sep.
Axis Title
2019
2020
2021
2022
2023
2024

____________

(1)      Calculated by adding the amount of J-GAAP customer assets and the amount of NFTs deposited by customers. J-GAAP customer assets are derived from monthly data prepared for management for purposes of understanding internal performance metrics and such figures had not been prepared under IFRS basis and do not include NFTs deposited by customers.

Source:   Internal data.

Trading Volume (by Currency)

The trading volume of our customers is directly correlated with our revenue and is influenced by both the price and volatility of Bitcoin, Ethereum and other crypto assets. We have experienced periods of low and high trading volume, and therefore revenue, driven by periods of rising or declining crypto asset prices and/or lower or higher volatility within the crypto asset market. During periods of rising Bitcoin prices and higher volatility, we have generally observed higher trading volume on both our Marketplace and Exchange platforms.

There are a number of factors that contribute to changes in price and volatility of a given crypto asset, including, but not limited to, changes in the supply and demand for a particular crypto asset, crypto market sentiment, macroeconomic factors, utility of a particular crypto asset, and other events such as exchange outages or social media commentary. Market participation by well-known investors can also affect consumer sentiment. For example, over the course of 2020 and 2021 we observed institutions, such as Square, Inc., invest in Bitcoin at an accelerated rate.

Occasionally, planned network events such as an airdrop, where the network provides holders of a particular crypto asset with a reward, or a “halving,” when the reward for validating transactions for a crypto network is reduced by half, such as the incident that occurred with Bitcoin in May 2020, can lead to shifts in customer interest in a specific crypto asset. Event-driven changes in customer interest tend to be temporary, and as a result, our financial performance following such events may not be indicative of future operating performance or financial condition.

Trading volume on our Marketplace platform reached its highest level to date in the fourth quarter of the fiscal year ended March 31, 2021 as price levels of crypto assets, and interest from Japanese retail investors increased. Our trading volume declined in the fiscal year ended March 31, 2022, before declining more significantly over the fiscal year ended March 31, 2023 and recovering slightly in the fiscal year ended March 31, 2024 and the six months ended September 30, 2024.

The following table shows the trading volume by currency on our Marketplace platform for each quarter beginning with the three months ended June 30, 2019:

	For the three months ended
	June 30, 2019	September 30, 2019	December 31, 2019	March 31, 2020	June 30, 2020	September 30, 2020	December 31, 2020	March 31, 2021
	(billion yen)
BTC	¥15.6	¥15.7	¥8.0	¥14.5	¥14.8	¥17.6	¥31.4	¥78.1
ETH	3.5	1.9	1.0	4.1	1.5	4.0	6.1	29.6
XRP	9.3	5.1	3.7	6.4	2.2	5.1	29.1	22.1
IOST	0.0	0.0	0.0	0.0	0.0	3.0	3.1	65.1
ENJ	0.0	0.0	0.0	0.0	0.0	0.0	0.0	16.4
LTC	1.5	0.4	0.1	0.5	0.2	0.3	1.1	3.9
SAND	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
XLM	0.0	0.0	0.9	0.8	0.4	1.0	2.7	7.8
XEM	4.2	1.7	0.7	2.9	0.8	7.2	13.6	37.3
BCH	1.7	0.5	0.3	1.3	0.7	0.8	1.7	5.5
BAT	0.0	0.0	0.0	0.0	0.0	1.1	0.6	6.1
OMG	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
DOT	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
QTUM	0.0	0.0	0.0	0.3	0.2	1.0	0.4	3.4
MONA	2.2	0.7	0.1	1.7	0.5	0.7	0.6	2.9
LSK	1.1	0.5	0.2	2.6	0.4	0.8	0.7	4.0
ETC	0.5	0.2	0.1	0.9	0.3	0.3	0.0	0.0
FCT	1.1	0.4	0.5	1.2	0.3	0.4	0.3	1.7
Total	40.6	27.1	15.6	37.1	22.3	43.3	91.4	284.0

	For the three months ended
	June 30, 2021	September 30, 2021	December 31, 2021	March 31, 2022	June 30, 2022	September 30, 2022	December 31, 2022	March 31, 2023	June 30, 2023	September 30, 2023
	(billion yen)
BTC	¥51.2	¥25.7	¥36.9	¥23.9	¥23.8	¥14.5	¥13.1	¥14.8	¥15.3	¥13.6
ETH	43.5	21.6	23.3	17.1	15.9	10.7	6.9	6.6	7.5	10.6
XRP	41.8	11.2	10.2	6.3	7.6	3.8	3.2	3.5	3.2	5.6
IOST	56.7	32.4	13.6	8.6	7.1	1.6	1.5	1.8	1.0	0.8
ENJ	15.6	4.0	9.9	3.1	2.7	0.9	0.5	0.7	0.4	0.3
LTC	3.8	1.8	1.6	0.7	0.5	0.3	0.5	0.6	0.5	0.7
SAND	0.0	0.0	0.0	0.0	0.8	0.7	0.5	0.6	0.4	0.4
XLM	6.7	1.7	1.9	1.0	1.0	0.5	0.4	0.4	0.3	0.5
XEM	15.0	5.1	3.9	1.6	1.6	0.5	0.3	0.3	0.2	0.2
BCH	8.6	2.0	2.3	1.1	0.7	0.4	0.2	0.2	0.5	0.7
BAT	3.5	0.8	2.6	0.8	0.6	0.2	0.1	0.2	0.1	0.1
OMG	9.0	3.6	5.5	1.3	0.8	0.3	0.1	0.2	0.3	0.2
DOT	0.0	0.0	0.0	0.0	0.0	0.1	0.2	0.2	0.1	0.1
QTUM	7.1	2.0	1.9	0.6	0.3	0.2	0.1	0.1	0.1	0.1
MONA	3.4	0.9	1.0	0.3	0.2	0.1	0.0	0.1	0.1	0.1
LSK	5.6	1.1	0.0	0.2	0.4	0.1	0.1	0.1	0.1	0.1
ETC	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
FCT	1.0	0.3	0.2	0.0	0.1	0.0	0.0	0.0	0.0	0.0
Total	272.7	114.4	114.7	66.6	64.0	35.2	27.6	30.3	30.2	34.6
	For the three months ended
	December 31, 2023	March 31, 2024	June 30, 2024	September 30, 2024
	(billion yen)
BTC	¥26.7	¥51.4	¥33.4	27.2
ETH	19.1	26.5	17.9	16.0
XRP	4.5	7.4	6.4	5.1
IOST	1.3	2.3	1.2	0.4
ENJ	0.3	0.6	0.2	0.1
LTC	0.4	0.9	0.4	0.3
SAND	0.6	0.8	0.4	0.2
XLM	0.3	0.5	0.2	0.2
XEM	0.0	0.0	0.6	0.0
BCH	0.4	2.0	1.8	0.7
BAT	0.1	0.2	0.1	0.1
OMG	0.0	0.0	0.0	0.0
DOT	0.3	0.8	0.4	0.2
QTUM	0.1	0.3	0.2	0.1
MONA	0.1	0.3	0.1	0.1
LSK	0.1	0.3	0.2	0.0
ETC	0.0	0.0	0.0	0.0
FCT	0.0	0.0	0.0	0.0
WBTC	0.1	0.2	0.1	0.0
AVAX	0.9	1.8	0.8	0.4
SHIB	1.3	10.8	5.1	2.4
FNCT	0.0	1.0	0.2	0.1
BRIL	0.0	0.0	1.7	0.4
Total	58.7	111.1	73.0	55.1

IEO Revenue

We launched our IEO platform, Coincheck IEO, in July 2021, which is the first of its kind in Japan, and completed our first IEO under this platform shortly thereafter. We partnered with Hashpalette Inc. to complete the first IEO for Palette Token, an ERC-20 utility token that can be used on Palette, which is a blockchain platform for manga, anime, music and other forms of multimedia content. We charge fees to companies seeking to list on our exchange using our IEO platform, including a certain proportion of the tokens to be sold on the exchange. As a result, commissions received from the issuer and customers, including the fair value of the tokens received as commission, were ¥273 million and ¥256 million, and these amounts were recorded in commissions received for the years ended March 31, 2022 and 2023, respectively. Because we did not record any revenue attributable to IEOs during the year ended March 31, 2024, we also did not receive any commissions. In the six months ended September 30, 2024, we recorded ¥397 million of commissions attributable to IEOs.

Factors Affecting Our Results of Operations

The success and historical growth of our business as well as our financial condition and operating results, have been and will continue to be, affected by a number of factors described in more detail below.

Price and volatility of crypto assets

In the years ended March 31, 2022, 2023 and 2024 and in the six months ended September 30, 2024, 99.6%, 98.9%, 99.6% and 99.4%, respectively, of our total revenue consisted of transaction revenue generated from trades of customers and cover counterparties on our Marketplace platform business. As a result, our total revenue is highly correlated with the price and volatility of crypto assets. There are a number of factors that contribute to changes in crypto asset prices and volatility, including, but not limited to, changes in the supply and demand for a particular crypto asset, overall crypto market sentiment, macroeconomic factors, the utility of a particular crypto asset, and other events such as exchange outages, social media commentary, government policies, such as the Chinese government enacting various restrictions on crypto assets or geopolitical events, such as the Russia-Ukraine conflict.

Adoption of crypto assets and offering of new crypto assets

Our financial performance is dependent on the continued growth in interest and adoption of crypto assets by investors in Japan. Moreover, our growth strategy depends on our continued ability to add customers, expand the breadth of crypto assets on our cryptocurrency exchanges, and launch innovative products.

The number of crypto assets that are tradeable on our cryptocurrency exchanges has increased over time, and we offer 28 different crypto assets on our Marketplace platform as of September 30, 2024, unchanged from June 30, 2024. We only offer trading in crypto assets which have been approved for trading by crypto asset exchange service providers under the guidelines of the JVCEA. Our overall trading volume, and in particular our altcoin trading volume, grew dramatically from March 2020 to April 2021 as prices of crypto assets increased strongly, which drove our prior growth and profitability. While the average of Bitcoin and Ethereum trading volume of the total trading volume within the cryptocurrency industry as a whole in Japan (according to the JVCEA data that includes all types of exchanges) was approximately 58% and 17%, respectively, for the year ended March 31, 2022, 70% and 16%, respectively, for the year ended March 31, 2023, 73% and 12%, respectively, for the year ended March 31, 2024, and 76% and 12%, respectively, for the six months ended September 30, 2024, our trading volume of Bitcoin and Ethereum on our Marketplace platform was 24% and 19%, respectively, for the year ended March 31, 2022, 42% and 26%, respectively, for the year ended March 31, 2023, 46% and 27%, respectively, for the year ended March 31, 2024, and 47% and 27%, respectively, for the six months ended September 30, 2024. We believe that our high share of altcoin trading volume and market share, which is higher than the industry average within Japan and higher than other global cryptocurrency exchange platforms, demonstrates the uniqueness of our Marketplace platform and helps us to retain customers from switching to other trading marketplaces.

Over time, we have observed a positive trend in the total market capitalization of crypto assets which indicates increased adoption. However, these historical trends are not indicative of future adoption, and it is possible that the adoption of crypto assets and blockchain technology may slow, take longer to develop, or never be broadly adopted, which would negatively impact our business and operating results.

Offering leading technology and providing successful products and services

We believe that the development of new products and services to enhance the value proposition of our cryptocurrency exchanges for our customers is important in maintaining our existing customer base as well as reaching new customer segments. We are continually focused on having leading UI/UX design features and utilizing our mobile application to attract and engage retail users as customers’ first access point to trading of crypto assets.

We also focus on offering distinct trading services on our two separate platforms that target different segments of users, our primary Marketplace platform and our Exchange platform. Each of these platforms was designed independently, provides different functionalities and has different features. We are also focused on our easy-to-use infrastructure and plan to continue to develop new products and services, offer more crypto assets on our cryptocurrency exchanges, and continue to differentiate between our various customer segments with our optimized Marketplace and Exchange platforms. We believe that our Marketplace platform will continue to drive our growth and revenue, and we intend to launch products that complement our existing marketplace, such as our NFT and IEO product offerings. We believe that our NFT offerings can successfully leverage the existing customer base of our Marketplace platform.

Substantially all of our customers are retail users and we are currently aiming to introduce our products and services to institutional investors, such as insurance companies, to the extent that such companies begin investing in crypto assets in the future. However, we may not be able to introduce attractive products or services to such institutional users, or such institutions may choose to do business with our competitors. If we are able to successfully offer improved and new products and services, we believe that we will be able to both expand our user base to new types of customers and sell additional products and services to our existing customers, which will have a positive effect on our total revenue. Conversely, if we are unable to do so, our operating results may be negatively impacted.

Ability to competitively price our products and services

Our operating results also depend on our ability to competitively price our products and services. Similar to other financial products, as the crypto asset industry matures, we anticipate increased pressure on spreads and commission fees to emerge over time as new, and potentially larger and more established, financial institutions enter the market.

While we believe that we will be able to maintain our position as a trusted brand in Japan and continue to enhance our customer value proposition and grow our scale in order to offset the effects of any future fee pressure, if we are unable to do so or if fee pressure emerges more rapidly than we anticipate, our operating results may be adversely affected in the future.

Marketing

Our primary means of marketing is digital marketing, which allows us to respond flexibly to the impact of changes in the market price of crypto assets. We use television advertisements only to the extent investments can be collected within a reasonable period of time based on our analysis using estimated conversion ratio and other factors. Similarly in our marketing campaigns, we estimate the return of investment per campaign and make investments to the extent investments are estimated to be recoverable.

Our advertising and promotion expenses are directed towards customer acquisition and totaled ¥5,606 million, ¥1,294 million, ¥661 million and ¥724 million, for the fiscal years ended March 31, 2022, 2023 and 2024 and the six months ended September 30, 2024, respectively, while the number of new accounts opened with us during these periods totaled 415,525, 182,178, 178,949 and 119,222, respectively. In light of the adverse market environment, we reduced our advertising and promotion expenses during the fiscal years ended March 31, 2023 and 2024. From May 2024, we have resumed the airing of television advertisements and as such, anticipate increased advertising costs in the year ending March 31, 2025. Within the advertisement and promotional expenses, web advertisement, affiliated programs, television advertising and campaign expenses respectively accounted for 37.4%, 38.6%, 23.4% and 0.5% for the fiscal year ended March 31, 2022, 16.0%, 73.3%, 0.2% and 9.2% for the fiscal year ended March 31, 2023, 12.8%, 69.7%, 0.0% and 16.5% for the year ended March 31, 2024 and 11.2%, 39.5%, 34.8% and 13.3% for the six months ended September 30, 2024.

We monitor our total marketing costs for customer acquisition (“MCC”), cost per acquisition (“CPA”) and customer payback to assess the effectiveness of our marketing. Relevant measures for recent periods are summarized below:

Revenue and Total Marketing Costs for Customer Acquisition (Marketplace platform)

____________

(1)      The exhibit above provides our total marketing costs for customer acquisition (“MCC”), cost per acquisition (“CPA”), and customer payback for the periods from April 2019 to September 2024. The left bar for each quarter details our total marketing costs, whereas the right bar for each quarter details our customer payback amount for 24 months, including the month in which each customer completed the KYC process (and if 24 months have not passed, from the month in which each customer completed the KYC process to the end of September 2024), for the cohort of customers that were acquired within the quarter. The line above each set of bars provides our CPA for each given quarter. This number is derived by taking the MCC in a given period and dividing it by the total incremental customers that completed our KYC process in that respective quarter.

(2)      MCC and revenue in the exhibit above also include items that are recognized as deductions from sales for accounting purposes.

(3)      For example, for the three months ended June 2021, our total MCC was ¥1,441 million, which equated to approximately ¥9,579 in CPA for each customer that completed our KYC process in that quarter. This total MCC of ¥1,441 million should be viewed in context of the revenue generated from the month each customer completed our KYC process for that cohort of customers acquired during the three months ended June 2021, which is ¥3,523 million for those customers through to the 24 months from, and including, the month in which each customer completes the KYC process (and if 24 months have not passed, from the month in which each customer completed the KYC process to the end of September 2024). The left bar is static as that represents the total amount of marketing costs that were incurred during the three months ended June 2021. The right bar represents the total of cumulative revenue generated from for the 24 months from, and including, the month each customer completed the KYC process (and if 24 months have not passed, represents the cumulative revenue from the month each customer completed the KYC process to the end of September 2024) for the cohort of customers acquired during the three months ended June 2022. The gray portion of the stacked bar represents revenue generated in the first to third month for each customer post-acquisition, the light blue represents revenue generated in the fourth to sixth month for each customer post-acquisition, the purple represents revenue generated in the seventh to ninth month for each customer post-acquisition, and the light green represents revenue generated 10 to 24 month onwards for each customer post-acquisition.

Source: Internal data.

The markets for crypto assets are new and evolving, and the number of new accounts opened in a certain period is heavily influenced by a variety of external factors, including price trends of the cryptocurrencies supported on our cryptocurrency exchanges and media coverage regarding crypto asset markets. Because of the volatility in markets for crypto assets and the highly variable nature of our advertising and promotion expenses, these historical metrics may be of limited value in predicting future performance. We expect to continue to consider the latest market trends, our financial condition and other factors in addition to historical experience of marketing effectiveness in any given period in determining appropriate levels of marketing expenditures. In addition, we plan to continue to invest in the development of and market new products and services, including our services focused on NFTs and our Initial Exchange Offering service. To the extent we are able to successfully sell new products and services to our customers, our total revenue will be positively affected.

Regulation in Japan and international markets

Our financial prospects and continued growth depend in part on our ability to continue to operate in a manner compliant with applicable regulations. Our business is subject to the oversight of numerous regulatory agencies in Japan, including, but not limited to, JFSA and the JVCEA. We received our license as a crypto asset exchange service provider from the JFSA in January 2019.

Our strategy is to continue to invest significantly in our finance, legal, compliance, and security functions in order to remain at the forefront of crypto policy initiatives and regulatory trends in Japan. Mr. Satoshi Hasuo, our Chairman, Representative Director & Executive Director, is also a director of the JVCEA and we also lead the regulatory working group of the JVCEA, which we believe demonstrates the strong regulatory trust that we have. However, as the industry matures, we may experience fluctuations in our operating results as a result of changes in the law and regulations that are applicable to our business, which may limit our ability to support new blockchains and crypto assets and offer our products and services.

We may in the future expand our services into markets outside of Japan. Given the rapid pace of change in the crypto exchange industry and the evolving regulatory environment globally, any such expansion could subject us to differing regulatory regimes and significant compliance costs as discussed under “Risk Factors — Risks Relating to Our Business and Industry — If we expand our international activities, our obligations to comply with the laws, rules, regulations, and policies of a variety of jurisdictions will increase and we may be subject to investigations and enforcement actions by non-Japanese regulators and governmental authorities.”

Components of Results of Operations

Total revenue

Total revenue consists of transaction revenue, commission received and other revenue. Our primary revenue stream is from our marketplace where 28 different types of cryptocurrencies can be traded as of September 30, 2024, which remained the same compared to June 30, 2024, including BTC, Ethereum and other altcoins. However, our revenue is susceptible to significant fluctuations as trading volumes in our marketplace depend on cryptocurrency market volatility and prices, which ultimately impacts how much revenue we earn.

Transaction revenue

Our Marketplace platform business is the main source of transaction revenue. Transaction revenue from our Marketplace platform business is derived from transactions with customers and cover counterparties. The table below shows this breakdown of transaction revenue for the fiscal years indicated:

	For the fiscal year ended March 31,			For the six months ended September 30,
	2022	2023	2024	2023	2024
	(millions of yen)
Transactions with customers	¥436,071	¥125,491	¥158,358	¥45,152	¥94,563
Transactions with cover counterparties	252,367	49,446	64,688	17,992	50,220
Transaction revenue	¥688,437	¥174,937	¥223,046	¥63,144	¥144,784

Transaction revenue mainly refers to revenue from these sales transactions and is recognized at the time the transaction is processed and is directly correlated with the trading volume on our Marketplace platform, which has historically been influenced by the price of Bitcoin, Ethereum and the volatility of the cryptocurrency markets. We have experienced periods of low and high trading volume, and therefore transaction revenue, driven by periods of rising or declining Bitcoin prices and/or lower or higher cryptocurrency volatility. During periods of rising Bitcoin prices and higher volatility, we have generally observed higher trading volume on our Marketplace platform. For the years ended March 31, 2022, 2023 and 2024 and the six months ended September 30, 2024, the average spread, or the difference between transaction revenue and cost of sales, for each transaction respectively was 4.05%, 3.45%, 3.45% and 3.39%, showing a declining trend with slight fluctuation due to the change in the mix of cryptocurrencies being traded, and had a total transaction volume of ¥568.4 billion, ¥157.1 billion, ¥234.6 billion and ¥128.1 billion, respectively, on our Marketplace platform.

For the fiscal years ended March 31, 2022 and 2023, we received cryptocurrencies in relation to our IEO business and sold them on the Exchange platform. The revenue was recognized as transaction revenue. We did not receive any cryptocurrencies in relation to our IEO business for the fiscal year ended March 31, 2024 or the six months ended September 30, 2024.

Over the long term, we expect further diversification of market participants, to add support for more cryptocurrencies, and for cryptocurrencies use cases to expand. We believe these factors will contribute to diversification in the composition of our trading volume and reduce the correlation to the price and volatility of specific cryptocurrencies.

Commission received

Our commission received primarily consists of remittance fees, deposit and withdrawal fees, commissions received from the issuer and applicants in the IEO business, commissions that arise from transactions on the Coincheck NFT Marketplace and commissions that arise from transactions on our Exchange platform and other commissions.

Expenses

Expenses consist of cost of sales and selling, general and administrative expenses.

Cost of sales

Our cost of sales mainly consists of crypto assets once acquired from users and cover counterparties on the Marketplace platform or Exchange platform.

Previously, the cost of cryptocurrencies sold was offset with the selling price of cryptocurrencies on the Group’s Marketplace platform. Our cost of sales has been changed to present cryptocurrencies delivered to the customers as cost of sales since the fiscal year ended March 31, 2023 and reflected retrospectively in all previous periods presented.

Selling, general and administrative expenses

Personnel expenses and advertising and promotion expenses are our biggest cost drivers. Our personnel expenses are expected to scale as our revenues grow. In addition, systems-related expenses are correlated with user numbers and trading volumes and are incurred in order to support our mobile and desktop web applications. We significantly expanded our advertising and promotion expenses to ¥5,606 million in the year ended March 31, 2022 from ¥2,051 million in the year ended March 31, 2021 as we expanded our web and affiliate advertising campaigns. However, in light of the adverse market environment, we reduced our advertising and promotion expenses in the year ended March 31, 2023 to ¥1,294 million, and further reduced them in the year ended March 31, 2024 to ¥661 million. From May 2024, we have resumed the airing of television advertisements and as such, anticipate increased advertising costs in the year ending March 31, 2025. For the six months ended September 30, 2024, our advertising and promotion expenses were ¥724 million.

Our other cost items are relatively fixed in nature, which we believe allow us to target significant operating leverage. We also believe we have been able to create an expense system capable of securing profits even in periods with low trading volume.

Selling, general and administrative expenses consist primarily of the following:

•        Personnel expenses.    Personnel expenses consist of the salaries, bonuses and incentives of our employees.

•        Advertising and promotion expenses.    Advertising and promotion expenses primarily include expenses incurred for the advertising of our products on various media, including television, press and internet (including social media and online video-sharing platforms).

•        Professional fees.    Professional fees consist of advisory fees in relation to the listing of the Company.

•        Communication expenses.    Communication expenses include cloud service expenses such as Amazon Web Services.

•        Subcontract expenses.    Subcontract expenses include outsourcing costs.

Selling, general and administrative expenses also include depreciation and amortization, business management service fees, transaction related costs, subcontract labor costs, tax expenses and other expenses.

Other Income and Expenses

Other income and expenses consist of other income and other expenses.

Other income

Other income consists primarily of gain on sale of business and gain on sale of crypto assets held for the year ended March 31, 2024, and foreign exchange gain and tax refund for the six months ended September 30, 2024.

Other expenses

Other expenses primarily consist of lease contract cancellation penalty, loss on sales and disposals of intangible assets, and termination benefits and exchange loss for the year ended March 31, 2024, and disposals of tangible/intangible assets for the six months ended September 30, 2024.

Financial Income and Expenses

Financial income

Financial income consists primarily of derivative gains for the year ended March 31, 2024 and for the six months ended September 30, 2024.

Financial expenses

Financial expenses consist primarily of impairment losses of other financial assets (non-current assets) and interest expenses for the year ended March 31, 2024 and for the six months ended September 30, 2024.

Historical Results of Operations

Comparison of the six months ended September 30, 2023 with the six months ended September 30, 2024

The following table shows selected statements of profit or loss data for the six months ended September 30, 2023 and 2024:

	For the six months ended September 30,
	2023	2024
	(in millions of yen)
Statements of profit or loss:
Revenue:
Revenue	¥63,387	¥145,632
Other revenue	146	15
Total revenue	63,533	145,647
Expenses:
Cost of sales	(60,938)	(140,507)
Selling, general and administrative expenses	(3,092)	(4,473)
Total expenses	(64,030)	(144,980)
Operating profit (loss)	(497)	667
Other income and expenses:
Other income	20	18
Other expenses	(133)	(4)
Financial income	57	9
Financial expenses	(1)	(24)
Profit (loss) before income taxes	(554)	666
Income tax (expenses) benefits	172	(214)
Net profit (loss) for the period	¥(382)	¥452

Revenue.    Revenue was ¥145,632 million in the six months ended September 30, 2024, an increase of ¥82,245 million, or 129.8%, from ¥63,387 million in the six months ended September 30, 2023. The increase was due mainly to increased transaction revenue due to the increased Marketplace trading volume.

Other revenue.    Other revenue was ¥15 million in the six months ended September 30, 2024, a decrease of ¥131 million, from ¥146 million in the six months ended September 30, 2023. The decrease was mainly due to decreased revenue from general shareholder meeting services related to the sale of the Sharely business.

Total revenue.    As a result of the foregoing, total revenue was ¥145,647 million in the six months ended September 30, 2024, an increase of ¥82,114 million, or 129.2%, from ¥63,533 million in the six months ended September 30, 2023. The increase was due mainly to an increase in transaction revenue due to an increase in trading volume on our Marketplace platform.

Cost of sales.    Cost of sales were ¥140,507 million in the six months ended September 30, 2024, an increase of ¥79,569 million, or 130.6%, from ¥60,938 million in the six months ended September 30, 2023. This increase was due mainly to an increase in trading volume on our Marketplace platform.

Selling, general and administrative expenses.    Selling, general and administrative expenses were ¥4,473 million in the six months ended September 30, 2024, an increase of ¥1,381 million, or 44.7%, from ¥3,092 million in the six months ended September 30, 2023. The increase was due mainly to an increase in professional fees and advertising and promotion expenses.

Operating profit (loss).    As a result of the foregoing, operating profit was ¥667 million in the six months ended September 30, 2024, an increase of ¥1,164 million from an operating loss ¥497 million in the six months ended September 30, 2023. The change was due mainly to an increase in total revenue due in part to a slowly recovering cryptocurrency market.

Other income.    Other income was ¥18 million in the six months ended September 30, 2024, a decrease of ¥2 million, or 10.0%, from ¥20 million in the six months ended September 30, 2023. The decrease was due mainly to a decrease in gain on sale of crypto assets held.

Other expenses.    Other expenses were ¥4 million in the six months ended September 30, 2024, a decrease of ¥129 million from ¥133 million in the six months ended September 30, 2023. The change was due mainly to a decrease in loss on disposal of property and equipment.

Financial income.    Financial income was ¥9 million in the six months ended September 30, 2024, a decrease of ¥48 million from ¥57 million in the six months ended September 30, 2023. The decrease was due mainly to a decrease in gain on derivative transactions.

Financial expenses.    Financial expenses were ¥24 million in the six months ended September 30, 2024, an increase of ¥23 million from ¥1 million in the six months ended September 30, 2023. The increase was due mainly to an increase in impairment losses on other non-current assets and an increase in interest expenses.

Profit (loss) before income taxes.    As a result of the foregoing, profit before income taxes was ¥666 million in the six months ended September 30, 2024, after recognizing loss of ¥554 million in the six months ended September 30, 2023.

Income tax (expenses) benefits.    Income tax expenses were ¥214 million in the six months ended September 30, 2024, a decrease in benefits of ¥386 million from income tax benefits of ¥172 million in the six months ended September 30, 2023. The decrease in income tax benefits was due mainly to our increased profit for the period.

Net profit (loss) for the period.    As a result of the foregoing, net profit was ¥452 million in the six months ended September 30, 2024, after recognizing net loss of ¥382 million in the six months ended September 30, 2023.

Comparison of the year ended March 31, 2023 with the year ended March 31, 2024

The following table shows selected statements of profit or loss data for the years ended March 31, 2023 and 2024:

	For the year ended March 31,
	2023	2024
	(in millions of yen)
Statements of profit or loss:
Revenue:
Revenue	¥175,992	¥223,775
Other revenue	932	274
Total revenue	176,924	224,049
Expenses:
Cost of sales	(169,604)	(214,786)
Selling, general and administrative expenses	(8,039)	(6,757)
Total expenses	(177,643)	(221,543)
Operating profit (loss)	(719)	2,506
Other income and expenses:
Other income	45	437
Other expenses	(165)	(153)
Financial income	0	67
Financial expenses	(7)	(17)
Profit (loss) before income taxes	(846)	2,840
Income tax (expenses) benefits	287	(873)
Net profit (loss) for the year	¥(559)	¥1,967

Revenue.    Revenue was ¥223,775 million in the year ended March 31, 2024, an increase of ¥47,783 million, or 27.2%, from ¥175,992 million in the year ended March 31, 2023. The increase was due mainly to increased transaction revenue due to the increased Marketplace trading volume.

Other revenue.    Other revenue was ¥274 million in the year ended March 31, 2024, a decrease of ¥658 million, from ¥932 million in the year ended March 31, 2023. The decrease was due mainly to a decrease in the sale of various crypto assets.

Total revenue.    As a result of the foregoing, total revenue was ¥224,049 million in the year ended March 31, 2024, an increase of ¥47,125 million, or 26.6%, from ¥176,924 million in the year ended March 31, 2023. The increase was due mainly to an increase in transaction revenue due to an increase in trading volume on our Marketplace platform.

Cost of sales.    Cost of sales were ¥214,786 million in the year ended March 31, 2024, an increase of ¥45,182 million, or 26.6%, from ¥169,604 million in the year ended March 31, 2023. This increase was due mainly to an increase in trading volume.

Selling, general and administrative expenses.    Selling, general and administrative expenses were ¥6,757 million in the year ended March 31, 2024, a decrease of ¥1,282 million, or 15.9%, from ¥8,039 million in the year ended March 31, 2023. The decrease was due mainly to a decrease in advertising and promotion expenses and a decrease in professional fees.

	For the year ended March 31,
	2023	2024
	(in millions of yen)
Selling, general and administrative expenses:
Personnel expenses	¥2,020	¥2,287
Advertising and promotion expenses	1,294	661
Professional fees	1,262	710
Communication expenses	873	769
Subcontract expenses	787	473
Depreciation and amortization	483	679
Business management service fees	363	458
Transaction related costs	297	335
Subcontract labor costs	280	130
Tax expenses	27	116
Other	353	139
Total of above selling, general and administrative expense items:	¥8,039	¥6,757

Operating profit (loss).    As a result of the foregoing, operating profit was ¥2,506 million in the year ended March 31, 2024, an increase of ¥3,225 million from an operating loss of ¥719 million in the year ended March 31, 2023. The change was due mainly to an increase in total revenue due in part to a slowly recovering cryptocurrency market.

Other income.    Other income was ¥437 million in the year ended March 31, 2024, an increase of ¥392 million, or 871.1%, from ¥45 million in the year ended March 31, 2023. The increase was due mainly to an increase in gain on sale of business as a result of the sale of our Sharely business.

Other expenses.    Other expenses were ¥153 million in the year ended March 31, 2024, a decrease of ¥12 million from ¥165 million in the year ended March 31, 2023. Although there was an increase due to lease contract cancellation penalty and termination benefits, there was a decrease due to lack of impairment loss of crypto assets held (non-current assets) occurred in 2023.

Financial income.    Financial income was ¥67 million in the year ended March 31, 2024, an increase of ¥67 million from ¥0 million in the year ended March 31, 2023.

Financial expenses.    Financial expenses were ¥17 million in the year ended March 31, 2024, an increase of ¥10 million from ¥7 million in the year ended March 31, 2023.

Profit (loss) before income taxes.    As a result of the foregoing, profit before income taxes was ¥2,840 million in the year ended March 31, 2024, after recognizing loss of ¥846 million in the year ended March 31, 2023.

Income tax (expenses) benefits.    Income tax expenses were ¥873 million in the year ended March 31, 2024, a decrease in benefits of ¥1,160 million from income tax benefits of ¥287 million in the year ended March 31, 2023. The decrease in income tax benefits was due mainly to our increased profit for the period.

Net profit (loss) for the period.    As a result of the foregoing, net profit was ¥1,967 million in the year ended March 31, 2024, after recognizing net loss of ¥559 million in the year ended March 31, 2023.

Comparison of the year ended March 31, 2022 with the year ended March 31, 2023

The following table shows selected consolidated statement of profit or loss data for the years ended March 31, 2022 and 2023:

	For the year ended March 31,
	2022	2023
	(in millions of yen)
Consolidated statements of profit or loss:
Revenue:
Revenue	¥690,016	¥175,992
Other revenue	950	932
Total revenue	690,966	176,924
Expenses:
Cost of sales	(662,485)	(169,604)
Selling, general and administrative expenses	(14,638)	(8,039)
Total expenses	(677,123)	(177,643)
Operating profit (loss)	13,843	(719)
Other income and expenses:
Other income	95	45
Other expenses	(19)	(165)
Financial income	1	0
Financial expenses	(2)	(7)
Profit (loss) before income taxes	13,918	(846)
Income tax (expenses) benefits	(4,123)	287
Net profit (loss) for the year	¥9,795	¥(559)

Revenue.    Revenue was ¥175,992 million in the year ended March 31, 2023, a decrease of ¥514,024 million, or 74.5%, from ¥690,016 million in the year ended March 31, 2022. The decrease was due mainly to decreased transaction revenue due to the lower trading volume.

Other revenue.    Other revenue was ¥932 million in the year ended March 31, 2023, a decrease of ¥18 million, from ¥950 million in the year ended March 31, 2022. The decrease was due mainly to a decrease in sales of NFTs.

Total revenue.    As a result of the foregoing, total revenue was ¥176,924 million in the year ended March 31, 2023, a decrease of ¥514,042 million, or 74.4%, from ¥690,966 million in the year ended March 31, 2022. The decrease was due mainly to the decrease in transaction revenue due to the fall in trading volume on our Marketplace platform.

Cost of sales.    Cost of sales were ¥169,604 million in the year ended March 31, 2023, a decrease of ¥492,881 million, or 74.4%, from ¥662,485 million in the year ended March 31, 2022. This decrease was due mainly to a decrease in trading volume.

Selling, general and administrative expenses.    Selling, general and administrative expenses were ¥8,039 million in the year ended March 31, 2023, a decrease of ¥6,599 million, or 45.1%, from ¥14,638 million in the year ended March 31, 2022. The decrease was due mainly to decrease of ¥4,312 million and ¥1,495 million in advertising and promotion expenses and personnel expenses, respectively, as we took measures to reduce expenses in light of the adverse market conditions.

	For the year ended March 31,
	2022	2023
	(in millions of yen)
Selling, general and administrative expenses:
Personnel expenses	¥3,515	¥2,020
Advertising and promotion expenses	5,606	1,294
Professional fees	717	1,262
Communication expenses	627	873
Subcontract expenses	703	787
Depreciation and amortization	448	483
Business management service fees	1,427	363
Transaction related costs	697	297
Subcontract labor costs	371	280
Tax expenses	233	27
Other	294	353
Total of above selling, general and administrative expense items:	¥14,638	¥8,039

Operating profit (loss).    As a result of the foregoing, operating loss was ¥719 million in the year ended March 31, 2023, a decrease in profit of ¥14,562 million from an operating profit of ¥13,843 million in the year ended March 31, 2022. The change was due mainly to the decrease in total revenue due to the slow cryptocurrency market environment despite the decrease in our expenses.

Other income.    Other income was ¥45 million in the year ended March 31, 2023, a decrease of ¥50 million, or 52.6%, from ¥95 million in the year ended March 31, 2022. The decrease was due mainly to decreased gain on sale of crypto assets held.

Other expenses.    Other expenses were ¥165 million in the year ended March 31, 2023, an increase of ¥146 million from ¥19 million in the year ended March 31, 2022. The increase was due mainly to recording of impairment loss of crypto assets held (non-current assets), loss on sales and disposals of intangible assets and loss on sale of crypto assets (non-current assets).

Financial income.    Financial income was ¥0 million in the year ended March 31, 2023, a decrease of ¥1 million from ¥1 million in the year ended March 31, 2022.

Financial expenses.    Financial expenses were ¥7 million in the year ended March 31, 2023, an increase of ¥5 million from ¥2 million in the year ended March 31, 2022.

Profit (loss) before income taxes.    As a result of the foregoing, loss before income taxes was ¥846 million in the year ended March 31, 2023, after recognizing profit of ¥13,918 million in the year ended March 31, 2022.

Income tax (expenses) benefits.    Income tax benefits were ¥287 million in the year ended March 31, 2023, a decrease in expense of ¥4,410 million from income tax expenses of ¥4,123 million in the year ended March 31, 2022. The decrease in income tax expenses was due mainly to our decreased profit for the period.

Net profit (loss) for the period.    As a result of the foregoing, net loss was ¥559 million in the year ended March 31, 2023, after recognizing net profit of ¥9,795 million in the year ended March 31, 2022.

Non-IFRS Financial Measures

In addition to our results determined in accordance with IFRS, we believe EBITDA, a non-IFRS measure, is useful in evaluating our operating performance. We use EBITDA to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that EBITDA may be helpful to investors because it provides consistency and comparability with past financial performance. However, EBITDA is presented for supplemental informational purposes only, has limitations as an analytical tool, and should not be considered in isolation or as a substitute for our financial information presented in accordance with IFRS.

A reconciliation is provided below for each non-IFRS financial measure to the most directly comparable financial measure stated in accordance with IFRS. Investors are encouraged to review the related IFRS financial measures and the reconciliation of these non-IFRS financial measures to their most directly comparable IFRS financial measures, and not to rely on any single financial measure to evaluate our business.

The following tables present reconciliations of our non-IFRS financial measures.

Reconciliation of EBITDA to Net Profit

	For the fiscal year ended March 31,			For the six months ended September 30,
	2022	2023	2024	2023	2024
	(millions of yen)
Reconciliation of EBITDA:
Net profit (loss) for the year or the period	¥9,795	¥(559)	¥1,967	¥(382)	¥452
Add: Income tax expenses (benefits)	4,123	(287)	873	(172)	214
Profit (loss) before income taxes	13,918	(846)	2,840	(554)	666
Add: interest expense	2	3	6	1	10
Add: Depreciation and amortization	448	483	679	317	325
EBITDA	¥14,368	¥(360)	¥3,525	¥(236)	¥1,001

Liquidity and Capital Resources

We finance our operations primarily with our cash flow from operating activities. Our fundamental principles are to build and maintain a financial base for the purpose of maintaining soundness and efficiency of operations and achieving sustainable growth. According to these principles, we plan on conducting capital investment, profit distribution and repayment of any loans based on our operating cash flows through the development and rendering of our crypto asset exchange services.

Cash and cash equivalents mainly consist of bank deposits. As of September 30, 2024, we had cash and cash equivalents of ¥10,628 million. As of September 30, 2024, we also had cash segregated as deposits of ¥48,820 million. In accordance with Japanese laws and regulations, from the year ended March 31, 2021, at least 100% of the legal tender deposited by customers shall be protected by trust companies. Therefore, cash deposited by customers is accounted for under different accounts depending on whether it is protected by trust companies or not. Please see Notes 10 and 11 to our financial statements as of and for the year ended March 31, 2024, included elsewhere in this prospectus. As disclosed above under “— Recent Developments and Outlook,” in light of uncertain market conditions, we entered into a ¥3 billion line of credit from Monex Finance Corporation in December 2022, which as of September 30, 2024 was unused after drawing down and subsequently repaying ¥3 billion in March 2023 and again drawing down and subsequently repaying ¥3 billion in June 2024. We have also entered into a ¥3 billion subordinated loan agreement with Monex Finance Corporation in September 2023, which as of September 30, 2024 was unused after drawing down and subsequently repaying ¥3 billion in June 2024.

In addition, the Company entered into a loan agreement for ¥200 million with JSF Trust and Banking Co., Ltd. in June 2021, which balance was increased to ¥500 million as of September 30, 2024, and has been making short-term borrowings under this agreement several times a year, however all of the borrowings were repaid within about a week of the making of each respective loan and are currently unused. As stated above, the Company believes that its existing cash and cash equivalents are sufficient to meet its immediate working capital and capital expenditure needs.

We hold crypto assets on our statements of financial position principally to facilitate customer transactions on our Marketplace platform. These crypto assets consist of cryptocurrencies. Because 100% of customer crypto assets (excluding crypto assets we have borrowed under the Coincheck Lending program) are held in segregated cold wallets and are not accessible for settlement purposes, our holding of crypto assets facilitates the prompt settlement of transactions, including requested remittances and trades executed with cover counterparties. As of September 30, 2024, we had ¥35,633 million of crypto assets held (current assets). These cryptocurrencies are held with the purpose of acquiring broker-traders’ margin and treated as inventories that are recorded at fair value as of the end of the reporting period. The fair value is measured at the transaction prices of main cryptocurrency exchanges. Almost all of these cryptocurrencies consist of cryptocurrencies we have borrowed from our customers. As of September 30, 2024, crypto asset borrowings totaled ¥35,491 million. We determine the amount of crypto assets to hold based on the total size of our customer assets and recent trading levels. Our Accounting & Finance Department is responsible for monitoring and determining the appropriate amount, and our Dealing Department is then responsible for managing what amount of crypto assets to hold in hot wallets and to deposit with cover counterparties in accordance with our internal policies. Our policy from a security point of view is to hold the majority of borrowed customer crypto assets in cold wallets and to hold in hot wallets the amount of crypto assets we deem necessary in light of expected settlement transactions with cover counterparties and external transfer requests.

The following table shows the amounts held by crypto asset, as well as in hot wallets and cold wallets as of March 31, 2022, September 30, 2022, March 31, 2023, September 30, 2023, March 31, 2024 and September 30, 2024. Customer crypto assets held by us in cold wallets are recorded as safeguard assets and are not included in crypto assets held (current assets).

	As of March 31, 2022	As of September 30, 2022	As of March 31, 2023	As of September 30, 2023	As of March 31, 2024	As of September 30, 2024
	(in billions of yen)
BTC	¥19.8	¥9.7	¥11.8	¥12.6	¥32.6	¥28.0
ETH	6.7	2.7	3.3	3.2	6.2	3.9
XRP	3.4	2.2	2.2	2.2	2.9	2.5
IOST	1.4	0.4	0.4	0.2	0.4	0.2
ENJ	0.5	0.1	0.1	0.1	0.1	0.0
XEM	0.3	0.1	0.1	0.1	0.1	0.0
XLM	0.1	0.1	0.1	0.1	0.1	0.1
BCH	0.2	0.1	0.1	0.2	0.4	0.2
LTC	0.2	0.1	0.2	0.1	0.2	0.1
LSK	0.2	0.1	0.1	0.1	0.1	0.0
BAT	0.2	0.1	0.1	0.0	0.1	0.0
QTUM	0.2	0.1	0.1	0.0	0.1	0.0
OMG	0.1	0.1	0.1	0.0	0.0	0.0
MONA	0.1	0.0	0.0	0.0	0.0	0.0
Others	0.8	0.5	0.4	0.3	0.9	0.5
Total crypto assets held (current assets)	¥34.1	¥16.4	¥19.0	¥19.3	¥44.2	¥35.6
Amount held in cold wallets	27.9	13.4	15.8	17.5	39.7	33.1
Amount held in hot wallets	3.9	1.9	2.0	1.6	3.6	2.2
Amount deposited with counterparties	2.3	1.1	1.1	0.3	0.8	0.4

The following table shows the amount of borrowed crypto assets by crypto asset as of March 31, 2022, September 30, 2022, March 31, 2023, September 30, 2023, March 31, 2024 and September 30, 2024:

	As of March 31, 2022	As of September 30, 2022	As of March 31, 2023	As of September 30, 2023	As of March 31, 2024	As of September 30, 2024
	(in billions of yen)
BTC	¥19.8	¥9.6	¥11.8	¥12.6	¥32.6	¥28.0
ETH	6.7	2.7	3.3	3.2	6.2	3.9
XRP	3.4	2.2	2.2	2.2	2.9	2.5
IOST	1.4	0.4	0.4	0.2	0.4	0.2
ENJ	0.5	0.1	0.1	0.1	0.1	0.0
XEM	0.3	0.1	0.1	0.1	0.1	0.0
XLM	0.1	0.1	0.1	0.1	0.1	0.1
BCH	0.2	0.1	0.1	0.2	0.4	0.2
ETC	0.2	0.1	0.1	0.1	0.2	0.1
LSK	0.2	0.1	0.1	0.1	0.1	0.0
LTC	0.2	0.1	0.2	0.1	0.2	0.1
	As of March 31, 2022	As of September 30, 2022	As of March 31, 2023	As of September 30, 2023	As of March 31, 2024	As of September 30, 2024
	(in billions of yen)
BAT	¥0.2	¥0.1	¥0.1	¥0.0	¥0.1	¥0.0
QTUM	0.2	0.1	0.1	0.0	0.1	0.0
OMG	0.1	0.1	0.1	0.0	0.0	0.0
MONA	0.1	0.0	0.0	0.0	0.0	0.0
Others	0.6	0.2	0.2	0.1	0.5	0.3
Total borrowed crypto assets	¥34.0	¥16.2	¥18.8	¥19.1	¥44.0	¥35.5

Accordingly, a substantial majority of borrowed customer assets (IFRS) are held in cold wallets controlled by us and are available to meet our obligation to return crypto assets at the end of the relevant borrowing period. We monitor the risk related to crypto assets held in hot wallets or deposited with cover counterparties closely, and our policy is to restrict such amounts to the level necessary to support our operations. In light of lower trading volume under recent market conditions and to minimize risk exposure, we have continued to reduce the amount of crypto assets held. As of September 30, 2024, our crypto assets held (current assets) were ¥35,633 million, of which crypto assets borrowed from customers accounted for ¥35,491 million. As of September 30, 2024, the aggregate of crypto assets held in hot wallets and crypto assets deposited with our cover counterparties was ¥2.6 billion, as compared to our cash and cash equivalents of ¥10.6 billion.

Borrowing cryptocurrencies from our customers enables us to facilitate trading on our Marketplace platform at a lower cost than procuring from alternate sources. The terms of the borrowing arrangements also limit our exposure to the price risk of the underlying crypto assets, because we return such crypto assets in kind at the end of the borrowing period. Both our crypto assets held in current assets and our crypto asset borrowings are reported at fair value so the impact of price changes in the underlying crypto assets are offset. We utilize borrowed crypto assets to facilitate the prompt execution of cover transactions before we subsequently transfer the subject crypto assets to or from customers’ segregated cold wallets. We do not use borrowed crypto assets for proprietary trading or to enter into unhedged positions. We have not experienced difficulties in borrowing crypto assets from our customers or in executing cover transactions with our cover counterparties in order to support the operation of our Marketplace platform. Nevertheless, in the event that borrowing from our customers becomes limited or unavailable, we would secure the crypto assets necessary to facilitate the operation of our Marketplace platform by borrowing from third parties. However, there is no guarantee that we would be able to find third parties to borrow enough amount of crypto assets from, in which case we will purchase and hold such crypto assets, exposing us to price fluctuation risk to the extent of such holdings. In our Marketplace platform trading operations, we limit our net open position at any given time by setting policy threshold amounts for each cryptocurrency supported and executing cover transactions when the relevant threshold is reached.

In principle, we have not invested into cryptocurrencies for our own account but we may do so in the future.

Under IFRS, there are no accounting standards related to the transactions of crypto assets. In order to determine the accounting treatment, we follow the requirements of IAS 8 Accounting Policies, Changes in Accounting Estimates and Errors and refer to the Conceptual Framework for Financial Reporting and standards related to similar matters. In this context, we consider various factors to evaluate whether we have control for accounting purposes over crypto assets, and account for these transactions accordingly. See Note 6 to our financial statements for the six months ended September 30, 2024 included elsewhere in this Supplement for more information on our accounting treatment for our crypto assets held.

Under the Payment Services Act, we are defined as a CAESP and are subject to certain regulations of the management of the crypto assets of our customers. For example, we must segregate all such fiat currency and cryptocurrencies of our customers from our own property, keep any cryptocurrencies and our own assets in separate wallets and keep at least 95% of our customers’ cryptocurrencies in wallets that are not connected to the internet, or “cold wallets.” For more information on the regulations applicable to our business and our holdings of crypto assets, see “Business — Regulation.”

Accordingly, the cryptocurrencies deposited by customers are mainly held in such electronic wallets administered by us. Although we have the private key that is necessary to dispose of cryptocurrencies deposited by customers, we are obliged to purchase and sell the cryptocurrencies at the instructions of the customers based on the contractual arrangement with the customers. In addition, we clearly distinguish between the wallets for our holdings of cryptocurrencies on our own account and the wallets for those deposited by customers and manage them separately.

As of September 30, 2024, we recorded ¥589,883 million of safeguard liabilities on our statements of financial position with respect to the obligation to safeguard our customers’ crypto assets, which included ¥394,799 million of Bitcoin, ¥96,747 million of Ethereum, and ¥98,337 million of other crypto assets. Crypto assets that are deposited by customers and considered not to be controlled by us are not recognized as crypto assets in our statements of financial position. However, we recognize our obligation to safeguard customers’ crypto assets as safeguard liabilities in the statements of financial position and record corresponding safeguard assets in the statements of financial position. Because we safeguard customers’ cryptocurrencies in accordance with the requirements of the Payment Services Act, the Cabinet Office Ordinance on Virtual Currency Exchange Service Providers, and other laws and regulations, we estimate that the possibility of potential loss events is remote. Therefore, the corresponding safeguard assets were recognized at the same amount as the safeguard liabilities as of September 30, 2024. Please see Note 7 to our financial statements as of and for the six months ended September 30, 2024, included elsewhere in this Supplement.

Airdrops and forks are events that are unique to our business. As these events occur independently of our decision-making process, it is challenging for us to comprehensively understand and value each specific airdrop or fork. We have limited ability to predict whether the sale of cryptocurrencies received from airdrops or forks will be material to our future earnings, which is dependent on the future market viability and fair value of such cryptocurrencies. On the other hand, for airdrops and forks that may have a significant impact, we consider granting such crypto assets to our customers depending on the volume of cryptocurrencies deposited with us. When considering whether or not to grant such cryptocurrencies to customers, we first confirm that the cryptocurrencies can be transferred securely, and after such confirmation, we recognize the granted cryptocurrencies based on the active market price of such asset. Under our current policy, we do not monetize any cryptocurrencies granted through airdrops and forks that have not yet been granted to customers.

Our future capital requirements will depend on many factors, including market acceptance of crypto assets and blockchain technology, our growth, our ability to attract and retain customers on our cryptocurrency exchanges, the continuing market acceptance of products and services, the introduction of new products and services on our cryptocurrency exchanges, expansion of sales and marketing activities, and overall economic conditions. To the extent that current and anticipated future sources of liquidity are insufficient to fund our future business activities and requirements, we may be required to seek additional equity or debt financing. The sale of additional equity would result in additional dilution to our stockholders. The incurrence of debt financing would result in debt service obligations and the instruments governing such debt could provide for operating and financing covenants that would restrict our operations. In the event that additional financing is required from outside sources, there is a possibility we may not be able to raise it on terms acceptable to us or at all. If we are unable to raise additional capital when desired, our business, operating results, and financial condition could be adversely affected.

Cash flows

The following tables show our cash flow data for the years ended March 31, 2022, 2023 and 2024 and for the six months ended September 30, 2023 and 2024.

	For the year ended March 31,			For the six months ended September 30,
	2022	2023	2024	2023	2024
	(in millions of yen)
Net cash provided by (used in) operating activities	¥7,403	¥(3,803)	¥3,902	¥199	¥367
Net cash used in investing activities	(219)	(749)	(435)	(176)	(379)
Net cash used in financing activities	(6,649)	(5,455)	(327)	(139)	(197)
Net increase (decrease) in cash and cash equivalents	535	(10,007)	3,140	(116)	(209)
Cash and cash equivalents at the beginning of the year or the period	17,169	17,704	7,697	7,697	10,837
Cash and cash equivalents at the end of the year or the period	17,704	7,697	10,837	7,581	10,628

Comparison of six months ended September 30, 2024 with the six months ended September 30, 2023

In the six months ended September 30, 2024, we had ¥367 million net cash provided by operating activities, ¥379 million net cash used in investing activities and ¥197 million net cash used in financing activities. As a result, cash and cash equivalents at the end of the six months ended September 30, 2024 decreased by ¥209 million to ¥10,628 million, from ¥10,837 million at the end of the year ended March 31, 2024.

Net cash provided by operating activities was ¥367 million in the six months ended September 30, 2024, a change of ¥168 million from net cash provided by operating activities of ¥199 million in the six months ended September 30, 2023. This change was due to a profit before income taxes of ¥666 million (compared to a loss before income taxes of ¥554 million in the prior period), a decrease in cash segregated as deposits of ¥10,436 million (compared to a decrease of ¥2,759 million in the prior period) and a decrease in crypto assets held (current assets) of ¥8,574 million (compared to an increase of ¥317 million in the prior period), partially offset by a decrease in deposits received of ¥10,104 million (compared to a decrease of ¥2,846 million in the prior period) and a decrease in crypto asset borrowings of ¥8,529 million (compared to an increase of ¥386 million in the prior period).

Net cash used in investing activities was ¥379 million in the six months ended September 30, 2024, compared to ¥176 million in the six months ended September 30, 2023. Net cash used in investing activities mainly consisted of ¥253 million of expenditure on internally generated intangible assets (compared to ¥161 million in the prior period) and ¥159 million of purchase of property and equipment (compared to ¥3 million in the prior period), partially offset by ¥33 million of proceeds from refund of guarantee deposits.

Net cash used in financing activities was ¥197 million in the six months ended September 30, 2024, compared to ¥139 million in the previous year, which was due primarily to the difference in repayments of lease obligations.

Comparison of the year ended March 31, 2024 with the year ended March 31, 2023

In the year ended March 31, 2024, we had ¥3,902 million net cash provided by operating activities, ¥435 million net cash used in investing activities and ¥327 million net cash used in financing activities. As a result, cash and cash equivalents at the end of the year ended March 31, 2024 increased by ¥3,140 million to ¥10,837 million, from ¥7,697 million at the end of the year ended March 31, 2023.

Net cash provided by operating activities was ¥3,902 million in the year ended March 31, 2024, a change of ¥7,705 million from net cash used in operating activities of ¥3,803 million in the previous year. This change was due to a profit before income taxes of ¥2,840 million (compared to a loss before income taxes of ¥846 million in the prior period), an increase in deposits received of ¥18,218 million (compared to a decrease of ¥15,287 million in the prior period), an increase in crypto asset borrowings of ¥25,264 million (compared to a decrease of ¥15,270 million in the prior period), partially offset by an increase in cash segregated as deposits of ¥18,320 million (compared to a decrease of ¥14,552 million in the prior period) and an increase in crypto assets held (current assets) of ¥25,093 million (compared to a decrease of ¥15,115 million in the prior period).

Net cash used in investing activities decreased by ¥314 million to ¥435 million in the year ended March 31, 2024, from ¥749 million in the previous year. This decrease was due in part to proceeds from refund of guarantee deposits of ¥155 million and the sale of business, net of cash and cash equivalents divested of ¥281 million.

Net cash used in financing activities decreased by ¥5,128 million to ¥327 million in the year ended March 31, 2024, from ¥5,455 million in the previous year. This decrease was due mainly to the absence of cash dividends paid (compared to ¥5,000 million in the prior period) in the year ended March 31, 2024.

Comparison of the year ended March 31, 2023 with the year ended March 31, 2022

In the year ended March 31, 2023, we had ¥3,803 million net cash used in operating activities, ¥749 million net cash used in investing activities and ¥5,455 million net cash used in financing activities. As a result, cash and cash equivalents at the end of the year ended March 31, 2023 decreased by ¥10,007 million to ¥7,697 million, from ¥17,704 million at the end of the year ended March 31, 2022.

Net cash used in operating activities increased by ¥11,206 million to ¥3,803 million in the year ended March 31, 2023, from net cash provided by operating activities of ¥7,403 million in the previous year. This increase was due to a loss before income taxes of ¥846 million (compared to a profit before income taxes of ¥13,918 million in the prior period), a decrease in deposits received of ¥15,287 million (compared to an increase of ¥5,950 million in the prior period), a decrease in crypto asset borrowings of ¥15,270 million (compared to an increase of ¥5,939 million in the prior period), partially offset by a decrease in cash segregated as deposits of ¥14,552 million (compared to an increase of ¥6,006 million in the prior period) and a decrease in crypto assets held (current assets) of ¥15,115 million (compared to an increase of ¥5,926 million in the prior period).

Net cash used in investing activities increased by ¥530 million to ¥749 million in the year ended March 31, 2023, from ¥219 million in the previous year. This increase was due in part to an increase in purchase of intangible assets of ¥298 million (compared to ¥182 million in the prior period), our payment for guarantee deposits of ¥225 million and sale of shares of subsidiary, net of cash and cash equivalents divested of ¥81 million.

Net cash used in financing activities decreased by ¥1,194 million to ¥5,455 million in the year ended March 31, 2023, from ¥6,649 million in the previous year. This decrease was due mainly to lower cash dividends paid of ¥5,000 million (compared to ¥7,000 million in the prior period).

Contractual Obligations and Commitments

The following table sets forth our aggregate annual maturities of loans and lease liabilities for the next several years, as of March 31, 2024:

	Carrying amount	Contractual cash flow	Within 1 year	Within 1 – 2 years	Within 2 – 3 years	More than three years
	(in millions of yen)
Lease liabilities	¥1,661	¥1,687	¥394	¥384	¥356	¥553
Total	¥1,661	¥1,687	¥394	¥384	¥356	¥553

Critical Accounting Policies and Estimates

Our financial statements are prepared in accordance with IFRS. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, expenses and related disclosures. We evaluate our estimates and assumptions on an ongoing basis. Our estimates are based on historical experience and other assumptions that we believe to be reasonable under the circumstances. Our actual results could differ from these estimates under different assumptions or conditions. We believe that the following critical accounting policies reflect the more significant judgments, estimates and assumptions used in the preparation of our financial statements.

Crypto assets held

Our holdings of crypto assets that are considered to be controlled by us for accounting purposes are presented as a part of assets in our statements of financial position. On the other hand, our holdings of crypto assets that are deposited by customers and considered not to be controlled by us as a result of comprehensive consideration of the following matters are not recognized in our statements of financial position. However, we recognize the obligation to safeguard customers’ crypto assets as a safeguard liability in the statements of financial position and record a corresponding safeguard asset in the statements of financial position.

Crypto assets held (current assets) consist of cryptocurrencies for facilitating customer transactions.

We determined that cryptocurrencies for facilitating customer transactions are accounted for under IAS 2 “Inventories.” Under IAS 2, such cryptocurrencies are initially recognized at the acquisition price and subsequently at fair value less costs to sell as these are held with the purpose of acquiring broker-traders’ margin. The changes in fair value less costs to sell are recognized in profit or loss in the period the change occurs.

We use third-party exchanges to measure the fair value of its cryptocurrency. We select the principal market, which is the exchange with the highest liquidity and highest volume of trades. If a principal market does not exist, we select the most advantageous market, one with high liquidity, high volume of trades, the most favorable spread, maximizing the amount that would be received to sell the asset or minimizing the amount that would be paid to transfer the liability, net of transaction costs. Judgment is required in determining which exchange serves as the principal market or advantageous market for each type of cryptocurrency. Management reviews each exchange at period end and subsequently accounts for the crypto assets at fair value less cost to sell. The fair values of the crypto assets are considered to be Level 1 fair value measurements, which are unadjusted quote prices in active markets that are accessible at the measurement date for identical, unrestricted assets. NFTs for sale are accounted for under IAS 2 “Inventories.” Under IAS 2, such NFTs are measured at cost at initial recognition and subsequently measured at the lower of cost or net realizable value.

Our crypto assets held (non-current assets) consist of cryptocurrencies that are not held for facilitating customer transactions and NFTs held for purposes other than sales. Cryptocurrencies held for our own use are mainly held and being exempted from paying certain commission. NFTs are intended for our own use. These crypto assets held (non-current assets) are recognized as intangible assets with indefinite useful lives and are initially measured at acquisition cost. Subsequent to initial recognition, crypto assets held (non-current assets) are not amortized and are reported at the acquisition cost less accumulated impairment losses. If there is an indication of impairment, the recoverable amount of the relevant asset is estimated. The recoverable amount of crypto assets held (non-current assets) is estimated at the same time each year or more frequently if there are indicators of impairment.

As of September 30, 2024, we held no crypto assets (non-current assets).

We recognize cryptocurrencies received through airdrops or forks if the cryptocurrencies are expected to generate probable future benefit and if we are able to support the trading, custody, or withdrawal of these assets. We monitor information relating to material forks or air drops. We grant cryptocurrencies acquired through forks or air drops to customers as the expectation of future benefit increases, but we do not have a contractual commitment to support such grant. Cryptocurrencies resulting from hard forks or airdrops with respect to ETH, BCH and XLM have been supported on our Marketplace platform in the past and credited to customer accounts. Crypto assets resulting from hard forks or airdrops that are not supported but for which yen amounts were credited to our customers include ¥338 million with respect to BSV in 2019.

Crypto Asset Borrowings

We enter into contracts to borrow cryptocurrencies from our customers under the Coincheck Lending program. We record “crypto asset borrowings” with respect to our repayment obligation under the contracts. The corresponding cryptocurrencies received are recognized as inventories in the statements of financial position.

Crypto asset borrowings are initially measured at the fair value of the subject crypto assets as of the borrowing date. Subsequent to initial recognition, changes in fair value are recognized in profit or loss in the period in which the change occurs. In addition, the borrowing fee is calculated by multiplying the quantities of the borrowed crypto assets by the interest rate and recognized as an expense over the borrowing period.

Safeguard assets and liabilities

We have an obligation to safeguard customer crypto assets from loss or theft. Therefore, we recorded an obligation to safeguard customers’ crypto assets as a safeguard liability under current liabilities in the statements of financial position, which was measured at the fair value of the customers’ crypto assets being safeguarded. In measuring the safeguard liability, we use the principal market for each crypto asset which generally consists of major third-party exchanges with high volume and liquidity. The corresponding assets are recorded as safeguard assets, which are measured at the fair value of the customers’ crypto assets being safeguarded and considering the effects of potential loss events, if any. Since we estimate that the possibility of potential loss events is remote, a safeguard asset was recognized at the same amount as the safeguard liability.

Revenue recognition

Transaction revenue

Transaction revenue from our Marketplace platform business is derived from transactions with customers and cover counterparties.

We have a performance obligation to deliver cryptocurrencies for transactions with customers or with cover counterparties. Revenue is recognized at the point of time when performance obligation is fulfilled in accordance with IFRS 15 Revenue from Contracts with Customers.

Contracts with customers and cover counterparties to purchase or sell cryptocurrencies are usually open-ended and can be terminated by either party without a termination penalty. Therefore, contracts are defined at the transaction level and do not extend beyond the service already provided. When we receive cryptocurrencies as non-cash consideration, we measure the received cryptocurrencies at fair value at the time of delivery.

We have determined that we act as the principal in such transactions as we have the ability to direct the use of, and obtain substantially all of the remaining benefits from, the cryptocurrencies we hold as inventory. Additionally, we are primarily responsible for fulfilling the promise to provide cryptocurrencies to customers on our Marketplace platform pursuant to our terms of service, have inventory risk as we have no right to return unsold cryptocurrencies to the customers or cover counterparties from which we have purchased such cryptocurrencies, and set the price of the cryptocurrencies sold on our Marketplace platform.

Commission received

Commission received primarily includes revenue from remittance fees, deposit and withdrawal fees, commissions received from the issuer and the applicants in the IEO business, commissions that arise from transactions on the Coincheck NFT Marketplace and commissions that arise from transactions on the Exchange platform.

In accordance with IFRS 15 Revenue from Contracts with Customers, remittance fees are recognized as revenue when the performance obligation that arises from a customer order to remit cryptocurrency is satisfied. Commissions received from an issuer in the IEO business are recognized as revenue when the obligations to list the issuer’s tokens on its Marketplace platform are performed. The Company acts as a principal since it holds the primary responsibility to the issuers. Commissions received from the applicants in the IEO business are recognized as revenue when the obligations to deliver the issuer’s tokens to the applicants are performed. The Company acts as an agent to broker a transaction of orders participating in the issuer’s IEO and delivers tokens on behalf of the issuer. Commissions that arise from transactions on the Coincheck NFT Marketplace are recognized as revenue when the performance obligation of brokering transactions between customers is fulfilled. The Company acts as an agent since the performance obligation is to arrange to transfer NFTs of the selling party to the other party. Deposit and withdrawal fees are recognized as revenue when the performance obligations that arise from a customer order to deposit or to withdraw cryptocurrency is satisfied. In addition, commissions that arise from transactions on the Exchange platform are recognized in accordance with IFRS 15 Revenue from Contracts with Customers and are presented as part of commission received.

Changes in Accounting Policies

We have applied new or amended accounting standards and interpretations in the period commencing on April 1, 2024. The adoption of these new or amended accounting standards and interpretations have no material impact on our financial statements.

There are no new or amended accounting standards and interpretations issued and not yet adopted that would be expected to have a significant impact on our financial statements.

Quantitative and Qualitative Disclosure about Market Risks

Market risk is the risk associated with the effect of changes in market factors on the value of the assets and liabilities held on our balance sheet, including interest rates, prices of crypto assets, or volatilities such as market volatility or product liquidity.

Interest Rate Risk

We had cash and cash equivalents, including cash segregated as deposits, of ¥59,448 million as of September 30, 2024. Although we are technically exposed to declines in interest rates due to fluctuations in market interest rates as we invest cash segregated as deposits for capital investment, given the current near-zero investment yield for interest rates in Japan, we believe that there is minimal risk for further interest rate reductions. In addition, the majority of our loans are under fixed interest rates. As our cash and cash equivalents exceed our interest-bearing debt, the impact of interest rate fluctuation risk on our profit or loss is immaterial. Therefore, we consider that our interest rate risk is immaterial and have not performed a sensitivity analysis.

Market Price Risk of Cryptocurrencies

We generate substantially all of our total revenue from transactions on our Marketplace platform business in connection with the purchase, sale and purchase of cryptocurrencies by our customers and cover counterparties. On such trades, we act as the counterparty and charge a spread on each purchase or sale on our Marketplace platform. We also monitor our net open position for each cryptocurrency that is traded on our Marketplace platform and strive to keep the quantity and amount of each cryptocurrency held to the same level of those borrowed.

Credit Risk

Spot transactions are traded within the limit of the amounts received in advance from customers. Therefore, we do not take excessive credit risks with any specific customers and do not have significant credit risk concentration because we have a large retail customer base.

Our cash, cash equivalents, cash segregated as deposits, and cryptocurrencies for facilitating customers transactions are exposed to credit risk because they are deposited in financial institutions and cryptocurrency exchange brokers in which marketplace we execute cover transactions with cover counterparties. Although credit risk is concentrated since we use a small number of financial institutions and cryptocurrency exchange brokers, credit risk is limited as they are deposited in highly creditworthy financial institutions and our cryptocurrency exchange brokers are well-known domestic and overseas exchange brokers. In addition, customer accounts receivable is mainly due from credit card companies, which are payment processors, for settlement of funds from customers. Since a small number of payment processors are used, credit risk is concentrated. However, as the settlement period is short, credit risk is limited.

As part of the risk management process, we evaluate the financial soundness of financial institutions and cryptocurrency exchange brokers before selecting them and subsequently reviewing them periodically. In addition, if we obtain information related to credit uncertainty, such as a downgrade of the credit rating of financial institutions or cryptocurrency exchange brokers, we take the necessary measures by collaborating with all divisions concerned to avoid such risks.

Liquidity Risk

Our liquidity risk is the risk of an entity being unable to settle obligations using cash, other financial assets or other means. We finance the funds necessary for our operations by obtaining loans from financial institutions and related parties. Cryptocurrencies received from borrowings contribute to securing adequate liquidity, as they can be used as our own assets and are used in settlement with cryptocurrency exchange brokers. We regularly monitor the status and outlook of cash flows and reduce our liquidity risks.

BUSINESS

Unless the context otherwise requires, all references in this “Business” section to “we,” “us,” or “our” refer to Coincheck, Inc. prior to the consummation of the Business Combination.

Overview

Headquartered in Tokyo, we operate one of the largest multi-cryptocurrency marketplaces and crypto asset exchanges in Japan and are regulated by the JFSA. We are a leader in the Japanese crypto exchange industry, providing Marketplace and Exchange platforms on which diverse cryptocurrencies, including Bitcoin and Ethereum, are held and exchanged, and offering other retail-focused crypto services. We are also increasing Japanese users’ access to innovative digital products and solutions beyond cryptocurrencies, such as non-fungible tokens (“NFTs”), and seek to enable Japanese users to access the benefits of emerging new technologies. We believe we are well positioned to benefit from increasing adoption of cryptocurrencies and other new technologies within the world’s fourth largest economy.

We estimate that 19.1% of cryptocurrency users in Japan have a verified Coincheck account, or approximately 2.1 million users as of September 30, 2024, based on data compiled by the JVCEA. We believe that our users choose us due to our trusted and recognized brand, robust product offering and strong customer service. Approximately 52% of these accounts are held by customers under 40 as of September 30, 2024, providing the opportunity for our business to grow alongside our customers as they reach their prime earning years. We believe that this, combined with our constant innovation and robust KYC/AML and compliance infrastructure, positions us to capitalize on the potential growth of the Japanese crypto economy.

We derive most of our total revenue from trading on our Marketplace platform business. We support trading in 30 different types of cryptocurrencies across all our Marketplace and Exchange platforms as of September 30, 2024, unchanged from June 30, 2024. We also continue to be an innovator in the Japanese crypto economy to ensure that Japanese customers and institutions have broad access to the latest technological developments. We conducted Japan’s first IEO during 2021 and have launched a marketplace for NFTs, which we expect to have synergies with our other businesses. Our smartphone application is our main point of contact with our customers, and we believe it provides a user friendly experience with sophisticated UI/UX. To maintain the quality of customer experience we offer, we continuously invest in flexible system and software development, and engineers accounted for 38.5% of our staff as of September 30, 2024.

We believe our combination with Thunder Bridge Capital Partners IV, Inc. (NASDAQ: THCP) will enable us to access international capital markets, which will help us to finance accelerated growth through increased customer acquisition, additional innovation in crypto asset solutions, and increased opportunities for customers and institutions to more deeply access the crypto economy. Under the Coincheck Group holding company structure, we will have the ability to establish independent subsidiaries focused on crypto asset-adjacent business opportunities. We will also have the ability to enhance hiring and retention via equity compensation incentives to further support our competitiveness in our target markets.

We have identified several growth opportunities that may be pursued organically or accelerated through M&A or partnerships, including:

•        continuing to grow our customer base and revenue to retain our leading market position, to build on our first-of-its-kind IEO launch and to expand supported crypto asset coverage;

•        accelerating our development of NFT platforms in Japan, including by partnering with content creators and gaming companies;

•        building new Web3 services supporting the Coincheck crypto asset ecosystem both organically and through mergers and acquisitions;

•        capturing nascent and growing institutional interest, capitalizing on our trusted brand name within Japan and in the overall global crypto economy;

•        continuing to explore new financial service businesses that would appeal to our young customer base, such as payments and commerce enablement; and

•        seeking to provide and explore additional on-ramp services between fiat and crypto assets, and various user applications.

As of March 31, 2022, 2023 and 2024 and September 30, 2024, our customer assets (IFRS) were ¥485 billion, ¥330 billion, ¥708 billion and ¥639 billion, respectively. Our marketplace trading volume was ¥568.4 billion, ¥157.1 billion, ¥234.6 billion and ¥128.1 billion during the years ended March 31, 2022, 2023 and 2024 and the six months ended September 30, 2024, respectively.

Our Mission

Our mission is to increase the accessibility of new forms of investing and commerce for our highly-engaged customer base. With Japan as our first and only current market, we believe that in achieving our mission we will also contribute to the revitalization of the Japanese economy. In pursuit of our mission, we will continue to create crypto asset solutions that enable our users to access and transact utilizing crypto assets and blockchain technologies. Since the launch of our crypto exchange in 2014, we have provided our young, highly-engaged retail customer base with the opportunity to become familiar with crypto assets by offering a service that is easy to use for anyone, regardless of financial or technological literacy.

Our History

After our establishment in 2012 as ResuPress K.K., we launched our crypto asset trading service, “Coincheck” in 2014 and subsequently changed our corporate name to Coincheck, Inc. in 2017.

In April 2018, we were acquired by Monex Group, Inc., or Monex, for ¥3.6 billion. At the time of the acquisition, we were implementing ongoing improvements to our security systems to strengthen customer protection and corporate governance through more fully developed risk management systems following a cybersecurity incident in January 2018 in which our NEM hot wallet was hacked and we lost 526.3 million NEM, or ¥46.6 billion, of customer funds. Although we compensated customers who were adversely affected by the cybersecurity incident, we were subject to lawsuits relating to the calculation of the compensation provided. Some of these lawsuits have been resolved by judgment or alternative dispute resolutions but as of September 30, 2024 there is one remaining lawsuit demanding approximately ¥5 million.

In part as a response to this cybersecurity incident, as well as similar hacking incidents that occurred at other cryptocurrency exchanges at around the same time, we joined with the 16 domestic cryptocurrency exchanges in operation in Japan as of March 2018, to form the JVCEA in order to strengthen rules in the industry to prevent future incidents. In October 2018, the JFSA granted the cryptocurrency industry in Japan self-regulatory status, giving the JVCEA the ability to establish standardized operating procedures, including the ability to set guidelines on the crypto assets that may be traded by exchange operators. The JFSA also authorized the JVCEA to monitor and penalize Japanese cryptocurrency exchanges for noncompliance.

After the consummation of the acquisition, Monex worked closely with the JFSA to further implement heightened security measures and better corporate governance. As part of these initiatives, Monex also engaged a financial cybersecurity consulting firm to conduct a holistic review of our processes and system architecture, allowing us to further improve the security of our cryptocurrency exchanges. Under Monex’s control, we also appointed four new directors and three corporate auditors, as well as seven executive officers. These appointments helped to strengthen the supervisory function of the Board of Directors and to improve the independence of auditing matters through the expertise of outside members, and the clarification of this separation of supervision and execution of business matters in order to reinforce our overall management control system. Additionally, we amended our Bylaws in order to transition to become a company that has an audit and supervisory board and created a new management strategy and plan to focus on strengthening our security and governance in order to ensure customer protection and rebuild customer trust. Furthermore, we improved management of segregated customer assets by monitoring such assets on an ongoing basis as well as discussing and reporting them monthly at compliance committee meetings attended by external law firms and full-time audit and supervisory board members.

We also improved our risk management policies pursuant to which our risk committee monitors on a monthly basis the state of development and operation of our risk management system as a whole, including by monitoring our financial risk by confirming our positions on a daily basis, monitoring our credit risk by verifying our positions held against a limit amount determined with respect to each cover counterparty, and monitoring our liquidity risk by confirming the supply of each crypto asset and the corresponding number of transactions on a daily basis since

October 2018. We also reviewed our risk assessment criteria for crypto assets and amended and restated our criteria for handling crypto assets in February and March 2018, and of the 13 types of crypto assets that were handled prior to the cybersecurity incident, we stopped the handling of four types of crypto assets based on our revised criteria.

In January 2019, after these significant improvements to our risk management and governance systems, we received a license as a crypto asset exchange service provider from the JFSA and registered with the Kanto Financial Bureau under the Payment Services Act. We are also a member of the Japan Cryptoasset Business Association. We intend to continue to actively work with all of our regulators to improve the regulatory standards of crypto assets in Japan, and our Chairman, Representative Director & Executive Director, Satoshi Hasuo, currently serves as a director of the JVCEA. See “— Regulatory Environment.”

Our Market Opportunity

Crypto assets are becoming more accepted as a new asset class.

Since 2020, the number of institutional investors who regard crypto assets as a meaningful investment class has been expanding rapidly, mainly in North America. We believe the entry of traditional institutional investors is not to engage in speculative short-term trading, but because they increasingly accept the premise that crypto assets form part of a diversified asset portfolio to be held over the medium- to long-term. A significant development occurred in October 2021 when an exchange-traded fund (ETF) linked to Bitcoin futures, the ProShares Bitcoin Strategy ETF, began trading after approval by the United States Securities and Exchange Commission. The trading on the first day after listing exceeded $1 billion and this and future similar vehicles may have a major impact on the crypto asset market. In addition, traditional financial institutions such as Fidelity Investments and BNY Mellon have announced their entry into the custody business that could underpin broad-based investment in crypto assets. In September 2024, BNY Mellon received a “non-objection” from the SEC in response to its request to safeguard digital assets without the need to classify them as balance-sheet liabilities, creating a pathway to providing cryptocurrency custody services for institutional investors. In Japan as well, Nomura has announced its entry into the crypto asset custody business and Mitsubishi UFJ Trust has also announced its intention to settle securities transactions by using blockchain for trading and cryptocurrency for payment, and we anticipate that the infrastructure for institutional investors in Japan that wish to conduct transactions in crypto assets will continue to improve over time. Following a high for the value of Bitcoin during November 2021, the value of Bitcoin and many other crypto assets decreased significantly during 2022, including declines seen in November 2022 following the Chapter 11 bankruptcy filing of FTX Trading Ltd., a Bahamas-based cryptocurrency exchange, and allegations of fraud and mismanagement of funds against its founder and former CEO, which has created heightened uncertainty about the markets for crypto assets and calls for improved global regulation. The FTX bankruptcy has highlighted risks and abusive market practices and led to financial difficulties at other global crypto asset market participants. In addition, in the United States, Coinbase announced that it received a “Wells Notice” from the SEC recommending an enforcement action alleging the violation of federal securities laws on March 22, 2023, while the CFTC filed an enforcement action against Binance alleging the violation of the Commodity Exchange Act and CFTC regulations on March 27, 2023. On June 5, 2023, the SEC filed a civil complaint in the U.S. District Court for the District of Columbia against Binance and other related entities, as well as Changpeng Zhao, Binance’s co-founder and CEO. The complaint consists of thirteen charges, including misleading investors and operating as an unregistered securities exchange, broker and clearing agency in violation of U.S. securities laws. Furthermore, on June 6, 2023, the SEC filed a complaint in the U.S. District Court for the Southern District of New York against Coinbase for operating as an unregistered securities exchange, broker and clearing agency, and for the unregistered offer and sale of securities in connection with its staking-as-a-service program. On November 2, 2023, Sam Bankman-Fried, the founder of FTX, was found guilty of all seven criminal counts of fraud against him, and on November 21, 2023, Binance and Changpeng Zhao, the co-founder and CEO of Binance, pled guilty to federal criminal charges that Binance violated and caused a financial institution to violate the Bank Secrecy Act, with Binance entering into a $4.3 billion settlement with the U.S. Justice Department in addition to the confiscation of certain assets and Changpeng Zhao stepping down as CEO and accepting an individual fine of $50 million. On May 31, 2024, Japanese crypto exchange operator DMM Bitcoin announced that it had lost 4,502.9 Bitcoin (approximately ¥48.2 billion) of customer assets held in cold wallets as a result of a hacking incident in which such assets were transmitted outside of the company through an “unauthorized leak.”

On June 27, 2024, Coinbase filed lawsuits against both the SEC and the FDIC in order to shed light on their approaches to regulation in the industry and gain access to internal records to uncover alleged efforts by the financial regulators to pressure financial institutions to deny crypto firms access to the federal banking system.

On July 1, 2024, the SEC filed suit against Silvergate, the parent company of a bank which allegedly helped to facilitate fraud at FTX before its collapse, former CEO Alan Lane and former Chief Risk Officer Kathleen Fraher, claiming that they misled investors regarding the strength of Silvergate’s Bank Secrecy Act/Anti-Money Laundering compliance program and the monitoring of crypto customers, including FTX, by Silvergate’s wholly owned subsidiary, Silvergate Bank. The SEC also charged Silvergate and its former Chief Financial Officer, Antonio Martino, with misleading investors about Silvergate’s losses from expected securities sales following the collapse of FTX. All parties charged, with the exception of Antonio Martino, have agreed to settle with the SEC. On July 2, 2024, in relation to the civil complaint filed by the SEC against Binance and other related entities, a U.S. federal court dismissed several claims, including that Binance’s fiat-backed stablecoin, BUSD, qualifies as an investment contract, although certain other claims by the SEC were allowed to proceed.

On August 7, 2024, Ripple Labs was fined $125 million in relation to the complaint initially filed by the SEC in December 2020 with respect to the institutional sales of the XRP token, which a Manhattan court judge ruled were unregistered securities offerings; the SEC has since filed an appeal. On September 24, 2024, the SEC spoke before the United States Congress to address concerns surrounding the impediment of financial innovation and reduction of consumer protections related to the SEC’s new rules on digital asset custody under SAB 121. On September 27, 2024, the SEC gave “no-objection” to the Bank of New York Mellon’s request to safeguard digital assets without needing to list them as balance sheet liabilities, as is currently required under SAB 121, and which many financial institutions view as restrictive, and as a result could lead to an increase in the number of financial institutions able to target institutional clients wanting to invest in digital assets through ETFs. On September 27, 2024, the SEC also filed settled charges against Mango DAO and Blockworks Foundation for engaging in the unregistered offer and sale of crypto assets called “MNGO” tokens, as well as settled charges against Blockworks Foundation and Mango Labs LLC for engaging in unregistered broker activity in connection with various crypto assets being offered and sold as securities on the Mango Market platform.

In reaction to these recent developments, over the long term we expect the legal and regulatory environment surrounding crypto assets to develop further in order to regulate intermediaries to ensure market integrity and user protection.

The cryptocurrency markets have grown significantly despite recent declines from highs reached in late 2021.

The total global market capitalization of crypto assets increased from approximately $1.1 billion to approximately $2.3 trillion between June 30, 2013 and September 30, 2024, equivalent to a CAGR of over 100%.

(Source:  CoinMarketCap)

Based on a report entitled “Digital Currency and Securities Structure and Practice” in 2021 by KPMG Japan, Anderson Mori & Tomotsune, Foreign Law Joint Enterprise, Tomokazu Sekiguchi and Ken Kawai (pgs. 24-30), the following discussion summarizes recent developments in the cryptocurrency markets.

The crypto asset market experienced rapid expansion beginning in 2017, with a market capitalization of approximately ¥86.6 trillion globally on January 8, 2018, an increase of 50 times from a market capitalization of approximately ¥1.8 trillion exactly one year prior on January 8, 2017. During this period of growth, the market participants consisted mainly of individual investors, and with the exception of Japan, few countries had clear regulations surrounding crypto assets, whose legal status was not yet clearly defined. From a business perspective, the main focus was on crypto asset exchanges, which raised funds by issuing crypto assets and provided a secondary market for retail investors. During this period, the use of Bitcoin for payments, which was the original purpose of these exchanges, did not progress, and the market became dominated by speculative trading.

After this period of expansion, two of the most significant changes in the crypto asset market were the gradual development of laws and regulations surrounding crypto assets as well as the formation of the ecosystems necessary to conduct business with crypto assets, including the diversification of market participants. The diversification of market participants can be seen in the trends in the market capitalization of the crypto asset market. For example, the lowest market capitalization since early 2018 was approximately ¥10.7 trillion, which is approximately 8x higher than the market capitalization of approximately ¥1.8 trillion on January 8, 2017, just before the period of rapid expansion. In addition to the growth in market capitalization, one of the main features of the crypto asset market during this period was the increase in trading volume. For example, the 24-hour trading volume peaked at ¥6.9 trillion on January 5, 2018, but since 2019 the volume has continued to grow and has regularly exceeded ¥10 trillion, occasionally exceeding ¥30 trillion, surpassing the volume of transaction seen during the peak in 2018. Developments in crypto asset ecosystems include the entry of institutional investors and the creation of futures markets. Other improvements in the market include the development of related businesses, such as custody services for storing crypto assets, the composition of indexes based on crypto asset price information, the development of accounting and taxation systems and the increase of lawyers and other professionals knowledgeable in the area.

Following a high for the value of Bitcoin during November 2021, the value of Bitcoin and many other crypto assets traded on our Marketplace platform decreased significantly and remained low through September 30, 2022 and there has been a trend of declining trading volume. The prices of some crypto assets have recovered since November 2022 following the Chapter 11 bankruptcy filing of FTX and allegations of fraud and mismanagement of funds in November 2022. Although the price of Bitcoin increased to approximately ¥5,960,000 as of December 31, 2023 and has been on a general trend upwards since, with prices reaching record highs at approximately ¥10,800,000 as of March 31, 2024 and remaining at relatively stable levels since then despite dropping slightly to approximately ¥9,327,000 as of September 30, 2024, the prices of many crypto assets have continued to remain highly volatile. Despite the volatility in prices, we believe the crypto asset markets continue to hold potential for future growth. There has been a structural shift in the market brought about by the spread of decentralized systems. As a result of this shift, we expect the legal and regulatory environment surrounding crypto assets to develop further in order to regulate intermediaries to ensure market integrity and user protection. It is not clear at this time what alternative legal and/or regulatory approach will be adopted, however it may result in direct regulation of end users. Alternatively, hybrid regulatory approaches may be adopted, where end users will be subject to direct regulation unless they engage in the crypto asset markets through regulated service providers which will themselves be subject to direct regulation.

The Japanese cryptocurrency market is a large and underpenetrated market, representing a compelling opportunity in East Asia.

Considerable transaction volume of cryptocurrencies on exchanges in Japan.

Japan’s domestic cryptocurrency market has had periods of strong transaction volume despite recent periods of volatility. In September 2024, the cash trading volume on domestic cryptocurrency exchanges, including our cryptocurrency exchanges, was approximately ¥0.9 trillion, after reaching much higher volumes during 2021. The below graph illustrates recent trends in trading volume:

Source:   Created by us based on public information made available by the JVCEA.

Potential for growth in the number of registered accounts

According to the Japan Securities Dealers Association, the number of brokerage accounts held by individuals in Japan was approximately 37 million as of September 2024. However, according to the JVCEA, there were only approximately 11 million accounts engaged in trading of crypto assets, including both physical transactions and margin trading, as of September 30, 2024. We believe this shows real potential for growth in investment and trading of crypto assets by Japanese individuals.

While Japan is the fourth largest global economy, only 7.7% of the Japanese population owns crypto assets as of February 2024 (versus 17% of the United States population as of January 2024), according to data from the JVCEA and Morning Consult. We believe that this shows the potential for further development of the Japanese crypto asset market. We believe that the Japanese public is highly engaged and willing to participate in the crypto asset revolution and encouraged by the country’s thoughtful crypto regulation model, which is designed around protecting the consumer. In addition, there is a large opportunity to cater to institutional demand in a market with significant regulatory, language, and cultural barriers to entry. Declines in crypto asset prices seen in 2022, negative publicity following the bankruptcy of FTX in November 2022, recent lawsuits filed against large crypto exchanges in June 2023, recent settlements by crypto exchanges and convictions of prominent figures in the crypto industry in November 2023 and ongoing lawsuits by both the SEC and crypto industry leaders in early 2024, have impacted our monthly users, which is on a declining trend since its peak in the first quarter of the year ended March 31, 2022. However, we have continued to see modest growth in our number of verified accounts through September 30, 2024. (see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Recent Developments and Outlook”).

Selected Crypto Adoption Rankings

Source:   The 2022 Geography of Cryptocurrency Report: Analysis of Geographic Trends in Cryptocurrency Adoption and Usage by Chainalysis, September 2022. Represents the index of crypto adoption in 146 countries dependent on on-chain cryptocurrency value received at centralized exchanges/from DeFi protocols, on-chain retail value received at centralized exchanges/from DeFi protocols and peer-to-peer exchange trade volume, ranging from 0 (lowest rank) to 1 (highest rank).

A well-developed, domestic regulatory environment for safe and secure trading.

While the legal status of crypto assets is unclear in many countries around the world, Japan was one of the first countries to define crypto assets in law and to introduce regulations for crypto asset exchanges, which serve as hubs for the trading and exchange of crypto assets in Japan. In April 2017, the revised Payment Services Act and the revised Act on Prevention of Transfer of Criminal Proceeds, which introduced a definition of virtual currency and a regulatory framework for virtual currency exchanges, came into effect, and cryptocurrency exchange businesses became subject to registration by the JFSA. The term “virtual currency” was later changed to “crypto assets” in accordance with the amendment to the Payment Services Act, which went into effect on May 1, 2020, although the requirements to qualify as a crypto asset remain unchanged. As a result, anti-money laundering (“AML”) and counter-terrorist financing (“CFT”) regulations began to be applied to cryptocurrency exchanges. Additionally, in order to protect users and enforce proper and reliable business practices, the JFSA’s administrative guidelines required cryptocurrency exchange companies to establish a system for examining how cryptocurrencies are handled and a system for appropriately verifying risks. In March 2018, the JVCEA was established and became a certified self-regulatory organization in October of the same year. The JVCEA formulates and publishes self-regulatory guidelines and rules in compliance with various JFSA guidelines to protect users and strengthen the AML/CFT system. Domestic cryptocurrency exchange companies and self-regulatory organizations are currently developing rules for AML/CFT systems and the establishment of an international framework of remittance rules is expected in the future in response to the Financial Action Task Force Recommendation 16 in the annual report of the Japan Financial Intelligence Center, an organization of the Japanese Police Agency. We believe that Japan’s robust regulatory environment has been developed ahead of other markets in the world, contributes to greater acceptance of crypto assets by Japanese individuals and places domestic exchanges in an advantageous position.

Our Strengths

We have a leading position in the Japanese retail market.

As of September 30, 2024, we had a significant share of the Japanese market, with 19.1% of domestic verified accounts, based on data provided by the JVCEA:

Source:   Created by us based on public information made available by the JVCEA.

Our product and business strategy is driven in large part by our customer demographics, with broad token coverage, NFT support, and Web3 all appealing to millennials and later generations. One of our founding missions is to provide enhanced products and services to digital/mobile-native users in the crypto market. We provide our young, loyal retail customer base with exposure to crypto assets via a user-friendly crypto trading marketplace, mobile-native user interface (app), seamless KYC onboarding and a dedicated NFT marketplace. Our strong market position facilitates further brand recognition which helps us attract not only users, but also engineers and product developers. This allows us to continue to operate a consistent cycle of innovation and leadership. We also believe this brand recognition will be an advantage as we seek to develop the institutional market for crypto assets in Japan.

Our overall marketplace trading volume, and in particular our altcoin trading volume, grew dramatically as the global crypto asset industry saw growth in asset prices and trading volumes in 2021. During 2022, however, there were significant declines in the value of Bitcoin and many other crypto assets traded on our Marketplace platform and we have seen a declining trend in trading volume since then. The average share of trading volume of Bitcoin on all domestic platforms and exchanges during the six months ended September 30, 2024 was approximately 76% according to the JVCEA, while the share of trading volume of Bitcoin on our marketplace (excluding our exchange) during the same period was approximately 47%. Our high proportion of altcoin share, which is significantly higher than the industry average in Japan, demonstrates the uniqueness of our Marketplace platform and provides benefits for our profitability and customer stickiness.

The below graphics further illustrate our overall trading volume, as well as trading volume composition as a result of our unique cryptocurrency composition:

Trading volume (Exchange + Marketplace)

(JPY bn)
Trading volume（Exchange+Marketplace）
2,500
2,000
1,500
1,000
500
0
Apr.- Jun.
Jul.- Sep.
Oct.- Dec.
Jan.- Mar.
Apr.- Jun.
Jul.- Sep.
Oct.- Dec.
Jan.- Mar.
Apr.- Jun.
Jul.- Sep.
Oct.- Dec.
Jan.- Mar.
Apr.- Jun.
Jul.- Sep.
Oct.- Dec.
Jan.- Mar.
Apr.- Jun.
Jul.- Sep.
Oct.- Dec.
Jan.- Mar.
Apr.- Jun.
Jul.- Sep.
2019
2020
2021
2022
2023
2024

Source:   Internal data.

Trading Volume Composition by Currency (Apr. 2024 - Sep. 2024)

BTC
ETH
XRP
IOST
other
16%
1%
9%
27%
47%
7%
5%
12%
76%
49%
15%
36%
coincheck
Japan
coinbase

Source:   Amounts for Coincheck represent trading on our Marketplace platform, amounts for Japan are derived from JVCEA data that include all types of exchanges, and amounts for Coinbase are taken from their public disclosure.

We have a young, highly-engaged customer base.

We believe a key long-term advantage of our business is our young customer base, with approximately 52% of verified accounts held by customers under 40 as of September 30, 2024. Our platform strongly aligns with our user base and with products and services that cater to a young demographic. As our users mature and grow their financial assets over time, we expect them to likewise grow their crypto assets with us. We also expect to deepen our relationships with our customers as we continue to innovate and launch more services to provide for their changing needs. Our customers in their 40s present a significant growth opportunity as well because they typically have greater assets and trade more frequently than our younger users.

The below graphics illustrate our users by age as of September 2024:

Users by age

7%
18%
14%
27%
34%
under 30
30s
40s
50s
over 60

Source:   Internal data.

Our user-friendly platform and product offerings.

One of our key strengths is our ability to provide not only an intuitive and simple platform for first-time users who may be inexperienced in crypto asset trading, but also offer robust features for more experienced users through a web browser platform. As of September 30, 2024, our easy-to-use smartphone trading application was being used by over 90% of our customers, and we believe the proportion of customers taking advantage of the smartphone application will remain at a high level. This application was built with a focus on the user experience and targets digital/mobile-native customers that have very little experience in using a trading service. We designed our mobile application and web browser offerings independently, as they each provide very different functionalities. This helps ensure a variety of options for different kinds of customers.

The below image is an example of the interfaces of our two platforms:

Coincheck app

✓ **Mobile-native**
✓ **Convenient**
✓ **Over 90% of Coincheck users**

Coincheck desktop

✓ **Highly capable**
✓ **Deep insights**
✓ **Expert audience**

As of September 30, 2024, our Marketplace and Exchange platforms together currently support trading of 30 cryptocurrencies, unchanged from June 30, 2024, and we are continually seeking to expand our offerings to better meet the needs of our retail customer base.

We have a fast-growing product portfolio which is underpinned by robust technology.

Our Marketplace platform is built on industry-leading technology that prioritizes security, compliance and monitoring, as well as scalability and customer experience. We believe our marketplace will continue to drive our growth and revenue. We also continue to introduce new products, providing entry points for new users as well as innovative ways to engage our existing customer base and facilitate growth, such as our NFT and IEO businesses. Our Coincheck NFT Marketplace leverages our infrastructure while also presenting us with the opportunity to cross-sell to and from our core offering. In compliance with guidelines developed by the JVCEA, we conducted the first approved IEO in Japan, which 63,853 users applied to and was oversubscribed by 24 times.

Trusted brand.

We believe that we have a strong brand that is trusted by users, and that a strong trusted brand is critical in acquiring customers who are first-time crypto users and is a long-term advantage in our strategy to bring crypto assets to traditional financial institutions. Following our acquisition by Monex Group in April 2018, we strengthened our cybersecurity and governance and invested in the stability of our Marketplace and Exchange platforms. We have also played a constructive role in the JVCEA, which was granted self-regulatory status by the JFSA in October 2018 to set standardized operating procedures for cryptocurrency exchanges in Japan. Our Chairman, Representative Director & Executive Director, Satoshi Hasuo, currently serves as a director of the JVCEA. As the first to provide other crypto services in addition to a crypto exchange, including the launch of an NFT platform and the first ever IEO in Japan, we believe our customers consider us the company of choice to begin using crypto assets safely.

We have a robust and historically profitable financial model.

We believe our historical growth and profitability, combined with re-investment in our platform and brand, position us to pursue further opportunities. We have historically had a strong financial profile, as reflected in our high revenue growth and positive net profit throughout various cycles in the market through the year ended March 31, 2022. Declines in the prices of crypto assets and trading volume led to a sharp decline in our total revenue in the year ended March 31, 2023. After taking measures to reduce our variable expenses in light of market conditions, we recorded a net loss of ¥559 million for the year ended March 31, 2023, a net profit of ¥1,967 million for the year ended March 31, 2024 and a net profit of ¥452 million for the six months ended September 30, 2024. We expect to continue to invest in new products and services to enable us to grow during various market cycles.

Our net profit was ¥9,795 million for the fiscal year ended March 31, 2022, and we recorded a net loss of ¥559 million for the fiscal year ended March 31, 2023. However, we recorded a net profit of ¥1,967 million for the year ended March 31, 2024 and a net profit of ¥452 million for the six months ended September 30, 2024 despite previously difficult and continuously fluctuating market conditions. We had EBITDA of ¥14,368 million for the fiscal year ended March 31, 2022, before declining to an EBITDA loss of ¥360 million for the year ended March 31, 2023. However, we improved to achieve EBITDA of ¥3,525 million for the year ended March 31, 2024 and ¥1,001 million for the six months ended September 30, 2024. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-IFRS Financial Measures — Reconciliation of EBITDA to Net Profit” for details on the reconciliation of EBITDA to net profit in accordance with IFRS.

Strong and experienced management team to support continued growth.

Our management team is comprised of experts from across the Monex Group and the crypto asset industry. We believe that our team gives us a competitive advantage over other exchanges and our corporate culture combines compliance and regulatory engagement with an innovation mindset that permeates throughout our company. We also continuously support the development of our management team with guidance from a seasoned group of directors.

Our Services

As a licensed cryptocurrency exchange services provider in Japan, our main business activity is opening accounts for retail investors in Japan to invest in cryptocurrency. We provide a Marketplace platform where users can buy and sell cryptocurrency, an Exchange platform targeted at more experienced users that mediates order books between such customers for a more limited number of cryptocurrency, and other ancillary services to drive retail engagement and broaden the use of cryptocurrencies.

Cryptocurrency Trading Services

We operate our trading services on a Marketplace platform and an Exchange platform, which target different types of customers. We do not offer margin trading to our customers.

Marketplace Platform

Our Marketplace platform is our core offering and enables customers to purchase and sell 28 different cryptocurrencies in yen or with other cryptocurrencies as of September 30, 2024, unchanged from June 30, 2024. Our user-friendly smartphone application allows for comprehensive yet easy-to-use functionality for beginning customers. Although the Marketplace platform targets less experienced customers, our more experienced traders may also use the smartphone application or our more detailed web browser-based interface.

Transaction revenue from our Marketplace platform business is derived from transactions with users and cover counterparties. In the business, we buy and sell cryptocurrencies to users with a spread, which is the difference between the prices that customers buy or sell cryptocurrencies on its marketplace and the prices that the Company procures or sells to cover counterparties as transactions with users and a corresponding cover transaction are entered into within a short period of time in order to acquire broker-dealer margins. The spread is set/revised by us in a range of 0.1% to 5.0% for each cryptocurrency based on prevailing market conditions, including competitors’ offers. We hold the discretion to add a spread which might be higher than the above-mentioned range in instances where there is sudden market movement and shortage of liquidity in the market to ensure the execution of the transactions with customers. The price of cryptocurrencies, reflecting our bid-ask spreads, are displayed to our customers and generally updated every 10 seconds. Under our terms of service, a customer’s order is executed and settled immediately upon the customer’s acceptance of the quoted price and cannot be changed or canceled after that point. In order to ensure the execution and settlement of transactions with customers, we may utilize bid-ask spreads greater than this range in the event of sudden market movements and shortage of liquidity in the market. There are no defined limits on the fees we charge, but under the Japanese cabinet orders applicable to crypto asset exchange service providers and the guidelines of the JVCEA we are required to provide information about the fees we charge to our customers. We provide explanatory materials regarding our bid-ask spreads as well as fees for the completion of transfers and other services to customers at the time they open an account and also provide such information via our website and smartphone application.

Our trading operations system is designed to offset any open position created by transactions with customers of our Marketplace platform to limit our exposure to price risk with respect to the crypto assets traded. After we accept a customer’s sale or purchase order for a particular crypto asset, our system will:

•        first offset any other transactions by customers in the same crypto asset;

•        compare our total exposure to the subject crypto asset against policy thresholds we have set, as of September 30, 2024 a range from -¥4 million to ¥10 million for Bitcoin and a range from as low as -¥1.5 million to ¥9.5 million for each other crypto asset; and

•        execute a hedging or cover transaction with respect to the subject crypto asset when the threshold is exceeded with either a cover counterparty, meaning an outside exchange or other third party, or on our Exchange platform depending on where the highest liquidity is available.

The customer’s sale or purchase of the crypto assets is reflected in our database when the sale or purchase order is settled on our platforms, resulting in the transfer of control over the crypto assets. With respect to a sale order, we execute cover transactions by selling our crypto assets held on our Exchange platform or to a cover counterparty. We subsequently withdraw the corresponding crypto assets to be sold from the segregated cold wallet in which we maintain the customer’s crypto assets, normally within 24 hours. Depending on the customer’s order instructions (whether the sale is in exchange for another crypto asset or for fiat currency), we either deposit crypto assets acquired through the sale into the segregated cold wallet in which we maintain the customer’s crypto assets or fiat currency proceeds into the customer’s amounts on deposit with our trust bank custodian within the same timeframe. For a purchase order, we execute cover transactions by utilizing our crypto assets held, normally BTC, to acquire the crypto asset to be purchased. Depending on the customer’s order instructions, we subsequently withdraw either BTC from the segregated cold wallet in which we maintain the customer’s crypto assets or fiat currency from the customer’s amounts on deposit with our trust bank custodian. In addition, in order to hedge against price risk between the price of BTC and fiat currency, for a customer purchase order denominated in fiat currency, we will use fiat currency to purchase the corresponding amount of BTC needed to purchase such crypto asset and fulfill the customer’s purchase order and then deduct the applicable amount of fiat currency from the customer’s account. The crypto asset acquired on behalf of the customer will be deposited into the segregated cold wallet in which we maintain the customer’s crypto assets, normally within 24 hours.

Settlement of cover transactions usually occurs within 20 to 30 seconds of the initial buy/sell order transaction. We assume that the average frequency of cover transactions is once every 20 to 30 seconds, and that the frequency and the time it takes to settle can be considered to be the same, given the constant stream of orders from users on our platform and the limited size of our positions. In selecting cover counterparties, we conduct a credit investigation and KYC process before transacting with them. The bid-ask spread that we recognize for individual transactions does not change based on the manner of covering any open position created.

Exchange Platform

We also act as an intermediary to match sellers and purchasers on our Exchange platform between customers selling and other customers purchasing cryptocurrencies, where 15 different types of cryptocurrencies can be traded as of September 30, 2024. We also place orders on our Exchange platform to execute cover transactions. Order books are created where sellers and purchasers share their respective trading prices, and once orders with similar trading prices and conditions are matched, these transactions are executed and settled immediately. Under our terms of service, a sales contract binding on both parties is formed as soon as a match is completed and the trade is immediately executed and settled. Although we provide a platform for customers to buy and sell cryptocurrencies in this manner, we historically have not charged commissions to retail customers of our Exchange platform. However, we began charging commissions of 0.05% or 0.1% for the purchase and sale of Ethereum Classic (“ETC”) beginning August 10, 2022 and Palette Token (“PLT”) beginning December 7, 2022, and we also began charging the same amount of commissions for the purchase and sale of FiNANCiE (“FNTC”) beginning January 10, 2024, Brilliantcrypto Token (“BRIL”) beginning June 17, 2024 and IOST on September 4, 2024.

We derive benefit from our Exchange platform by trading on it as a transacting party on the same basis as other users to cover positions created when operating our Marketplace platform at lower cost than would be incurred by trading through other means, and we differentiate ourselves from competition by generally not charging for the use of the platform. However, we do charge commissions for trading by certain corporate clients including competitors that also use our Exchange platform service to secure liquidity. Our Exchange platform is operated via a web browser-based version of our software to give experienced customers a high level of functionality to access deep markets in select cryptocurrencies.

The below summarizes the service details of both our Marketplace and Exchange platforms:

As of September 30, 2024, we support the following 30 cryptocurrencies across our Marketplace or Exchange platforms:

• Bitcoin (BTC)	• Monacoin (MONA)
• Ethereum (ETH)	• Stellar Lumens (XLM)
• Ethereum Classic (ETC)	• Quantum (QTUM)
• Bitcoin Cash (BCH)	• Basic Attention Token (BAT)
• Ripple (XRP)	• IOST (IOST)

• NEM (XEM)	• Enjin Coin (ENJ)
• Litecoin (LTC)	• Chiliz (CHZ)
• Lisk (LSK)	• Palette Token (PLT)
• The Sandbox (SAND)	• Polkadot (DOT)
• FiNANCiE (FNCT)	• Chainlink (LINK)
• Dai (DAI)	• Maker (MKR)
• Polygon (MATIC)	• Immutable (IMX)
• ApeCoin (APE)	• Axie Infinity (AXS)
• Wrapped Bitcoin (WBTC)	• Shiba Inu (SHIB)
• Avalanche (AVAX)	• Brilliantcrypto Token (“BRIL”)

The below summarizes what services are available for each supported cryptocurrency.

We continuously evaluate new cryptocurrencies for trading and we are required to confirm with the JVCEA that it has no objection prior to the introduction on our platforms of any cryptocurrencies being handled for the first time in Japan. In addition, our internal evaluation process requires any cryptocurrencies to be newly traded on our platforms to meet all of the following criteria prior to and after the introduction on our platforms, regardless of whether such cryptocurrencies have been handled by another Japanese exchange:

•        the asset is a “crypto asset” under the definition set out in Section 14 Article 2 of the Payment Services Act;

•        the currency is appropriate for us to introduce from user protection and public interest perspectives;

•        the stability of the chain is guaranteed;

•        equal purchasing opportunity is guaranteed;

•        the program is disclosed to the public and no material vulnerability has been identified;

•        the marketing materials do not include contents that are misleading;

•        the asset does not breach public policy (for example, whether the asset is similar to gambling);

•        the asset is compatible with cold wallets;

•        the transactions are traceable and do not remain confidential or anonymous from an AML and CFT perspective;

•        the asset meets the “sufficient liquidity” requirement for the relevant crypto asset in our exchange service or is with two or more cover counterparties in principle;

•        the asset is neither being used nor likely to be used in a manner that violates laws and regulations or public order and morals;

•        the asset is neither being used nor likely to be used in crimes, including money laundering and financing of terrorism;

•        the asset has no significant concerns or obstacles as to its transferability and traceability to record and update possessions;

•        the asset can properly be audited by an auditor;

•        the asset can be safely stored and transferred in the system or otherwise without difficulties;

•        the asset can properly and reliably fulfill obligations under the PSA; and

•        the transfer record of the asset can be traced without any difficulties.

We further evaluate the following risks to confirm that the asset has no exposure to any of them:

•        market risk: the risk of significant price decline due to oversupply and other factors;

•        credit risk: the risk that operation of the project may fail and the asset may substantively extinguish;

•        liquidity risk: the risk that holders are unable to transfer or redeem the asset due to low liquidity; and

•        other risks that are general to crypto assets or unique to certain assets, including hacking risk, risk of losing the asset due to falsification of records and reputation risk to us.

In addition, we also evaluate such cryptocurrencies from a commercial point of view by comprehensively considering a variety of factors including the industry trends, market penetration of such cryptocurrencies (determined based on factors including market capitalization and trading volume) and status of the JVCEA evaluation. Our Accounting & Listing Department reviews, verifies and revises the above evaluation criteria periodically or on an as-needed basis. Our internal process for the approval of such cryptocurrencies for trading is as follows: first, our Accounting & Listing Department and other key project members conduct an initial evaluation based on the above criteria; second, our Legal & Compliance Department conducts an additional review to determine whether it is appropriate that we handle such cryptocurrency; third, based on the results of this review, our Accounting & Listing Department formulates a proposal relating to the handling of such cryptocurrency and submits this proposal to our Management Meetings; fourth, our Management Meetings, which includes our President, Executive Director in charge of legal (CLO), Executive Director in charge of finance (CFO), Executive Director in charge of risk and Executive Director in charge of information technology (CTO), will review such proposal and if such cryptocurrency is determined to be appropriate for our handling, the President will approve such proposal through a discussion at such Management Meetings; and finally, this resolution is reported to our Board of Directors. After this internal approval process is completed, the relevant internal departments in charge of the new cryptocurrency will develop the systems necessary to handle the cryptocurrency on our platforms and prepare brief explanatory materials for the benefit of our users after confirming that this operational framework has been established and is in working order. We conduct this internal approval process based on risk-based judgments.

As stated above, in addition to our internal approval process, we are required to confirm with the JVCEA, pursuant to the relevant regulations of the JVCEA, that it has no objection to the introduction of a new cryptocurrency on our platforms. Please refer to the “— Regulatory Environment” section for details on the rules governing the handling of new crypto assets in the JVCEA. We also provide advance notice to the JFSA of our intention to support trading of a new crypto asset. We understand that the decision by the JVCEA is final and we are not aware of any case in which the JVCEA has overturned its decision to date. Completion of this approval process and a determination of no objection by the JVCEA is not binding on a regulatory authorities or courts in Japan in the event of a subsequent legal proceeding.

Corporate Services

We offer several services which are uniquely tailored to meet the needs of our corporate clients, as detailed below.

Coincheck IEO

We launched our IEO business in 2021, which was the first of its kind in Japan, to support the creation of an environment in which Japanese companies, blockchain companies and blockchain communities can fundraise and further develop the industry, and cryptocurrency investors can participate in promising initiatives more safely and easily. IEOs enable crypto start-ups to raise money through a cryptocurrency exchange, such as ours. Generally, these start-ups are charged fees, including a certain proportion of tokens sold on the exchange, and the tokens initially sold on the exchange can be listed on the exchange after the IEO is completed. An IEO may be more secure and transparent for customers than other methods of fundraising, because exchanges such as ours perform a listing review of start-up projects and their sponsors before allowing fundraising to begin. In our review process, we comprehensively assess the issuer based on the following criteria:

•        uniqueness of issuer’s business model;

•        financial condition and internal control of the issuer;

•        sustainability of issuer’s business;

•        evaluation of technology (including robustness and versatility);

•        utility of the token; and

•        synergy of the token with industry trends and our existing businesses.

Furthermore, tokens introduced through our IEO business are also subject to substantially the same screening process by the CAESP and the JVCEA as applied to other crypto assets handled by the CAESP (See “Business — Regulatory Environment”). Therefore, we only support tokens that are approved to be traded as crypto assets (which do not fall under the category of either ERTR or ERTRIS) on our Marketplace platform. We have not set any criteria for the minimum size of an IEO and consider the potential size together with the above factors in evaluating a proposal.

Through our application platform, Coincheck IEO, our customers can apply for the desired purchase amount of tokens, and their account will then be debited for the yen amount required for the desired purchase. All tokens sold in the IEO are held in the issuer’s account opened with us prior to the start of the IEO subscription. After the subscription period and in the event of an oversubscription, a lottery will be conducted and settlement occurs to the account of the customer on the delivery date. After delivery of tokens to the subscribers is completed, the sales proceeds are transferred to a bank account designated by the issuer of the tokens.

For our IEOs, we only accept payment for tokens sold in yen and do not permit payment with cryptocurrencies at this time. Although we underwrite the tokens, if the total subscription amount falls below the total sales amount, we do not buy back any unsold tokens. Tokens sold through an IEO are transferred to the cryptocurrency account of the Coincheck customer and are treated like any other cryptocurrency held by such customer.

Our first IEO, the Hashpalette IEO, had a total subscription amount that exceeded the funding target of ¥931.5 million within 6 minutes of launch, was 24 times oversubscribed and received ¥22.4 billion in subscriptions from over 63,000 accounts.

We have also conducted a second IEO with Financie, Inc. to raise funds issuing Financie Tokens, which exceeded the funding target of ¥1,066 million within 60 minutes of launch, was approximately 19 times oversubscribed and received over ¥20.0 billion in subscriptions from approximately 25,000 accounts. Financie, Inc. is an established business which assists more than 100 individuals and organizations in issuing, selling and trading cryptocurrencies.

On July 20, 2023, we also publicly announced that we had entered into an agreement with Brilliantcrypto, Inc., a wholly owned subsidiary of COLOPL, Inc., to conduct an IEO in order to further collaborative efforts to create a new gaming experience and GameFi market. COLOPL, Inc. has been involved in GameFi businesses utilizing blockchain technology, and the new crypto assets that Brilliantcrypto plans to issue through our Coincheck IEO platform will be used in a blockchain-based game being developed by their team and will subsequently be traded on our Marketplace platform.

On March 4, 2024, we publicly announced that we had entered into an agreement with Fanpla, Inc. to conduct an IEO as part of a project that aims to connect artists and creators directly with fans to create a new platform for fan activities where both content creators and consumers can participate.

Account Management and Custody of Customer Crypto Assets

Our intuitive and easy-to-use customer interface design provides access to our Marketplace platform via a smartphone application to allow for a user-friendly crypto gateway for beginning customers. We also offer both our Marketplace and Exchange services via a web browser-based version of our software. Crypto assets have no physical presence because they are managed on a ledger using blockchain technology. However, key information such as transaction history and balance information can be accessed online through visual representations that illustrate transactions on these blockchain ledgers. Although we charge fees for depositing and withdrawing funds in yen to and from accounts, we do not charge any fees for basic account maintenance.

We provide custody for cryptocurrencies received from customers of our Marketplace and Exchange platforms in compliance with the regulations established under Japan’s Payment Services Act as described under “— Regulatory Environment — Regulations on Crypto Asset Exchange Service.” Those regulations require clear segregation of customer cryptocurrencies and our policy is to hold 100% of deposited customer crypto assets (other than crypto assets borrowed from customers) in secure cold wallets to minimize security risks so that our customers can trade safely and securely. Funds deposited by our customers are managed separately from our own funds through a money trust with JSF Trust and Banking Co., Ltd.

Cryptocurrencies we hold, including crypto assets borrowed from customers, are held in cold wallets, hot wallets or deposited with our cover counterparties, depending on market conditions. In accordance with our operational policy, most of our crypto assets are held in cold wallets and the amount of cryptocurrencies held in hot wallets is maintained at an amount equivalent to less than five percent of the total amount of crypto assets held in cold wallets (including, for this purpose, both customer crypto assets in custody and crypto assets we have borrowed from our customers). We determine the amount of crypto assets to hold based on the total size of our customer assets and recent trading levels. Our Accounting & Finance Department is responsible for monitoring and determining the appropriate amount, and our Dealing Department is then responsible for managing what amount of crypto assets to hold in hot wallets and to deposit with cover counterparties in accordance with our internal policies. Our policy from a security point of view is to hold the majority of our crypto assets in cold wallets and to hold in hot wallets only the amount of crypto assets we deem necessary in light of expected settlement transactions with cover counterparties and external transfer requests.

In addition to the above security measures, we have systems in place for the timely reporting of cybersecurity incidents to management. In accordance with our internal policies, when a cybersecurity incident occurs, a person currently designated as being in charge of incident responses will provide an initial incident report to our relevant personnel, including the Representative Director and the Executive Officer responsible for such matters, and thereafter report on subsequent updates concerning the incident and the results of the incident response. The person in charge of incident responses is designated as the person responsible for overall management of incidents from the Incident Detection or Response Department. Additionally, cybersecurity incidents are routinely reported to and discussed at our System Risk Committee. Material incidents above a certain internal threshold are also reported to and discussed at our Risk Committee, and we also have a system in place for reporting to our Management Committee and Board of Directors. Monthly reports made at meetings of the Board of Directors also include a discussion point related to security for which reporting and monitoring is conducted, including cybersecurity.

The following table shows the total amount of crypto assets held we recorded in current assets (substantially all of which are crypto assets borrowed from customers) as of March 31, 2022, September 30, 2022, March 31, 2023, September 30, 2023, March 31, 2024 and September 30, 2024, and amounts showing what portion of such crypto assets held were held by us in cold wallets, hot wallets or deposited in our accounts with counterparties. All the amounts shown as held in cold wallets, hot wallets and deposited with counterparties consist of borrowed crypto assets with the exception of NFTs included in the amounts held in hot wallets. Customer crypto assets held by us in cold wallets are recorded as safeguard assets and are not included in amounts of crypto assets held (current assets).

	As of March 31, 2022	As of September 30, 2022	As of March 31, 2023	As of September 30, 2023	As of March 31, 2024	As of September 30, 2024
	(in billions of yen)
Crypto assets held (current assets)	¥34.1	¥16.4	¥19.0	¥19.3	¥44.2	¥35.6
Amount held in cold wallets	27.9	13.4	15.8	17.5	39.7	33.1
Amount held in hot wallets	3.9	1.9	2.0	1.6	3.6	2.2
Amount deposited with counterparties	2.3	1.1	1.1	0.3	0.8	0.4

____________

(1)      For reference, customer crypto assets in custody in cold wallets and recorded as safeguard assets were ¥428.5 billion, ¥237.8 billion, ¥287.1 billion, ¥295.4 billion, ¥645.7 billion and ¥587.5 billion as of March 31, 2022, September 30, 2022, March 31, 2023, September 30, 2023, March 31, 2024 and September 30, 2024, respectively.

Other than NFTs we hold as inventory, all of our crypto assets held consist of crypto assets borrowed from our customers under the Coincheck Lending program described below under “— Additional Cryptocurrency-related Services.” We utilize such crypto assets in executing cover transactions in the course of operating our Marketplace platform. When there is a customer order for the sale or purchase of crypto assets on the Marketplace platform, we will accept the order and reflect the sale or purchase in the customer’s account. If not offset by other customer transactions, in order to cover the position created by the customer’s order we will utilize crypto assets held to sell or purchase the subject crypto assets in a cover transaction on a third-party exchange or on the Company’s Exchange platform. We will subsequently withdraw or deposit crypto assets corresponding to the customer’s order from or into the segregated cold wallets we maintain for custody of customer assets, normally within 24 hours. We utilize borrowed crypto assets to facilitate the prompt execution of cover transactions before we subsequently transfer the subject crypto assets to or from customers’ segregated cold wallets. We do not use borrowed crypto assets for proprietary trading or to enter into unhedged positions.

We maintain cold wallets and private key information for the custody of customer crypto assets at a secure storage facility we operate in Japan where access is strictly limited by multiple levels of security. Release of crypto assets we maintain from a cold wallet requires use of a private key on a computer that is stored in a fireproof safe in a dedicated cold wallet room in a building with a reinforced structure and modern earthquake-resistant features. Separate card key and PIN authorizations are needed to access the cold wallet room and opening of the fireproof safe. The private key in the computer is encrypted and requires a password for decryption. The decryption is performed by a tamper-proof program written to a DVD stored with the computer so that the private key stored in the computer is not directly displayed or disclosed to the person performing the authorization. These multiple safeguards are designed so that the participation of multiple trusted individuals is necessary for the release of crypto assets and no single individual is able to authorize release. Individuals entrusted with any role in the process are limited to senior management personnel of the Company with a tenure of longer than one year. As of September 30, 2024, fewer than 10 members of management are authorized to participate in the release of the crypto assets, as per our internal practices, and although this number can be increased in line with updates to internal practices, we continue to limit the members of management so authorized for enhanced security. With respect to our crypto assets which we hold in a hot wallet, release is made using an automated program with the private key stored securely with our cloud services provider. Transfers are limited to wallets instructed by our trading counterparties. Access to the private key’s secure storage is limited to the same type of personnel as those who have access to our cold wallet storage and is also designed to require the approval of multiple individuals for any change to the program settings.

All access is logged and reviewed on a periodic basis and our protocols and internal controls over access to customer crypto assets are subject to assessment as part of our internal and external audit processes. Our Accounting & Finance Department conducts procedures to compare assets recorded on the blockchain to our internal database in order to monitor for the accuracy of our records. We also provide our independent auditors with the addresses of our cold and hot wallets to enable them to verify the existence of cryptocurrencies in the course of their audit procedures. We do not use an external wallet custodian.

Regarding NFTs, there are no clear legal regulations in Japan as of September 2024 on custody of NFTs, but according to our internal rules, we hold NFTs acquired by customers of our Coincheck NFT Marketplace in hot wallets on behalf of each customer.

Insurance Coverage

As is customary in the Japanese crypto industry, we do not have insurance for customer crypto assets in our custody or for our own crypto assets. Under our terms of service, in the case of loss or damage caused by our negligence, we are not liable for any damages caused to our corporate users and only liable for the direct damages caused to our individual users up to the amount of fees paid to us by such individual users. We are fully responsible for loss or damage incurred by our customers under Japanese law only when such damage or loss was caused by our gross negligence, willful misconduct or fraud. Under Japanese law, liability is limited to monetary compensation for actual damages, and no punitive damages or liability in excess of the amount of actual damages may be awarded.

Large-lot OTC Trading Service

We offer a large-lot trading service for cryptocurrencies in Japan supporting five cryptocurrencies (BTC, ETH, BCH, XRP and LTC). Customers who trade large amounts of cryptocurrencies (ten million yen or more) can buy and sell cryptocurrencies through block trades 24 hours a day, 365 days a year, at premium rates. However, in view of the service availability of our liquidity providers (cover counterparties), we suspended our large-lot trading service on March 14, 2024, with no plans currently for the resumption of this service. As a result of the suspension of this service, there will not be a significant impact on our revenue or overall operations or business.

Additional Cryptocurrency-related Services

Our revenue from our Marketplace and Exchange platforms is highly influenced by the volatility of the cryptocurrency market. To increase the utility of cryptocurrencies to our customers and to generate asset-based revenue, we have steadily introduced additional services, including our Coincheck Periodic Purchase Plans service, our large-lot OTC trading service, a cryptocurrency lending service and Coincheck Electricity and Coincheck Gas.

Coincheck Periodic Purchases

Our Coincheck Periodic Purchases service is a cryptocurrency accumulation service and allows customers to automatically purchase a fixed amount of any cryptocurrency supported on our Marketplace platform periodically to support more stable asset building. Customers are able to choose between a monthly purchase plan and daily purchase plan. Our monthly purchase plan targets customers who prefer to make one single purchase each month, while our daily purchase plan targets customers who prefer to minimize timing risks associated with large, one-time purchases, allowing them to make daily purchases.

Coincheck Lending

In keeping with the provisions of the Cabinet Office Ordinance on Crypto Asset Exchanges and after consultation with the JFSA, we provide a service, Coincheck Lending, through which customers lend their cryptocurrencies to us for a contracted period of time. All cryptocurrencies supported on our Marketplace and Exchange platforms are eligible. Upon expiration of the contract period, we are required to return the borrowed crypto assets in kind under the terms of the agreement. Although there is no absolute limit to the amount of cryptocurrencies customers can lend to us, our customers are limited in the amount and size of loans they make up to the amount of cryptocurrencies they have deposited with us. Participation in Coincheck Lending by our customers is completely voluntary. As of September 30, 2024, we had borrowed approximately 6% of total customer crypto assets under the Coincheck Lending program, maintaining the same 6% which we had borrowed as of June 30, 2024.

Our customer crypto assets are held in custody in segregated cold wallets and thus are not accessible for immediate settlement. As a result, we need to hold crypto assets for our own account in order to facilitate prompt fulfillment of remittance requests and settlement of cover transactions. For example, when we receive a customer remittance request, we use our crypto assets held in order to remit the crypto assets and will subsequently withdraw the corresponding amount of crypto assets we have deducted from the remitting customer’s account from the segregated cold wallets we maintain for the custody of customer assets.

In order to acquire the crypto assets we use for these operational purposes, we borrow crypto assets from customers under the Coincheck Lending program in order to minimize price risk with respect to the underlying crypto assets. We are able to minimize price risk because the terms of the borrowing provide for the return of the subject crypto assets in kind as noted above. As of September 30, 2024, we recognized “crypto assets held (current assets)” of ¥35,633 million, no current assets of NFTs and “crypto asset borrowings” of ¥35,491 million in the statement of financial position. The factors we consider in determining the amount of crypto assets to borrow and the manner in which we hold and utilize such crypto assets in our cover transactions are described above under the heading “— Account Management and Custody of Customer Crypto Assets.”

Customers can participate in amounts greater than ¥10,000, and select lending periods from 14 days, 30 days, 90 days, 180 days and 365 days, at an implied yield of 1%, 2%, 3%, 4% and 5% per year, respectively, which may be changed in the future subject to approval by our executive officers. The fee is paid to the user together with the return of the borrowed crypto assets at the expiration of the lending period. As of September 30, 2024, we had ¥35,491 million in crypto asset borrowings, a decrease from ¥44,020 million in crypto asset borrowings as of March 31, 2024, and the top ten lenders accounted for 15% of our crypto asset borrowings as of September 30, 2024. Under the borrowing agreements, there is no restriction on our use of the borrowed crypto assets during the relevant lending period. As of September 30, 2024, we held ¥35.6 billion of crypto assets in current assets, of which ¥33.1 billion were held in cold wallets, ¥2.2 billion were held in our hot wallets and ¥0.4 billion were deposited with counterparties.

Coincheck Electricity and Coincheck Gas

Coincheck Electricity is an electricity service we provide that offers two rate plans: a “Bitcoin payment” plan that allows customers to pay their electricity bills with Bitcoin, and a “Bitcoin grant” plan that gives customers Bitcoin after payment of electricity bills. We also offer Coincheck Gas, which operates in a similar manner to Coincheck Electricity to allow customers to pay gas bills.

Coincheck NFT Marketplace

A non-fungible token (“NFT”) is a digital item that is unique and non-interchangeable, unlike Bitcoin. In recent years, NFTs have been attracting attention not only as a means of exchanging items in blockchain games, but also to prove ownership of artwork and to appeal to fan communities. See “— Regulatory Environment — Non-Fungible Tokens” for information regarding the regulation in Japan for non-fungible tokens. Our Coincheck NFT Marketplace, the beta version of which began operations on March 24, 2021 and is offered only to Coincheck accountholders who submit an application, was the first off-chain NFT exchange platform in Japan operated by a crypto asset exchange company on which customers can buy and sell NFTs. Through the Coincheck NFT Marketplace, we handle NFTs that are popular globally, including The Sandbox, a blockchain game funded by Softbank’s Vision Fund 2, and Meebits, created by Larva Labs, the developer of CryptoPunks, one of the world’s most popular NFT projects. When trading NFTs, a sales commission is charged to the seller upon completion, and a withdrawal fee charged when the NFT is withdrawn by the holder. Sales commissions on Coincheck NFT Marketplace are paid in a cryptocurrency selected by the customer from 28 different types that are available on the platform as of September 30, 2024, unchanged from June 30, 2024. NFTs acquired by customers on the platform are not subject to the custody rules applicable to crypto assets under Japan’s Payment Services Act and are held in hot wallets by us on behalf of the customers. The sales screen for a particular NFT displays the price set by the seller in a selected cryptocurrency and the Japanese yen equivalent based on current market levels, as well as Ethereum equivalent if the seller selects a payment in cryptocurrency other than Ethereum. The sales screen also displays the past sales history, and the average price recorded on the Ethereum blockchain. If we observe trades at price levels substantially different from the recent trading history within Coincheck NFT Marketplace, we may suspend execution pending a hearing by our Legal & Compliance Department.

Our process for approving NFTs for listing on the Coincheck NFT Marketplace is conducted in three stages, with our NFT Business Development Department performing the initial review and the Legal & Compliance Department performing the secondary review prior to the final review by an internal review committee, based on the following criteria:

•        whether the NFT is a non-substitutable token recorded on the blockchain, or whether the token standard is ERC-721 or not, as we currently only support ERC-721;

•        whether the listing of the NFT on the Coincheck NFT Marketplace is regulated by any applicable laws or regulations, including a determination that the NFT is neither a crypto asset under the PSA or a form of security, or ERTRIS, under the FIEA;

•        whether the NFT itself breaches any applicable laws and rights (including whether any work is being used without the permission of the copyright holder);

•        whether the operating company of the NFT has any particular issues (including whether it engages with or is considered to be an anti-social force); and

•        whether the operating company of the NFT is in compliance with applicable laws and regulations in connection with the NFT.

Our internal review committee performs the final review by comprehensively evaluating the NFT from development and business perspectives.

Transfer Services

Our users can also send crypto assets to designated wallets and receive remittances from others directly to their Coincheck wallets.

Sharely

Due to the impact of the COVID-19 pandemic, we began to explore new opportunities that arose from the increased need for virtual meetings to help mitigate the spread of infection. In order to reduce the burden on businesses of holding general meetings while also encouraging retail investors located in remote areas to participate in such meetings, we utilized our expertise in user interface design, as well as our flexible and efficient development system to launch Sharely. Sharely targets Japanese public companies hosting shareholder meetings and provides a platform for virtual attendance at general meetings for shareholders, allowing users not only to attend these meetings, but also to vote and participate in Q&A sessions. In order to focus on improving the performance of our crypto asset business, we transferred our Sharely business to Excite Holdings Co., Ltd. on March 8, 2024, and the impact on our financial results for the fiscal year ending March 31, 2024 was limited.

Group Collaboration

We also seek to grow our customer base through collaboration with Monex Group companies in Japan in order to provide cryptocurrency trading exposure to equity investors, thereby increasing the potential number of cryptocurrency investors. In the past, shareholders of Monex Group as of a specified record date were eligible to receive an incentive of ¥500 value of Bitcoin if they establish a Coincheck account and register for the incentive within a specified period. We also offer a service for customers to convert “Monex Points” received from Monex, Inc. into certain cryptocurrencies at a rate of one point to ¥1 of value at current rates. Brokerage customers of Monex, Inc. are not automatically customers of Coincheck and need to establish an account with us in the normal manner if they wish to transact in crypto assets.

This group collaboration system is illustrated below:

Group Collaboration System with Monex Group Shareholder Benefits

Coincheck
BTC credit *
Convert Monex points to cryptocurrency
Monex Group Shareholder Benefit
Monex point credit
Monex, Inc.

* Shareholders credited at the end of September 2019 and the end of March 2020

We believe that by maintaining a complementary relationship with Monex, Inc., we will be able to further meet the broad range of user needs and offer more services in the future.

Our Customers

We only offer accounts for crypto asset exchange services to customers resident in Japan. In particular we appeal to a younger demographic, with approximately 52% of verified accounts held by customers under 40 as of September 30, 2024. In addition, we offer Coincheck NFT Marketplace to Coincheck accountholders who submit an additional application.

Account Opening Procedures

Only adults resident in Japan are eligible to open accounts to use our cryptocurrency exchanges. We do not open accounts for those under 18 years of age or over 75 years of age. We comply with KYC guidelines developed by the JVCEA in order to ensure compliance with Japanese laws and regulations.

Our KYC process is designed to obtain the necessary information from potential customers while enabling them to complete the process smoothly using their smartphone. The account opening process entails:

•        Account registration:    a customer initiates the account opening process by entering an email address and password, upon which a link is sent to the customer’s email.

•        Acceptance of terms:    after confirming eligibility as to age and residence in Japan and acceptance of the account terms, the customer registers a cellphone number and receives an SMS to enter a code to proceed to the identification verification process.

•        Identification verification:    the customer provides the additional personal information required, selects a form of identification for verification, uploads a picture of the chosen identification and also uploads a photo for verification.

•        Two-step verification:    once identification verification is completed, the customer is prompted to set up two-step verification to provide greater security when using the established account. We require two-step verification for customers to access their trading accounts.

•        Bank account registration:    once an account is approved, the customer is able to register the customer’s own bank account in Japan for deposit and withdrawal of funds. In order to register a remittance address, we require authentication by email address and SMS in addition to the use of identification, password and two-step verification at the time of login.

After an account is opened and the customer deposits yen into its account by bank transfer, such amount will be held at a segregated deposit with a trust bank. If the customer places a purchase order for a crypto asset on our Marketplace platform, we will instruct the trust bank to transfer the payment amount to our account. The purchased crypto asset will be credited to the customer’s account and held in a cold wallet to comply with regulatory requirements.

Our KYC procedures described above include screening to confirm that a prospective customer is not a person subject to international sanctions regimes in addition to confirming the prospective customer resides in Japan. Our KYC team also continues to check existing customers against a database of sanctioned persons on an ongoing basis; our policy is to freeze the applicable account and investigate further in the event of a match. When an existing customer requests the transfer of crypto assets externally, we also screen any such request against our blacklist which includes wallet addresses that are subject to OFAC sanctions as well as others that we determined inappropriate based on information from users, law enforcement and Chainalysis and will not make the requested transfer in the event of a match. For a customer request for the remittal of funds in Japanese yen, such a transfer can only be made to the customer’s bank account in Japan registered by the customer in connection with its account with us, and transfers will not be made to third parties.

Customer Acquisition and Marketing

We engage in advertising and promotion with the goal of raising awareness of Coincheck and our services and to grow our customer base. We utilize primarily digital marketing, both broad-based advertisements on platforms, such as Facebook and YouTube, and more targeted advertisements on search platforms as well as affiliated programs. In the two-year period ended March 31, 2022, we also used mass media campaigns such as television advertisements to raise our brand profile. During the fiscal years ended March 31, 2023 and 2024, we suspended such mass media campaigns as a cost saving measure, although from May 2024, we have resumed the airing of television advertisements and as such, anticipate increased advertising costs in the year ending March 31, 2025.

Data Collection Practices

We collect and analyze user data in compliance with relevant Japanese laws including the Act on the Protection of Personal Information and other applicable laws and regulations. We initially obtain personal information of our customers in order to complete the KYC procedures described above. Once a customer opens an account, we monitor all access by our customers via either our smartphone application or our website and obtain data relevant to the transactions, including the outstanding balance of assets and transaction history. We utilize commercially available services from companies such as TreasureData, Inc. to analyze user data that we obtain from our smartphone application or website. We utilize services and tools of TreasureData, Inc. to analyze the number of active users, rate of users that deposited cash in their accounts and users that have purchased cryptocurrencies.

Our Features

Our mission is “Making the Exchange of New Value Easier” and as such, we aim to provide easy to use services that are safe and secure, for individuals who are not highly skilled in the areas of finance and technology.

Ease of Use

In order to encourage new users who may not be highly skilled in finance and technology to utilize our cryptocurrency exchanges, we provide user friendly smartphone applications for iOS and Android enabling users to easily buy, sell, and trade crypto assets. Convenience is also an important factor in enabling participation and our users are able to access our cryptocurrency exchanges via any smartphone at any time. For our more advanced users who prefer more robust access to information, advanced trading tools and a more traditional experience, we offer access to our services through the web browser platform, Tradeview.

Opening an account on Coincheck is a simple and straightforward process, which can be completed in as little as one day. Crypto assets can then be traded easily from our smartphone application, and the process to purchase crypto assets is completed in just a few simple steps: first, users deposit yen into their account by bank transfer; second, from the home screen, users select the cryptocurrency they want to purchase and press a “buy” button; finally, users specify the purchase quantity in yen and press “buy” again to complete their purchase.

We also offer several additional useful features for trading, including a widget function that allows users to check price fluctuations in real time, a chat tool that allows users to communicate with other users participating in transactions, and a “buy/sell board” that displays transaction status in real time.

Trading in Small Amounts

We allow users to trade in amounts as small as ¥500 (or an amount equivalent to ¥500), making it easy for users to start trading. In addition, we enable users to send and receive crypto assets at a lower cost than the traditional remittance services offered by banks and other intermediaries for utilizing cash.

High Level of Security

We understand the importance of security and stability of transactions conducted on our cryptocurrency exchanges to ensure users can buy, sell, and trade crypto assets safely. The following describes in more detail several of our significant security measures:

Operational and Risk Management Systems

Under the supervision of our board of directors, we have established and continuously review operational and risk management systems to ensure the stability of our platforms, including:

•        System risk assessment

•        Information security management

•        Cyber security risk management

•        System planning, development, and operation management

•        External contractor management

•        Contingency plans

Although we comply with regulatory requirements relating to the safeguarding of customer crypto assets that we hold, these assets are not insured or guaranteed by any government or government agency, and we do not maintain any insurance for the recovery of any potential loss of such customer assets. For more information on the regulatory requirements related to customer assets, see “— Regulatory Environment — Regulations on Crypto Asset Exchange Service.”

Cover Counterparty Risk Management Policies

Our Dealing Department constantly monitors information with respect to our cover counterparties by reviewing real-time information about each cover counterparty, as well as the crypto asset community in general, on social media, including but not limited to X (formerly, Twitter), and other available news sources, such as CoinDesk and The Block. We also review public proof of reserve transactions on-chain and use on-chain analysis and research conducted by blockchain analytics platforms, such as Nansen and Defillama, to obtain additional information.

If we were to receive information that leads to credit concerns about a specific cover counterparty with which we transact, we would reduce the amount on deposit with such cover counterparty and transfer assets to another cover counterparty in order to permit uninterrupted execution of cover transactions. Moreover, if we were to receive information that could suggest reputational or legal concerns or put into question the ongoing viability regarding a cover counterparty, we would evaluate such information and concerns and, if we deem it necessary, take measures to transfer assets deposited with such cover counterparty to another cover counterparty and terminate the relationship with such cover counterparty.

If we were to receive information that leads to credit, legal or reputational concerns with cover counterparties for a particular crypto asset, we would first attempt to use our Exchange platform, or other OTC counterparties that are capable of netting settlement, to execute cover transactions. If we determine no such alternatives are feasible for a particular crypto asset, we would then temporarily suspend trading of the crypto asset.

Furthermore, in light of the market trends during the fiscal year ended March 31, 2023 (see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Recent Developments and Outlook”), we added a function to our internal system in the form of a Coincheck-initiated immediate withdrawal process on our administrator screen in December 2022. This Coincheck-initiated immediate withdrawal process allows us at our discretion to initiate the withdrawal of the balance of our crypto assets deposited with Binance to further ensure that crypto assets deposited with Binance are safeguarded. Although Binance has a daily withdrawal limit of $160 million USD (approximately ¥23.0 billion based on exchange rates as of September 30, 2024), the value of our crypto assets currently held on deposit with Binance is far below this withdrawal limit, and under our current internal practices, total assets held on deposit with Binance cannot exceed ¥300 million (approximately $2.09 million based on exchange rates as of September 30, 2024). We are not subject to any other restrictions with respect to this withdrawal process. However, it is possible that Binance could fail to, or be restricted from, fulfilling our withdrawal requests.

There is not a similar immediate withdrawal process in place for other cover counterparties because we believe that the amount of crypto assets deposited with other cover counterparties, and after taking other factors including any pending legal actions against those cover counterparties into consideration, do not warrant such a system at this time.

Competition

We operate in a highly regulated and competitive market in Japan. Markets relating to crypto assets have been growing quickly and, given the nascency of the crypto asset industry and the early-stage adoption of crypto assets in Japan, we expect the competitive landscape to be rapidly evolving. As of September 30, 2024, there were 29 crypto asset exchange service providers registered with the JFSA in Japan. Our competitors include independent providers in Japan, including bitFlyer, GMO Coin, Bitbank and Mercoin, as well as providers affiliated with foreign exchanges, including Huobi Japan. In addition, Binance announced that it has acquired Sakura Exchange BitCoin in November 2022 to enter the Japanese market and launched its initial services on its platform in August 2023, while Coinbase K.K. and Kraken shut down their services in Japan. We compete on factors including:

•        the quality of our user interface for both smartphone and PC users;

•        the security of our cryptocurrency exchanges and reliability of execution;

•        provision of information and brand strength, including our association with Monex Group; and

•        innovation to provide additional products and services of interest to our customers.

Employees

As of September 30, 2024, we had 182 full-time employees, (excluding directors, executive officers, audit and supervisory board members, contract employees, temporary employees, and temporary staff), 38.5% of which were engineers, allowing us to innovate rapidly to maintain our competitive edge. We work to identify, attract, and retain employees who are aligned with and will help us progress our mission.

In recognition of our positive work environment that supports flexibility, childbirth and childcare, and promotes work-life balance, in November 2021 we were awarded the “7th White Company Award” sponsored by the Japan Next Generation Enterprise Promotion Organization in the employee benefits category. This award recognizes noteworthy human resource systems and initiatives among companies that have obtained the White Company Certificate. This was our second time winning this award, following our recognition in the “Flexible Working Category” in the first half of 2021. Furthermore, in January 2023, our strong commitment towards improving our employees’ well-being was recognized, and we were awarded the “9th White Company Award” in the diversity and inclusion category.

Facilities

We lease office space for our headquarters in Tokyo, Japan. We believe that our facilities are adequate and suitable to meet our needs for our business as currently conducted.

Intellectual Property

We strive to acquire intellectual property rights related to the services we operate, and we recognize that the protection of our technology and intellectual property rights is an important aspect of our business. In order to prevent the infringement of not only our own intellectual property rights but also those of third parties, we conduct preliminary investigations throughout our company and with legal counsel. We rely on a combination of patents, trademarks, trade secrets, copyrights, confidentiality procedures, contractual commitments and other legal rights to establish and protect our intellectual property. We generally enter into agreements with our employees and consultants that contain confidentiality provisions to control access to our proprietary information.

Legal Proceedings

We are involved in litigation and other legal proceedings from time to time in connection with the ordinary course of our business. We are also party to lawsuits related to the cybersecurity incident we experienced in 2018. We do not believe these lawsuits or any other current litigation or other legal proceedings that we are a party to, if determined adversely to us, could potentially, individually or in the aggregate, have a material adverse impact on our business, financial condition or results of operations.

Regulatory Environment

Based on the manner in which we operate our business, as described here and elsewhere in the document, including our account opening procedures, we do not believe that we are operating as an unregistered exchange, broker-dealer or clearing agency in the United States.

Overview of Regulatory Framework in Japan

Japan has emerged as one of the largest cryptocurrency markets globally and was the first country to establish a regulatory framework for cryptocurrencies. In addition to enabling the registration of cryptocurrency exchange service providers wishing to provide cryptocurrency exchange services to residents in Japan, this framework seeks to protect customers and to prevent cryptocurrency-related money laundering and terrorism financing.

However, Japanese law does not have a unified legal framework for digital assets. The legal status of any given digital asset under Japanese law is determined in accordance with their functions and uses. In other words, whether a given digital asset constitutes a “security token” (i.e., ERTRs or ERTRISs under the FIEA) or a “crypto asset” will be objectively determined based on the functions and uses of the digital asset in question and the legal requirements it meets. More specifically, according to the Payment Services Act (the “PSA”) and public comments issued by the JFSA, the definition of crypto assets excludes ERTRs and ERTRISs. Therefore, to determine the legal status of any given digital asset, we will first examine whether it satisfies the legal requirements for the applicability of ERTRs or ERTRISs under the FIEA. If these legal requirements are not satisfied, we will then assess whether such digital asset satisfies the requirements for a crypto asset under the PSA.

In practice, when a crypto asset exchange service provider (“CAESP”) decides to newly handle a particular digital asset, it will go through the following three-step process:

(i)     The CAESP itself will examine the digital asset in question to confirm that it does not fall within the category of ERTRs or ERTRISs and is therefore a crypto asset.

(ii)    The results of the CAESP’s examination will be reported to the JVCEA, a self-regulatory organization. The JVCEA will then review the report to determine the correctness of the analysis therein.

(iii)   If the JVCEA determines that the analysis of the report is correct, it will provide its approval thereof, whereupon the CAESP will submit a notification of change to the JFSA by way of informing the JFSA that the relevant digital asset will be added to the crypto assets the CAESP is handling.

As mentioned above, the legal status of a digital asset will be determined based on its functions and uses. Accordingly, should there be any subsequent change to the functions or uses of the relevant digital asset, its legal status may change. However, there are no provisions in the PSA, other related laws and regulations, or the JVCEA’s self-regulatory rules that stipulate who has the authority to make decisions regarding changes in the legal status of digital assets handled by CAESPs, or the procedures for such changes. In addition, as of the date of this registration statement, there is no published case in which the handling of any digital asset by CAESPs was discontinued due to a change in the legal status of such digital asset. We believe that if either the JVCEA or the JFSA has concerns about the legal status under the PSA of a particular crypto asset handled by one or more CAESPs in Japan, there is a possibility that the JVCEA or the JFSA would consult with the affected CAESPs in order to determine the appropriate action to take. In the event a crypto asset were to no longer be supported, we believe the JVCEA’s procedures regarding discontinuation described below would apply.

According to Article 10, Paragraph 1 of the JVCEA “Regulations Concerning Handling of Crypto Assets,” when a CAESP discontinues the handling of digital assets it is handling, the CAESP must notify its users at least 30 days prior to the date of discontinuation through its website or other means of communication that are easily accessible to users, together with a public notice of discontinuation based on Article 63-20, Paragraph 3 of the PSA. In addition, according to Article 10, Paragraph 2 of the same regulation, when making such public notice, the CAESP must provide the following information to users:

(i)     The name of the digital assets to be discontinued (“Discontinued Digital Assets”);

(ii)    The date of discontinuation;

(iii)   The reason for discontinuation;

(iv)   The existence or non-existence of other CAESPs handling the Discontinued Digital Assets as of the date of notification and the name of such CAESPs;

(v)    The policy on the return of the Discontinued Digital Assets; and

(vi)   Information necessary to return the Discontinued Digital Assets to users.

Therefore, if a CAESP is no longer able to continue handling a digital asset handled by the CAESP due to a change in its legal status, the handling of such digital asset must be discontinued in compliance with the procedures stipulated in the above JVCEA self-regulatory rules.

Additionally, tokens (such as NFTs) that have no economic function as a means of payment because of their unique characteristics, are not currently regulated under Japanese financial regulations.

Coincheck currently only handles cryptocurrencies, which fall under the category of crypto assets, and NFTs, which do not fall under the category of either crypto assets or ERTRISs. Therefore, Coincheck is only registered as a CAESP and not as a Type I FIBO. An outline of the regulations for CAESPs is as follows.

Regulations on Crypto Asset Exchange Service

Under the PSA, those who provide CAES are required to be registered with the JFSA. A person who conducts CAES without registration will be subject to criminal proceedings and punishment.

The term “crypto asset” is defined in the PSA as:

•        proprietary value that may be used to pay an unspecified person the price of any goods, etc. purchased or borrowed or any services provided and that may be sold to or purchased from an unspecified person (limited to that recorded on electronic devices or other objects by electronic means and excluding Japanese and other foreign currencies, currency denominated assets and electronic payment instruments (excluding currency denominated assets); the same applies in the following item) and that may be transferred using an electronic data processing system; or

•        proprietary value that may be exchanged reciprocally for proprietary value specified in the preceding item with an unspecified person and that may be transferred using an electronic data processing system.

Under Japanese law, “crypto assets” do not constitute a “security” as such term is defined in the FIEA.

The term CAES is defined in the PSA to mean any of the following acts carried out as a business:

(a)     sale or purchase of crypto assets, or the exchange of a crypto asset for another crypto asset;

(b)    intermediating, brokering or acting as an agent in respect of the activities listed in item (a);

(c)     management of customers’ money in connection with the activities listed in items (a) and (b); or

(d)    management of customers’ crypto assets for the benefit of another person.

Under the PSA, CAESPs are required to:

(a)     take the measures necessary to ensure the safe management of available information;

(b)    provide sufficient information to customers;

(c)     take the measures necessary for the protection of customers and the proper provision of services;

(d)    segregate the property of customers from their own property and subject the segregation to regular audits by a certified public accountant or audit firm; and

(e)     establish internal management systems to enable the provision of fair and appropriate responses to customer complaints, and implement measures for the resolution of disputes through alternative dispute resolution proceedings.

With respect to item (b), a CAESP is required to explain certain matters (such as the fact that the crypto assets do not constitute Japanese yen or any other foreign currency) to users in advance before conducting crypto asset trading for users.

Also, a CAESP is required to provide certain information to users in advance before providing CAES to users. Such information includes:

(i)     its trade name and address;

(ii)    its registration number;

(iii)   the content of transactions;

(iv)   an outline of every crypto asset it handles; and

(v)    its fees and other charges.

Additionally, when a CAESP receives cash or crypto assets from its users, it must provide the users with the following information without delay:

(i)     its trading name and registration number;

(ii)    the amount of cash or crypto assets received; and

(iii)   the date of receipt of such cash or crypto assets.

Furthermore, when a CAESP conducts crypto asset transactions with users on an ongoing basis, it must provide users, at least once every quarter, with records of its transactions with users, and the balances of the user’s cash and crypto assets that are managed by the service provider.

With respect to item (d) above, a CAESP that manages users’ fiat currency and crypto assets must segregate such property from its own property. For purposes of fiat currency management, such currency must be held in trust with a trust bank or trust company for protection against the CAESP’s bankruptcy. In the area of crypto asset management, stringent rules, as set forth below, have been put in place to protect users from leakages of crypto assets and from the bankruptcy of a CAESP:

•        a CAESP must manage users’ crypto assets deposited by users (“Deposited Crypto Assets”) and its own crypto assets in separate wallets;

•        a CAESP must manage at least 95% of the Japanese yen equivalent amount of the total Deposited Crypto Assets in wallets that are not connected to the Internet (so-called “cold wallets”);

•        a CAESP that manages less than 5% of the Japanese yen equivalent amount of the total Deposited Crypto Assets in a wallet other than a cold wallet (so-called “hot wallets”) must manage the same type and amount of its own crypto assets (“Redemption Guarantee Crypto Assets”) in a cold wallet to protect users against the risk of leakages of crypto assets from the hot wallets; and

•        users will have preference rights to repayment over the Deposited Crypto Assets and Redemption Guarantee Crypto Assets (Article 63-19-2 of the PSA). Such priority security interest is specifically stipulated in the PSA, because it is not clear whether bankruptcy segregation would be effective for Deposited Crypto Assets and Redemption Guarantee Crypto Assets in the event of the failure of such CAESP. Therefore, Article 63-19-2 of the PSA allows users the right to receive repayment of Deposited Crypto Assets and Redemption Guarantee Crypto Assets in advance of other creditors in preparation for the risk of failure of CAESPs.

If an individual affiliated with a CAESP fails to properly segregate users’ fiat currency or crypto assets, he/she will face punishment including imprisonment for not more than two years, a fine of not more than three million yen, or both, and the CAESP itself will also be subject to a fine of not more than three hundred million yen. In addition, if an individual affiliated with a CAESP, which is a legal entity, fails to hold Redemption Guarantee Crypto Assets in violation of the PSA or violates its obligation to segregate Redemption Guarantee Crypto Assets, he/she will face punishment including imprisonment for not more than two years, a fine of not more than three million yen, or both, and the CAESP itself will also be subject to a fine of not more than three hundred million yen.

Self-Regulatory Organization and Self-Regulatory Rules on Crypto Asset Exchange Service Providers

For purposes of securing proper implementation of CAES and protection of users of CAESPs, the JVCEA has been appointed as an approved self-regulatory organization under the PSA. The JVCEA establishes its own rules (the “SRO Rules”) and members of the JVCEA are required to comply with the SRO Rules in addition to the PSA and other applicable regulations.

The primary activities of the JVCEA are as follows:

•        establishing self-regulatory rules;

•        inspecting CAESPs and other members for compliance with the SRO Rules and applicable laws and regulations;

•        providing guidance, recommendations and rulings to its members;

•        providing business consulting services to its members;

•        handling complaints from users of its member services;

•        providing information to its members; and

•        conducting statistical surveys.

In particular, the SRO Rules regulate the policies and activities of its members in the following areas:

•        management and internal control;

•        management of system risks and cyber security;

•        anti-money laundering and counter-terrorism financing;

•        handling of new crypto assets;

•        management of advertisement or solicitation by crypto assets-related businesses; and

•        management of unfair transactions using Crypto Asset-Related Information (as defined below).

Under the PSA, the JVCEA, which is a certified fund settlement operators association, is under the guidance and supervision of the JFSA (Articles 95 and 96 of the PSA). In addition, the governance of the JVCEA requires that self-regulatory rules be established with the involvement of numerous parties, including the board of directors, committees, and secretariat (Articles 39, 44, and 54 of the JVCEA Articles of Incorporation). Therefore, even the representative director of the JVCEA cannot establish self-regulatory rules that include the screening process and guidelines for crypto assets in a manner that favors individual companies.

In addition, according to Article 93 of the PSA, executives and employees of the JVCEA or those who have held these positions in the past, are obliged to keep the confidentiality of secrets obtained in connection with their duties, to prevent leaks, and to refrain from the use of information for any other purpose. Furthermore, in the event of a violation of these obligations, an individual would be subject to imprisonment for not more than one year or a fine of not more than ¥500,000 (Article 111 of the PSA).

Therefore, it is prohibited for Satoshi Hasuo, as a director of the JVCEA (who is also the Company’s Chairman, Representative Director and Executive Officer), to use information obtained in connection with his duties at the JVCEA for any purpose other than the association’s business, and to act against the interests of other member CAESPs.

The JVCEA secretariat, which is established under the JVCEA Articles of Incorporation, handles most of the JVCEA’s business as a self-regulatory organization. The JVCEA secretariat does not disclose information regarding the operations of individual member CAESPs or information regarding examinations related to the handling of individual crypto assets, except when necessary or unavoidable, in order to avoid any conflict of interest due to such dual positions. Therefore, the possibility of information being shared with Satoshi Hasuo, as a director of the JVCEA, that could cause a conflict of interest is limited. In addition, the board of directors of the JVCEA has the authority to perform its duties, including making decisions on the execution of the JVCEA’s business. In this regard, directors of the JVCEA who have a special interest in a certain resolution may not participate in such resolution (Article 42, Paragraph 1 of the JVCEA Articles of Incorporation). For instance, if Satoshi Hasuo attempts to make a decision at a board meeting of the JVCEA that is favorable to the Company, the existence of his special interest will be examined at the relevant board meeting, and he may not be allowed to participate in the board’s resolution. Any conflict of interests among Satoshi Hasuo, the JVCEA and the Company is meant to be identified and addressed by this arrangement.

Under the PSA, a CAESP that proposes to handle a new crypto asset is required to notify the JFSA in advance. Additionally, the JVCEA requires all member CAESPs wishing to deal in a new crypto asset to first conduct an internal assessment of the new crypto asset and to submit an assessment report to the JVCEA for its review. As no new crypto asset can be handled if the JVCEA raises any objection (including the setting or modification of incidental conditions for handling of crypto assets, hereinafter referred to as the “JVCEA Pre-Assessment”), a member is effectively required to obtain the JVCEA’s approval before it can begin handling a new crypto asset.

Under the SRO Rules, member CAESPs must consider the characteristics of the crypto assets to be handled and carefully assess the appropriateness of handling such crypto assets if any of the following applies:

(a)     the crypto assets are being used or will likely be used in a manner that violates applicable laws and regulations or public order and morals;

(b)    the crypto assets are being used or will likely be used for criminal purposes; or

(c)     the crypto assets are used or will likely be used for money laundering or terrorist financing.

Additionally, the SRO Rules prohibit member CAESPs from handling crypto assets to which any of the following applies, based on assessment of the characteristics of the crypto assets to be handled and the system of the relevant member CAESPs themselves:

(a)     crypto assets in respect of which the transfer, updating, or maintenance of ownership records involves serious impediments or raises serious concerns;

(b)    crypto assets for which the member CAESP is unable or unwilling to arrange for the conduct of an appropriate audit by a chartered accountant or an audit firm;

(c)     crypto assets that cannot or will not be safely managed or disbursed by the relevant member CAESPs in a systematic or other manner; or

(d)    in addition to the above, crypto assets that make it impossible or impractical for the relevant member CAESPs to properly and reliably comply with their obligations under the PSA.

As of August 9, 2024, there are 96 types of crypto assets being handled by CAESPs.

In addition, as of December 26, 2022, the JVCEA SRO Rules were amended to establish (i) the Green List System which exempts certain member CAESPs (Green List Eligible Members) from the JVCEA Pre-Assessment for crypto assets designated by the JVCEA, and (ii) the Crypto Asset Self Check System (CASC System) which exempts certain member CAESPs (CASC Eligible Members) from the JVCEA Pre-Assessment except in specific cases. Under the Green List System, crypto assets that meet all of the following four criteria are designated by the JVCEA as “crypto assets widely handled in Japan” on its webpage and the JVCEA Pre-Assessment is not required for such crypto assets when a Green List Eligible Member handles them:

(a)     Crypto assets that have been handled by three or more member CAESPs;

(b)    Crypto assets that have been handled by one member CAESP for at least six months;

(c)     Crypto assets for which the JVCEA has not set ancillary conditions for handling; and

(d)    Crypto assets that have not been deemed inappropriate for the Green List System by the JVCEA for any other reason.

Taking into account the above, we note that the Green List System does not require the JVCEA Pre-Assessment only for “crypto assets widely handled in Japan,” while the JVCEA Pre-Assessment is still required for other crypto assets in the same manner as before (except for the CASC System). As of July 1, 2024, 30 tokens are designated by the JVCEA as “crypto assets widely handled in Japan” on its webpage.

Additionally, the JVCEA Pre-Assessment is required only with respect to crypto assets being handled for the first time in Japan. However, for other crypto assets, the JVCEA Pre-Assessment is not required for a Green List Eligible Member or a CAESP Eligible Member.

We are currently authorized by the JVCEA as a Green List Eligible Member and a CASC Eligible Member. We are still required to provide advance notice to the JFSA of our intention to support trading in a particular crypto asset. These steps are in addition to the other risk assessments and business judgments made by us.

Regulations on Anti-Money Laundering and Counter-Terrorism Financing on Crypto Asset Exchange Service Providers

To prevent crypto asset-related money laundering and terrorism financing, the Act on Prevention of Transfer of Criminal Proceeds (the “APTCP”) requires exchange providers to implement KYC and other preventative measures. The APTCP applies to registered CAESPs, and generally requires them to:

(a)     verify and record the identity of customers when conducting certain transactions (that is, to implement the KYC process);

(b)    record transactions with customers;

(c)     report suspicious transactions to the JFSA; and

(d)    take measures to keep information regarding customer verification up to date, provide education and training for employees, and develop other systems necessary for the proper conduct of the processes described in items (a) to (c).

Under the APTCP, CAESPs must conduct the KYC process when undertaking any of the following:

(a)     executing a master agreement with a customer for providing that customer with regular CAES, management and similar services in respect of his or her money or crypto assets;

(b)    transferring crypto assets into funds or exchanging them for other kinds of assets (or transactions similar thereto), where the receipt and payment of crypto assets exceeding ¥100,000 in value is involved; or

(c)     where the exchange provider manages a customer’s crypto assets, transferring the crypto assets at the customer’s request if their value exceeds ¥100,000.

Travel Rules under Japanese Law

Under the new travel rules introduced in accordance with the Revised Act on Prevention of Transfer of Criminal Proceeds (the “Revised APTCP”) which came into effect on June 1, 2023, CAESPs are required to notify other CAESPs located in Japan and the prescribed jurisdictions (collectively, the “VASPs”) of certain information (including information of the sender and recipient in connection with the transfer of crypto assets) (the “Transfer Information”) when sending crypto assets to another VASP according to Article 10-5 of the Revised APTCP.

The prescribed jurisdictions, designated by the JFSA, currently are the United States, Albania, Israel, Canada, the Cayman Islands, Gibraltar, Singapore, Switzerland, Serbia, the Republic of Korea, Germany, the Bahamas, the Bermuda Islands, the Philippines, Venezuela, Hong Kong SAR, Malaysia, Mauritius, Liechtenstein, Luxembourg, the United Arab Emirates, India, Indonesia, the United Kingdom, Estonia, Nigeria, Bahrain and Portugal.

The list of VASPs in the prescribed jurisdictions (the “Subject VASPs”) is researched and published by the JVCEA, and is subject to update approximately once every six months, and we are required to monitor the list and update its system in accordance with such periodic updates. Additionally, a new jurisdiction may also be added to the prescribed jurisdictions by the JFSA from time to time.

Travel Rules Solutions

In order to send the Transfer Information to the Subject VASPs, an information transfer system (the “Transfer System”) must be utilized. Although various types of Transfer Systems are currently available to the VASPs in the market, none of them are compatible with other types of Transfer Systems. Accordingly, Transfer Information can only be exchanged between VASPs using the same Transfer System and, as a result, CAESPs can only transfer crypto assets to a Subject VASP that has adopted the same Transfer System.

Moreover, notifications of the Transfer Information are only available for transfers of crypto assets that are supported by the Transfer System. As a result, the crypto assets that can be transferred under the travel rules are limited to such crypto assets.

We have adopted a system called “Travel Rule Universal Solution Technology” (“TRUST”), which has been adopted by us as well as other CAESPs in Japan. Among the crypto assets handled by us, as of September 30, 2024, TRUST only supported BTC, ETH, BAT, ENJ, PLT, SAND, FNCT, CHZ, LINK, DAI, MKR, AXS, APE, IMX, WBTC and SHIB.

Impact on Business

As stated above, under the new travel rule, we are currently restricted from sending crypto assets to CAESPs in Japan, except for those that have adopted the TRUST system. In addition, some of the crypto assets we handle are currently not supported by TRUST. Although we have not observed any adverse impact to our businesses (including OTC trading services and exchange services) since the Revised APTCP came into effect, customers may stop using our services due to the inconvenience, which in turn may have an adverse impact on our business in the future.

Regulations on Initial Coin Offerings

There are various types of tokens issued by way of initial coin offerings (“ICOs”), and Japanese regulations applicable to ICOs vary according to the respective schemes. If a token falls within the definition of crypto asset, crypto asset regulations under the PSA will apply. In Japan, (i) if tokens issued via ICOs are already handled by Japanese or foreign exchanges, such tokens would constitute crypto assets under the PSA based on the rationale that exchange markets for such tokens must already be in existence, and (ii) (in cases where tokens are not yet handled by Japanese or foreign exchanges) if the token issuer does not impose substantial restrictions on the exchange of such tokens with Japanese or foreign fiat currencies or crypto assets, such tokens would likely also constitute crypto assets under the PSA.

In addition, the JVCEA has published SRO Rules and guidelines regarding ICOs for crypto asset-type tokens, entitled “Rules for Selling New Crypto Assets” (the “ICO Rules”). Under the ICO Rules, there are two types of ICOs, which can be described as follows: (i) a CAESP issues new tokens and sells such tokens by itself; or (ii) a token issuer delegates CAESPs to sell the newly issued tokens (IEOs). Under the ICO Rules, the following requirements have to be met for both types of ICO:

•        a system for the review of a targeted business that raises funds via ICO/IEO must be established;

•        information in respect of the token, the proposed use of proceeds raised from the ICO/IEO, and the like, must be disclosed;

•        management of funds (both fiat and crypto assets) raised from the ICO/IEO must be segregated;

•        there must be proper account processing and financial disclosure of funds raised from the ICO/IEO;

•        there must be assurance of the safety of the newly issued tokens, and the relevant blockchain, smart contract, wallet tool, and the like; and

•        there must be proper valuation of the newly issued tokens.

Furthermore, any tokens supported for trading on CAESPs through an IEO are subject to substantially the same screening process by such CAESPs and the JVCEA as applied to other crypto assets handled by the CAESPs to confirm that they do not fall within the category of ERTRs or ERTRISs.

Regulations governing Crypto Asset Derivatives Transactions

The FIEA regulates derivative transactions that use crypto assets as underlying assets (“Crypto Asset Derivatives Transactions”) for the purpose of protecting users and ensuring that such transactions are conducted appropriately. As Crypto Assets are included in the definition of “Financial Instruments” under the FIEA, the conduct of Over-the-Counter Derivatives Transactions relating to Crypto Assets (“OTC Crypto Asset Derivatives Transactions”) or related intermediary (baikai) or brokerage (toritsugi) activities constitute Type I financial instruments business. Accordingly, business operators engaging in OTC Crypto Asset Derivatives Transactions are required to undergo registration as Type I FIBOs.

Any entity that intends to be a Type I FIBO is required to meet certain asset requirements, including having:

(i)     a stated capital of at least ¥50 million;

(ii)    net assets of at least ¥50 million; and

(iii)   a capital-to-risk ratio of at least 120%.

Coincheck does not currently offer OTC Crypto Asset Derivatives Transactions.

Prohibitions Against Unfair Acts in Respect of Spot Trading of Crypto Assets or Crypto Asset Derivative Transactions

The FIEA contains the following prohibitions against unfair acts (the conduct of which is punishable by penalties) in respect of spot trading of crypto assets and Crypto Asset Derivative Transactions, regardless of the violating party:

•        prohibition against wrongful acts;

•        prohibition against dissemination of rumors, usage of fraudulent means, assault or intimidation; and

•        prohibition against market manipulation (including, but not limited to, conducting a false purchase and sale of crypto assets (i.e., wash trading of crypto assets)).

In addition, unfair transactions involving these crypto assets and Crypto Asset Derivative Transactions are also regulated by the JVCEA SRO Rules entitled “Regulations Concerning Prevention of Unfair Transactions in Crypto Asset Exchange Business” and “Regulations Concerning Prevention of Unfair Transactions in Crypto Asset Related Derivative Transaction Business.” Specifically, the JVCEA SRO Rules require CAESPs to establish the following systems and measures to prevent unfair transactions by CAESPs:

•        establishment of an “trade monitoring department” independent from an order management department;

•        establishment of internal rules to prevent unfair transactions (including, but not limited to, prohibition of front running); and

•        conducting transaction monitoring for unfair transactions based on the relevant internal rules.

These prohibitions and JVCEA SRO Rules are intended to enhance the protection of users and to prevent unjust enrichment.

Although insider trading of crypto assets and Crypto Asset Derivative Transactions is currently not regulated under the FIEA, insider trading of crypto assets is regulated under the Regulations Concerning the Establishment of a Management System for Crypto Asset-Related Information Pertaining to the Crypto Asset Exchange Business of the JVCEA SRO Rules, and insider trading of Crypto Asset Derivative Transactions is regulated under the Regulations Concerning the Establishment of a Management System for Crypto Asset-Related Information Pertaining to the Crypto Asset-Related Derivatives Transaction Business of the JVCEA SRO Rules. Specifically, the JVCEA SRO Rules define “Crypto Asset-Related Information” as a concept equivalent to insider information of crypto assets and Crypto Asset Derivative Transactions. The term “Crypto Asset Related Information” refers to the information regarding the crypto assets handled or to be handled by CAESPs or to the undisclosed information about such CAESPs, that is considered to influence decisions of their users to purchase or sell crypto assets with fiat currencies or to exchange them with other crypto assets. The JVCEA SRO Rules require CAESPs to establish the following systems and measures to prevent insider trading by CAESPs using Crypto Asset-Related Information:

•        establishment of an “information management department” independent from a sales department and an order management department, which oversees and manages the Crypto Asset-Related Information acquired by CAESPs;

•        establishment of internal rules to prevent inappropriate use of Crypto Assets-Related Information;

•        reporting of any acquisition of Crypto Asset-Related Information by officers or employees of CAESPs to the information management department;

•        proper management of Crypto Asset-Related Information;

•        prohibition of communication of Crypto Asset-Related Information by officers or employees of CAESPs to third parties for their own or third parties’ benefit;

•        prohibition of solicitation of transactions by officers and employees of CAESPs providing Crypto Asset-Related Information; and

•        prohibition of proprietary trading by officers and employees of CAESPs using Crypto Asset-Related Information.

To stay in compliance with the JVCEA SRO Rules, we have established internal rules with regard to information management as well as crypto asset trading restrictions, including Rules Concerning the Examination of Transactions to Prevent Unfair Trading and a Procedures Manual for Trade Screening, and monitor trading activities by our employees.

Non-Fungible Tokens

Under the current financial regulations in Japan, NFTs are not generally regulated and are not deemed crypto assets under the PSA. Therefore, NFTs are not subject to the custody rules applicable to crypto assets. In addition, NFTs would not constitute securities or ERTRISs, under the FIEA if their holders do not share in profits or receive dividends in respect of the NFTs. Our process for approving the listing of NFTs on Coincheck NFT Marketplace includes confirming that the NFTs are neither crypto assets under the PSA nor ERTRISs under the FIEA, but our determination is not binding on regulatory authorities or courts in Japan (see also “Risk Factors — Risks Relating to Coincheck’s Business and Industry — We also operate Coincheck NFT Marketplace, which may expose us to legal, regulatory, and other risks that could adversely affect our business, operating results, and financial condition.”).

MANAGEMENT

Board Structure

We are a Dutch public limited liability company (naamloze vennootschap) and our business and affairs are managed under the direction of our Board with a one-tier board structure consisting of one or more executive directors and one or more non-executive directors, with the majority being non-executive directors. There are no family relationships among any of our directors.

Management and Board of Directors

The following table sets forth the names, ages and positions of our executive officers and directors as of the date of this prospectus.

Name	Age	Position
Oki Matsumoto	61	Executive director with the title Executive Chairperson
Gary A. Simanson	64	Executive director with the title Chief Executive Officer
Yo Nakagawa	59	Executive director
Takashi Oyagi	55	Non-executive director with the title Lead Non-Executive Director
Allerd Derk Stikker	62	Non-executive director
David Burg	55	Non-executive director
Toshihiko Katsuya	59	Non-executive director
Yuri Suzuki	56	Non-executive director
Jessica Sinyin Tan	47	Non-executive director
Jason Sandberg	46	Chief Financial Officer
Satoshi Hasuo	54	Chief Operating Officer

Oki Matsumoto is an executive director with the title Executive Chairperson of Coincheck Group and is the founder of Monex, and Chairman of the Board and the Representative Executive Officer of Monex Group, Inc., and currently serves as an outside director of Mastercard, Incorporated (since 2016), and a Board member emeritus of Human Rights Watch. He is also an Executive director of Coincheck, Inc. and 3iQ Digital Holdings Inc. and Chairman of the Board of Directors of TradeStation Group, Inc., each a subsidiary of Monex. Mr. Matsumoto served as an outside director of the Tokyo Stock Exchange from 2008 to 2013 and as a former member, Financial Counsel to the Prime Minister of Japan. He began his career at Salomon Brothers, then joined Goldman, Sachs & Co. (1990-1998), where he held several leadership positions, including General Partner (1994-1998) before he founded Monex, Inc., a Japanese online brokerage firm, in 1999. Mr. Matsumoto has a bachelor’s degree in Law from the University of Tokyo.

Gary A. Simanson is an executive director of Coincheck Group, N.V. and serves as its President and Chief Executive Officer. Mr. Simanson was President and Chief Executive Officer and a director of Thunder Bridge Capital Partners IV, Inc. (NASDAQ: THCP) from January 2021 until the consummation of its business combination with Coincheck Group, N.V. in December 2024. From June 2020 until December 2023, he was Chief Executive Officer and a director of Thunder Bridge Capital Partners III, Inc. (NASDAQ: TBCP). He was Chief Executive Officer and a director of Thunder Bridge Acquisition II, Ltd. (NASDAQ: THBR) from February 2019 until June 2021, when it consummated its initial business combination with indie Semiconductor, Inc. (NASDAQ: INDI). From 2018 to 2019 he was Chief Executive Officer and a director of Thunder Bridge Acquisition, Ltd. (NASDAQ: TBRG), which in July 2019 consummated its initial business combination with Repay Holdings Corp. (NASDAQ: RPAY), an omnichannel payments technology provider. Mr. Simanson is founder of Thunder Bridge Capital, LLC, a private investment vehicle, and has served as its Chief Executive Officer since 2017. He has been Managing Director of First Capital Group, L.L.C., an investment banking advisory firm specializing in the financial services industry, bank mergers and acquisitions, strategic planning, capital raising and enterprise risk management, since 1997. He was Founder, Vice Chairman and Chief Strategic Officer of Community Bankers Trust Corporation, a $1.2 billion in assets bank holding company for Essex Bank (NASDAQ NMS “ESXB”) and previously served as its President, Chief Executive and Chief Financial Officer, and as a Director since its inception in 2005 to 2011, overseeing its public offering in 2006 as a special purpose acquisition company, Community Bankers Acquisition Corp, its bank acquisitions and shareholder reformulation in 2008, and its acquisitions of failed banks from the FDIC in 2008 and 2009. Mr. Simanson has served in various other roles as an executive officer, board member and adviser in regulated industries including commercial banking, investment banking and financial services. He began his career as an attorney specializing in the securities, bank regulatory and bank merger and acquisition areas at Milbank, Tweed, Hadley & McCloy, LLP, and also served as in-house counsel for a publicly-traded bank holding company. Mr. Simanson is licensed (inactive) to practice law in the states of New York, Colorado and Tennessee. Mr. Simanson received his B.A. degree, majoring in Economics, from George Washington University. He earned his M.B.A., majoring in Finance, from George Washington University and holds a J.D. from Vanderbilt University.

Yo Nakagawa is an executive director of Coincheck Group and a Senior Executive Director of Monex Group, Inc., Expert Director of Coincheck, Inc. He is a Director of Monex International Limited (Hong Kong) (2013-now), as a Director at Mimura Strategic Partners (2005-2011) and as the Chief Operating Officer at Fujimaki Japan (2003-2004). Mr. Nakagawa began his career at JP Morgan in 1988. He has a bachelor’s degree in Economics from Keio University.

Takashi Oyagi is a non-executive director with the title Lead Non-Executive Director of Coincheck Group and is a founding member of Monex, Executive Officer and Chief Financial Officer of Monex Group, Inc. (and also serves on Monex’s board of directors) and is a Director and the Chief Strategic Officer of TradeStation Group, Inc. as well as the Chairman of the board of directors of 3iQ Digital Holdings Inc. Mr. Oyagi served as a Director in the Global Markets Division of Deutsche Bank Securities, Inc., in New York (2004-2007), and in the Asian Special Situation Group at Goldman Sachs (Japan) Ltd. (1998-1999). He began his career in finance in 1991 at Bank of Japan. Mr. Oyagi has a bachelor’s degree in Law from the University of Tokyo and an MBA degree from the University of Chicago.

Allerd Derk Stikker is a non-executive director of Coincheck Group and is an advisor of BXR Group and is a director of a number of portfolio companies of BXR Group. Mr. Stikker joined BXR Group in 2008, initially as Chief Financial Officer of its real estate division. From 2011 to 2014 Mr. Stikker served as Chief Operating Officer and from 2014 until 2018 Chief Executive Officer of BXR Group. He started his career as a banking consultant in the United States and became the Chief Financial Officer of IMC, a Dutch financial institution, after returning to Europe. A Dutch citizen, Mr. Stikker holds an MBA and a B.A. in Business Administration from the George Washington University.

David Burg is a non-executive director of Coincheck Group and is Global Group Head, Cyber and Digital Trust at Kroll, LLC after joining in March 2024. At Kroll, LLC, he is primarily responsible for leading a team of professionals with P&L responsibility and also overseas overhauls of group strategy to enable entrance into new markets and segments. Mr. Burg previously worked at Ernst & Young LLP from April 2018 to February 2024 as Principal and Americas Cyber Leader. From 1998 to 2018 Mr. Burg served in a variety of positions at PricewaterhouseCoopers LLP (PwC) in the United States, including Principal and Global Cyber Security Leader and Principal and U.S. and Global Advisory Cyber Leader among other positions. Mr. Burg started his career as Project Specialist to Assistance Director of Financial Systems at the University of Pennsylvania Health System from 1993 to 1998. Mr. Burg holds an MBA from William and Mary — Raymond A. Mason School of Business and a B.S. from the University of Pennsylvania.

Toshihiko Katsuya is a non-executive director of Coincheck Group and served as President & CEO at Aruhi Corporation (currently SBI Aruhi Corporation), a leading Japanese mortgage bank listed on the Tokyo Stock Exchange from April 2022 until June 2024 after he joined Aruhi in 2021. He worked for Monex Beans Holdings, Inc. (currently Monex Group, Inc.) for 15 years from 2006 to 2020 in various positions including President of Monex FX, Inc. in 2010, President of Monex Securities in 2015, COO of Monex Group, Inc. in 2017, President of Coincheck, Inc. from 2018 to 2020, and CFO of Monex Group, Inc. in 2019. Previously, he worked for The Mitsubishi Bank, Ltd. (currently MUFG Bank, Ltd.) for 17 years from 1989 to 2006, where he held various positions, including senior manager of Corporate Planning Division and VP of Investment Banking Division for the Americas. He assumed the positions of Director of Financial Futures Association of Japan in 2017 and Director of Japan Virtual and Crypto Assets Exchange Association in 2019. Mr. Katsuya holds an MBA from the University of California at Berkeley and a B.A. in Law from the University of Tokyo.

Yuri Suzuki is a non-executive director of Coincheck Group and is a senior partner at the Tokyo office of the Japanese law firm, Atsumi & Sakai. Ms. Suzuki is an audit & supervisory board member at both Yayoi Co., Ltd. and CAMPFIRE, Inc and was an outside director at Coincheck, Inc. She also serves as an audit & supervisory board member at FinCity.Tokyo, the Organization of Global Financial City Tokyo. Ms. Suzuki served as a visiting attorney at Kirkland & Ellis LLP from September 2005 to July 2006 and as a director of the Japan Institute of Life Insurance from 2015 to 2023. She was admitted to the bar in Japan in 2001 and to the New York State Bar in 2006. She is a member of the Japan Federation of Bar Associations and the Daini Tokyo Bar Association. Ms. Suzuki has an LLM in Corporation Law from New York University School of Law and a bachelor’s degree in law from Waseda University.

Jessica Sinyin Tan is a non-executive director of Coincheck Group and currently serves on the strategy and consumer protection committee of PingAn Bank. She was with PingAn Group for 11 years and was PingAn Group co-CEO and Executive Director between 2018-2023, leading its insurance, digital banking, healthcare, and technology businesses; she also served on the related party transactions and consumer protection committee of PingAn Group between 2020 and 2024. Before that, Ms. Tan was a global Partner at McKinsey & Company, working in its U.S. and Asia offices for 13 years. She is currently on several government advisory committees, including the World Bank Private Sector Investment Lab (for sustainable investments), the Monetary Authority of Singapore (MAS), as well as three Singapore non-profit boards (Singapore pensions, healthcare, and elderly care). Ms. Tan graduated from the Massachusetts Institute of Technology (MIT) with a Master’s degree in Electrical Engineering & Computer Science, as well as two Bachelor’s degrees in Electrical Engineering and Economics.

Jason Sandberg is Chief Financial Officer of Coincheck Group and has served as a Managing Director at Thunder Bridge Capital, LLC since 2021. At Thunder Bridge Capital, LLC, he is primarily responsible for the evaluation and analysis of equity investment opportunities for the Thunder Bridge platform as well as providing transaction support from a regulatory, compliance and due diligence perspective for merger candidates. Mr. Sandberg previously worked as a Partner with Grant Thornton, LLP from 2013 through 2021. He served as an Audit Partner and was the Atlantic Coast Financial Services Practice leader. He also spent time as a Partner in the Firm’s National Professional Standards Group, focused on risk management for the firm’s high-profile public and private clients. He is a Certified Public Accountant and holds an MBA from Temple University and a Bachelor’s of Science in Accounting from the University of Delaware.

Satoshi Hasuo is Chief Operating Officer of Coincheck Group and Chairman, Representative Director and Executive Director of Coincheck, Inc., a leading crypto exchange in Japan. He started his career at The Long-Term Credit Bank of Japan in 1993. After working at UBS Securities Japan Co., Ltd. and Mitsubishi Securities Co., Ltd., he joined Monex Group, Inc. (formerly Monex Beans Holdings, Inc.) in May 2005 where he was appointed as Chief Financial Officer in October 2017. In November 2019, he joined Coincheck, Inc., and was appointed as Representative Director & President. In June 2024, he was named Chairman, Representative Director & Executive Officer (current position), and Executive Officer to Monex Group, Inc. (current position).

Foreign Private Issuer Status

The majority of our outstanding voting securities are directly and indirectly owned of record by non-U.S. residents. In addition, U.S. residents do not comprise a majority of our executive officers or directors, and most of our assets are located, and our business is principally administered, outside of the United States. As a result, we report under the Exchange Act as a non-U.S. company with foreign private issuer status. Under Rule 405 of the Securities Act, the determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter and, accordingly, the next determination will be made with respect to us on September 30, 2025. For so long as we qualify as a foreign private issuer, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

•        the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•        the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and imposing liability for insiders who profit from trades made within a short period of time;

•        the rules under the Exchange Act requiring the filing with the SEC of an annual report on Form 10-K (although we will file annual reports on a corresponding form for foreign private issuers), quarterly reports on Form 10-Q containing unaudited financial and other specified information (although we will file semi-annual reports on a current reporting form for foreign private issuers), or current reports on Form 8-K, upon the occurrence of specified significant events; and

•        Regulation Fair Disclosure or Regulation FD, which regulates selective disclosure of material non-public information by issuers.

Accordingly, there may be less publicly available information concerning our business than there would be if we were a U.S. public company. Additionally, certain accommodations in the Nasdaq corporate governance standards allow foreign private issuers, such as us, to follow “home country” corporate governance practices in lieu of the otherwise applicable corporate governance standards. As described in more detail under “Description of Securities — Share Capital — Issuance of shares,” to the extent we rely on such requirements under Dutch law with respect to issuance of shares, our practice varies from the requirements of the corporate governance standards of Nasdaq, which generally requires an issuer to obtain shareholder approval for the issuance of securities in connection with such events. While we do not currently intend to rely on any other home country accommodations, for so long as we qualify as a foreign private issuer, we may take advantage of them.

Controlled Company Exception

Monex continues to hold more than a majority of the voting power of our Ordinary Shares eligible to vote in the election of our directors. As a result, we are a “controlled company” within the meaning of the Nasdaq corporate governance standards (the “corporate governance standards”). Under the corporate governance standards, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company.”

As a “controlled company,” we may elect not to comply with certain corporate governance standards, including the requirements (1) that a majority of our Board consist of independent directors, (2) that our Board have a compensation committee that is comprised entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities and (3) that our Board have a nominating and corporate governance committee that is comprised entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities. Although we are not relying on the exemptions from these corporate governance requirements, if we do rely on such exemptions in the future, you will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of Nasdaq. In the event that we cease to be a “controlled company” and our Ordinary Shares continue to be listed on Nasdaq, we will be required to comply with the corporate governance standards within the applicable transition periods or rely on an alternate exemption including those available to a foreign private issuer.

Board Committees

Our Board has established the following standing committees: an audit committee, a compensation committee, a nominating and corporate governance committee and a risk committee. The composition and responsibilities of each committee are described below. Our Board may also establish from time to time any other committees that it deems necessary or desirable. Members serve on these committees until their resignation or until otherwise determined by the Board.

Audit Committee

Our audit committee consists of Allerd Derk Stikker, Toshihiko Katsuya and Yuri Suzuki, with Allerd Derk Stikker serving as chair and as the audit committee financial expert. Our audit committee is responsible for, among other things:

•        selecting and preparing the nomination of our independent auditors, and determining the audit and non-audit services to be performed by our independent auditors;

•        assisting the Board in evaluating the qualifications, performance and independence of and the relation with our independent auditors;

•        assisting the Board in monitoring the quality and integrity of our financial statements and our accounting and financial reporting, including any published interim reports, related press releases and other related corporate communications;

•        assisting the Board in monitoring our compliance with legal and regulatory requirements;

•        assisting the Board with its compliance with recommendations and observations of our internal and independent auditors;

•        reviewing the adequacy and effectiveness of our internal control over financial reporting processes;

•        assisting the Board in monitoring the performance of our internal audit function;

•        monitoring the performance of our internal audit function;

•        reviewing with management and our independent auditors our annual and quarterly financial statements;

•        assisting the Board with the Company’s financing;

•        assisting the Board with the application by the Company of information and communication technology, including risks relating to cybersecurity;

•        assisting the Board with the Company’s policy on tax planning adopted by management;

•        assisting the Board with the Company’s policy on reservations and dividends; and

•        establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters.

Jessica Sinyin Tan, Allerd Derk Stikker, Toshihiko Katsuya, Yuri Suzuki, David Burg and Takashi Oyagi qualify as independent directors under the Nasdaq listing standards and the independence standards of Rule 10A-3 of the Exchange Act.

Compensation Committee

Our compensation committee consists of Takashi Oyagi, Allerd Derk Stikker and Jessica Sinyin Tan, with Takashi Oyagi serving as chair. The compensation committee is responsible for, among other things:

•        submitting clear and understandable proposals to the Board concerning the remuneration policy to be pursued with regard to the Board;

•        reviewing and proposing corporate goals and objectives relevant to the compensation of our CEO, evaluating our CEO’s performance in light of those goals and objectives, and, either as a committee or together with the other non-executive directors, proposing our CEO’s compensation level based on such evaluation, within the limits of the Company’s remuneration policy;

•        proposing to the Board any amendments to the remuneration policy to be pursued by the Company as the compensation committee deems necessary or appropriate;

•        reviewing and recommendations to the Board with respect to, the compensation of our other executive officers, including annual base salary, bonus and equity-based incentives and other benefits;

•        reviewing and recommending the compensation of the Board, within the limits of the Company’s remuneration policy;

•        submitting a proposal, in accordance with the remuneration policy, concerning the compensation of individual executive directors, which proposal will in any event (a) cover the compensation structure, the amount of the fixed and variable remuneration components, the performance criteria used, the scenario analyses that are carried out and the pay ratios within the Company and its affiliated enterprise and (b) take into account the executive directors’ view on the proposal, including with regard to the amount and structure of their own compensation (having considered the items referred to above in the second bullet point under the heading “Compensation Committee”);

•        preparing the remuneration report in accordance with Section 3.4.1 of the DCGC;

•        reviewing compensation disclosure included in our annual report on Form 20-F and other filings with the SEC; and

•        reviewing and making recommendations with respect to our equity compensation plans.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Toshihiko Katsuya, Takashi Oyagi and Jessica Sinyin Tan, with Toshihiko Katsuya serving as chair. The nominating and corporate governance committee is responsible for, among other things:

•        drawing up the selection criteria and appointment procedures for directors of the Company;

•        assisting the Board in identifying prospective director nominees and making proposals to the non-executive directors for the nomination and re-nomination of directors, as applicable, to be appointed by the general meeting of the Board, taking into account the profile of non-executive directors;

•        overseeing the evaluation of the Board and management;

•        the periodic assessment of the size and composition of the Board and as appropriate, making proposals for a composition profile of the Board;

•        the periodic assessment of the performance of individual directors and reporting on this to the Board;

•        drawing up a plan for the succession of directors;

•        supervision of the policy on the selection and appointment criteria for senior management;

•        reviewing developments in corporate governance practices and developing and recommending a set of corporate governance guidelines; and

•        recommending members for each committee of the Board.

Risk Committee

Our risk committee consists of David Burg, Toshihiko Katsuya and Yuri Suzuki, with David Burg serving as chair. The risk committee is responsible for, among other things:

•        reviewing and making recommendations to the Board, and/or audit committee, as applicable, with respect to the enterprise risk management framework of the Company, including, but not limited to: (a) the risk governance structure; (b) the risk competencies of the Company; (c) the Company’s risk tolerance; (d) the risk management strategy and associated risk management initiatives and how both support the business strategy and business model of the Company; (e) the risk management elements of the Company’s strategy;

•        reviewing and making recommendations to the Board with respect to the Company’s risk exposure;

•        reviewing and making recommendations to the Board with respect to the Company’s compliance with risk policies covering all known material risks of the Company and related control requirements; and

•        reviewing and making recommendations to the Board with respect to the application by the Company of information and communication technology, including risks relating to cybersecurity.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serve, or have served during the last completed fiscal year, as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on our Board or our compensation committee. We are party to certain transactions with our parent company as described in “Certain Relationships and Related Person Transactions.”

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to our all directors, officers (including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions) and employees of our corporate group, and to anyone to whom we have made the code applicable by contract or otherwise. Our Code of Business Conduct and Ethics is posted to our website and is a “code of ethics,” as defined in Item 406(b) of Regulation S-K. We will make any legally required disclosures regarding amendments to, or waivers of, provisions of our Code of Business Conduct and Ethics on our website.

Compensation of Directors and Officers

In the year ended March 31, 2024, Coincheck, Inc. recorded an aggregate of ¥258 million in cash compensation and benefits in kind, which includes performance-based bonuses, to its directors and officers as a group. Coincheck, Inc. paid aggregate cash compensation of ¥34 million to its independent directors in the year ended March 31, 2024.

We do not provide any retirement plan or similar benefits to our executive directors and officers or independent directors.

Share Incentive Plans

Coincheck, Inc. historically granted stock options as equity-settled share-based compensation. Share-based compensation awards were granted to Coincheck, Inc.’s directors, employees and non-employees, including officers and independent contractors, based on the terms resolved at Coincheck, Inc.’s shareholders’ meeting or Board of Directors’ meeting. In principle, the subject directors, employees and non-employees continued to be either a director, an audit and supervisory board member, an employee of Coincheck, Inc., or one who has a continuous contractual relationship with Coincheck, Inc. when exercising share acquisition rights. However, such share acquisition rights were subject to certain restrictions, including the right of refusal by Coincheck, Inc. through resolution of Board of Directors.

As of April 15, 2022, all stock options have either been executed or cancelled, and as such, there are no remaining stock options or other share-based compensation issued and outstanding as of the date of this prospectus.

Compensatory Arrangements in Connection with Closing

Remuneration Policy, Director Engagement Agreements and Indemnification Agreements

In connection with Closing, our Remuneration Policy for the Board of Directors (the “Remuneration Policy”) became effective, which policy applies to our executive and non-executive directors and governs the remuneration and benefits that may be awarded to them. The Remuneration Policy is filed as exhibit 4.19 of the Form 20-F, filed by us with the SEC on December 16, 2024 and posted to our website.

Additionally, in connection with Closing, we entered into engagement agreements with executive directors and non-executive directors, along with indemnification agreements, the forms of which are attached as exhibits 4.16, 4.17 and 4.18, respectively, of the Form 20-F, filed by us with the SEC on December 16, 2024.

Compensation of Executive Officers

Coincheck Group, including through its subsidiaries, has entered into, and may in the future enter into, compensatory arrangements with its executive officers in consideration for the services provided to Coincheck Group and its subsidiaries, which may provide for cash and equity components, and other customary benefits.

Omnibus Incentive Plan

In connection with Closing, the Coincheck Group 2024 Omnibus Incentive Plan became effective (the “Omnibus Incentive Plan”). The purpose of the Omnibus Incentive Plan is to provide a means through which to attract and retain key personnel and to provide a means whereby our directors, officers, employees, consultants and advisors can acquire and maintain an equity interest in us, or be paid incentive compensation, including incentive compensation measured by reference to the value of our Ordinary Shares, thereby strengthening their commitment to our enduring success and aligning their interests with those of our shareholders, and other stakeholders.

The Omnibus Incentive Plan is filed as exhibit 4.15 of the Form 20-F, filed by us with the SEC on December 16, 2024.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information regarding the beneficial ownership of Ordinary Shares as of the date hereof by:

•        each person known by us to be the beneficial owner of more than 5% of Ordinary Shares;

•        each of our directors and executive officers; and

•        all our directors and executive officers as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if that person possesses sole or shared voting or investment power over that security. A person is also deemed to be a beneficial owner of securities that person has a right to acquire within 60 days including, without limitation, through the exercise of any option, warrant or other right or the conversion of any other security. Such securities, however, are deemed to be outstanding only for the purpose of computing the percentage beneficial ownership of that person but are not deemed to be outstanding for the purpose of computing the percentage beneficial ownership of any other person. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities.

As of the date hereof, there are 129,703,076 Ordinary Shares issued and outstanding and 2,365,278 Ordinary Shares held in treasury.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all Ordinary Shares beneficially owned by them.

	Ordinary Shares	% of Total Ordinary Shares/Voting Power
Directors and Executive Officers
Oki Matsumoto(1)	—	—
Gary A. Simanson(2)	4,195,973	3.2%
Yo Nakagawa	—	—
Takashi Oyagi	—	—
Allerd Derk Stikker	—	—
David Burg	—	—
Toshihiko Katsuya	—	—
Yuri Suzuki	—	—
Jessica Sinyin Tan	—	—
Jason Sandberg	—	—
Satoshi Hasuo	—	—
All executive officers and directors as a group (eleven individuals)	4,195,973	3.2%
Principal Shareholders
Monex Group, Inc.	109,097,910	84.1%
Koichiro Wada	9,700,464	7.5%

____________

(1)      As of September 30, 2024, Mr. Matsumoto held a total of 23,190,700 shares, or approximately 9.03%, of Monex, 1,110,500 shares directly and 22,080,200 shares indirectly through Matsumoto Co., Ltd. Notwithstanding his ownership in Monex (a publicly traded company on the Tokyo Stock Exchange) and his role as Chairman of the Board and the Representative Executive Officer of Monex, Mr. Matsumoto disclaims the beneficial ownership of Ordinary Shares held by Monex as he does not exercise voting and investment discretion with respect to such shares.

(2)      Does not include 129,611 Ordinary Shares issuable upon the exercise of Private Warrants held by TBCP IV, LLC, which Private Warrants are not presently exercisable within 60 days of the date hereof. Mr. Simanson may be deemed to beneficially own Ordinary Shares held by TBCP IV, LLC, which are reported in the table above, by virtue of his control over TBCP IV, LLC, as its managing member. Mr. Simanson disclaims beneficial ownership of Ordinary Shares held by TBCP IV, LLC other than to the extent of his pecuniary interest in such shares.

SELLING SECURITYHOLDERS

The Selling Securityholders may offer and sell, from time to time, any or all of the shares or warrants being offered for resale by this prospectus, consisting of:

•        up to 126,783,590 Ordinary Shares;

•        up to 129,611 Private Warrants; and

•        up to 129,611 Ordinary Shares that are issuable upon the exercise of Private Warrants;

The Selling Securityholders may from time to time offer and sell any or all of the securities set forth below pursuant to this prospectus. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the tables below, and the pledgees, donees, transferees, assignees, successors and others who later come to hold any of the Selling Securityholders’ interest in our securities after the date of this prospectus other than through a public sale.

The following table is prepared based on information provided to us by the Selling Securityholders. The following table sets forth, as of the date of this prospectus, the names of the Selling Securityholders, and the aggregate number of Ordinary Shares and Warrants that the Selling Securityholders may offer pursuant to this prospectus. The table does not include the issuance by us of up to 4,730,537 Ordinary Shares upon the exercise of outstanding Public Warrants, which is covered by this prospectus, but reflects up to 129,611 Ordinary Shares issuable upon the exercise of Private Warrants.

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. The percentage of our Ordinary Shares beneficially owned is computed on the basis of 129,703,076 Ordinary Shares issued and outstanding as of the date of this prospectus.

Because each Selling Securityholder may dispose of all, none or some portion of their securities, no estimate can be given as to the number of securities that will be beneficially owned by a Selling Securityholder upon termination of this offering. For purposes of the tables below, however, we have assumed that after termination of this offering none of the securities covered by this prospectus will be beneficially owned by the Selling Securityholders and further assumed that the Selling Securityholders will not acquire beneficial ownership of any additional securities during the offering. In addition, the Selling Securityholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, our securities in transactions exempt from the registration requirements of the Securities Act after the date on which the information in the tables is presented.

Selling Securityholder information for each additional Selling Securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Securityholder’s securities pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of Ordinary Shares registered on its behalf.

Please see the section titled “Plan of Distribution” for further information regarding the Selling Securityholders’ method of distributing these securities.

	Securities beneficially owned prior to this offering				Securities to be sold in this offering(†)		Securities beneficially owned after this offering(††)
Name of Selling Securityholder	Ordinary Shares(1)%		Warrants(2)	%(3)	Ordinary Shares	Warrants	Ordinary Shares	%	Warrants	%
Monex Group, Inc.	109,097,910	84.1%	—	—	109,097,910	—	—	—	—	—
Koichiro Wada	9,700,464	7.5%	—	—	9,700,464	—	—	—	—	—
Yusuke Otsuka	3,789,243	2.9%	—	—	3,789,243	—	—	—	—	—
TBCP IV, LLC	4,195,973	3.2%	129,611	0.1%	4,195,973	129,611	—	—	—	—

____________

(†)      The amounts set forth in this column are the number of Ordinary Shares or Private Warrants that may be offered by such Selling Securityholder using this prospectus. These amounts do not represent any other Ordinary Share or Warrant that the Selling Securityholder may own beneficially or otherwise.

(††)    Assumes the sale of all of the securities offered by the Selling Securityholders.

(1)      Represents Ordinary Shares, including Ordinary Shares issuable upon the exercise of Private Warrants.

(2)      Represents Private Warrants.

(3)      In calculating the percentages, (a) the numerator is calculated by adding the number of Warrants that are held by such beneficial owner (if any); and (b) the denominator is calculated by adding the aggregate number of Warrants outstanding.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We from time to time engage in transactions with related parties, including intra-group transactions. These related parties include entities and individuals that may be capable of exercising control or significant influence over our company, including other companies controlled by Monex Group. In addition, members of our Board and our audit and supervisory board and their respective families may also be considered related parties. Transactions with related parties for the most part are commercial transactions undertaken in the ordinary course of business and on commercial terms that are normal in the respective markets, considering the characteristics of the goods or services involved. Please see Note 31 to our financial statements as of and for the year ended March 31, 2024, included elsewhere in this prospectus for further details on our related party transactions.

Transactions with our related companies include:

•        interest-bearing loans amounting to a total of ¥2 billion with Monex Finance Corporation, all of which have been fully repaid as of March 31, 2021;

•        a currently unused line of credit for a total of up to ¥3 billion with Monex Finance Corporation;

•        a subordinated loan agreement for a total of up to ¥3 billion with Monex Finance Corporation;

•        certain cross-selling transactions with Monex Securities for the buying and selling of held crypto assets;

•        currency forward transactions with Monex, Inc. to purchase $1.2 million in exchange for Japanese yen settled on July 31, 2024;

•        an agreement with our parent company, Monex Group, Inc., for the provision of business management services, which was terminated in advance of the closing of the Business Combination; and

•        a promissory note for a total of up to $1,500,000 with TBCP, IV LLC, of which $896,000 was outstanding at the close of the Business Combination, repaid in full on January 15, 2025.

We have entered into an agreement with our parent company, Monex Group, Inc., for guidance and support on general management and other consulting services for which we pay an annual business management service fee. The services provided by Monex include support for our registration as a crypto asset exchange business and negotiation with the Financial Services Agency necessary for continuing such registration, assistance in cyber security risk management and maintaining relationships with relevant financial institutions.

Under the business management service fee agreements, the consideration payable from January 1, 2021 is calculated as 5% of Coincheck, Inc.’s total revenue net of cost of sales (variable fees). For the fiscal years ended March 31, 2022, 2023 and 2024, we paid a total of ¥1,427 million, ¥363 million and ¥458 million, respectively, in these business management service fees. This agreement was terminated in advance of the closing of the Business Combination.

Certain Voting Agreements

Sponsor Support Agreement

Contemporaneously with the execution of the Business Combination Agreement, the Sponsor entered into the Sponsor Support Agreement, pursuant to which, among other things, the Sponsor agreed (i) to vote in favor of the Transactions; (ii) to deliver a duly executed copy of the Registration Rights Agreement on the date of Closing; (iii) to the lock-up restrictions set forth in the Sponsor Support Agreement; (iv) to waive its redemption rights in connection with the consummation of the Business Combination with respect to any Thunder Bridge Common Shares it may hold, and (v) not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Thunder Bridge, the Company, Coincheck, Inc., Coincheck, Inc.’s, the Company’s or Thunder Bridge’s affiliates or any of their respective successors, assigns relating to the negotiation, execution or delivery of the Sponsor Support Agreement, the Business Combination Agreement or the consummation of the Business Combination.

Monex Support Agreement

Contemporaneously with the execution of the Business Combination Agreement, Thunder Bridge, the Company and Monex entered into the Monex Support Agreement, pursuant to which, among other things, Monex (in its capacity as the sole shareholder of the Company) agreed to (i) vote in favor of the PubCo Restructuring and PubCo Reorganization, in each case as contemplated by the Business Combination Agreement and the Transactions, (ii) deliver a duly executed copy of the Registration Rights Agreement on the Closing Date, and (iii) the lock-up restrictions in the Monex Support Agreement. In addition, the Company (in its capacity as the sole shareholder of Merger Sub) agreed to deliver a written consent approving the Business Combination Agreement and the transactions contemplated thereby.

“PubCo Reorganization” refers to, immediately prior to the consummation of the Business Combination, the conversion of the Company’s legal form, without ceasing to exist, from a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) to a Dutch public limited liability company (naamloze vennootschap) by amending and restating its governing documents.

Lock-Up Agreements

Contemporaneously with the execution of the Business Combination Agreement, Coincheck, Inc., the Company and the equityholders party thereto (for purposes of this paragraph, each, an “Equityholder”) entered into Lock-Up Agreements, pursuant to which, among other things, each Equityholder (in his capacity as the stockholder of Coincheck, Inc.) agreed to (i) deliver a duly executed copy of the Registration Rights Agreement on the Closing Date, and (ii) the lock-up restrictions in the Lock-Up Agreements.

Registration Rights Agreement

Pursuant to the Business Combination Agreement certain Thunder Bridge stockholders who would receive our Ordinary Shares, the Thunder Bridge Sponsor, the Company and Monex (collectively, the “Holders”) entered into the Registration Rights Agreement at Closing, pursuant to which, among other things, the Company agreed to use its reasonable best efforts to (i) file a registration statement within 20 business days following the Closing Date to permit the public resale under the Securities Act of all the securities held by the Holders from time to time as permitted by Rule 415 under the Securities Act on the terms and conditions specified in the Registration Rights Agreement, and (ii) cause such registration statement to be declared effective as soon as practicable after the filing thereof. The Registration Rights Agreement also permits underwritten takedowns and provides for customary “piggy-back” registration rights.

Promissory Notes

On September 29, 2023, Monex loaned Thunder Bridge Acquisition, LLC, an affiliate of Thunder Bridge (the “Borrower”), an amount of $1,200,000, to be used as funding by the Borrower, any of its affiliates, or any of their respective shareholders in connection with the transactions contemplated under the Business Combination Agreement. In consideration thereof, the Borrower issued an unsecured promissory note to Monex with a principal amount equal to the amount of such loan, bearing interest at a rate of 8.0% per annum calculated based on a 360-day year, and payable in full on demand at any time on or after the earlier of (i) January 2, 2025 and (ii) the date of termination of the Business Combination Agreement. Upon the occurrence of any default on the part of the Borrower under such promissory note, interest shall accrue on the unpaid amount from the due date to the date of actual payment at 10.0% per annum.

On October 9, 2024, Monex loaned the Borrower an amount of $600,000, to be used as funding by the Borrower, any of its affiliates, or any of their respective shareholders in connection with the transactions contemplated under the Business Combination Agreement. In consideration thereof, the Borrower issued an unsecured promissory note to Monex with a principal amount equal to the amount of such loan, bearing interest at a rate of 8.0% per annum calculated based on a 360-day year, and payable in full on demand at any time on or after the earlier of (i) January 2, 2025 and (ii) the date of termination of the Business Combination Agreement. Upon the occurrence of any default on the part of the Borrower under such promissory note, interest shall accrue on the unpaid amount from the due date to the date of actual payment at 10.0% per annum.

On December 16, 2024, both of the foregoing loans from Monex were fully repaid.

DESCRIPTION OF SECURITIES

This section of the prospectus includes a description of the material terms of our Articles of Association, the Nomination and Voting Agreement and of applicable Dutch law. Note that, as such, the below is subject to the Dutch principles and statutory requirements of reasonableness and fairness as laid down in article 2:8 of the DCC, as a consequence of which, the below may in certain circumstances be non-applicable or, on the contrary, additional rules may apply. The following description is intended as a summary only and does not constitute legal advice regarding those matters and should not be regarded as such. The description is qualified in its entirety by reference to the full text of our Articles of Association. We urge you to read the full text of the Articles of Association.

Company Overview

The Company was incorporated on February 18, 2022, as a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) governed by Dutch law and, on December 10, 2024, changed its legal form to a Dutch public limited liability company (naamloze vennootschap) governed by Dutch law and was renamed Coincheck Group N.V. The Company has its corporate seat in Amsterdam, the Netherlands, and its registered office is at Apollolaan 151, 1077 AR Amsterdam. The Company is registered in the Trade Register of the Chamber of Commerce (Kamer van Koophandel) in the Netherlands under number 85546283.

The below is a description of the material terms of our Ordinary Shares.

Share Capital

Authorized share capital

Under Dutch law, the authorized share capital of a public limited liability company is the maximum capital that the company may issue without amending the Articles of Association. At least one fifth of the authorized share capital must at all times be issued. Pursuant to the Articles of Association, the Company’s authorized share capital will amount to €4,000,000, divided into 400,000,000 ordinary shares with a nominal value of €0.01 each.

Issued share capital

As of the date hereof, subsequent to the closing of the Business Combination, there were 129,703,076 Ordinary Shares issued and outstanding. There are 2,365,278 Ordinary Shares held in treasury. There are also 4,860,148 warrants outstanding, each exercisable at $11.50 per one Ordinary Share, of which 4,730,537 are Public Warrants listed on Nasdaq and 129,611 are Private Warrants held by TBCP IV, LLC.

Form of Ordinary Shares

All Ordinary Shares will be held in registered form. No share certificates will be issued.

Issuance of shares

Under Dutch law, shares may in principle be issued and rights to subscribe for shares (e.g., stock options) may be granted pursuant to a resolution of the general meeting or another corporate body of the company authorized for that purpose by the company’s general meeting. The Articles of Association provide that Ordinary Shares may be issued and rights to subscribe for such shares may be granted pursuant to a resolution adopted by (i) the Company’s general meeting at the proposal of the Board, or (ii) if so authorized by the Company’s general meeting, by the Board. For as long as, and to the extent that the authorization referred to under (ii) is effective, the Company’s general meeting will not have the power to resolve to issue Ordinary Shares or grant rights to subscribe for such shares.

Pursuant to Dutch law, the authorization referred to under (ii) may be granted, and subsequently extended, in each case for a period not exceeding five years. The authorization cannot be withdrawn, unless determined otherwise at the time of the authorization. The resolution to authorize the Board as corporate body authorized to issue Ordinary Shares and grant rights to subscribe for shares must state the maximum number of shares that may be issued under the authorization.

No general meeting resolution or resolution of the Board is required for the issuance of shares pursuant to the exercise of previously granted rights to subscribe for shares.

In line with market practice for Dutch listed companies, the Board is irrevocably authorized, for a period of 18 months following the Closing Date, as corporate body authorized to issue Ordinary Shares and grant rights to subscribe for such shares up to 10% of the Company’s issued share capital as of the close of the Closing Date.

In connection with the Company’s Omnibus Incentive Plan, or any other similar equity plan as adopted by the Board, the Board is furthermore irrevocably authorized, for a period of 5 years as from the Closing Date, as corporate body authorized to issue Ordinary Shares and grant rights to subscribe for such shares up to 9,079,565 Ordinary Shares (the “Absolute Share Limit”), such Absolute Share Limit to be automatically increased from time to time in accordance with the Omnibus Incentive Plan.

Preemptive rights

Pursuant to Dutch law and the Articles of Association, each shareholder has a preemptive right in proportion to the aggregate amount of its Ordinary Shares upon the issuance of new Ordinary Shares or the grant of rights to subscribe for such shares, except in cases where Ordinary Shares are issued or rights thereto are granted: (i) to employees of the Company or a company within the Coincheck Group, (ii) against payment other than in cash, or (iii) to persons exercising a previously granted right to subscribe for Ordinary Shares.

Pursuant to the Articles of Association, the preemptive rights in respect of newly issued Ordinary Shares or rights to subscribe for such shares, may be restricted or excluded by a resolution of the Board if and insofar as it has been designated as corporate body authorized for that purpose by the Company’s general meeting. The Board may only be designated in accordance with the preceding sentence to the extent that it is also designated as corporate body authorized to resolve upon the issuance of Ordinary Shares and grant of rights to subscribe for such shares. The designation may be granted, and subsequently extended, in each case for a period not exceeding five years, and cannot be withdrawn, unless determined otherwise at the time of designation.

If the Board is not designated as described above, the Company’s general meeting may resolve to limit or exclude the preemptive rights in respect of issuances of Ordinary Shares and grant rights to subscribe for shares, but only at the proposal of the Board. A resolution of the Company’s general meeting to limit or exclude preemptive rights or to designate the Board as corporate body authorized to resolve upon the exclusion or limitation or preemptive rights, requires a two/thirds majority of votes cast in a general meeting if less than half of the issued share capital is represented at the meeting concerned. If half of the issued share capital or more is represented at the general meeting, the resolution may be adopted with a simple majority of votes cast.

In line with market practice for Dutch listed companies, the Board has been irrevocably designated, for a period of 18 months following the Closing Date, as corporate body authorized to limit or exclude preemptive rights in respect of issuances of Ordinary Shares and grants of rights to subscribe for such shares up to 10% of the Company’s issued share capital as of the close of the Closing Date.

In connection with the Company’s Omnibus Incentive Plan, or any other similar equity plan as adopted by the Board, the Board furthermore has been irrevocably designated to, for a period of 5 years from the Closing Date, if applicable, restrict or exclude preemptive rights in respect of issuances of Ordinary Shares and grants of rights to subscribe for such shares under the Omnibus Incentive Plan (or any other similar equity plan as adopted by the Board).

Purchase and Repurchase of Ordinary Shares

Pursuant to Dutch law, the Company nor its subsidiaries may subscribe for Ordinary Shares to be issued. The Company and its subsidiaries may acquire (repurchase) Ordinary Shares, subject to the applicable provisions and restrictions of Dutch law and the Articles of Association, to the extent that: (i) the Ordinary Shares are fully paid-up, (ii) if the Ordinary Shares are repurchased for valuable consideration, such repurchase would not cause the Company’s shareholders’ equity (eigen vermogen) to fall below an amount equal to the sum of the paid-up and called-up part of the issued share capital and the reserves that the Company must maintain pursuant to Dutch law and the Articles of Association, and (iii) immediately after the acquisition of such Ordinary Shares, The Company, together with its subsidiaries, would not hold, as shareholders or pledgees, shares having an aggregate nominal value that exceeds 50% of the Company’s issued share capital. In addition, the Company nor its subsidiaries may hold more than one-tenth of its issued share capital for more than three years after it was converted into a public limited liability company (naamloze vennootschap) or after it acquired its own shares (i) for no consideration or (ii) under universal succession of title (algemene titel).

The Company may only acquire Ordinary Shares if the Company’s general meeting has authorized the Board to do so. Such an authorization may be granted for a maximum period of 18 months and must specify the number of Ordinary Shares that may be acquired, the manner in which they may be acquired and the relevant price range. No authorization is required for the acquisition of Ordinary Shares for no valuable consideration or under universal succession of title, or if the Ordinary Shares are acquired by the Company with the intention of transferring them to the Company’s employees or employees within the Coincheck Group pursuant to an applicable arrangement.

In line with market practice for Dutch listed companies, the Board has been irrevocably authorized, for a period of 18 months following the Closing Date, to have the Company acquire fully paid-up Ordinary Shares up to the maximum number of 10% of the Company’s issued share capital in the aggregate.

The Company cannot derive any right to any distribution or any voting rights from any repurchased Ordinary Shares. The Company’s subsidiaries that have acquired Ordinary Shares will not be entitled to exercise their voting rights or to receive any dividends on such shares.

See “Material Dutch Tax Considerations of Acquiring, Owning or Disposing of Ordinary Shares or Warrants — Withholding Tax” beginning on page 174 of this prospectus for a summary of the Dutch dividend withholding tax regime applicable to the repurchase of Ordinary Shares by the Company.

Capital reduction

The Company’s general meeting may resolve to reduce the Company’s issued share capital by (i) cancelling Ordinary Shares, or (ii) reducing the nominal value of the Ordinary Shares through an amendment of the Articles of Association (provided that the nominal value of an Ordinary Share cannot be less than EUR 0.01 under Dutch law). In either case, the reduction would be subject to applicable statutory provisions, including the observance of a two-month creditor opposition period.

A resolution to cancel Ordinary Shares may only relate to Ordinary Shares held by the Company itself or in respect of which the Company holds the depositary receipts. A resolution to reduce the Company’s issued share capital requires a majority of at least two/thirds of the votes cast at the Company’s general meeting if less than half of the issued share capital is represented at the meeting concerned. If half of the issued share capital or more is represented at the general meeting, the resolution may be adopted with a simple majority of votes cast.

Transfer of shares

Pursuant to Dutch law and the Articles of Association, the Ordinary Shares are freely transferable. Under Dutch law and the Articles of Association, the transfer of Ordinary Shares (other than in book-entry form) or the creation of a right in rem on such shares will require a written deed for that purpose and, unless the Company is a party to the deed, written acknowledgement by or proper service upon the Company to be effective.

Pursuant to the Articles of Association, for as long as one or more Ordinary Shares are listed and admitted to trading on a regulated foreign stock exchange, the Board may resolve, in accordance with applicable Dutch law, that the laws of the State of New York, United States of America, rather than Dutch law shall apply to the property law aspects of the Ordinary Shares included in the part of the shareholders’ register kept outside the Netherlands by the relevant transfer agent appointed by the Board for that purpose.

Discriminating provisions

There are no provisions in the Articles of Association that discriminate against a shareholder because of its ownership of a certain number of Ordinary Shares.

Distributions

The Company may only make distributions (whether interim or annual) on the Ordinary Shares if its equity exceeds the sum of its paid-up and called-up capital and the reserves it must maintain pursuant to Dutch law and the Articles of Association. See “Material Dutch Tax Considerations of Acquiring, Owning or Disposing of Ordinary Shares or Warrants — Withholding Tax” beginning on page 174 of this prospectus for a summary of the Dutch dividend withholding tax regime applicable to distributions made by the Company.

The Company does not anticipate making any distributions on Ordinary Shares in the foreseeable future.

Distribution of dividends

Pursuant to Dutch law and the Articles of Association, the distribution of dividends may only take place after the adoption of the Company’s annual accounts which show that the distribution is permitted. The Board may resolve to reserve all or part of the Company’s profits. Any profits remaining after the reservation referred to in the previous sentence shall be at the disposal of the general meeting. The Company’s general meeting may resolve to distribute the remaining profits to the Company’s shareholders. The Company’s general meeting, at the proposal of the Board, may resolve that (part of) the distribution is made in kind, including in the form of Ordinary Shares, or in a currency other than the Euro.

The Company will adopt a policy on reservation and distribution of its profits.

Interim distributions

Subject to the provisions of Dutch law and the Articles of Association, the Board, or the Company’s general meeting at the proposal of the Board, may resolve upon interim distributions on the Ordinary Shares to be charged to the Company’s freely distributable reserves. For this purpose, the Board must prepare an interim statement of assets and liabilities, reflecting that (i) the capital requirements set out above are met, and (ii) the Company has sufficient funds available for distribution. Interim distribution may be made in cash or in kind, including in the form of Ordinary Shares.

General Meetings

Location

The Company general meetings are held in Amsterdam, Haarlemmermeer (which includes Schiphol Airport), The Hague or Rotterdam, the Netherlands. In deviation from the foregoing and to the extent permitted by law, the Board may decide that a general meeting is only accessible by electronic means in accordance with the applicable legal provisions.

Annual general meeting

The Company must hold at least one general meeting per year. This annual general meeting must be held within six months after the end of the Company’s financial year.

Other general meetings

In addition to the annual general meeting, a general meeting must also be held within three months after the board has determined it to be likely that the Company’s equity has decreased to an amount equal to or lower than half of its paid-up and called-up capital, in order to discuss the measures to be taken if so required. If the Board fails to hold such general meeting in a timely manner, each shareholder or other person entitled to attend the general meeting may be authorized by the Dutch court to convene a general meeting.

Furthermore, additional general meetings are also held whenever required under Dutch law or considered appropriate by the Board. Pursuant to Dutch law and the Articles of Association, one or more shareholders solely or jointly representing at least 10% of the issued share capital of the Company may also request the board to convene a general meeting. If the board does not take the steps necessary to ensure that the requested general meeting could be held within six weeks after the request, the requesting shareholder(s) may, at their request, be authorized by the Dutch court to convene a general meeting, subject to the fulfillment of certain requirements.

Convocation

The Company’s general meeting shall be convened by a notice, which includes the location, day and time of the meeting as well as an agenda stating the items to be discussed, which in case of the annual general meeting must in any case include the adoption of the Company’s annual accounts, the appropriation of profits and losses and proposals relating to the board, including the appointment and reappointment of directors and filling of any vacancies. In addition, the agenda for a general meeting must contain such items as the board or the person(s) convening the meeting determine.

Pursuant to Dutch law and the Articles of Association, one or more shareholders solely or jointly representing at least 3% of the issued share capital of the Company, have the right to request the inclusion of additional items on the agenda of a general meeting. Such requests must be made in writing, substantiated and received no later than on the 60th before the day of the relevant general meeting. No resolutions shall be adopted on items other than those that have been included in the agenda. Under the Articles of Association, certain agenda items can only be put on the agenda as a voting item by the board of the Company. However, shareholders that meet the relevant requirements set out above may still request the inclusion of such items on the agenda as a discussion item.

Notice

The Company will give notice of each general meeting by publication on its website and, to the extent required by applicable law, in a Dutch daily nationally distributed newspaper, and in any other manner that may be required to follow in order to comply with Dutch law and applicable Nasdaq and SEC requirements. The Articles of Association and Dutch law provide that general meetings of the Company will be convened by the board, no later than on the 15th day prior to the day of the meeting.

Record date

Pursuant to Dutch law and the Articles of Association, the board of the Company may determine a record date (registratiedatum) of 28 calendar days prior to the day of the general meeting to establish which shareholders and persons with meeting rights are entitled to attend and, if applicable, vote at the general meeting. The record date, if any, and the manner in which shareholders can register and exercise their rights will be set out in the notice of the general meeting. The Articles of Association provide that a shareholder must notify the Company in writing of his or her identity and his or her intention to attend (or be represented at) the general meeting, such notice to be received by the Company on the date set by the Board in accordance with the Articles of Association and as set forth in the convening notice.

Chair

Pursuant to the Articles of Association, general meetings will be presided over by the Executive Chairperson. If the Executive Chairperson is absent or unable to preside over the general meeting, the Lead Non-Executive Director, or in case of his or her absence or inability, the Vice-Chairperson will preside. If all of the aforementioned are absent or unable to act, the general meeting will be presided by any other person designated for that purpose by the Board. The chair of the general meeting appoints a secretary of the general meeting.

Shareholder decision-making

Voting rights

Pursuant to the Articles of Association, each Ordinary Share confers the right to cast one vote at the general meeting. The voting rights attached to any Ordinary Shares held by the Company or its direct or indirect subsidiaries are suspended. Nonetheless, the holders of a right of usufruct or a pledge on Ordinary Shares in favor of a party other than the Company or a direct or indirect subsidiary are not excluded from the right to vote such shares, if the right of usufruct or right of pledge was created prior to the time the shares concerned were acquired by the Company or any of its subsidiaries. The Company may not exercise voting rights for Ordinary Shares in respect of which it or any of its subsidiaries has a right of usufruct or pledge. The holder of a usufruct or pledge on shares shall have the voting rights attached thereto if so provided for when the usufruct or pledge was created. Ordinary Shares which are not entitled to be voted on pursuant to the foregoing will not be taken into account for the purpose of determining the number of shares on which votes may be cast or the amount of share capital that is present or represented at a general meeting.

Under the Articles of Association, blank votes (votes where no choice has been made), abstentions and invalid votes shall not be counted as votes cast. However, shares in respect of which a blank vote or invalid vote has been cast and shares in respect of which the person with meeting rights who is present or represented at the meeting has abstained from voting, are counted when determining the part of the issued share capital that is present or represented at a general meeting.

Majority requirements

Unless Dutch law or the Company provide otherwise, all resolutions adopted at a general meeting will be adopted by a simple majority of votes cast. In the event of a tied vote, the proposal concerned will be rejected.

Quorum requirements

The Proposed Articles of Association do not provide for quorum requirements generally applicable to general meetings of the Company. Resolutions of the general meeting of the Company may be adopted irrespective of the issued share capital present or represented at such general meeting, unless Dutch law or the Articles of Association stipulate otherwise. Under Dutch law and the Articles of Association, certain resolutions can only be adopted by a two/thirds majority of the votes cast if less than half of the issued share capital is present or represented at the general meeting.

Major transactions

Pursuant to Dutch law and the articles of association, resolutions of the Board concerning a material change in the Company’s identity, character or business are subject to the approval of the general meeting. Aforementioned changes include: (i) a transfer of all or virtually all of the Company’s business to a third party, (ii) the entry into or termination of a long-term cooperation of the Company or of a subsidiary with another entity or company, or as a fully liable partner of a limited partnership or partnership, if this cooperation or termination thereof is of significant importance to the Company, and (iii) the acquisition or disposal of an interest in the capital of a company by the Company or by a subsidiary with a value of at least one/third of the value of the Company’s assets, according to the balance sheet with explanatory notes or, if the Company prepares a consolidated balance sheet, according to the consolidated balance sheet with explanatory notes as reflected in the Company’s most recently adopted annual accounts.

Amendment of Articles of Association, legal merger and demerger

The general meeting may only resolve upon (i) an amendment of the Articles of Association, and (ii) a legal merger or legal demerger to which the Company is a party, at the proposal of the Board. A resolution to amend the Articles of Association or to effect a legal merger or legal demerger, requires a simple majority of the votes cast in the general meeting.

Dissolution and liquidation

The general meeting may only resolve upon the dissolution of the Company at the proposal of the Board. A resolution to dissolve the Company requires a simple majority of the votes cast in the general meeting. If the Company is dissolved, its liquidation will be carried out by the Board, unless the general meeting decides otherwise at the proposal of the Board.

If the Company is dissolved and its assets are liquidated, any assets remaining after all the Company’s debts have been settled will be for the benefit of the Company’s shareholders in proportion to the aggregate nominal value of the Ordinary Shares held by each of them.

Board of Directors

Board structure and composition

Pursuant to the Articles of Association, the Company will have a one-tier board comprised of one or more executive directors and one or more non-executive directors. Subject to the approval of the general meeting, the Board will determine the number of executive and non-executive directors serving on the board, provided that the majority will consist of non-executive directors.

The Board will initially be composed of nine members, and shall be composed as described in “Management.”

Independence

As of the Business Combination, at least three directors on the Board shall qualify as independent under the listing rules of Nasdaq. Furthermore, the majority of the non-executive directors shall qualify as independent within the meaning of the DCGC.

Nomination and appointment

Pursuant to the Articles of Association, the directors will be appointed by the Company’s general meeting upon a non-binding (non-exclusive) nomination by the board. In accordance with Dutch law, executive directors may not participate in the board’s deliberations and decision-making process regarding such nomination. A resolution to appoint a director will require a majority of votes cast at the general meeting.

Supplementary to the nomination provisions laid down in the Articles of Association, it has been agreed in the Nomination and Voting Agreement that, (i) until the second anniversary of the Closing Date, the Sponsor shall have a right to nominate two directors, each a Sponsor Nominee, to the board of the Company without such nomination right being subject to a minimum holding requirement or any other terms and conditions, and (ii) from the second anniversary until the third anniversary of the Closing Date, for as long as the Sponsor Group satisfies the Minimum Holding Requirement, the Sponsor shall have a right to nominate one Sponsor Nominee, to the board of the Company. The Board will nominate the Sponsor Nominees for appointment by the Company’s general meeting in accordance with the preceding paragraph. Monex will agree to vote its shares in favor of the appointment of a Sponsor Nominee. The Sponsor’s right to nominate Sponsor Nominees shall terminate with immediate effect as of the third anniversary of the consummation of the Business Combination. In addition, if and when the Sponsor Group, during the period from the second anniversary until the third anniversary of the Closing Date, no longer satisfies the Minimum Holding Requirement, the Sponsor’s nomination right shall lapse as well.

Term of appointment

Unless resolved otherwise by the Company’s general meeting at the proposal of the board, directors will be subject to annual re-election and will be appointed for a term ending at the close of the first annual general meeting of the Company held following their appointment.

Suspension and dismissal

The Company’s general meeting may at all times suspend or dismiss a director of the Company. Pursuant to the Articles of Association, a resolution to suspend or dismiss a director will require a majority of the votes cast in a general meeting. The board may at all times resolve to suspend an executive director.

Additionally, the Nomination and Voting Agreement will stipulate that until the second anniversary of the Closing Date and for as long as the Sponsor Group satisfies the Minimum Holding Requirement during the period from the second anniversary until the third anniversary of the Closing Date, the relevant parties will exercise their rights such that a Sponsor Nominee will only be suspended or dismissed if so requested in writing by the Sponsor, other than, in relation to a suspension, when not suspending the Sponsor Nominee would be in breach of the board’s fiduciary duties or, in connection with a dismissal, in the case of fraud or willful misconduct in the performance of the Sponsor Nominee’s office as director.

Vacancies and inability to act

Pursuant to the Articles of Association, in case of any vacancy on the board or the inability to act of a director, a temporary director may be designated by the board. The temporary replacement will hold office until the earlier of (i) his death, disability, retirement, resignation, disqualification or dismissal from the board, (ii) the end of the next annual general meeting (or such general meeting convened earlier to fill the vacancy) and (ii) such time as the vacancy, or inability of the director, in respect of which he or she was designated as temporary replacement, is resolved.

In the event that the seats of all non-executive directors or all directors on the board are vacant, or if all non-executive directors or all directors are unable to act and the board has not provided a temporary replacement, the general meeting may temporarily entrust the performance of the duties of the non-executive directors or the directors, as the case may be, to one or more individuals who shall, without delay, proceed with taking the required measures to fill the vacancies.

Additionally, the Nomination and Voting Agreement will provide that if a vacancy on the board is a result of a Sponsor Nominee ceasing to be in the office, or if the Sponsor Nominee is unable to act, provided that, if the vacancy or inability to act arises during the period from the second anniversary until the third anniversary of the Closing Date, the Sponsor Group satisfies the Minimum Holding Requirement, the Sponsor Nominee shall be replaced by the board with a replacement director nominated in writing by the Sponsor, whose identity shall be subject to the board’s approval in its discretion.

Board duties

The executive directors serving on the Board will primarily be responsible for all day-to-day management and operations of the Company. The non-executive directors will, among other things, supervise the executive directors’ policy and performance of duties and the Company’s general affairs and its business, and will render their advice and direction to the executive directors. The non-executive directors will furthermore perform any duties allocated to them under or pursuant to Dutch law or the Articles of Association. The executive directors will timely provide the non-executive directors with all information they need in order to properly carry out their duties.

The Board may allocate its duties and powers among its members and the committees of the board in or in accordance with the board regulations or otherwise in writing.

Titles and roles

The Board may in its discretion grant its members titles. The members of the initial Board will have the titles as reflected opposite their names in section “Management.” The non-executive director that is granted the title Lead Non-Executive Director will have the responsibilities of the chair (voorzitter) as referred to under Dutch law.

Board Committees

The Board will have the following standing committees: (i) Audit Committee, (ii) Compensation Committee, (iii) Nominating and Corporate Governance Committee, and (iv) Risk Committee. The Board may from time to time by resolution establish and maintain other committees (whether standing or ad hoc). The regulations applicable to the committees of the Board will be laid down in committee charters.

Liability of directors

Pursuant to Dutch law, each member of the Board may be held jointly and severally liable to the Company for damages in the event of improper or negligent performance of his or her duties. Furthermore, directors may be held liable to third parties based on tort pursuant to certain provisions of the DCC. All members of the Board will be jointly and severally liable for failure of one or more co-directors. An individual director will only be exempt from liability if he or she proves that he or she cannot be held culpable for the mismanagement and that he or she has not been negligent in seeking to prevent the consequences of the mismanagement. In this regard a member of the Board may, however, refer to the allocation of tasks among the directors.

Board Regulations

Pursuant to the Articles of Association, the Board has adopted regulations dealing with its internal organization, the manner in which decisions are taken, the place and manner in which meetings are held, the composition, duties and organization of its committees and any other matters concerning the Board, its members and its committees.

Board decision-making

Pursuant to the Articles of Association, unless the board regulations provide otherwise, the Board may only adopt resolutions at a meeting if the majority of the members entitled to vote is present or represented, and resolutions will be adopted by a majority of the votes cast. Each member of the Board shall have one vote in the board’s decision-making. In case of a tied vote, the Executive Chairperson shall have a casting vote.

Conflict of interest

A member of the Board will not participate in the board’s deliberations and decision-making process if such director has a direct or indirect personal conflict of interest with the Company and its associated business enterprise. If the Board is unable to adopt a resolution as a result of all directors being unable to participate in the deliberations and decision-making process due to a conflict of interest, the resolution may nevertheless by adopted by the Board.

Representation

The Board as a whole and the Executive Chairperson individually are authorized to represent the Company. The Board may authorize one or more persons, whether or not employees by the Company, to represent the Company, whether or not on a continuing basis.

Warrants

Upon the completion of the Business Combination, there were 4,730,537 Public Warrants outstanding. The Public Warrants, which each entitle the holder to purchase one Ordinary Share at an exercise price of $11.50 per share, will become exercisable on the later of January 9, 2025, which is 30 days after the completion of the Business Combination, and the date that the issuance of the underlying ordinary shares is registered on an effective registration statement of the Company. The Public Warrants will terminate at 5:00 p.m., Eastern Time on the earlier to occur of: (i) the date that is five (5) years after the date on which the Business Combination is completed, (ii) the liquidation of the Company, or (iii) the redemption date as provided in the warrant agreement dated June 29, 2021 by and between Thunder Bridge and Continental Stock Transfer & Trust Company, as warrant agent (as amended).

Upon the completion of the Business Combination, there were also 129,611 Private Warrants held by the Thunder Bridge Sponsor. The Private Warrants are identical to the Public Warrants in all material respects, except that so long as the Private Warrants are held by the Thunder Bridge Sponsor or its permitted transferees, the Private Warrants (and the Ordinary Shares issuable upon exercise of these warrants) may not be transferred, assigned or sold until March 10, 2025 subject to certain limited exceptions. Additionally, the Private Warrants may be exercised by the holders on a cashless basis and will not be redeemable (subject to certain limited exceptions), so long as they are held by the Thunder Bridge Sponsor or its permitted transferees. If the Private Warrants are held by someone other than the Thunder Bridge Sponsor or its permitted transferees, such warrants will be redeemable and exercisable by such holders on the same basis as the Public Warrants.

Redemption of Public Warrants when the price per Ordinary Share equals or exceeds $18.00

Pursuant to the Warrant Agreement, with any amendments thereto, if any, once the Public Warrants become exercisable, they may be redeemed (i) in whole and not in part, (ii) at a price of $0.01 per warrant, (iii) upon not less than 30 days’ prior written notice of redemption to each warrant holder, (iv) if, and only if, the last reported sale price of Ordinary Shares equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-day trading period ending three days before sending the notice of redemption to each warrant holder, and (v) if, and only if, there is an effective registration statement covering the shares issuable upon exercise of the warrants and a current prospectus relating thereto is available throughout the 30-day period after the written notice of redemption is given.

When the Public Warrants become redeemable, the Company will be able to exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

See “Material Dutch Tax Considerations of Acquiring, Owning or Disposing of Ordinary Shares or Warrants — Withholding Tax” beginning on page 174 of this prospectus for a summary of the Dutch dividend withholding tax regime potentially applicable to the redemption of Public Warrants.

Redemption of warrants when the price per Ordinary Share equals or exceeds $10.00

Once the Public Warrants become exercisable, they may be redeemed (i) in whole and not in part, (ii) at a price of $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that warrant holders will be able to exercise their warrants on a cashless basis prior to redemption and receive a specified number of Ordinary Shares based on the redemption date and the “fair market value” of the Ordinary Shares, (iii) if, and only if, the last reported sale price of Ordinary Shares equals or exceeds $10.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three days before sending the notice of redemption to each warrant holder, and (iv) if the last reported sale price of the Ordinary Shares is less than $18.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three days before sending the notice of redemption to each warrant holder, the Private Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants.

For purposes of the foregoing, “fair market value” of the Ordinary Shares means the volume weighted average price of Ordinary Shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants. The Company will provide the warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.

Listing of Securities

Ordinary Shares and Public Warrants are listed on Nasdaq under the symbols “CNCK” and “CNCKW,” respectively. Holders of Ordinary Shares and Public Warrants should obtain current market quotations for their securities.

Transfer Agent and Registrar

The Company has listed the Ordinary Shares in registered form and such Ordinary Shares, through the transfer agent, are uncertificated. The Company has appointed Continental Stock Transfer & Trust Company as its agent in New York to maintain the Company’s shareholders’ register on behalf of the Board, and to act as transfer agent and registrar for the Ordinary Shares. The Shares are traded on Nasdaq in book-entry form.

The warrant agent for the Public Warrants is Continental Stock Transfer & Trust Company.

Certain Anti-Takeover Provisions of Dutch Law

No arrangement of protective measures in the Articles of Association

Under Dutch law, various protective measures for a Dutch company against takeovers are possible and permissible within the boundaries set by Dutch statutory law and Dutch case law. It is not anticipated that the Company will adopt any protective measures.

Response Times based on the DCGC and DCC

In accordance with the DCGC, a shareholder may only request the inclusion of an item on the agenda after consulting the board of the Company in that respect. If one or more shareholders intend to request that an item be put on the agenda for a general meeting that may result in a change in the Company’s strategy, pursuant to the DCGC, the board may invoke a response time of a maximum of 180 days until the day of the general meeting.

Furthermore, under Dutch law, a statutory response time of 250 days applies. If the shareholder(s’) request entails a proposal for a change to the composition of the board or of corresponding provisions in the Proposed Articles of Association, the board may invoke a 250-day response time. During this time, the general meeting cannot vote on the requested proposals; the proposals may however be discussed during the general meeting at the request of the relevant shareholder(s). The board must use the 250-day response time to collect the information it needs in order to come to a prudent decision regarding the shareholder(s’) request(s). The board must prepare a report on the policy and course of action pursued during the timeout, and this report must be placed on the Company’s website. The report must also be placed on the agenda of the first general meeting held after the response time has ended as a discussion item.

Limitation on Liability and Indemnification of Directors and Officers

Under Dutch law, the directors of the Company may be held jointly and severally liable vis-a-vis the Company for damages in the event of improper performance of their duties. In addition, they may be held liable towards third parties for any action that may give rise to tort pursuant to the DCC. This applies equally to the Company’s executive directors and non-executive directors.

The general meeting of the Company may resolve to annually discharge the directors, to release them from any loss, damage or right to compensate arising out of or in connection with the exercise of their duties and which appear from the annual report and annual accounts of the Company or as otherwise disclosed to the general meeting.

The Articles of Association also include a provision on indemnification. Pursuant to the Articles of Association and unless Dutch law provides otherwise, the Company is required to indemnify any and all of the directors, officers, former directors, former officers and any person who may have served at its request as a director or officer of a subsidiary of the Company, who were or are made a party or are threatened to be made a party or are involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, or any appeal in that regard or any inquiry or investigation that could lead to such an action, suit or proceeding (a “Proceeding”), against any and all liabilities, damages, documented expenses (including attorney’s fees), financial effects of judgments, fines, penalties (including excise and similar taxes and punitive damages) and amounts paid in settlement in connection with such Proceeding by any of them.

Notwithstanding the Company’s obligation to indemnify and hold harmless as referred to above, no indemnification will be made (i) in respect of any claim, issue or matter as to which any of the above-mentioned indemnified persons will be adjudged in a final and non-appealable decision to be liable for gross negligence or willful misconduct in the performance of such person’s duty to the Company or (ii) to the extent that the costs or the capital losses of the above-mentioned indemnified persons are paid by another party or are covered by an insurance policy and the insurer has paid out these costs or capital losses.

The indemnification described above will not be exclusive of any other rights to which those indemnified may be entitled to.

The Company may maintain an insurance policy which insures directors and officers against certain liabilities which might be incurred in connection with the performance of their duties. The description of indemnity herein is merely a summary of the provisions in the Articles of Association described above, and such description shall not limit or alter the mentioned provisions in the Articles of Association or other indemnification agreements to be entered into.

SHARES ELIGIBLE FOR FUTURE SALE

After giving effect to the Business Combination, the Company had 129,703,076 ordinary shares issued and outstanding. All of the Company’s ordinary shares issued to the Thunder Bridge stockholders in connection with the Business Combination are freely transferable by persons other than by affiliates of Sponsor, Thunder Bridge, the Company without restriction or further registration under the Securities Act. Additionally, Coincheck, Inc.’s shareholders received 122,587,617 ordinary shares of the Company, all of which are subject to the lock-up agreement described below. Sales of substantial amounts of the ordinary shares of the Company in the public market could adversely affect prevailing market prices of the ordinary shares of the Company. Prior to the Business Combination, there had been no public market for the ordinary shares of the Company. The Company has listed its ordinary shares on Nasdaq, but there can be no assurance that a regular trading market will be maintained for the ordinary shares of the Company.

Lock-up Agreements

Contemporaneously with the execution and delivery of the Business Combination Agreement, and as a condition and inducement to Thunder Bridge’s willingness to enter into the Business Combination Agreement, Coincheck, Inc., the Company and the equityholders of Coincheck Inc. party thereto (for purposes of this subsection, each an “Equityholder”) executed and delivered Lock-Up Agreements, pursuant to which, among other things, each Equityholder (in his capacity as the stockholder of Coincheck, Inc.) agreed to (i) deliver a duly executed copy of the Registration Rights Agreement on the Closing Date, and (ii) the lock-up restrictions in the Lock-Up Agreements.

Each Equityholder agreed not to transfer their respective Ordinary Shares, excluding any shares acquired in the public market or pursuant to a transaction exempt from registration under the Securities Act where the issuance of stock occurs on or after the Closing, following the Closing (subject to certain exceptions), except as follows:

•        An aggregate of one-third of the Equityholder’s lock-up shares will be automatically released from the lock-up (allocated pro rata) if the closing price of the lock-up shares is greater than or equal to $15.00 for any 20 trading days within any 30 consecutive trading day period;

•        An aggregate of one-third of the Equityholder’s lock-up shares will be automatically released from the lock-up (allocated pro rata) if the last sale price of the lock-up shares is greater than or equal to $17.50 for any 20 trading days within any 30 consecutive trading day period; and

•        The remainder, being an aggregate of one-third of the Equityholder’s lock-up shares will be automatically released from the lock-up (allocated pro rata) if the last sale price of the lock-up shares is greater than or equal to $20.00 for any 20 trading days within any 30 consecutive trading day period.

The Lock-Up Agreement will terminate upon the earlier to occur of (A) 8:00 am Eastern Time on December 10, 2025 and (B) the third early lock-up expiration time.

Registration Rights Agreement

At the Closing, the Thunder Bridge Sponsor, the Company, Monex and certain other stockholders of the Company (collectively, the “Holders”) entered into the Registration Rights Agreement, pursuant to which, among other things, the Company agreed to use its reasonable best efforts to (i) file a Registration Statement within 20 business days following the Closing Date to permit the public resale under the Securities Act of all the securities held by the Holders from time to time as permitted by Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) on the terms and conditions specified in the Registration Rights Agreement, and (ii) cause such Registration Statement to be declared effective as soon as practicable after the filing thereof. The Registration Rights Agreement also permits underwritten takedowns and provides for customary “piggy-back” registration rights.

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted shares of the Company or Warrants for at least six months would be entitled to sell their securities; provided that (i) such person is not deemed to have been one of the Company’s affiliates at the time of, or at any time during the three months preceding, a sale and (ii) the Company is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as it was required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of the Company or Warrants for at least six months but who are the Company’s affiliates at the time of, or at any time during the three months preceding a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•        one percent (1%) of the total number of ordinary shares of the Company then issued and outstanding; or

•        the average weekly reported trading volume of the ordinary shares of the Company during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by the Company’s affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about the Company.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and materials required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials); and

•        at least one year has elapsed from the time that the issuer filed Form 20-F type information with the SEC, which is expected to be filed promptly after consummation of the Business Combination, reflecting its status as an entity that is not a shell company.

TAXATION

Certain U.S. Federal Income Tax Consequences to U.S. Holders

The following discussion describes certain U.S. federal income tax consequences of the ownership and disposition of Ordinary Shares and Private Warrants. This discussion deals only with Ordinary Shares and Private Warrants, in each case, that are held as capital assets by a U.S. Holder (as defined below). In addition, the discussion set forth below is applicable only to U.S. Holders (i) who are residents of the United States for purposes of the Convention Between the United States of America and the Kingdom of the Netherlands for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Income (the “Treaty”), (ii) whose Ordinary Shares and/or Private Warrants, as applicable, are not, for purposes of the Treaty, effectively connected with a permanent establishment in the Netherlands and (iii) who otherwise qualify for the full benefits of the Treaty.

As used herein, the term “U.S. Holder” means a beneficial owner of Ordinary Shares or Private Warrants that is, for U.S. federal income tax purposes, any of the following:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•        an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•        a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This discussion is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions thereunder, as well as the Treaty, all as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those summarized below.

This discussion does not represent a detailed description of the U.S. federal income tax consequences applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are:

•        a dealer or broker in securities or currencies;

•        a financial institution;

•        a regulated investment company;

•        a real estate investment trust;

•        an insurance company;

•        a tax-exempt organization;

•        a person holding Ordinary Shares or Private Warrants as part of a hedging, integrated or conversion transaction, a constructive sale or a straddle;

•        a trader in securities that has elected the mark-to-market method of accounting for your securities;

•        a person liable for alternative minimum tax;

•        a person who owns or is deemed to own 10% or more of our stock (by vote or value);

•        a person required to accelerate the recognition of any item of gross income with respect to Ordinary Shares or Private Warrants as a result of such income being recognized on an applicable financial statement; or

•        a person whose “functional currency” is not the U.S. dollar.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Ordinary Shares or Private Warrants, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner of a partnership holding Ordinary Shares, you should consult your tax advisors.

This discussion does not contain a detailed description of all the U.S. federal income tax consequences to you in light of your particular circumstances and does not address the Medicare tax on net investment income, U.S. federal estate and gift taxes or the effects of any state, local or non-U.S. tax laws.

If you are considering the purchase of Ordinary Shares or Private Warrants, you should consult your own tax advisors concerning the particular U.S. federal income tax consequences to you of the ownership and disposition of Ordinary Shares or Private Warrants, as applicable, as well as the consequences to you arising under other U.S. federal tax laws and the laws of any other taxing jurisdiction.

Taxation of Dividends

Subject to the discussion under “— Passive Foreign Investment Company” below, the gross amount of distributions on the Ordinary Shares (including any amounts withheld to reflect Dutch withholding taxes) will be taxable as dividends to the extent paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent that the amount of any distribution exceeds our current and accumulated earnings and profits for a taxable year, the distribution will first be treated as a tax-free return of capital, causing a reduction in your tax basis in your Ordinary Shares, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain recognized on a sale or exchange. We do not, however, expect to determine earnings and profits in accordance with U.S. federal income tax principles. Therefore, you should expect that a distribution will generally be reported as a dividend.

Any dividends that you receive (including any withheld taxes) will be includable in your gross income as ordinary income on the day actually or constructively received by you. Such dividends will not be eligible for the dividends received deduction generally allowed to corporations under the Code.

Subject to applicable limitations (including a minimum holding period requirement), dividends received by non-corporate U.S. Holders from a qualified foreign corporation may be treated as “qualified dividend income” that is subject to reduced rates of taxation. A qualified foreign corporation includes a foreign corporation that is eligible for the benefits of a comprehensive income tax treaty with the United States which the United States Treasury Department determines to be satisfactory for these purposes and which includes an exchange of information provision. The United States Treasury Department has determined that the Treaty meets these requirements. A foreign corporation is also treated as a qualified foreign corporation with respect to dividends paid by that corporation on shares that are readily tradable on an established securities market in the United States. U.S. Treasury Department guidance indicates that Ordinary Shares, which are listed on the NASDAQ, are readily tradable on an established securities market in the United States. There can be no assurance, however, that Ordinary Shares will be considered readily tradable on an established securities market in the United States in later years. You should consult your own tax advisors regarding the application of these rules to your particular circumstances.

Notwithstanding the foregoing, we will not be treated as a qualified foreign corporation, and non-corporate U.S. Holders will not be eligible for reduced rates of taxation on any dividends received from us, if we are a passive foreign investment company in the taxable year in which such dividends are paid or in the preceding taxable year (see “— Passive Foreign Investment Company” below).

The amount of any dividend paid in euros will equal the U.S. dollar value of the euros received calculated by reference to the exchange rate in effect on the date the dividend is actually or constructively received by you, regardless of whether the euros are converted into U.S. dollars. If the euros received as a dividend are converted into U.S. dollars on the date they are received, you generally will not be required to recognize foreign currency gain or loss in respect of the dividend income. If the euros received as a dividend are not converted into U.S. dollars on the date of receipt, you will have a basis in the euros equal to their U.S. dollar value on the date of receipt. Any gain or loss realized on a subsequent conversion or other disposition of the euros will be treated as United States source ordinary income or loss.

Subject to certain conditions and limitations (including a minimum holding period requirement), Dutch withholding taxes on dividends may be treated as foreign taxes eligible for credit against your U.S. federal income tax liability. For purposes of calculating the foreign tax credit, dividends paid on the Ordinary Shares will be treated as income from sources outside the United States and will generally constitute passive category income. However, Treasury regulations addressing foreign tax credits (the “Foreign Tax Credit Regulations”) impose additional requirements for foreign taxes to be eligible for a foreign tax credit if the relevant taxpayer does not elect to apply the benefits of an applicable income tax treaty, and there can be no assurance that those requirements will be satisfied if you do not elect to apply the benefits of the Treaty. The Department of the Treasury and the Internal Revenue Service (the “IRS”) are considering proposing amendments to the Foreign Tax Credit Regulations. In addition, recent notices from the IRS provide temporary relief by allowing taxpayers that comply with applicable requirements to apply many aspects of the foreign tax credit regulations as they previously existed (before the release of the current Foreign Tax Credit Regulations) for taxable years ending before the date that a notice or other guidance withdrawing or modifying the temporary relief is issued (or any later date specified in such notice or other guidance). Instead of claiming a foreign tax credit, you may be able to deduct Dutch withholding taxes on dividends in computing your taxable income, subject to generally applicable limitations under United States law (including that a U.S. Holder is not eligible for a deduction for otherwise creditable foreign income taxes paid or accrued in a taxable year if such U.S. Holder claims a foreign tax credit for any foreign income taxes paid or accrued in the same taxable year). The rules governing the foreign tax credit and deductions for foreign taxes are complex. You are urged to consult your tax advisors regarding the Foreign Tax Credit Regulations (and the related temporary relief in the IRS notices) and the availability of a foreign tax credit or a deduction under your particular circumstances.

Distributions of Ordinary Shares or rights to subscribe for Ordinary Shares that are received as part of a pro rata distribution to all of our shareholders generally will not be subject to U.S. federal income tax. Consequently, such distributions generally will not give rise to foreign source income, and you generally will not be able to use a foreign tax credit for any Dutch withholding tax imposed on such distributions unless such credit can be applied (subject to applicable limitations) against U.S. federal income tax due on other income derived from foreign sources.

Possible constructive distributions

The terms of each Private Warrant provide for an adjustment to the number of Ordinary Shares for which the Private Warrant may be exercised or to the exercise price of the Private Warrant in certain events. An adjustment that has the effect of preventing dilution is generally not treated as a constructive distribution. Nevertheless, a U.S. Holder of a Private Warrant will generally be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of Ordinary Shares that would be obtained upon exercise of such warrant) as a result of a distribution of cash to the holders of Ordinary Shares. Any such constructive distribution will generally be subject to tax as described above under “–Taxation of Dividends” in the same manner as if the U.S. Holder of such Private Warrant had received a cash distribution from us in an amount equal to the fair market value of such increased interest.

Passive Foreign Investment Company

Based on the past and projected composition of our income and assets, and the valuation of our assets, including goodwill, we do not believe we were a passive foreign investment company (a “PFIC”) for our most recent taxable year, and we do not expect to become a PFIC in the current taxable year or the foreseeable future, although there can be no assurance in this regard.

In general, we will be a PFIC for any taxable year in which:

•        at least 75% of our gross income is passive income, or

•        at least 50% of the value (generally determined based on a quarterly average) of our assets is attributable to assets that produce or are held for the production of passive income.

For this purpose, passive income generally includes dividends, interest, royalties and rents (other than royalties and rents derived in the active conduct of a trade or business and not derived from a related person). In addition, cash and other assets readily convertible into cash are generally considered passive assets. If we own at least 25% (by value) of the stock of another corporation, for purposes of determining whether we are a PFIC, we will be treated as owning our proportionate share of the other corporation’s assets and receiving our proportionate share of the other corporation’s income.

The determination of whether we are a PFIC is made annually. Accordingly, it is possible that we may become a PFIC in the current or any future taxable year due to changes in our asset or income composition or in the value of our assets. There can be no assurance that the Company will not be treated as a PFIC for any taxable year. If we are a PFIC for any taxable year in which you hold Ordinary Shares, you will generally be subject to certain adverse U.S. federal income tax consequences described below for that year and for each subsequent year in which you hold the Ordinary Shares (even if we do not qualify as a PFIC in such subsequent years). However, if we cease to be a PFIC, you can avoid the continuing impact of the PFIC rules by making a special election to recognize gain as if your Ordinary Shares had been sold on the last day of the last taxable year during which we were a PFIC (such election, the “Deemed Sale Election”). You are urged to consult your own tax advisor about this election.

If we are a PFIC for any taxable year during which you hold Ordinary Shares and you do not make a timely mark-to-market election or “qualified electing fund” election, each as described below, you will be subject to certain adverse U.S. federal income tax consequences with respect to gain realized from a sale or other taxable disposition of such Ordinary Shares (or shares of any of the Company’s subsidiaries that are lower-tier PFICs, as discussed below) and certain distributions received on such Ordinary Shares (or shares of any of the Company’s subsidiaries that are lower-tier PFICs). U.S. Holders should consult their tax advisors regarding the application of the PFIC rules to their investment in the Company.

If we are a PFIC for any taxable year during which you hold Ordinary Shares and any of our non-U.S. subsidiaries is also a PFIC, you will be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of the PFIC rules. You are urged to consult your tax advisors about the application of the PFIC rules to any of our subsidiaries.

In lieu of being subject to the adverse U.S. federal income tax consequences discussed above, you may make a mark-to-market election with respect to Ordinary Shares provided such Ordinary Shares are treated as “marketable stock.” The Ordinary Shares generally will be treated as marketable stock if they are regularly traded on a “qualified exchange or other market” (within the meaning of the applicable Treasury regulations).

If you make an effective mark-to-market election, for each taxable year that we are a PFIC you will include as ordinary income the excess of the fair market value of your Ordinary Shares at the end of the year over your adjusted tax basis in your Ordinary Shares. You will be entitled to deduct as an ordinary loss in each such year the excess of your adjusted tax basis in the Ordinary Shares over their fair market value at the end of the year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. Your adjusted tax basis in your Ordinary Shares will be increased by the amount of any income inclusion and decreased by the amount of any deductions under the mark-to-market rules. In addition, upon the sale or other disposition of Ordinary Shares in a year that we are a PFIC, any gain will be treated as ordinary income and any loss will be treated as ordinary loss to the extent of the net amount previously included in income as a result of the mark-to-market election, and thereafter as capital loss.

If you make a mark-to-market election, it will be effective for the taxable year for which the election is made and all subsequent taxable years unless the Ordinary Shares are no longer regularly traded on a qualified exchange or other market, or the IRS consents to the revocation of the election. However, because a mark-to-market election cannot be made for any lower-tier PFICs that we may own, you will generally continue to be subject to the adverse U.S. federal income tax consequences discussed above with respect to your indirect interest in any such lower-tier PFIC. You are urged to consult your tax advisor about the availability of the mark-to-market election, and whether making the election would be advisable in your particular circumstances. Currently, a mark-to-market election may not be made with respect to Private Warrants.

Alternatively, you can sometimes avoid the adverse U.S. federal income tax consequences in respect of PFIC shares, described above, by electing to treat a PFIC as a “qualified electing fund” under Section 1295 of the Code. A “qualified electing fund” election (a “QEF election”) requires you to include currently in income each year your pro rata share of a PFIC’s ordinary earnings and net capital gains (as ordinary income and long-term capital gain, respectively), regardless of whether or not such earnings and gains are actually distributed. Thus, you could have a tax liability with respect to such earnings or gains without a corresponding receipt of cash. Your basis in the shares of a qualified electing fund will be increased to reflect the amount of the taxed but undistributed income. Distributions of income that had previously been taxed will result in a corresponding reduction of basis in the shares and will not be taxed again as a distribution to you. You must make a QEF election if you wish to have this treatment. To make a QEF election, you will need to have an annual information statement from the PFIC setting forth the earnings and capital gains for the year. If we determine that the Company (or a lower-tier PFIC subsidiary, if applicable) is a PFIC for any taxable year, we will endeavor to provide a PFIC annual information statement with respect to the Company (or the lower-tier PFIC subsidiary, if applicable) for such taxable year. However, there can be no assurance that we will know whether the Company is a PFIC or that it will provide the PFIC annual information statement.

You should consult your own tax advisors as to the consequences of the QEF election (including the consequences of making a retroactive election, which may be permitted in particular circumstances, such as if you had a reasonable belief that we were not a PFIC and filed a protective election).

The application of the PFIC rules to Private Warrants is unclear. Proposed Treasury regulations issued under the PFIC rules generally treat an “option” (which would include a Private Warrant) to acquire the stock of a PFIC as stock of the PFIC, while final Treasury regulations issued under the PFIC rules provide that the QEF election does not apply to options and no mark-to-market election (discussed above) is currently available with respect to options. Therefore, if the proposed Treasury regulations are finalized in their current form, U.S. Holders of Private Warrants would be subject to the PFIC rules described above, but would not be able to make any PFIC elections with respect to Private Warrants.

However, a U.S. Holder may make a QEF election with respect to an Ordinary Share acquired upon the exercise of a Private Warrant and a QEF election previously made with respect to Ordinary Shares will apply to Ordinary Shares newly acquired upon exercise of a Private Warrant. Notwithstanding such QEF election, the adverse tax consequences relating to PFIC shares, adjusted to take into account the current income inclusions resulting from the QEF election, will continue to apply with respect to such newly acquired Ordinary Shares (which under proposed regulations will be deemed to have a holding period for purposes of the PFIC rules that includes the period the U.S. Holder held Private Warrants), unless the U.S. Holder makes a purging election under the PFIC rules (such as the Deemed Sale Election discussed above). U.S. Holders should consult with their own tax advisors regarding the application of the PFIC rules to Private Warrants.

You will generally be required to file IRS Form 8621 if you hold Ordinary Shares in any year in which we are classified as a PFIC. You are urged to consult your tax advisors concerning the U.S. federal income tax consequences of holding Ordinary Shares if we are considered a PFIC in any taxable year.

Taxation of Gains or Losses

For U.S. federal income tax purposes, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of Ordinary Shares or Private Warrants in an amount equal to the difference between the amount realized for the Ordinary Shares or Private Warrants, as applicable, and your tax basis in your Ordinary Shares or Private Warrants, as applicable, in each case determined in U.S. dollars. Subject to the discussion under “— Passive Foreign Investment Company” above, such gain or loss will generally be capital gain or loss and will generally be long-term capital gain or loss if you have held the Ordinary Shares or Private Warrants for more than one year. Long-term capital gains of non-corporate U.S. Holders (including individuals) are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. Any gain or loss recognized by you will generally be treated as U.S. source gain or loss.

Acquisition of Ordinary Shares pursuant to Public Warrants or Private Warrants

Subject to the PFIC rules discussed above, a U.S. Holder will generally not recognize gain or loss upon the exercise of a Public Warrant or a Private Warrant for cash. An Ordinary Share acquired pursuant to the exercise of a Public Warrant or a Private Warrant for cash will generally have a tax basis equal to the U.S. Holder’s tax basis in the Public Warrant or Private Warrant, as applicable, increased by the amount paid to exercise the Public Warrant or Private Warrant, as applicable.

It is unclear whether a U.S. Holder’s holding period for the Ordinary Share will commence on the date of exercise of the Public Warrant or Private Warrant or the day following the date of exercise of the Public Warrant or Private Warrant, as applicable; in either case, the holding period will not include the period during which the U.S. Holder held the Public Warrant or Private Warrant, as applicable.

If a Private Warrant is allowed to lapse unexercised, a U.S. Holder will generally recognize a capital loss equal to such holder’s tax basis in the Private Warrant.

The tax consequences of a cashless exercise of a Public Warrant or a Private Warrant are not clear under current U.S. federal income tax law. A cashless exercise may be tax-free, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either case, a U.S. Holder’s tax basis in the Ordinary Share received will generally equal the U.S. Holder’s tax basis in the Public Warrant or Private Warrant, as applicable. If a cashless exercise is not a realization event, it is unclear whether a U.S. Holder’s holding period for the Ordinary Share received on exercise would be treated as commencing on the date of exercise of the Public Warrant or Private Warrant, as applicable, or the following day. If a cashless exercise is treated as a recapitalization, the holding period of the Ordinary Share received will include the holding period of the Public Warrant or Private Warrant, as applicable.

It is also possible that a cashless exercise of a Public Warrant or Private Warrant could be treated as a taxable exchange in which gain or loss is recognized. In such an event, a U.S. Holder will be deemed to have surrendered Public Warrants or Private Warrants with an aggregate fair market value equal to the exercise price for the total number of Public Warrants or Private Warrants, as applicable, to be exercised. The U.S. Holder will recognize capital gain or loss in an amount equal to the difference between the fair market value of the Public Warrants or Private Warrants, as applicable, deemed surrendered and the U.S. Holder’s tax basis in the applicable warrants. In this case, a U.S. Holder’s tax basis in the Ordinary Shares received will equal the sum of the U.S. Holder’s tax basis in the Public Warrants or Private Warrants exercised and the exercise price of the applicable warrants. It is unclear whether a U.S. Holder’s holding period for the Ordinary Shares would commence on the date of exercise of the Public Warrants or Private Warrants or the day following the date of exercise of the Public Warrants or Private Warrants, as applicable.

There can be no assurance regarding which, if any, of the alternative tax characterizations and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise of Public Warrants or Private Warrants.

If we redeem Private Warrants for cash pursuant to the redemption provisions of the Private Warrants or if we purchase Private Warrants in an open market transaction, such redemption or purchase will generally be treated as a taxable disposition of such Private Warrants by the U.S. Holder, which will generally be subject to tax as described above under “— Taxation of Gains or Losses.”

Information Reporting and Backup Withholding

In general, information reporting will apply to dividends in respect of Ordinary Shares and the proceeds from the sale, exchange or other disposition of Ordinary Shares or Private Warrants that are paid to you within the United States (and in certain cases, outside the United States), unless you establish that you are an exempt recipient. A backup withholding tax may apply to such payments if you fail to provide a taxpayer identification number and a certification that you are not subject to backup withholding or if you fail to report in full dividend and interest income.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Material Japanese Tax Considerations of Acquiring, Owning or Disposing of Ordinary Shares or Public Warrants

Ordinary Shares and Public Warrants

The following discussion addresses certain Japanese tax consequences of acquiring, owning or disposing, as the case may be, of the Ordinary Shares, or the disposing or exercising, as the case may be, of the Public Warrants by Japanese and non-Japanese Holders.

This section is intended as general information only. Prospective holders of Ordinary Shares or Public Warrants should consult their own tax adviser regarding the Japanese tax consequences of any acquisition, holding or disposal of Ordinary Shares or Public Warrants.

Non-Japanese Holders

No particular tax consequences are expected to arise in Japan as a result of the acquiring, owning, exercising or disposing of the Ordinary Shares or the Public Warrants for a holder that is not a resident of Japan.

Japanese Holders

The following tax consequences are expected to arise in Japan for a holder that is a resident of Japan.

If a shareholder is an individual, dividends paid to the shareholder are taxable in Japan. As the dividends are paid by a foreign corporation, deduction for dividend cannot be claimed. When Ordinary Shares are transferred to third parties, shareholders will be taxed on the capital gains on transfer as they would be if they were investing in shares of a Japanese corporation, but they will also be taxed on foreign exchange gains. By filing a tax return, such shareholders may claim a foreign tax credit within certain credit limits for Dutch withholding tax.

If a shareholder is a corporation, and the Ordinary Shares held by the corporation are treated as “trading securities,” the valuation gain or loss at the end of the fiscal year is included in the amount of gain or loss for the purpose of calculating the Japanese corporate income tax for the fiscal year. When Ordinary Shares are transferred to third parties, Japanese corporate income tax will be imposed on gains on the transfer. The sale of Ordinary Shares in the U.S. public market does not affect the “taxable sales ratio” for Japanese consumption tax purposes since the transfer price is not taxable. If a share purchase agreement of Ordinary Shares is physically executed in Japan and the agreement specifies the price to be paid, then stamp tax will be imposed.

Material Dutch Tax Considerations of Acquiring, Owing or Disposing of Ordinary Shares or Warrants

Taxation in the Netherlands

This section outlines the principal Dutch tax consequences of the acquisition, holding, settlement, redemption and disposal of the Ordinary Shares or Warrants. It does not present a comprehensive or complete description of all aspects of Dutch tax law which could be relevant to a holder of Ordinary Shares or Warrants. For Dutch tax purposes, a holder of Ordinary Shares or Warrants may include an individual or entity not holding the legal title to the Ordinary Shares or Warrants, but to whom, or to which, the Ordinary Shares or Warrants are, or the income from the Ordinary Shares or Warrants is, nevertheless attributed based either on this individual or entity owning a beneficial interest in the Ordinary Shares or Warrants or on specific statutory provisions. These include statutory provisions attributing Ordinary Shares or Public Warrants to an individual who is, or who has directly or indirectly inherited from a person who was, the settlor, grantor or similar originator of a trust, foundation or similar entity that holds the Ordinary Shares or Warrants.

This section is intended as general information only. Prospective holders of Ordinary Shares or Warrants should consult their own tax adviser regarding the tax consequences of any acquisition, holding or disposal of Ordinary Shares or Warrants.

This section is based on Dutch tax law as applied and interpreted by Dutch tax courts and as published and in effect on the date of this prospectus, including the tax rates applicable on that date, without prejudice to any amendments introduced at a later date and implemented with or without retroactive effect.

Any reference in this section made to Dutch taxes, Dutch tax or Dutch tax law should be construed as a reference to any taxes of any nature levied by or on behalf of the Netherlands or any of its subdivisions or taxing authorities or to the law governing such taxes, respectively. The Netherlands means the part of the Kingdom of the Netherlands located in Europe.

Any reference made to a treaty for the avoidance of double taxation concluded by the Netherlands includes the Tax Regulation for the Kingdom of the Netherlands (Belastingregeling voor het Koninkrijk), the Tax Regulation for the State of the Netherlands (Belastingregeling voor het land Nederland), the Tax Regulations for the Netherlands and Curaçao (Belastingregeling Nederland Curaçao), the Tax Regulations for the Netherlands and St. Maarten (Belastingregeling Nederland Sint Maarten) and the Agreement between the Taipei Representative Office in the Netherlands and the Netherlands Trade and Investment Office in Taipei for the avoidance of double taxation.

This section does not describe any Dutch tax considerations or consequences that may be relevant where a holder of Ordinary Shares or Warrants:

(i)     is an individual and the income or capital gains derived by a holder of Ordinary Shares or Warrants from the Ordinary Shares or Warrants are attributable to employment activities, the income from which is taxable in the Netherlands;

(ii)    has a substantial interest (aanmerkelijk belang) or a fictitious substantial interest (fictief aanmerkelijk belang) in the Company within the meaning of chapter 4 of the Dutch Income Tax Act 2001 (Wet inkomstenbelasting 2001) (the “ITA”). Generally, a holder of Ordinary Shares or Warrants has a substantial interest in the Company if the holder of Ordinary Shares or Warrants, alone or — in case of an individual — together with a partner for Dutch tax purposes, or any relative by blood or by marriage in the ascending or descending line (including foster-children) of the holder of Ordinary Shares or Warrants or the partner, owns or holds, or is deemed to own or hold shares or certain rights to shares, including rights to directly or indirectly acquire shares, directly or indirectly representing 5% or more of the Company’s issued capital as a whole or of any class of Ordinary Shares or Warrants or profit participating certificates (winstbewijzen) relating to 5% or more of the Company’s annual profits or 5% or more of the Company’s liquidation proceeds;

(iii)   is an entity that, although it is in principle subject to Dutch corporate income tax under the Dutch Corporate Income Tax Act 1969 (Wet op de vennootschapsbelasting 1969) (the “CITA”), is not subject to Dutch corporate income tax or is fully or partly exempt from Dutch corporate income tax (such as a qualifying pension fund as described in Section 5 CITA and a tax exempt investment fund (vrijgestelde beleggingsinstelling) as described in Section 6a CITA), or is an entity that is not tax resident in the Netherlands and that has a function comparable to a tax exempt investment fund (vrijgestelde beleggingsinstelling) as described in Section 6a CITA;

(iv)   is an investment institution (beleggingsinstelling) as described in Section 28 CITA, or is an entity that is not tax resident in the Netherlands and that has a function comparable to an investment institution (beleggingsinstelling) as described in Section 28 CITA;

(v)    is required to apply the participation exemption (deelnemingsvrijstelling) with respect to the Ordinary Shares or Warrants (as described in Section 13 CITA). Generally, a holder of Ordinary Shares or Warrants is required to apply the participation exemption if it is subject to Dutch corporate income tax and it, or a related entity, holds an interest of 5% or more of the nominal paid-up share capital in the Company;

(vi)   is an entity that is entitled or required to apply the dividend withholding tax exemption (inhoudingsvrijstelling) with respect to any profits derived from the Ordinary Shares (pursuant to Section 4 or Section 4a of the Dutch Dividend Withholding Tax Act 1965 (Wet op de dividendbelasting 1965) (the “DWTA”)). Pursuant to Section 4 DWTA, a holder of Ordinary Shares may, in general terms, be entitled or required to apply a dividend withholding tax exemption if it holds an interest of 5% or more of the nominal paid-up share capital in the Company. Pursuant to Section 4a DWTA, a holder of Ordinary Shares may, in general terms, be entitled to apply a dividend withholding tax exemption if such holder of Ordinary Shares (x) is an entity that is tax resident in the Netherlands that is not subject to Dutch corporate income tax, or (y) is an entity which is (a) a resident in a member state of the European Union (“EU”), or a state that is a party to the Agreement on the European Economic Area (“‘EEA”; Iceland, Liechtenstein or Norway) or, to the extent that it concerns shares that are held as a portfolio investment, another state that has been designated by means of a ministerial decree as a state with which the Netherlands can exchange information in line with the international standard on exchange of information, (b) is not subject to a profit tax levied by that state and (c) would not have been subject to Dutch corporate income tax had that entity been resident in the Netherlands, and such holder of Ordinary Shares has obtained a formal decision from the Dutch Tax Authorities stating that these requirements are met (kwalificatiebeschikking);

(vii)  is an entity that is related (gelieerd) to the Company within the meaning of the Withholding Tax Act 2021 (Wet bronbelasting 2021). An entity is considered related if (i) it holds, directly or indirectly, a Qualifying Interest in the Company, (ii) the Company, directly or indirectly, holds a Qualifying Interest in the holder of Ordinary Shares or Warrants, or (iii) a third party holds, directly or indirectly, a Qualifying Interest in both the Company and the holder of Ordinary Shares or Warrants. An entity is also considered related to the Company if the entity is part of a qualifying unity (kwalificerende eenheid) of entities that jointly directly or indirectly holds a Qualifying Interest in the Company. The term Qualifying Interest means a directly or indirectly held interest — either by an entity individually or jointly if an entity is part of a qualifying unity — that enables such entity or such collaborating group to exercise a definite influence over another entities’ decisions, such as the Company or the holder of Ordinary Shares or Warrants as the case may be, and allows it to determine the other entities’ activities;

(viii) is an entity which is a resident of Aruba, Curaçao or Sint Maarten and fully or partly conducts a business through a permanent establishment (vaste inrichting) or a permanent representative (vaste vertegenwoordiger) in Bonaire, Sint Eustatius or Saba to which the Ordinary Shares or Warrants are attributable; and

(ix)   is not considered the beneficial owner (uiteindelijk gerechtigde) of these Ordinary Shares or Warrants or the benefits derived from or realized in respect of these Ordinary Shares or Warrants.

This section also does not describe any Dutch tax considerations or consequences arising from the Dutch Minimum Tax Act 2024 (Wet minimumbelasting 2024; the Dutch implementation of Directive (EU) 2022/2523 of 14 December 2022 on ensuring a global minimum level of taxation for multinational enterprise groups and large-scale domestic groups in the European Union). Generally, such Dutch tax considerations or consequences may arise for a holder of Ordinary Shares or Warrants that is part of a multinational enterprise group which has at least one Dutch resident constituent entity (including permanent establishments situated in the Netherlands) or a large-scale domestic group, both within the meaning of the Dutch Minimum Tax Act 2024, provided that such a group has an annual revenue of at least €750,000,000 in its (consolidated) financial statements in at least two of the four reporting years immediately preceding the relevant (reporting) year. If a holder of Ordinary Shares or Warrants is part of such a multinational enterprise group or a large-scale domestic group, any benefits derived or deemed to be derived from the Ordinary Shares or Warrants, including any capital gains realized on any transfer of the Ordinary Shares or Warrants, may be subject to a (top-up) tax of up to 15% in the Netherlands.

Withholding Tax

Based on Dutch domestic law, the Company is generally required to withhold Dutch dividend withholding tax at a rate of 15% from dividends distributed by it pursuant to the DWTA. Generally, the Company is responsible for the withholding of such dividend withholding tax at source.

Dividends distributed by the Company include, but are not limited to:

(i)     distributions of profits in cash or in kind, whatever they be named or in whatever form;

(ii)    proceeds from the liquidation of the Company or proceeds from the repurchase of Ordinary Shares by the Company, other than as a temporary portfolio investment (tijdelijke belegging), in excess of the average paid-in capital recognized for the purposes of the DWTA;

(iii)   the par value of the Ordinary Shares issued to a holder of Ordinary Shares or Warrants or an increase in the par value of the Ordinary Shares, to the extent that no related contribution, recognized for the purposes of the DWTA, has been made or will be made; and

(iv)   partial repayment of paid-in capital, that is,

•        not recognized for DWTA purposes, or

•        recognized for DWTA purposes, to the extent that the Company has “net profits” (zuivere winst), unless (a) the general meeting of shareholders has resolved in advance to make this repayment, and (b) the par value of the Ordinary Shares concerned has been reduced by an equal amount by way of an amendment to the articles of association of the Company. The term “net profits” includes anticipated profits that have yet to be realized.

In addition to the above, it cannot be excluded that proceeds of redemption of Warrants or proceeds of the repurchase of Warrants or an actual or deemed (including in connection with any cashless exercise of Warrants) full or partial cash settlement of Warrants fall within the scope of the expression “dividends distributed” and are therefore to such extent subject to Dutch dividend withholding tax at a rate of 15%. However, to date, no authoritative case law of the Dutch courts has been made publicly available in this respect.

The exercise of a Public Warrant will however in the view of the Company not give rise to Dutch dividend withholding tax, except to the extent (i) the exercise price paid in cash per issued Ordinary Share is below the nominal value of an Ordinary Share (currently, the nominal value per Ordinary Share is €0.01 and the exercise price of a Public Warrant will be $11.50) and (ii) such difference is not charged against the Company’s share premium reserve recognized for purposes of Dutch dividend withholding tax. If any Dutch dividend withholding tax due is not effectively withheld for the account of the relevant holder of Warrants, Dutch dividend withholding tax shall be due by the Company on a grossed-up basis, meaning that the Dutch dividend withholding tax basis shall be equal to the amount referred to in the preceding sentence multiplied by 100/85. Exceptions and relief from Dutch dividend withholding tax may apply as set forth below.

If a holder of Ordinary Shares or Warrants is an individual that is resident or deemed to be resident in the Netherlands or is an individual that is not resident or deemed to be resident in the Netherlands, but for whom dividends distributed by the Company or income deemed to be derived from the Ordinary Shares or Warrants is subject to income tax under the ITA, such holder of Ordinary Shares or Warrants is generally entitled to a credit for any Dutch dividend withholding tax against his Dutch tax liability and to a refund of any residual Dutch dividend withholding tax. Entities that are resident or deemed to be resident in the Netherlands and entities that are not resident or deemed resident in the Netherlands, but for which dividends distributed by the Company are subject to corporate income tax under the CITA, can only credit Dutch dividend withholding tax up to the total amount of their Dutch corporate income tax liability without taking into account any credit for Dutch dividend withholding tax and gaming tax (kansspelbelasting). To the extent the aggregate of the Dutch dividend withholding tax and gaming tax exceeds the aggregate Dutch corporate income tax liability in respect of the relevant year, the excess is not refunded, but carried forward to future years subject to certain restrictions and conditions.

Depending on specific circumstances, a holder of Ordinary Shares or Warrants resident in a country other than the Netherlands and for whom dividends distributed by the Company or income deemed to be derived from the Ordinary Shares or Warrants is not subject to tax under the ITA or the CITA may be entitled to exemptions from, reduction of, or full or partial refund of, Dutch dividend withholding tax under Dutch law, EU law, or treaties for the avoidance of double taxation.

A holder of Ordinary Shares or Warrants that is resident (i) in an EU member state, (ii) in a state that is a party to the Agreement on the European Economic Area (“EEA”; Iceland, Liechtenstein or Norway), or (iii) in a designated third state with which the Netherlands has agreed to an arrangement for the exchange of information on tax matters and for whom dividends distributed by the Company or income deemed to be derived from the Ordinary Shares or Warrants is not subject to tax under the ITA or the CITA, may be entitled to a full or partial refund of Dutch dividend withholding tax incurred in respect of the Ordinary Shares or Warrants if the final tax burden in respect of the dividends distributed by the Company of a comparable Dutch resident holder of Ordinary Shares or Warrants is lower than the withholding tax incurred by the non-Dutch resident holder of Ordinary Shares or Warrants. The refund is granted upon request, and is subject to conditions and limitations. No entitlement to a refund exists if the disadvantage for the non-Dutch resident holder of Ordinary Shares or Warrants is entirely compensated in his state of residence under the provisions of a treaty for the avoidance of double taxation concluded between his state of residence and the Netherlands.

A holder of Ordinary Shares or Warrants who is resident in the United States for purposes of the 1992 treaty for the avoidance of double taxation between the United States and the Netherlands, as amended most recently by the Protocol signed March 8, 2004 (the “US Treaty”) and who is entitled to the benefits of the US Treaty, will be entitled to an exemption from or a reduction of Dutch dividend withholding tax as follows:

(i)     if the US holder of Ordinary Shares or Warrants is an exempt pension trust as described in Article 35 of the US Treaty or an exempt organization as described in Article 36 of the US Treaty, the US holder of Ordinary Shares or Warrants is entitled to an exemption from Dutch dividend withholding tax; and

(ii)    if the US holder of Ordinary Shares or Warrants is a company that directly holds at least 10%, but less than 80% of the voting power in the Company, the US holder of Ordinary Shares or Warrants will be entitled to a reduction of Dutch withholding tax to a rate of 5%.

A US holder of Ordinary Shares or Warrants that qualifies for an exemption from, or a reduction of, Dutch dividend withholding tax may generally claim (i) an exemption or reduction at source, or (ii) a refund, by making the requisite filings within three years after the end of the calendar year in which the Dutch dividend withholding tax was levied.

A holder of Ordinary Shares or Warrants who is resident in Japan for purposes of the treaty for the avoidance of double taxation between Japan and the Netherlands, signed on August 25, 2010 (the “Japan Treaty”) and who is entitled to the benefits of the Japan Treaty, will be entitled to an exemption from or a reduction of Dutch dividend withholding tax as follows:

(i)     all Japanese holders of Ordinary Shares or Warrants will be entitled to a reduction of Dutch dividend withholding tax to a rate of 10%; and

(ii)    if the Japanese holder of Ordinary Shares or Warrants is a qualifying pension fund as described in Article 3, paragraph 1, under (m), of the Japan Treaty, the Japanese holder of Ordinary Shares or Warrants is entitled to an exemption from Dutch dividend withholding tax, provided that such dividends are not derived from the carrying on of a business, directly or indirectly, by such qualifying pension fund.

A Japanese holder of Ordinary Shares or Warrants that qualifies for an exemption from, or a reduction of, Dutch dividend withholding tax may generally claim (i) an exemption or reduction at source, or (ii) a refund, by making the requisite filings within five years after the end of the calendar year in which the Dutch dividend withholding tax was levied.

According to Dutch domestic anti-dividend stripping rules, no credit against Dutch tax, exemption from, reduction, or refund of Dutch dividend withholding tax will be granted if the recipient of the dividends paid by the Company is not considered to be the beneficial owner (uiteindelijk gerechtigde) of those dividends.

The DWTA provides for a non-exhaustive negative description of a beneficial owner. According to the DWTA, a holder of Ordinary Shares will not be considered the beneficial owner of the dividends if as a consequence of a combination of transactions:

(i)     a person other than the holder of Ordinary Shares or Warrants wholly or partly, directly or indirectly, benefits from the dividends;

(ii)    whereby this other person retains or acquires, directly or indirectly, an interest similar to that in the Ordinary Shares on which the dividends were paid; and

(iii)   that other person is entitled to a credit, reduction or refund of Dutch dividend withholding tax that is less than that of the holder of Ordinary Shares.

In general terms, the burden of proof with respect to beneficial ownership of dividends distributed by the Company rests on the Dutch tax authorities. If, however, a holder of Ordinary Shares or Warrants would receive dividends, including dividends on the Ordinary Shares or Warrants, in a calendar year in respect of which an aggregate amount of EUR 1,000 in Dutch dividend withholding tax would be due based on the rate of 15%, the burden of proof with respect to beneficial ownership of such dividends rests on the holder of Ordinary Shares or Warrants.

Taxes on Income and Capital Gains

Residents of the Netherlands

The description of certain Dutch tax consequences in this section is only intended for the following holder of Ordinary Shares or Warrants:

(i)     individuals who are resident or deemed to be resident in the Netherlands (“Dutch Resident Individuals”); and

(ii)    entities or enterprises that are subject to the CITA and are resident or deemed to be resident in the Netherlands (“Dutch Resident Corporate Entities”).

Dutch Resident Individuals engaged or deemed to be engaged in an enterprise or in miscellaneous activities

Dutch Resident Individuals engaged or deemed to be engaged in an enterprise or in miscellaneous activities (resultaat uit overige werkzaamheden) are generally subject to income tax at statutory progressive rates with a maximum of 49.50% on any benefits derived or deemed to be derived from the Ordinary Shares or Warrants, including any capital gains realized on any disposal of the Ordinary Shares or Warrants, where those benefits are attributable to:

(i)     an enterprise from which a Dutch Resident Individual derives profits, whether as an entrepreneur (ondernemer) or by being co-entitled (medegerechtigde) to the net worth of this enterprise other than as an entrepreneur or shareholder; or

(ii)    miscellaneous activities, including activities which are beyond the scope of active portfolio investment activities (meer dan normaal vermogensbeheer).

Dutch Resident Individuals not engaged or deemed to be engaged in an enterprise or in miscellaneous activities

Generally, Ordinary Shares or Warrants held by a Dutch Resident Individual who is not engaged or deemed to be engaged in an enterprise or in miscellaneous activities, or who is so engaged or deemed to be engaged but the Ordinary Shares or Warrants are not attributable to that enterprise or miscellaneous activities, will be subject to an annual income tax imposed on a fictitious yield on the fair market value of the Ordinary Shares or Warrants on 1 January of each calendar year under the regime for savings and investments (inkomen uit sparen en beleggen). Irrespective of the actual income or capital gains realized, the annual taxable benefit from a Dutch Resident Individual’s assets and liabilities taxed under this regime, including the Ordinary Shares or Warrants, is based on fictitious percentages applied to the fair market value of (i) bank savings, (ii) other assets, including the Ordinary Shares or Warrants, and (iii) liabilities.

Taxation only occurs if and to the extent the sum of the fair market value of bank savings and other assets minus the fair market value of the liabilities exceeds a certain threshold (heffingvrij vermogen). The tax rate under the regime for savings and investments is a flat rate of 36%.

For the calendar year 2025, the definitive fictitious percentages applicable to the first and third categories mentioned above (bank savings and liabilities) have not yet been determined. The definitive fictitious yield percentage applicable to the second category mentioned above (other assets, including the Ordinary Shares or Warrants) is 5.88% for the calendar year 2025.

Transactions in the three months periods before and after 1 January will for this purpose be ignored unless the holder of Ordinary Shares or Warrants can demonstrate that such transactions are implemented for other reasons than arbitration between fictitious yield percentages.

Based on decisions by the Dutch Supreme Court of 6 June 2024, taxation under the regime for savings and investments in its current form, as described in the above paragraphs, may under specific circumstances be incompatible with the European Convention on Human Rights. It is expected that the regime for taxation of savings and investments as in effect on the date of this prospectus will be amended to comply with the decisions of the Dutch Supreme Court mentioned above. Holders of Ordinary Shares or Warrants are advised to consult their own tax advisor to ensure that tax is levied in accordance with the decisions of the Dutch Supreme Court.

Dutch Resident Corporate Entities

Dutch Resident Corporate Entities are generally subject to corporate income tax at statutory rates up to 25.8% on any benefits derived or deemed to be derived from the Ordinary Shares or Warrants, including any capital gains realized on their disposal.

Non-Residents of the Netherlands

The description of certain Dutch tax consequences in this section is only intended for the following holders of Ordinary Shares or Warrants:

(i)     individuals who are not resident and not deemed to be resident in the Netherlands (“Non-Dutch Resident Individuals”); and

(ii)    entities that are not resident and not deemed to be resident in the Netherlands (“Non-Dutch Resident Corporate Entities”).

Non-Dutch Resident Individuals

A Non-Dutch Resident Individual will not be subject to any Dutch taxes on income or capital gains derived from the purchase, ownership and disposal or transfer of the Ordinary Shares or Warrants, other than withholding tax as described above, unless:

(i)     the Non-Dutch Resident Individual derives profits from an enterprise, whether as entrepreneur or by being co-entitled to the net worth of this enterprise other than as an entrepreneur or shareholder and this enterprise is fully or partly carried on through a permanent establishment (vaste inrichting) or a permanent representative (vaste vertegenwoordiger) in the Netherlands, to which the Ordinary Shares or Warrants are attributable;

(ii)    the Non-Dutch Resident Individual derives benefits from miscellaneous activities carried on in the Netherlands in respect of the Ordinary Shares or Warrants, including activities which are beyond the scope of active portfolio investment activities; or

(iii)   the Non-Dutch Resident Individual is entitled to a share — other than by way of securities — in the profits of an enterprise, which is effectively managed in the Netherlands and to which the Ordinary Shares or Warrants are attributable.

Non-Dutch Resident Corporate Entities

A Non-Dutch Resident Corporate Entity will not be subject to any Dutch taxes on income or capital gains derived from the purchase, ownership and disposal or transfer of the Ordinary Shares or Warrants, other than withholding tax as described above, unless:

(i)     the Non-Dutch Resident Corporate Entity derives profits from an enterprise, which is fully or partly carried on through a permanent establishment or a permanent representative in the Netherlands to which the Ordinary Shares or Warrants are attributable; or

(ii)    the Non-Dutch Resident Corporate Entity is entitled to a share — other than by way of securities — in the profits of an enterprise or a co-entitlement to the net worth of an enterprise, which is effectively managed in the Netherlands and to which the Ordinary Shares or Warrants are attributable.

Under certain specific circumstances, treaties for the avoidance of double taxation may restrict the extent to which Non-Dutch Resident Individuals and Non-Dutch Resident Corporate are subject to Dutch taxes in connection with the acquisition, holding, settlement, redemption, and transfer of the Ordinary Shares or Warrants.

Dutch Gift Tax or Inheritance Tax

No Dutch gift tax or inheritance tax is due in respect of any gift of the Ordinary Shares or Warrants by, or inheritance of the Ordinary Shares or Warrants on the death of, a holder of Ordinary Shares or Warrants, unless:

(i)     the holder of Ordinary Shares or Warrants is resident, or is deemed to be resident, in the Netherlands at the time of the gift or death of the holder of Ordinary Shares or Warrants;

(ii)    the holder of Ordinary Shares or Warrants dies within 180 days after the date of the gift of the Ordinary Shares or Warrants and was, or was deemed to be, resident in the Netherlands at the time of the holder of Ordinary Shares or Warrants’ death but not at the time of the gift; or

(iii)   the gift of the Ordinary Shares or Warrants is made under a condition precedent and the holder of Ordinary Shares or Warrants is resident, or is deemed to be resident, in the Netherlands at the time the condition is fulfilled.

Other Taxes and Duties

No other Dutch taxes, including taxes of a documentary nature, such as capital tax, stamp or registration tax or duty, are payable by, or on behalf of, the holder of Ordinary Shares or Warrants by reason only of the purchase, ownership and disposal of the Ordinary Shares or Warrants.

Residency

A holder of Ordinary Shares or Warrants will not become a resident or deemed resident of the Netherlands by reason only of holding the Ordinary Shares or Warrants.

PLAN OF DISTRIBUTION

We are registering the issuance by us of up to 4,730,537 Ordinary Shares issuable upon the exercise of the Public Warrants. Pursuant to the terms of the Public Warrants, Ordinary Shares will be distributed to those holders who surrender the Public Warrants and provide payment of the exercise price to us. Upon receipt of proper notice by any of the holders of the Public Warrants issued that such holder desires to exercise the Public Warrant, we will, within the time allotted by the Warrant Agreement, issue instructions to Continental Stock Transfer & Trust Company, our transfer agent, to issue Ordinary Shares to the holder. If, at the time the Public Warrants are exercised, this registration statement is effective and the prospectus included herein is current, the Ordinary Shares issued upon the exercise of the Public Warrants will be issued free of a restrictive legend. We will not receive any proceeds from the issuance of Ordinary Shares underlying the Public Warrants, except with respect to amounts received by us upon exercise of such Public Warrants to the extent such Public Warrants are exercised for cash. Assuming the exercise of all outstanding Public Warrants for cash, we would receive aggregate proceeds of approximately $54.4 million. However, whether warrantholders will exercise their Public Warrants, and therefore the amount of cash proceeds we would receive upon exercise, is dependent upon the trading price of the Ordinary Shares. Each Warrant will become exercisable for one Ordinary Share at an exercise price of $11.50. Therefore, if and when the trading price of the Ordinary Shares is less than $11.50, we expect that warrantholders would not exercise their Public Warrants. The Public Warrants may not be or remain in the money during the period they are exercisable and prior to their expiration and, therefore, it is possible that the Public Warrants may not be exercised prior to their maturity, even if they are in the money, and as such, may expire worthless with minimal proceeds received by us, if any, from the exercise of Warrants. To the extent that any of the Public Warrants are exercised on a “cashless basis,” we will not receive any proceeds upon such exercise. See also “Use of Proceeds.”

We are registering the resale by the Selling Securityholders named in this prospectus, including their donees, pledgees, transferees or their successors, of: (i) 126,783,590 Ordinary Shares, (ii) 129,611 Private Warrants and (iii) 129,611 Ordinary Shares issuable upon the exercise of outstanding Private Warrants.

We will not receive any proceeds from any sale by the Selling Securityholders of the Ordinary Shares or the Private Warrants being registered hereunder.

We will bear all costs, expenses and fees in connection with the registration of the securities offered by this prospectus, including, without limitation, all registration and filing fees (including fees with respect to filings required to be made with FINRA (as defined herein)), Nasdaq listing fees, fees and expenses of compliance with securities or blue sky laws, if any, and fees and expenses of counsel and independent registered public accountants, whereas the Selling Securityholders will bear all incremental selling expenses, including commissions and discounts, brokerage fees, underwriting marketing costs, legal counsel fees that are not covered by us and any other expenses incurred by the Selling Securityholders in disposing of the securities.

The Selling Securityholders may offer and sell, from time to time, some or all of the securities covered by this prospectus. As used herein, “Selling Securityholders” includes donees, pledgees, transferees or other successors-in-interest (as a gift, pledge, partnership distribution or other non-sale related transfer) selling securities received after the date of this prospectus from the Selling Securityholders. We have registered the securities covered by this prospectus for offer and sale so that those securities may be freely sold to the public by the Selling Securityholders. Registration of the securities covered by this prospectus does not mean, however, that those securities necessarily will be offered or resold by the Selling Securityholders.

Sales of the securities offered hereby may be effected by the Selling Securityholders from time to time in one or more types of transactions (which may include block transactions) on Nasdaq at prevailing market prices, in negotiated transactions, through put or call options transactions relating to the securities offered hereby, through short sales of the securities offered hereby, or a combination of such methods of sale. Such transactions may or may not involve brokers or dealers. In effecting sales, brokers or dealers engaged by the Selling Securityholder may arrange for other brokers or dealers to participate. Broker-dealer transactions may include purchases of the securities by a broker-dealer as principal and resales of the securities by the broker-dealer for its account pursuant to this prospectus, ordinary brokerage transactions or transactions in which the broker-dealer solicits purchasers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders and/or the purchasers of the securities offered hereby for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). Any broker-dealers participating in the distribution of the securities covered by this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions received by any of those broker-dealers may be deemed to be underwriting commissions under the Securities Act. The Selling Securityholders have advised us that they have not entered into any agreements, understandings or arrangements with any broker-dealers regarding the sale of the securities covered by this prospectus.

In addition, a Selling Securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or shareholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

There can be no assurance that the Selling Securityholders will sell all or any of the securities offered by this prospectus. In addition, the Selling Securityholders may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus.

The Selling Securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.

The Selling Securityholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a Selling Securityholder that a donee, pledgee, transferee, other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Securityholder.

Upon our being notified by any Selling Securityholder that any material arrangement has been entered into with a broker-dealer for the sale of securities offered hereby through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

•        the name of the participating broker-dealer(s);

•        the specific securities involved;

•        the initial price at which such securities are to be sold;

•        the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable; and

•        other facts material to the transaction.

The Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities offered hereby or of securities convertible into or exchangeable for such securities in the course of hedging positions they assume with the Selling Securityholders. The Selling Securityholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealers or other financial institutions of the securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as amended or supplemented to reflect such transaction).

To the extent required, we will use our best efforts to file one or more supplements to this prospectus to describe any material information with respect to the plan of distribution not previously disclosed in this prospectus or any material change to such information.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.

We have agreed to indemnify the Selling Securityholders against certain liabilities, including liabilities under the Securities Act. The Selling Securityholders have agreed to indemnify us in certain circumstances against certain liabilities, including certain liabilities under the Securities Act. The Selling Securityholders may indemnify any broker or underwriter that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

EXPENSES RELATED TO THE OFFERING

The following table sets forth all expenses to be paid by us in connection with the issuance and distribution of the securities being registered by this registration statement. With the exception of the registration fee payable to the SEC, all amounts are estimates.

SEC registration fee	$192,757.32
Legal fees and expenses	*
Accounting fees and expenses	*
Printing expenses	*
Miscellaneous costs	*
Total	*

____________

*        These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.

Except for the SEC registration fee, estimated expenses are not presently known. The foregoing sets forth the general categories of expenses that we anticipate we will incur in connection with the offering of securities under this registration statement. To the extent required, any applicable prospectus supplement will set forth the estimated aggregate amount of expenses payable in respect of any offering of securities under this registration statement.

LEGAL MATTERS

De Brauw Blackstone Westbroek N.V. has advised us on certain Netherlands legal matters including the issuance of the Ordinary Shares offered by this prospectus, and Simpson Thacher & Bartlett LLP has advised us on the validity of the Warrants under New York law.

EXPERTS

The financial statements of Coincheck, Inc., as of March 31, 2024 and March 31, 2023 and for each of the three years in the period ended March 31, 2024, included in this prospectus have been so included in reliance on the report of KPMG AZSA LLC, an independent registered public accounting firm, included herein, given on the authority of said firm as experts in auditing and accounting.

The audited financial statements of Thunder Bridge (now known as Coincheck Merger Sub, Inc.) in this prospectus and elsewhere in the registration statement have been so included in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES AND AGENT FOR SERVICE OF
PROCESS IN THE UNITED STATES

We are a Dutch public limited liability company (naamloze vennootschap). A substantial amount of our assets are located outside the United States. As a result, it may be difficult for investors to enforce in the United States judgments obtained in U.S. courts against us based on the civil liability provisions of the U.S. securities laws.

Coincheck Group’s registered and principal executive office is Apollolaan 151, 1077 AR Amsterdam, The Netherlands.

We have irrevocably appointed Cogency Global Inc. as our agent to receive service of process in any action against us in any U.S. federal or state court arising out of this offering or any purchase or sale of securities being registered by this registration statement. The address of our agent is 122 East 42nd Street, 18th Floor, New York, NY 10168.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the periodic reporting and other information requirements of the Exchange Act as applicable to a “foreign private issuer,” and we will file annual reports and other information from time to time with the SEC in accordance with such requirements. Our SEC filings will be available to the public on the internet at a website maintained by the SEC located at www.sec.gov.

We also maintain an Internet website at https://coincheckgroup.com/. Through our website, we make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC: our Annual Reports on Form 20-F; our reports on Form 6-K; amendments to these documents; and other information as may be required by the SEC. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

INDEX TO FINANCIAL STATEMENTS

COINCHECK, INC.

THUNDER BRIDGE CAPITAL PARTNERS IV, INC. FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors
Coincheck, Inc.:

Opinion on the Financial Statements

We have audited the accompanying statements of financial position of Coincheck, Inc. (the Company) as of March 31, 2024 and 2023, the related statements of profit or loss and other comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended March 31, 2024, and the related notes (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2024 and 2023, and the results of its operations and its cash flows for each of the years in the three-year period ended March 31, 2024, in conformity with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matter does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Evaluation of the existence of, and the Company’s rights related to, crypto assets held in cold wallets

As discussed in Notes 3(2), 12 and 13 to the financial statements, as of March 31, 2024, the Company has JPY44,207 million of crypto assets held (current assets) and JPY649,211 million of safeguard assets related to crypto assets deposited by customers with the Company, which included crypto assets held in cold wallets. These cold wallets are administered by the Company and the Company has control of the private keys associated with them, allowing it to access and transact with the crypto assets held there-in. If a private key is lost, destroyed or otherwise compromised, the Company would lose access to the crypto asset. If the Company loses access to a crypto asset held for its own account, the Company derecognizes the crypto asset held. If the Company loses access to a crypto asset held for customers, the Company reflects this in the measurement of the safeguard asset.

We identified the evaluation of the existence of crypto assets held in cold wallets, and the Company’s rights related to those crypto assets, as a critical audit matter. A high degree of auditor judgment was involved in determining the nature and extent of the procedures performed and audit evidence obtained to evaluate the existence of, and the Company’s rights related to, the crypto assets. In addition, information technology (IT) professionals with specialized skills and knowledge were needed to assist in the performance of certain audit procedures.

The following are the primary procedures we performed to address this critical audit matter. We applied auditor judgment in determining the nature and extent of audit evidence required, especially in relation to the assessment of the existence of, and the Company’s rights related to, the crypto assets held in cold wallets. We involved IT professionals with specialized skills and knowledge who assisted in:

•        evaluating the design of certain internal controls over the existence of, and the Company’s rights related to, crypto assets held in cold wallets, as well as testing the operating effectiveness of certain of these controls. This included controls related to access management, segregation of duties across certain processes connected with the holding of crypto assets in cold wallets, and management’s reconciliation of internal records to external blockchains;

•        testing the existence of crypto assets by comparing the Company’s records of certain crypto assets held by the Company for its own account and certain crypto assets held for customers to the records on public blockchains using software audit tools; and

•        assessing the Company’s control of the private keys required to access the crypto assets held in cold wallets by observing the movement of crypto assets in the blockchain and in the Company’s internal records for a selection of crypto asset transactions.

We evaluated the sufficiency and appropriateness of audit evidence obtained by assessing the results of procedures performed over the existence of, and the Company’s rights related to, crypto assets held in cold wallets.

/s/ KPMG AZSA LLC

We have served as the Company’s auditor since 2018.

Tokyo, Japan
July 31, 2024

COINCHECK, INC.
STATEMENTS OF PROFIT OR LOSS
AND OTHER COMPREHENSIVE INCOME

	(Millions of yen)
		For the year ended March 31,
	Notes	2022	2023	2024
Revenue:
Revenue	6	¥690,016	¥175,992	¥223,775
Other revenue	6	950	932	274
Total revenue	6	690,966	176,924	224,049

Expenses:
Cost of sales		(662,485)	(169,604)	(214,786)
Selling, general and administrative expenses	7,20	(14,638)	(8,039)	(6,757)
Total expenses		(677,123)	(177,643)	(221,543)
Operating profit (loss)		13,843	(719)	2,506

Other income and expenses:
Other income	8	95	45	437
Other expenses	8	(19)	(165)	(153)
Financial income	9	1	0	67
Financial expenses	9	(2)	(7)	(17)
Profit (loss) before income taxes		13,918	(846)	2,840
Income tax (expenses) benefits	19	(4,123)	287	(873)
Net profit (loss) for the year attributable to owners of the Company		9,795	(559)	1,967
Other comprehensive income:
Other comprehensive income for the year, net of tax		—	—	—
Total comprehensive income (loss) for the year attributable to owners of the Company	29	¥9,795	¥(559)	¥1,967

Earnings (loss) per share:				(Yen )
Basic earnings (loss) per share	29	¥5,337.34	¥(276.39)	¥972.89
Diluted earnings (loss) per share	29	5,040.50	(276.39)	972.89

The accompanying notes are an integral part of these financial statements.

COINCHECK, INC.
STATEMENTS OF FINANCIAL POSITION

	(Millions of yen)
		As of March 31,
	Notes	2023	2024
Assets
Current assets:
Cash and cash equivalents	4,10,24	¥7,697	¥10,837
Cash segregated as deposits	4,11,24	40,936	59,256
Crypto assets held	4,12,25	18,969	44,207
Safeguard assets	13,25	288,639	649,211
Customer accounts receivable	4,14,24	439	719
Other financial assets	4,15,24	668	37
Other current assets		610	377
Total current assets		357,958	764,644
Non-current assets:
Property and equipment	16,18	644	1,973
Intangible assets	17	601	788
Crypto assets held	12,25	43	—
Other financial assets	4,15,24	579	614
Deferred tax assets	19	739	353
Other non-current assets		53	28
Total non-current assets		2,659	3,756
Total assets		¥360,617	¥768,400
Liabilities and equity
Liabilities:
Current liabilities:
Deposits received	11,24	¥41,058	¥59,276
Crypto asset borrowings	4,20,25	18,756	44,020
Safeguard liabilities	13,25	288,639	649,211
Other financial liabilities	4,18,21,24	1,289	1,206
Provisions	23	—	120
Income taxes payable		1	486
Other current liabilities	22	80	360
Total current liabilities		349,823	754,679
Non-current liabilities:
Other financial liabilities	4,18,21,24	92	1,277
Provisions	23	225	—
Total non-current liabilities		317	1,277
Total liabilities		350,140	755,956
Equity:
Common stock	28	386	386
Capital surplus	28	478	478
Retained earnings	28	9,613	11,580
Total equity		10,477	12,444
Total liabilities and equity		¥360,617	¥768,400

The accompanying notes are an integral part of these financial statements.

COINCHECK, INC.
STATEMENTS OF CHANGES IN EQUITY

	(Millions of yen)
	Notes	Common stock	Capital surplus	Retained earnings	Total equity
Balance as of March 31, 2021		¥101	¥504	¥12,377	¥12,982
Net profit for the year		—	—	9,795	9,795
Transactions with owners:
Cash dividends	28	—	—	(7,000)	(7,000)
Issuance of common share	28,31	285	285	—	570
Recognition of share acquisition rights	26,27,28	—	60	—	60
Exercise of share acquisition rights	27,28	—	(178)	—	(178)
Cancellation of share acquisition rights	27,28,31	—	(193)	—	(193)
Total transactions with owners		285	(26)	(7,000)	(6,741)
Balance as of March 31, 2022		¥386	¥478	¥15,172	¥16,036
Net loss for the year		—	—	(559)	(559)
Transactions with owners:
Cash dividends	28	—	—	(5,000)	(5,000)
Total transactions with owners		—	—	(5,000)	(5,000)
Balance as of March 31, 2023		¥386	¥478	¥9,613	¥10,477
Net profit for the year		—	—	1,967	1,967
Balance as of March 31, 2024		¥386	¥478	¥11,580	¥12,444

The accompanying notes are an integral part of these financial statements.

COINCHECK, INC.
STATEMENTS OF CASH FLOWS

	(Millions of yen)
		As of March 31,
	Notes	2022	2023	2024
Cash flows from operating activities:
Profit (loss) before income taxes		¥13,918	¥(846)	¥2,840
Adjustments for:
Depreciation and amortization	7,16,17	448	483	679
Impairment loss of crypto assets held (non-current assets)	8,12	—	69	—
Impairment loss of other financial assets (non-current assets)	9	—	—	11
Loss on sale or disposal of property and equipment		3	0	14
Loss on disposal of intangible assets	8,17	—	37	39
Net gain on sale of crypto assets held (non-current assets)	8	(72)	(16)	(123)
Gain on sale of business	8	—	—	(300)
Share-based payment expenses	26,27	60	—	—
(Increase) decrease in cash segregated as deposits		(6,006)	14,552	(18,320)
(Increase) decrease in crypto assets held (current assets)		(5,926)	15,115	(25,093)
(Increase) decrease in customer accounts receivable		(63)	151	(280)
(Increase) decrease in other financial assets		(3)	(651)	631
(Increase) decrease in crypto assets held (non-current assets)		(196)	215	—
(Increase) decrease in other current assets		(496)	447	233
Increase (decrease) in deposits received		5,950	(15,287)	18,218
Increase (decrease) in crypto asset borrowings		5,939	(15,270)	25,264
Decrease in other financial liabilities		(369)	(12)	(230)
Increase (decrease) in other current liabilities		(83)	(572)	299
Other, net		(6)	5	21
Cash provided by (used in) operating activities		13,098	(1,580)	3,903
Interest income received		1	0	5
Interest expenses paid	32	(2)	(3)	(5)
Income taxes paid		(5,694)	(2,220)	(1)
Net cash provided by (used in) operating activities		¥7,403	¥(3,803)	¥3,902

COINCHECK, INC.
STATEMENTS OF CASH FLOWS — (Continued)

	(Millions of yen)
		For the year ended March 31,
	Notes	2022	2023	2024
Cash flows from investing activities
Purchase of property and equipment		¥(39)	¥(93)	¥(308)
Proceeds from sale of property and equipment		—	—	6
Expenditure on internally generated intangible assets		(182)	(298)	(380)
Purchase of crypto assets held (non-current assets)		(75)	(16)	—
Proceeds from sale of crypto assets held (non-current assets)		77	17	22
Proceeds from refund of guarantee deposits		—	—	155
Payments for guarantee deposits		—	(225)	(192)
Payments for asset retirement obligations		—	—	(9)
Purchase of other non-current assets		—	(53)	(10)
Sale of shares of subsidiary, net of cash and cash equivalents divested		—	(81)	—
Sale of business, net of cash and cash equivalents divested	8	—	—	281
Other, net		0	0	—
Net cash used in investing activities		(219)	(749)	(435)

Cash flows from financing activities
Proceeds from short-term loans	21,32	1,600	1,800	1,200
Repayments of short-term loans	21,32	(1,400)	(2,000)	(1,200)
Repayments of long-term loans	21,32	(2)	(0)	—
Proceeds from loans from related party	21,31,32	—	3,000	—
Repayments of loans from related party	21,31,32	—	(3,000)	—
Repayments of lease obligations	21,32	(238)	(255)	(327)
Proceeds from exercise of share acquisition rights	27,28	392	—	—
Cash dividends paid	28	(7,000)	(5,000)	—
Other, net		(1)	—	—
Net cash used in financing activities		(6,649)	(5,455)	(327)

Net increase (decrease) in cash and cash equivalents		535	(10,007)	3,140
Cash and cash equivalents at the beginning of year	10	17,169	17,704	7,697
Cash and cash equivalents at the end of year	10	¥17,704	¥7,697	¥10,837

The accompanying notes are an integral part of these financial statements.

COINCHECK, INC.
NOTES TO THE FINANCIAL STATEMENTS

1.      Reporting entity

Coincheck, Inc. (the “Company”) is a limited company domiciled in 1-4 Sakuragaokacho, Shibuya-ku, Tokyo, Japan (*1), which was founded in 2012. The Company became a subsidiary of Monex Group, Inc. in April 2018. The Company had a wholly owned subsidiary, Coincheck Technologies, Inc. (“CCT”), which was sold to Monex Group, Inc. in January 2023. The Company has no subsidiary for the year ended March 31, 2024.

Total assets and total liabilities of CCT as of January 25, 2023, the date when CCT was disposed, were 81 million yen and 76 million yen, respectively. The total revenue and net profit of CCT for the period from April 1, 2022 to January 25, 2023, were 508 million yen and 74 million yen, respectively. The total revenue and net profit of CCT for the year ended March 31, 2022 were 316 million yen and 91 million yen, respectively. All of the amounts are considered immaterial. There was no material difference between the consolidated financial statements of the Company and its subsidiary (collectively, the “Group”) for the year ended March 31, 2023 that consolidated CCT financial statements, and the standalone financial statements of the Company for the year ended March 31, 2023. The consolidated financial statements for the year ended March 31, 2022 and 2023, consist of the Group, while the financial statements for the year ended March 31, 2024, consist of standalone financial information of the Company.

The Company is primarily engaged in providing end-to-end crypto asset exchange services, and the Company offers customers a multi-currency crypto marketplace with a deep pool of liquidity for trading crypto assets through its user-friendly applications. The Company provides a marketplace platform where customers can buy and sell cryptocurrencies, and an exchange platform where trades in Bitcoin and other cryptocurrencies are conducted via a matching engine. Moreover, the Company provides several other retail-focused crypto services, such as lending of cryptocurrencies.

_________

Note:

(*1)    Effective from July 1, 2024, the Company changed the registered address of its head office from 3-6 Maruyamacho, Shibuya-ku, Tokyo, Japan.

2.      Basis of preparation of financial statements

(1)    Compliance with International Financial Reporting Standards

The financial statements have been prepared in accordance with the International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).

(2)    Approval of financial statements

The Company’s financial statements were authorized for issuance on July 31, 2024 by Chief Financial Officer (“CFO”) Keigo Takegahara.

(3)    Basis of measurement

The financial statements are prepared on a historical cost basis, except for certain assets and liabilities recorded at fair value mainly including crypto assets held (current assets), crypto asset borrowings, safeguard assets, and safeguard liabilities.

(4)    Functional currency and presentation currency

The financial statements are presented in Japanese yen, which is the functional currency of the Company. All amounts have been rounded to the nearest million Japanese yen, unless otherwise indicated.

COINCHECK, INC.
NOTES TO THE FINANCIAL STATEMENTS

2.      Basis of preparation of financial statements (cont.)

(5)    Use of judgements, estimates and assumptions

The preparation of financial statements in accordance with IFRS requires management to make certain judgments, estimates, and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, revenues and expenses, as well as the disclosure of contingent assets and liabilities. Actual results could differ from these estimates.

These estimates and underlying assumptions are reviewed on a continuous basis. Changes in these accounting estimates are recognized in the period in which the estimates are revised and in any future periods affected.

(a)     Significant judgements

Information about judgments that are made in the process of applying accounting policies and that have significant effect on the amounts reported in the financial statements is included in the following notes:

•        Transaction revenue (Note 3 (10) “Revenue”)

•        Crypto assets held (Note 12 “Crypto assets held”)

•        Safeguard assets/Safeguard liabilities (Note 13 “Safeguard assets/Safeguard liabilities”)

•        Crypto asset borrowings due to customers (Note 20 “Crypto asset borrowings”)

(b)    Significant estimates and assumptions

Information about accounting estimates and assumptions that have significant effects on the amounts reported in the financial statements for the years ended March 31, 2022 and March 31, 2023 is as follows:

•        Recoverability of deferred tax assets (Note 19 “Deferred taxes and income tax expenses (benefits))

3.      Material accounting policies

The Company has consistently applied the following accounting policies to all periods presented in these financial statements, except if mentioned otherwise.

(1)    Financial instruments

(a)     Recognition of financial assets and financial liabilities

Transactions of financial assets and financial liabilities are recognized when the Company becomes a party to the contractual provisions of the financial instruments.

(b)    Classification and measurement of financial assets

Financial assets are classified into the following categories on initial recognition.

(i)     Financial assets measured at amortized cost

Financial assets shall be measured at amortized cost if both of the following conditions are met:

•        The financial assets are held within a business model whose objective is to hold financial assets in order to collect contractual cash flows; and

COINCHECK, INC.
NOTES TO THE FINANCIAL STATEMENTS

3.      Material accounting policies (cont.)

•        The contractual terms of the financial asset give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

Financial assets measured at amortized cost are initially recognized at its fair value plus transaction costs directly attributable to the acquisition. Subsequent to the initial recognition, they are measured at amortized cost using the effective interest method.

(ii)    Financial assets measured at fair value through profit or loss (“FVTPL”)

Financial assets other than financial assets measured at amortized cost are classified as financial assets measured at FVTPL.

Financial assets measured at FVTPL are initially recognized at fair value and attributable transaction costs are recognized as profit or loss when incurred. Subsequent to the initial recognition, they are measured at fair value, and gains and losses arising from changes in fair value are recognized as profit or loss.

(c)     Impairment of financial assets

For financial assets measured at amortized cost, an allowance for expected credit losses is recognized. At the end of each reporting period, the Company assesses whether the credit risk on each financial asset has increased significantly since initial recognition. If the credit risk has not increased significantly since initial recognition, the Company recognizes the loss allowance at an amount equal to the 12-month expected credit losses. Meanwhile, if the credit risk has increased significantly since initial recognition, the Company recognizes the loss allowance at an amount equal to the lifetime expected credit losses.

There is a rebuttable presumption that the credit risk on a financial asset has increased significantly since initial recognition when contractual payments are more than 30 days past due. Financial assets, all or part of which cannot be collected or are presumed difficult to be collected or financial assets that are more than 90 days past due are defined to be in default.

Credit losses are measured as the present value of the difference between all contractual cash flows that are due to the Company in accordance with the contract and all the cash flows that the Company expects to receive, discounted at the original effective interest rate, and expected credit loss is the weighted average of the credit losses with the probability of the default occurring used as the weights.

The Company directly reduces the gross carrying amount of a financial asset when it has no reasonable expectations of recovering the contractual cash flows on a financial asset in its entirety or a portion thereof.

For financial assets measured at amortized cost, expected credit loss is recognized as an allowance for doubtful accounts. The provision and the reversal of a loss allowance are recognized in profit or loss as an impairment gain or loss.

(d)    Classification and measurement of financial liabilities

(i)     Financial liabilities measured at amortized cost

Financial liabilities measured at amortized cost are initially recognized at fair value minus directly attributable transaction costs. Subsequent to the initial recognition, they are measured at amortized cost using the effective interest method.

COINCHECK, INC.
NOTES TO THE FINANCIAL STATEMENTS

3.      Material accounting policies (cont.)

(ii)    Financial liabilities measured at FVTPL

Financial liabilities measured at FVTPL are initially recognized at fair value and attributable transaction costs are recognized as profit or loss when incurred. Subsequent to the initial recognition, they are measured at fair value, and gains and losses arising from changes in fair value are recognized as profit or loss.

(e)     Derecognition of financial assets and financial liabilities

The Company derecognizes a financial asset when (i) the contractual rights to the cash flows from the financial asset expire or (ii) it transfers the rights to receive the contractual cash flows in a transaction in which substantially all of the risks and rewards of ownership of the financial asset are transferred. The Company derecognizes a financial liability when its contractual obligations are discharged or cancelled or expired.

(f)     Fair value measurement

The fair value of financial assets and financial liabilities is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants on the measurement date.

(g)    Cash and cash equivalents

Cash and cash equivalents in the statements of financial position and statements of cash flows comprise cash and short-term, highly liquid investments that are readily convertible to a known amount with an insignificant risk of change in value.

(h)    Cash segregated as deposits

Cash segregated as deposits includes cash deposited in trust accounts, and accordingly, cash segregated as deposits is reported as such in the statements of financial position.

(i)     Customer accounts receivable

Customer accounts receivable is mainly due from credit card companies, which are payment processors, for settlement of funds from customers.

Customer accounts receivable is recognized initially at fair value. The Company holds the customer accounts receivable with the objective of collecting the contractual cash flows and therefore measures them subsequently at amortized cost.

(2)    Crypto assets

(a)     Crypto assets held

Crypto assets held (current assets) consist of cryptocurrencies for facilitating customer transactions and NFTs for sale and are recognized as inventories. Cryptocurrencies for facilitating customer transactions are recognized at acquisition price at initial recognition, and at fair value less costs to sell subsequent to the initial recognition since these are held with the purpose of acquiring broker-traders’ margin. Subsequent to the initial recognition, changes in fair value are recognized in profit or loss in the period in which the change occurs. The Company uses major third-party exchanges with high volume and liquidity to measure the fair value of its cryptocurrency. The exchange selected by the Company for each cryptocurrency offers the highest volume and liquidity of trades (i.e., principal market). If a principal market does not exist (e.g., when the volume and liquidity of trades are similar between two or more different markets), the Company uses the most advantageous market. The most advantageous market offers high

COINCHECK, INC.
NOTES TO THE FINANCIAL STATEMENTS

3.      Material accounting policies (cont.)

volume, liquidity of trades and the most favorable spread, maximizing the amount that would be received to sell the asset, net of transaction costs or minimizing the amount that would be paid to transfer the liability. The fair value is measured by using a mid-market pricing of the principal market or the most advantageous market. Substantially all of cryptocurrencies held by the Company consist of crypto assets borrowed/deposited from customers under the Coincheck Lending program. NFTs for sale are measured at cost at the initial recognition and subsequently measured at the lower of cost or net realizable value. The net realizable value is estimated based on expected selling price less reasonably predictable costs of completion and disposal with the consideration of NFT market trend etc. In addition, with respect to the cost of sales, NFTs are calculated based on specific identification of cost.

Crypto assets held (non-current assets) consist of cryptocurrencies that are not held for facilitating customer transactions and NFTs held for purposes other than sale. Cryptocurrencies held for own use are mainly held for being exempted from paying certain commission. NFTs are intended for the Company’s own use. These crypto assets held (non-current assets) are recognized as intangible assets with indefinite useful lives and are initially measured at acquisition cost. The measurement subsequent to the initial recognition uses the cost model, and crypto assets held (non-current assets) are not amortized and are reported at the acquisition cost less accumulated impairment losses.

Crypto assets held (non-current assets) are subject to impairment tests at the same time each year and when there are indications of impairment. The Company considers that there is an indication of impairment when the value of assets such as market price is significantly decreasing, or when significant changes with an adverse effect have taken place during the period in the technological or market environment of each crypto asset. The impairment test is performed by comparing their carrying amount with their recoverable amount for each acquisition price for cryptocurrencies and individual NFTs.

The recoverable amount of crypto assets held (non-current assets) is estimated as fair value less cost of disposal. The fair value less cost of disposal is measured based on the quoted price of crypto assets less transaction fees. In addition, with respect to the cost of selling, cryptocurrencies are calculated based on the first-in, first-out basis and NFTs are calculated based on specific identification of cost.

The Company recognizes cryptocurrencies received through airdrops or forks if the cryptocurrencies are expected to generate probable future benefit and if the Company is able to support the trading, custody, or withdrawal of these assets.

(b)    Crypto asset borrowings

Crypto asset borrowings (Note 20) are recorded as the contractual repayment obligation with respect to crypto assets borrowed/deposited from the Company’s customers under the Coincheck Lending program. Crypto asset borrowings are initially measured at the fair value of the subject crypto assets as the Company incurs an obligation to return the same type and the same amount of crypto assets borrowed/deposited from customers. Subsequent to initial recognition, changes in fair value of crypto asset borrowings are recognized in profit or loss in the period in which the changes occur because the fair value of the crypto assets fairly demonstrates the obligation to return the crypto assets borrowed/deposited from its customers. In addition, the borrowing fee is calculated by multiplying the quantities of the borrowed crypto assets by the interest rate and recognized as an expense over the borrowing period.

COINCHECK, INC.
NOTES TO THE FINANCIAL STATEMENTS

3.      Material accounting policies (cont.)

(c)     Safeguard assets/Safeguard liabilities

The Company has an obligation to safeguard customer crypto assets from loss or theft. Therefore, the Company records an obligation to safeguard crypto assets deposited by customers as safeguard liabilities under current liabilities in the statements of financial position, which is measured at the fair value of the crypto assets deposited by customers being safeguarded. Crypto assets deposited by customers to the Company include cryptocurrencies and NFTs. In measuring the safeguard liabilities related to cryptocurrencies, the Company primarily uses transaction prices at the principal market for each cryptocurrency which generally consists of major third-party exchanges with high volume and liquidity. In measuring the safeguard liabilities related to NFTs, the Company primarily uses prices of recent trades at the Company’s marketplace or other NFT marketplaces. The corresponding assets are recorded as safeguard assets, which are measured at the fair value of crypto assets deposited less the effects of potential loss events, if any.

(3)    Property and equipment

(a)     Recognition and measurement

Property and equipment are measured using the cost model and are reported at the acquisition cost less accumulated depreciation and accumulated impairment losses. Acquisition costs include costs directly related to the acquisition of assets and costs for dismantling and removing.

(b)    Depreciation

Depreciation is calculated based on the depreciable amount. The depreciable amount is calculated as the acquisition cost of an asset less its residual value.

Property and equipment are depreciated over the estimated useful life of each part of a property item, and depreciation is recognized in profit or loss applying the straight-line method. The straight-line method is applied because it is considered to most closely reflect the expected pattern of consumption of the future economic benefits embodied in the asset.

The estimated useful lives of major property and equipment are as follows:

— Leasehold improvements:    1 to 5 years

— Equipment and fixtures:    2 to 14 years

Leasehold improvements are depreciated by the straight-line method over the term of the lease (including reasonably certain options periods) or the estimated useful life of the improvements, whichever is shorter.

Depreciation methods, useful lives, and residual values are reviewed at each reporting date, and adjustments are made when required.

(4)    Intangible assets

(a)     Internally generated intangible assets

The Company recognizes software development costs as intangible assets if the development costs can be reliably determined, implementation is technologically feasible, there is a high probability for generating future economic benefit, and there are adequate resources to develop and use them. Subsequent to the initial recognition, internally generated intangible assets are measured at the acquisition cost less accumulated amortization and accumulated impairment losses.

COINCHECK, INC.
NOTES TO THE FINANCIAL STATEMENTS

3.      Material accounting policies (cont.)

(b)    Amortization

Amortization is based on the acquisition cost of an asset less its residual value.

Amortization of intangible assets is recognized in profit or loss applying the straight-line method over the estimated useful life from the time when the asset is available for use.

The estimated useful lives of major intangible assets are as follows:

— Internally generated intangible assets:    3 to 5 years

Amortization methods, useful lives, and residual values are reviewed at each reporting date, and adjustments are made when required.

The Company considers the useful life of intangible assets to be indefinite only if there is no foreseeable limit to the period over which the intangible assets are expected to generate net cash inflows for the Company based on analysis of all relevant factors. Intangible assets with indefinite useful lives are not amortized and are subject to impairment tests at the same time each year and when there are indications of impairment.

(5)    Leases

The Company assesses whether a contract is or contains a lease at the inception of the contract. The Company recognizes a right-of-use asset and its corresponding lease liability at the lease commencement date.

A right-of-use asset is measured at cost at the commencement date. Subsequently, the Company measures a right-of-use asset applying the cost model. A right-of-use asset is measured at cost less any accumulated depreciation and any accumulated impairment losses. The right-of-use asset is depreciated using the straight-line method over the estimated useful life of the asset or the relevant lease term, whichever is shorter. The Company determines the lease term as the sum of the non-cancellable period and the periods covered by an option to extend (or terminate) the lease term if the lessee is reasonably certain to exercise (or not exercise) the option. The estimated useful lives of right-of-use assets are approximately 1 to 5 years.

The Company measures a lease liability at the present value of the lease payments that are not paid at the commencement date, discounted using the interest rate implicit in the lease or, if such rate cannot be readily determined, the Company’s incremental borrowing rate. Subsequently, the lease liability is measured by adjusting the carrying amount to reflect interest on the lease liability and/or the lease payment. When reassessing or modifying a lease, the Company remeasures the carrying amount of the lease liability and accordingly adjusts the carrying amount of the related right-of-use asset.

For short-term leases and leases of low-value assets, the Company recognizes the lease payments associated with those leases as an expense on a straight-line basis over the lease term.

(6)    Impairment of non-financial assets

Non-financial assets, except for crypto assets held (non-current assets) (Note 3 (2)(a)) are reviewed for impairment at the end of each reporting period or if there is an indication of impairment and whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If any such indication exists, the asset’s recoverable amount is estimated. An impairment loss is recognized in the statements of profit or loss and other comprehensive income if the asset’s carrying amount is greater than its estimated recoverable amount. The recoverable amount is estimated as the higher of the asset’s fair value less costs to sell and value in use.

COINCHECK, INC.
NOTES TO THE FINANCIAL STATEMENTS

3.      Material accounting policies (cont.)

For the purposes of conducting impairment reviews, assets are grouped into cash-generating units to which the assets belong.

An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortization, if no impairment loss had been recognized.

(7)    Employee benefits

(a)     Short-term employee benefits

Short-term employee benefits including salaries, bonuses and paid annual leave that are expected to be settled wholly within 12 months after the end of the reporting periods, are expensed as the related service is provided. A liability is recognized at the amounts expected to be paid when the liabilities are settled if the Company has a present legal or constructive obligation to pay this amount as a result of past service provided by employees and the obligation can be estimated reliably.

(b)    Termination benefits

Termination benefits are expensed at the earlier of when the Company can no longer withdraw the offer of those benefits and when the Company recognizes costs for a restructuring. If benefits are not expected to be settled wholly within 12 months of the reporting date, then they are discounted to their present value.

(8)    Provisions

Provisions are recognized when the Company has legal and constructive obligations because of past events, there is a high probability that an outflow of resources embodying economic benefits will be required to settle those obligations, and the amounts of those obligations can be reasonably estimated. Provisions are discounted to the present value of the estimated future cash flows using a pre-tax rate that reflects the time value of money and the risks specific to the relevant liabilities.

The unwinding of the discount is recognized in profit or loss.

(9)    Equity

Common shares issued by the Company are classified as equity, and the proceeds from issuance of common shares are included in common stock and capital surplus.

(10)  Revenue

The Company earns revenue from sales of crypto assets and remittance fees, deposit and withdrawal fees, and other revenue that mainly derives from the sale of NFTs.

Revenues that arise from contracts with customers are recognized applying the five-step approach of IFRS 15 Revenue from Contracts with Customers, as shown below. Major components of revenue include transaction revenues from sales of crypto assets to customers and cover counterparties and commission revenues from commissions received for executing transactions. Besides, consideration received from customers do not include significant financing components, because the Company receives payments from its customers soon after it fulfills its performance obligations. Commission received refers to remittance fees, deposit and withdrawal fees, commissions received from the

COINCHECK, INC.
NOTES TO THE FINANCIAL STATEMENTS

3.      Material accounting policies (cont.)

issuer and the applicants in the IEO business, commissions that arise from transactions on the NFT Marketplace and commissions that arise from transactions on the cryptocurrency exchange platform and other.

Step 1:    Identify the contracts with a customer

Step 2:    Identify the performance obligations in the contract

Step 3:    Determine the transaction price

Step 4:    Allocate the transaction price to the performance obligations in the contract

Step 5:    Recognize revenue when (or as) the entity satisfies a performance obligation

Details of revenue and revenue recognition criteria for each of major revenue items recorded in the statements of profit or loss and other comprehensive income are summarized as follows:

(a)     Transaction revenue

Transaction revenue is mainly derived from sales transactions with the Company’s customers. The Company’s customers include parties who hold accounts and utilize the services provided on the Company’s crypto asset platforms which includes customers on the marketplace platform as well as cover counterparties in sale cover transactions on the Company’s and third-party exchanges. However, users that purchase crypto assets from other users on the Company’s exchange platform but are not charged a commission do not meet the definition of a customer under IFRS 15. When the Company trades with customers on its marketplace platform, the Company adds a bid-ask spread to the prices of the Company’s cover transactions. The spread is set/revised by the Company in a range of 0.1% to 5.0% for each cryptocurrency based on prevailing market conditions, including competitors’ offers. The Company has the discretion to add a spread that might be higher than the above-mentioned range in instances where there are sudden market movements and shortage of liquidity in the market to ensure the execution of the transactions with customers. Furthermore, the spreads are applied to all transactions with customers regardless of whether the positions made by those transactions are offset before the execution of cover transactions.

The Company has a performance obligation to transfer control of the cryptocurrencies to the customer in its contracts with customers and to deliver cryptocurrencies for transactions with customers. Contracts are defined at the transaction level and revenue is recognized at the point of time when this performance obligation is fulfilled in accordance with IFRS 15 Revenue from Contracts with Customers. When the Company receives cryptocurrencies as non-cash consideration, the Company measures received cryptocurrencies at fair value at the time of delivery.

The Company determined that it acts as a principal in such transactions as it controls (i.e., has the ability to direct the use of, and obtain substantially all of the remaining benefits from) the cryptocurrencies it holds as inventory before they are transferred to the Company’s customers. Specifically, the Company has the ability to decide whether to hold the crypto assets to balance our inventory level or sell the crypto assets to customers or cover counterparties, decide to whom they will be sold, and prevent others from directing the use of the assets. The Company is also entitled to substantially all of the economic benefits of the assets through sales of the assets. Additionally, the Company is primarily responsible for fulfilling the promise to provide cryptocurrencies to customers on its marketplace platform pursuant to its terms of service, has inventory risk as the

COINCHECK, INC.
NOTES TO THE FINANCIAL STATEMENTS

3.      Material accounting policies (cont.)

Company has no right to return unsold cryptocurrencies to customers or cover counterparties from which it has purchased such cryptocurrencies, and sets the price of the cryptocurrencies it sells on its marketplace platform.

(b)    Commission received

Commission received primarily includes revenue from remittance fees, deposit and withdrawal fees, commissions that are received from the issuer and the applicants in the IEO business, commissions that arise from transactions on the NFT Marketplace and commissions that arise from transactions on the cryptocurrency exchange platform.

In accordance with IFRS 15 Revenue from Contracts with Customers, remittance fee is recognized as revenue when the performance obligation that arises from a customer order to remit cryptocurrencies is satisfied.

Deposit and withdrawal fees are recognized as revenue when the customer’s order to deposit or to withdraw cryptocurrencies are fulfilled, resulting in the performance obligation being satisfied.

The IEO business recognizes commission revenue when the issuer’s tokens are listed on its marketplace platform. The Company acts as a principal as it holds the primary responsibility to the issuers. Commissions received from the applicants in the IEO business are recognized as revenue when the obligations to deliver the issuer’s tokens to the applicants are performed. The Company acts as an agent to broker a transaction of orders participating in the Issuer’s IEO and delivers tokens on behalf of the issuer.

Commissions that arise from transactions on the NFT Marketplace are recognized as revenue when the performance obligation of brokering transactions between customers is fulfilled. The Company acts as an agent since the performance obligation is to arrange to transfer NFTs of the selling party to the other party.

Commissions that arise from transactions on the cryptocurrency exchange platform are recognized as revenue when the performance obligation of brokering transactions between customers is fulfilled. The Company acts as an intermediary between customers for orders to buy or sell crypto assets and receives a brokerage fee. The Company does not control the underlying crypto assets before these are transferred to other customers. The Company acts as an agent to broker a transaction of orders to transfer crypto assets of the selling party to the other party.

When the Company receives cryptocurrencies for commissions as non-cash consideration, the Company measures received cryptocurrencies at fair value at the time of delivery.

(c)     Other revenue

Other revenue mainly refers to sales of NFTs owned by the Company on the NFT Marketplace. In accordance with IFRS15 Revenue from Contracts with Customers, sales revenue of NFTs is recognized as revenue when the performance obligation of delivering the NFTs to the customer is fulfilled. The Company acts as a principal since the Company has the ability to decide the price and is responsible for inventory risk.

(11)  Income taxes

Income tax expenses include current taxes and deferred taxes. They are recognized in profit or loss except to the extent that they relate to a business combination, or items recognized directly in equity.

COINCHECK, INC.
NOTES TO THE FINANCIAL STATEMENTS

3.      Material accounting policies (cont.)

Current taxes are the estimated taxes to be paid or refunded relating to taxable income or losses for the reporting period by applying the enacted tax rate or the substantively enacted tax rate at the end of the reporting period, adjusted for estimated taxes to be paid or refunded for prior years.

Deferred tax assets and liabilities are recognized with respect to the temporary difference between the carrying amount and the tax bases of assets and liabilities. Deferred tax assets and liabilities are not recognized with respect to the temporary differences arising from the initial recognition of assets and liabilities in transactions (other than business combinations) that affect neither the accounting profit nor the taxable profit (tax loss) and does not give rise to equal taxable and deductible temporary differences and the temporary differences arising from investments in subsidiaries, if the Company can control the timing of the reversal of the temporary difference and it is probable that the temporary difference will not be reversed in the foreseeable future.

Deferred tax assets and liabilities are calculated using the tax rate that is expected to be applied at the time when the temporary difference is reversed based on tax laws that are enacted or substantively enacted by the end of the reporting period. Deferred tax assets are recognized to the extent that it is probable that taxable profit will be available against which the deductible differences can be utilized. Deferred tax assets are reassessed at the end of each reporting period and recognized to the extent that it is probable that future taxable profit will allow the deferred tax asset to be recovered.

Deferred tax assets and liabilities are set off when the Company has a legally enforceable right to set off deferred tax assets against deferred tax liabilities, and the deferred tax assets and deferred tax liabilities relate to corporate income taxes levied by the same taxation authority on either the same taxable entity or different taxable entity, which intends to settle the deferred tax assets and liabilities on a net basis or to realize the assets and liabilities simultaneously.

(12)  Earnings per share

Basic earnings per share are calculated as profit attributable to owners of the Company, divided by the weighted-average number of common shares outstanding during the reporting period.

Diluted earnings per share (earnings per share after adjustment for potential shares) are calculated after adjustment for the dilutive effects of all potential common shares.

(13)  New accounting pronouncement

(a)     New or amended accounting standards and interpretations adopted during the year ended March 31, 2024

The Company has applied the following new or amended accounting standards and interpretations in the period commencing on April 1, 2023. The adoption of new or amended accounting standards and interpretations listed below have no material impact on the financial statements for the year ended March 31, 2024 except for IAS12.

COINCHECK, INC.
NOTES TO THE FINANCIAL STATEMENTS

3.      Material accounting policies (cont.)

According to the amendment of IAS12, which has been adopted during the year ended March 31, 2024, deferred tax assets and liabilities for the safeguard assets and liabilities as well as lease assets and liabilities have been recognized retrospectively for the years ended March 31, 2023. For details, please see Note 19 “Deferred taxes and income tax expenses (benefits).”

Standards	Name of Standards	Effective date (The fiscal year beginning on or after)	Adoption date of the Company	Content
IAS 1 (*1)	Presentation of Financial Statements;	January 1, 2023	March 2024	Amendments that require disclosure of material accounting policies rather than significant accounting policies
IFRS Practice Statement 2 (*1)	Making Materiality Judgements
IAS 8	Accounting Policies, Changes in Accounting Estimates and Errors	January 1, 2023	March 2024	Clarification of distinction between accounting policies and accounting estimates
IAS 12	Income Taxes	January 1, 2023	March 2024	Clarification on the accounting for deferred tax related to assets and liabilities arising from a single transaction

_________

Note:

(*1)    The adoption of these standards and interpretations has no material impact on the financial statements for the year ended March 31, 2024. However, the title of Note 3 has been changed to “Material accounting policies” from “Significant accounting policies” in the financial statements for the year ended March 31, 2024.

(b)    New or amended accounting standards and interpretations issued but not yet applied

The new or amended accounting standards and interpretations issued but not yet applied for the year ended March 31, 2024, are as follows. The new or amended accounting standards with an adoption date of March 31, 2025 are not expected to have a material impact on the Company’s financial statements. The Company is evaluating the impact of applying the new or amended accounting standards with adoption dates other than March 31, 2025.

Standards	Name of Standards	Effective date (The fiscal year beginning on or after)	Adoption date of the Company	Content
IAS 1	Presentation of Financial Statements	January 1, 2024	March, 2025	Amendments to classification of liabilities as current or non-current
IAS7;	Statement of Cash Flows;	January 1, 2024	March, 2025	Amendments to disclosure of supplier finance arrangements
IFRS7	Financial Instruments: Disclosures
IFRS 16	Leases	January 1, 2024	March, 2025	Amendments to accounting for lease liability in a sale and leaseback

COINCHECK, INC.
NOTES TO THE FINANCIAL STATEMENTS

3.      Material accounting policies (cont.)

Standards	Name of Standards	Effective date (The fiscal year beginning on or after)	Adoption date of the Company	Content
IAS 21	The Effects of Changes in Foreign Exchange Rates	January 1, 2025	March, 2026	Amendments to accounting for lack of exchangeability
IFRS 7	Financial Instruments: Disclosures	January 1, 2026	March, 2027	Amendments to the classification and measurement of financial instruments
IFRS 9	Financial Instruments
IFRS 18	Presentation and Disclosure in Financial Statements	January 1, 2027	March, 2028	Replacement of IAS 1 and helping to achieve comparability of the financial performance of similar entities
IFRS 19	Subsidiaries without Public Accountability: Disclosures	January 1, 2027	March, 2028	Reduced disclosure requirements for subsidiaries without public accountability
IFRS 10;	Consolidated Financial Statements;	Not determined	Not determined	Amendment of accounting for sale or contribution of assets between an investor and its associates or joint ventures
IAS 28	Investments in Associates and Joint Ventures

4.      Financial risk management

The principal risks arising from cryptocurrencies and financial instruments to which the Company is exposed in the course of its business activities include credit risk, liquidity risk, market risk and operational risk.

This note presents information about the impact of each risk on the Company, policies on the identification, analysis and assessment of risk and capital management in the Company.

(1)    Organizations for managing risks arising from cryptocurrencies and financial instruments

To limit risks that have an impact on the Company’s management within an acceptable range, risks are appropriately identified, analyzed and assessed, and appropriate management organizations are designed to respond to each risk.

The Company establishes rules for managing all risks that affect operations. Those risks arising from cryptocurrencies and financial instruments are managed in accordance with specific management policies and management structures determined by the executive officer responsible for overseeing the departments that manage the risks.

Regarding the risk management of the Company, each supervisory department manages the risk for each risk classification. The head of each supervisory department regularly reports to the risk management department, and the risk management department organizes the contents of the reports received. After that, a risk committee meeting is held, and the President monitors the situation and periodically reports to the Board of Directors.

COINCHECK, INC.
NOTES TO THE FINANCIAL STATEMENTS

4.      Financial risk management (cont.)

(a)     Credit risk

Credit risk is the risk of financial loss arising from the nonperformance of a counterparty to an agreement. Credit risk arises primarily from risks related to customers and other counterparties.

The carrying amounts of financial assets after impairment are presented in the statements of financial position and are the amounts of maximum exposure of the Company to financial asset credit risks.

(Risks relating to customer transactions)

Spot transactions are traded within the limit of the amounts received in advance from customers. Therefore, the Company does not take excessive credit risks with any specific customers.

The Company does not have significant credit risk concentration because it has a large retail customer base.

(Risks relating to other counterparties)

The Company’s cash, cash equivalents, cash segregated as deposits, and cryptocurrencies for facilitating customer transactions are exposed to credit risk because they are deposited in financial institutions and/or cryptocurrency exchange brokers. Those financial institutions are highly credit worthy, and the cryptocurrency exchange brokers are well-established domestic and overseas exchange brokers. Thus, although the credit risk is concentrated in a small number of counterparties, it is considered to be limited. In addition, customer accounts receivable is mainly due from credit card companies, which are payment processors, for settlement of funds from customers. There is also a concentration of credit risk related to customer accounts receivable, as the Company uses a small number of payment processors. However, since the settlement period is short, the credit risk associated with those processors is considered to be limited.

As part of the risk management process, the Company evaluates the financial positions of financial institutions before selecting them and subsequently reviews them on a periodic basis. In selecting and dealing with cryptocurrency exchange brokers, the Company monitors the up-to-date information of such brokers via social media and other news sources in order to be informed about any changes in their businesses. In addition, if the Company obtains information related to their credit uncertainty, such as a downgrade of their credit ratings, necessary measures are taken by collaborating with all divisions concerned to avoid such risks.

COINCHECK, INC.
NOTES TO THE FINANCIAL STATEMENTS

4.      Financial risk management (cont.)

The exposure to credit risk of the Company is as follows:

		(Millions of Yen)
	As of March 31, 2023
	Impairment loss allowance measured at lifetime expected credit losses
	Not credit-impaired	Credit-impaired	Total
Gross carrying amount
Cash and cash equivalents	¥7,697	¥—	¥7,697
Cash segregated as deposits	40,936	—	40,936
Crypto assets held (current assets) (*1)	1,088	—	1,088
Customer accounts receivable	439	—	439
Other financial assets (*2)	1,247	—	1,247
Total gross carrying amount	51,407	—	51,407
Impairment loss allowance	—	—	—
Total net carrying amount	¥51,407	¥—	¥51,407
		(Millions of Yen)
	As of March 31, 2024
	Impairment loss allowance measured at lifetime expected credit losses
	Not credit-impaired	Credit-impaired	Total
Gross carrying amount
Cash and cash equivalents	¥10,837	¥—	¥10,837
Cash segregated as deposits	59,256	—	59,256
Crypto assets held (current assets) (*1)	817	—	817
Customer accounts receivable	719	—	719
Other financial assets (*2)	651	0	651
Total gross carrying amount	72,280	0	72,280
Impairment loss allowance	—	(0)	(0)
Total net carrying amount	¥72,280	¥0	¥72,280

_________

Note:

(*1)    Crypto assets held (current assets) mainly consist of crypto assets deposited with cover counterparties.

(*2)    Other financial assets mainly consist of deposits and guarantee deposits as well as trade receivables. See Note 15 “Other financial assets.”

Changes in allowance for doubtful receivables for other financial assets are as follows:

	(Millions of yen)
	For the year ended March 31,
	2023	2024
Beginning balance	¥—	¥—
Increase	—	0
Ending balance	¥—	¥0

(b)    Liquidity risk

Liquidity risk is the risk of the Company being unable to settle obligations using cash, crypto assets held (current assets), other financial assets or other means.

COINCHECK, INC.
NOTES TO THE FINANCIAL STATEMENTS

4.      Financial risk management (cont.)

The Company finances the funds necessary for operations by obtaining loans from other financial institutions and related parties. Cryptocurrencies received from borrowings, which are recorded as “Crypto asset borrowings” in the statements of financial position, contribute to securing adequate liquidity, as they can be used as the Company’s own assets or in settlement with cryptocurrency exchange brokers. The Company regularly monitors the status and outlook of cash flows and reduces liquidity risks.

The maturity analysis of financial liabilities and the corresponding financial assets for managing liquidity risk are as follows. Cryptocurrencies for facilitating customer transactions are included in the following tables. The contractual cash flows below reflect cash flows presented on an undiscounted cash flow basis, including contractual interest payments.

As of March 31, 2023

					(Millions of yen)
	Carrying amount	Contractual cash flows	Within one year	From one year to two years	From two years to three years	More than three years
Crypto asset borrowings	¥18,756	¥18,756	¥18,756	¥—	¥—	¥—
Other financial liabilities:
– Lease liabilities	350	352	279	60	13	—
– Derivative liabilities	4	4	4	—	—	—
– Other (*1)	1,027	1,027	1,027	—	—	—
Total other financial liabilities	1,381	1,383	1,310	60	13	—
Cash and cash equivalents	7,697	7,697	7,697	—	—	—
Crypto assets held (current assets)	18,884	18,884	18,884	—	—	—

As of March 31, 2024

						(Millions of yen)
	Carrying amount	Contractual cash flows	Within one year	From one year to two years	From two years to three years	From three years to four years	From four years to five years
Crypto asset borrowings	¥44,020	¥44,020	¥44,020	¥—	¥—	¥—	¥—
Other financial liabilities:
– Lease liabilities	1,661	1,687	394	384	356	356	197
– Derivative liabilities	1	1	1	—	—	—	—
– Other (*1)	821	821	821	—	—	—	—
Total other financial liabilities	2,483	2,509	1,216	384	356	356	197

Cash and cash equivalents	10,837	10,837	10,837	—	—	—	—
Crypto assets held (current assets)	44,207	44,207	44,207	—	—	—	—

There were no financial liabilities with maturity over one year other than lease liabilities as of March 31, 2023 and March 31, 2024.

_________

Note:

(*1)    Other financial liabilities mainly consist of accrued expenses, and other payables.

COINCHECK, INC.
NOTES TO THE FINANCIAL STATEMENTS

4.      Financial risk management (cont.)

In addition, the Company has entered into commitment line borrowing contracts of 3,200 million yen and 6,200 million yen with Monex Finance Corporation and a financial institution to manage liquidity risk for the years ended March 31, 2023 and March 31, 2024, respectively. The purpose of the commitment line is for general business use. There were no drawdowns on the commitment line of 3,200 million yen and 6,200 million yen as of March 31, 2023 and March 31, 2024. See Note 30 (2) “Commitment line borrowings contract.”

(c)     Market risk

Market risk is the risk of fluctuations in the fair value of cryptocurrencies or future cash flows as a result of changes in market price. The objective of market risk management is to manage and control market risk exposure within acceptable parameters while optimizing the return. Market risk mainly includes price fluctuation risk of cryptocurrencies.

The Company holds cryptocurrencies in order to facilitate customer transactions. The Company also monitors net open position for each cryptocurrency that is traded on its marketplace platform. In order to limit the price fluctuation risk within a certain level, the Company strives to sustain its cryptocurrencies in approximately the same quantity and amount as the crypto asset borrowings.

(d)    Operational risk

The Company is exposed to operational risk arising from a wide variety of factors associated with business processes, personnel, technology and infrastructure, and from external factors other than credit, market and liquidity risks, such as changes in legal and regulatory requirements. Especially, if any of the private keys relating to the Company’s hot or cold wallets containing cryptocurrencies for its own accounts or for customers is lost, destroyed, or otherwise compromised or unavailable, and no backup of the private key is accessible, the Company will lose access to the cryptocurrencies in the related wallet and there will be a devastating impact on the Company’s operation. Furthermore, the Company cannot provide assurance that the wallet will not be hacked or compromised. Cryptocurrency and blockchain technologies have been, and may in the future be, subject to security breaches, hacking, or other malicious activities. The customers’ ability to access or sell their cryptocurrencies could be affected adversely due to any loss of private keys relating to, or hack or other compromise of, digital wallets used to store cryptocurrencies deposited by customers.

(e)     Foreign exchange risk management

Payables denominated primarily in foreign currencies are exposed to foreign exchange risks. Our foreign exchange risks arise primarily from fluctuations in the U.S. dollar. The Company manages foreign exchange risks by continuously monitoring trends in foreign exchange rates and managing its exposure to foreign exchange rate fluctuations.

In addition, to avoid the risk of exchange rate fluctuations, the Group enters into forward exchange contracts for a portion of trade payables denominated in foreign currencies.

The details of these derivative instruments are described in Note 24. “Financial instruments” and Note 31. “Related parties.”

(2)    Capital management

The fundamental principles of the Company’s capital management are to build and uphold a steady financial base for the purpose of maintaining soundness and efficiency of operations and achieving sustainable growth. According to these principles, the Company conducts capital investment, profit distribution such as dividends, and repayment of loans based on steady operating cash flows through the development and rendering of competitive crypto asset exchange services.

COINCHECK, INC.
NOTES TO THE FINANCIAL STATEMENTS

4.      Financial risk management (cont.)

For the capital management, the Company calculates and monitors the financial soundness index at the end of each month as the record date in accordance with the “Rules on Financial Management for Crypto-Asset Exchange Service Providers” and related guidelines, which are self-regulatory rules established by the Japan Virtual and Crypto assets Exchange Association. The financial soundness index is the ratio of the non-fixed equity amount to the sum of the market risk equivalent amount, the counterparty risk equivalent amount, and the basic risk equivalent amount, based on the calculation method stipulated in the related guidelines.

The Company is not subject to any capital restrictions.

5.      Segment information

Operating segments are defined as components of an entity for which separate financial information is available and that is regularly reviewed by the Chief Operating Decision Maker (the “CODM”) in deciding how to allocate resources to an individual segment and in assessing performance. The Company’s President is the Company’s CODM. The CODM reviews financial information presented on a basis for purposes of making operating decisions, allocating resources, and evaluating financial performance. While the Company does have revenue from multiple services, no measures of profitability by service are available, so discrete financial information is not available for each such component. As such, the Company has determined that it operates as one operating segment and one reportable segment.

6.      Revenue

(1)    Revenue breakdown

Revenue breakdowns by revenue from contracts with customers for the years ended March 31, 2022, March 31, 2023 and March 31, 2024 are as follows:

		(Millions of yen)
	For the year ended March 31,
	2022	2023	2024
Revenue
Transaction revenue (*1)	¥688,437	¥174,937	¥223,046
Commission received (*2)	1,579	1,055	729
Sub-total	690,016	175,992	223,775
Other revenue (*3)	950	932	274
Total	¥690,966	¥176,924	¥224,049

_________

Notes:

(*1)    Transaction revenue mainly refers to the revenue from sales of crypto assets to customers and cover counterparties.

(*2)    Commission received refers to remittance fees, deposit and withdrawal fees, commissions that received from the issuer and the applicants in the IEO business, commissions that arise from transactions on the NFT Marketplace and commissions that arise from transactions on the cryptocurrency exchange platform and other.

(*3)    Other revenue are mainly related to sales of NFTs owned by the Company.

The Company manages its business in one operating and reportable segment: Crypto Asset.

COINCHECK, INC.
NOTES TO THE FINANCIAL STATEMENTS

6.      Revenue (cont.)

(2)    Contract balance

As of March 31, 2023 and March 31, 2024, there were no significant contract assets or contract liabilities.

For the years ended March 31, 2022, March 31, 2023 and March 31, 2024, there was no revenue recognized for performance obligations fulfilled (or partially fulfilled) in the past.

(3)    Transaction price allocated to the remaining performance obligations

The Company does not have any important contracts in which the projected initial contract period was longer than one year.

(4)    Assets recognized from the costs to obtain or fulfill contracts with customers

The Company does not have any significant costs to obtain or fulfill contracts with customers.

7.      Selling, general and administrative expenses

Selling, general and administrative expenses consist

		(Millions of yen)
	For the year ended March 31,
	2022	2023	2024
Personnel expenses	¥3,515	¥2,020	¥2,287
Advertising and promotion expenses	5,606	1,294	661
Professional fees	717	1,262	710
Communication expenses	627	873	769
Subcontract expenses	703	787	473
Depreciation and amortization	448	483	679
Business management service fees	1,427	363	458
Transaction related costs	697	297	335
Subcontract labor costs	371	280	130
Tax expenses	233	27	116
Other	294	353	139
Total	¥14,638	¥8,039	¥6,757

COINCHECK, INC.
NOTES TO THE FINANCIAL STATEMENTS

8.      Other income and expenses

Other income and expenses consist of the following:

			(Millions of yen)
		For the year ended March 31,
	Notes	2022	2023	2024
Other income
Gain on sale of crypto assets held (non-current assets)		¥76	¥16	¥123
Gain on sale of business (*1)		—	—	300
Exchange gain		—	12	—
Other		19	17	14
Total		¥95	¥45	¥437
Other expenses
Impairment loss of crypto assets held (non-current assets)	12	¥—	¥69	¥—
Impairment loss of intangible assets	17	—	9	—
Loss on sales and disposals of intangible assets	17	—	37	39
Loss on sale of crypto assets (non-current assets)		—	28	—
Loss on disposal of subsidiary		—	5	—
Lease contract cancellation penalty		—	—	44
Termination benefits		—	—	39
Exchange loss		8	—	8
Other		11	17	23
Total		¥19	¥165	¥153

_________

Notes:

(*1)    During the year ended March 31, 2024, the Company sold the Sharely business and recorded a gain of 300 million yen in “Other income” in the statement of profit or loss and other comprehensive income for the year ended March 31, 2024. The Company evaluated the disposal of Sharely business in accordance with IFRS 5 Non-current Assets Held for Sales and Discontinued Operations and determined that it did not meet the definition of discontinued operations as it did not represent a separate major line of business.

9.      Financial income and expenses

Financial income and expenses consist of the following:

		(Millions of yen)
	For the year ended March 31,
	2022	2023	2024
Financial income
Derivative gains	¥—	¥—	¥61
Others	1	0	6
Total	¥1	¥0	¥67

Financial expenses
Impairment loss of other financial assets (non-current assets)	¥—	¥—	¥11
Interest expenses	2	3	6
Derivative losses	—	4	—
Total	¥2	¥7	¥17

COINCHECK, INC.
NOTES TO THE FINANCIAL STATEMENTS

10.    Cash and cash equivalents

Cash and cash equivalents mainly consist of bank deposits. They are demand deposits and held for the purpose of meeting short-term cash commitments. Cash and cash equivalents in the statements of cash flows equals cash and cash equivalents in the statements of financial position.

The Company separately manages legal tender deposited by customers from its own. In accordance with Japanese laws and regulations, all legal tender deposited by customers shall be safeguarded by trust companies. Accordingly, cash deposited by customers is accounted for under “Cash segregated as deposits” (see Note 11) as of March 31, 2023 and March 31, 2024 because it is neither cash nor cash equivalents.

11.    Cash segregated as deposits

Cash segregated as deposits represents separately managed cash deposited by customers. The balances of cash segregated as deposits as of March 31, 2023 and March 31, 2024 were 40,936 million yen and 59,256 million yen, respectively, which were less than the corresponding liability of “Deposits received” in the statements of financial position of 41,058 million yen and 59,276 million yen as of March 31, 2023 and March 31, 2024, respectively, because it generally takes several days to deposit the funds received from customers in the trust account, while the Company recognizes the entire amount of the deposits as liability immediately after the transactions are authorized.

12.    Crypto assets held

Under IFRS, there are no accounting standards related to the transactions of crypto assets. However, cryptocurrencies holdings were discussed by the International Financial Interpretations Committee (“IFRIC”) in the June 2019 Agenda Decision (“Agenda Decision”). The Agenda Decision did not specifically address the activity of crypto assets by entity. Thus, in order to determine the accounting treatment, the Company follows the requirements of IAS 8 Accounting Policies, Changes in Accounting Estimates and Errors and refers to the “Conceptual Framework for Financial Reporting” and standards related to similar matters. In this context, the Company considers various factors to evaluate whether the Company has control for accounting purposes over crypto assets, and accounts for these transactions accordingly.

The Company’s holdings of crypto assets that are considered to be controlled by the Company for accounting purposes are presented as part of crypto assets held in the statements of financial position. On the other hand, the Company’s holdings of crypto assets deposited by customers and considered not to be controlled by the Company are not recognized as crypto assets held in the statements of financial position. However, the Company recognizes the obligation to safeguard crypto assets deposited by customers as Safeguard liabilities in the statements of financial position and records corresponding Safeguard assets as crypto assets held in the statements of financial position (Note 13 “Safeguard assets/Safeguard liabilities”). The amounts of crypto assets deposited by customers not recognized as crypto assets held in the statements of financial position were 288,639 million yen and 649,211 million yen as of March 31, 2023 and March 31, 2024, respectively. These amounts are calculated based on the fair value at the end of the reporting period.

Crypto assets deposited by customers include cryptocurrencies and NFTs. Crypto assets deposited by customers are mainly held in electronic wallets administered by the Company in the same way as the Company’s holdings of crypto assets in its own accounts. Although the Company has the private keys that are necessary to dispose of crypto assets deposited by customers, the Company is obliged to purchase and sell crypto assets under the instructions of the customers based on the contractual arrangement with the customers, and the use of the private keys without permission from customers is strictly prohibited. Additionally, in terms of cryptocurrencies, following the requirements of the “Payment Services Act,” “Cabinet Office Order on Virtual Currency Exchange Service Providers” and other laws and regulations, the Company segregates cryptocurrencies deposited by customers from those of the Company in its own accounts, and manages each of the customers’ balances. In addition, the Company clearly distinguishes between the wallets for the Company’s holdings of cryptocurrencies in its own accounts and the wallets for those deposited by customers and manages them separately. Regarding NFTs, there are no clear legal regulations in Japan as of March 31, 2024

COINCHECK, INC.
NOTES TO THE FINANCIAL STATEMENTS

12.    Crypto assets held (cont.)

and all NFTs, including those held by the Company and those deposited by customers, are held in hot wallets. NFTs deposited by customers are recorded on the Company’s database and internal records in the account of the depositing customers. Therefore, the economic benefits and risks related to crypto assets deposited by customers belong, in principle, to the customers, and the Company is not exposed to risks of significant changes in the fair value of these crypto assets. On the other hand, legal rights of crypto assets are not entirely clear, and there is a possibility that crypto assets deposited by customers may be dealt with in the same manner as crypto assets of the Company in its own accounts at the liquidation of the Company, but in terms of cryptocurrencies, Article 63-19-2 of the “Payment Services Act” issued by the Financial Services Agency of Japan allows customers the right to receive repayment of Deposited Crypto Assets and Redemption Guarantee Crypto Assets as defined by the “Payment Services Act” in advance of other creditors in preparation for the bankruptcy risk of the Company.

The accounting policies and balances of the Company’s crypto assets by holding purpose are as follows:

(1)    Crypto assets held (current assets)

(a)     Cryptocurrencies for facilitating customer transactions

Out of the holdings of cryptocurrencies that are considered to be controlled by the Company for accounting purposes (including those borrowed/deposited based on the loan agreements with customers), cryptocurrencies for facilitating customer transactions, are recognized as inventories in the statements of financial position according to provisions of IAS 2 Inventories as the Company has the ability to direct the use of these cryptocurrencies and the economic benefits resulting from sales attribute to the Company. As of March 31, 2023, and March 31, 2024, the carrying amounts were 18,884 million yen and 44,207 million yen, respectively. These amounts are calculated based on the fair value at the end of the reporting period. See Note 25 “Fair value measurement.”

(b)    NFTs for sale

NFTs for sale are recognized as inventories in the statements of financial position according to provisions of IAS 2 Inventories as the Company has the ability to direct the use of these NFTs and economic benefits resulting from sales attribute to the Company. The carrying amounts as of March 31, 2023 and March 31, 2024, which were measured at the lower of cost or net realizable value, was 85 million yen and nil, respectively.

(2)    Crypto assets held (non-current assets)

Crypto assets held (non-current assets) are recognized as intangible assets with indefinite useful lives which are not amortized. There is no foreseeable limit to the period over which the future cash flows of crypto assets held (non-current assets) would be generated as the future cash flows cannot be reliably estimated. The useful lives of crypto assets held (non-current assets) are regarded as indefinite accordingly. They are reported at the acquisition cost less accumulated impairment losses. The carrying amounts as of March 31, 2023 and March 31, 2024 was 43 million yen and nil, respectively.

During the year ended March 31, 2023, the Company recorded impairment losses of 69 million yen for NFTs held for the purposes other than sale in “Other expenses” in the statements of profit or loss and other comprehensive income. The impairment losses primarily resulted from the decrease in the recoverable amount of the individual NFTs. Impairment losses are calculated by deducting the recoverable amount from the carrying amount. The recoverable amount of the impaired NFTs was measured at fair value less costs of disposal amounted to 17 million yen as of March 31, 2023. The fair value is measured based on the recent transaction prices at the Company or other NFT marketplaces and is classified as Level 2 in the fair value hierarchy.

COINCHECK, INC.
NOTES TO THE FINANCIAL STATEMENTS

12.    Crypto assets held (cont.)

During the year ended March 31, 2024, no impairment losses were recognized as there was no crypto assets held (non-current assets) as of March 31, 2024.

The changes in crypto assets held (non-current assets) are as follows:

		(Millions of yen)
	Cryptocurrencies	NFT	Total
As of March 31, 2022	¥221	¥72	¥293
Additions (not by business combination)	1,073	95	1,168
Impairment losses	—	(69)	(69)
Disposals	(1,270)	(79)	(1,349)
As of March 31, 2023	24	19	43
Additions (not by business combination)	330	—	330
Disposals	(354)	(19)	(373)
As of March 31, 2024	¥—	¥—	¥—

13.    Safeguard assets/Safeguard liabilities

In addition to the control assessment of crypto assets deposited by customers as described in Note 12 “Crypto assets held,” the Company implemented the requirements of the Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin 121, Accounting for obligations to safeguard crypto-assets an entity holds for platform users (“SAB 121”), and recognized the obligation to safeguard its crypto assets deposited by customers as Safeguard liabilities and recorded corresponding Safeguard assets in the statements of financial position.

The Company managed its crypto assets deposited by customers in the manner described in Note 12 “Crypto assets held” and estimated that the probability of occurrence of any potential loss events is remote. Therefore, safeguard assets were recognized at the same amount as safeguard liabilities.

These amounts are calculated based on the fair value at the end of the reporting period. See Note 25 “Fair value measurement.”

The nature and quantity of crypto assets that the Company is responsible for safeguard for its customers are as follows:

	As of March 31,
	2023		2024
Ticker	Quantity	Millions of yen	Quantity	Millions of yen
BTC (*1)	37,055.48	¥140,541	37,041.96	¥395,649
ETH (*2)	247,352.55	60,397	227,558.47	124,834
XRP (*3)	640,324,214.25	45,293	572,298,379.44	54,404
Others (*4)	—	42,408	—	74,324
	—	¥288,639	—	¥649,211

_________

(*1)    The first system of global, decentralized, scarce, digital money as initially introduced in a white paper titled Bitcoin: A Peer-to-Peer Electronic Cash System by Satoshi Nakamoto.

(*2)    A decentralized global computing platform that supports smart contract transactions and peer-to-peer applications, or “Ether,” the native crypto assets on the Ethereum network.

(*3)    The native crypto assets on the XRP ledger, a decentralized global system developed by Ripple Labs Inc. for the purpose to support payment settlement system by blockchain.

(*4)    The crypto assets with the balance less than 10% of the total are disclosed in the “Others” category. Within the “Others” category, crypto assets with the highest yen value were IOST amounting to 14,318 million yen and 17,020 million yen as of March 31,2023 and March 31, 2024, respectively.

COINCHECK, INC.
NOTES TO THE FINANCIAL STATEMENTS

14.    Customer accounts receivable

Customer accounts receivable is mainly due from credit card companies, which are payment processors, for settlement of funds from customers. There are no overdue customer accounts receivables as of March 31, 2023 and March 31, 2024. For allowance for doubtful receivables, see Note 4 (1) (a) “Credit risk.”

15.    Other financial assets

Other financial assets consist of the following:

	(Millions of yen)
	As of March 31,
	2023	2024
Current portion:
Deposits and guarantee deposits (*1)	¥140	¥—
Trade receivables (*2)	489	—
Other	39	37
Sub-total	668	37
Non-current portion:
Deposits and guarantee deposits (*1)	539	575
Other (*3)	40	39
Sub-total	579	614
Total	¥1,247	¥651

_________

(*1)    Deposits and guarantee deposits (current assets) mainly consist of the deposits paid to the financial institutions for foreign exchange transactions. Deposits and guarantee deposits (non-current assets) mainly consist of the guarantee deposits paid to the lessors for leased properties.

(*2)    Trade receivables consist of receivables arising from unsettled cryptocurrency transactions.

(*3)    Other under “Non-current portion” of “Other financial assets” mainly represents the equity security investments which are measured at fair value through profit or loss. For details, please see Note 25 (2) Fair value hierarchy of assets and liabilities measured at fair value on a recurring basis”

16.    Property and equipment

The changes in the acquisition cost, accumulated depreciation and accumulated impairment losses of property and equipment are as follows:

				(Millions of yen)
	Right-of-use assets	Leasehold improvements	Equipment and fixtures	Construction in progress	Total
Acquisition cost
As of March 31, 2022	¥986	¥391	¥165	¥—	¥1,542
Additions (*1)	549	64	30	—	643
Sales and disposals	—	—	(6)	—	(6)
As of March 31, 2023	1,535	455	189	—	2,179
Additions (*1)	1,758	—	4	303	2,065
Decrease due to lease term changes	(82)	—	—	—	(82)
Sales and disposals	(239)	(202)	(44)	(4)	(489)
As of March 31, 2024	¥2,972	¥253	¥149	¥299	¥3,673

COINCHECK, INC.
NOTES TO THE FINANCIAL STATEMENTS

16.    Property and equipment (cont.)

				(Millions of yen)
	Right-of-use assets	Leasehold improvements	Equipment and fixtures	Construction in progress	Total
Accumulated depreciation and accumulated impairment losses
As of March 31, 2022	¥(755)	¥(317)	¥(109)	¥—	¥(1,181)
Depreciation (charged to profit or loss) (*2)	(262)	(53)	(32)	—	(347)
Depreciation (charged to intangible assets) (*2)	(13)	—	—	—	(13)
Sales and disposals	—	—	6	—	6
As of March 31, 2023	(1,030)	(370)	(135)	—	(1,535)
Depreciation (charged to profit or loss) (*2)	(406)	(74)	(20)	—	(500)
Depreciation (charged to intangible assets) (*2)	(25)	—	—	—	(25)
Sales and disposals	136	194	30	—	360
As of March 31, 2024	¥(1,325)	¥(250)	¥(125)	¥—	¥(1,700)

Carrying amount
As of March 31, 2022	¥231	¥74	¥56	¥—	¥361
As of March 31, 2023	505	85	54	—	644
As of March 31, 2024	1,647	3	24	299	1,973

_________

Notes:

(*1)    The assets recognized corresponding to asset retirement obligations are included in “Right-of-use assets.” The additions of asset retirement obligation of 165 million yen and 35 million yen for March 31, 2023 and March 31, 2024, respectively, were recorded for the leased office building due the remeasurement. See Note 23 “Provisions.”

(*2)    Depreciation on property and equipment is generally included in “Selling, general and administrative expenses” in the statements of profit or loss and other comprehensive income, except when it is attributable to “Internally generated intangible assets” which represents amounts capitalized as software. When attributable to “Internally generated intangible assets,” such amounts are recognized in “Intangible assets” in the statements of financial position.

(*3)    There were no property and equipment with restricted ownership or pledged as collateral as of March 31, 2023 and March 31, 2024.

COINCHECK, INC.
NOTES TO THE FINANCIAL STATEMENTS

17.    Intangible assets

The changes in acquisition cost, accumulated amortization and accumulated impairment losses of intangible assets are as follows:

		(Millions of yen)
	Internally generated intangible assets	Others	Total
Acquisition cost
As of March 31, 2022	¥701	¥3	¥704
Additions (not by business combination)	299	—	299
Additions (transferred from property and equipment)	13	—	13
Sales and disposals	(51)	—	(51)
As of March 31, 2023	962	3	965
Additions (not by business combination)	380	—	380
Additions (transferred from property and equipment)	25	—	25
Sales and disposals	(39)	—	(39)
As of March 31, 2024	¥1,328	¥3	¥1,331

Accumulated amortization and accumulated impairment losses
As of March 31, 2022	¥(230)	¥(3)	¥(233)
Amortization	(136)	(0)	(136)
Sales and disposals	14	—	14
Impairment losses	(9)	—	(9)
As of March 31, 2023	(361)	(3)	(364)
Amortization	(179)	(0)	(179)
As of March 31, 2024	¥(540)	¥(3)	¥(543)

Carrying amount
As of March 31, 2022	¥471	¥0	¥471
As of March 31, 2023	601	0	601
As of March 31, 2024	788	—	788

Intangible assets with definite useful lives are amortized over their useful lives.

The amortization of intangible assets is included in “Selling, general and administrative expenses” in the statements of profit or loss and other comprehensive income.

There were no intangible assets with restricted ownership or that are pledged as collateral as of March 31, 2023 and March 31, 2024.

Crypto assets held (non-current assets) recognized as intangible assets are described in Note 12 “Crypto assets held.”

COINCHECK, INC.
NOTES TO THE FINANCIAL STATEMENTS

18.    Leases

The Company leases office buildings for management and operation purposes.

(1)    Right-of-use assets

Right-of-use assets related to leased properties are presented as property and equipment. See Note 16 “Property and equipment.”

(2)    Lease liabilities

Lease liabilities consist of the following:

	(Millions of yen)
	As of March 31,
	2023	2024
Current portion	¥258	¥384
Non-current portion	92	1,277
Total	¥350	¥1,661

Lease liabilities are included in “Other financial liabilities” in the statements of financial position. The balances of lease liabilities by maturity are presented in Note 4 “Financial risk management.”

(3)    Amounts recognized in the statements of profit or loss and other comprehensive income

Amounts recognized in the statements of profit or loss and other comprehensive income are as follows:

		(Millions of yen)
	For the year ended March 31,
	2022	2023	2024
Interest expenses on lease liabilities	¥2	¥3	¥5
Expenses pertaining to short-term leases	—	3	1
Expenses pertaining to leases of low-value assets that are not short-term leases expenses	12	14	25

(4)    Amounts recognized in the statements of cash flows

The total cash outflows for leases for the years ended March 31, 2022, March 31, 2023 and March 31, 2024 were 252 million yen, 275 million yen and 358 million yen, respectively.

COINCHECK, INC.
NOTES TO THE FINANCIAL STATEMENTS

19.    Deferred taxes and income tax expenses (benefits)

(1)    Deferred taxes

		(Millions of yen)
	As of March 31, 2022	Recognized through profit or loss	As of March 31, 2023
Deferred tax assets:
Safeguard liabilities	¥131,441	¥(43,060)	¥88,381
Tax losses carried forward	34	459	493
Accrued enterprise tax	84	(84)	—
Accrued bonuses	140	(140)	—
Accrued expenses	67	(9)	58
Accrued paid leave	14	3	17
Reversal for valuation gain of crypto assets held (non-current assets)	15	(3)	12
Leasehold improvements	57	(12)	45
Asset retirement obligations	18	51	69
Impairment loss of crypto assets held (non-current assets)	—	21	21
Change in fair value of crypto assets held (non-current assets)	—	23	23
Write-down of crypto assets held (current assets)	—	27	27
Lease liabilities	73	34	107
Other	8	10	18
Total deferred tax assets	¥131,951	¥(42,680)	¥89,271

Deferred tax liabilities:
Safeguard assets	131,441	(43,060)	88,381
Lease assets	73	34	107
Elimination costs corresponding to asset retirement obligation	—	44	44
Total deferred tax liabilities	¥131,514	¥(42,982)	¥88,532

COINCHECK, INC.
NOTES TO THE FINANCIAL STATEMENTS

19.    Deferred taxes and income tax expenses (benefits) (cont.)

		(Millions of yen)
	As of March 31, 2023	Recognized through profit or loss	As of March 31, 2024
Deferred tax assets:
Safeguard liabilities	¥88,381	¥110,407	¥198,788
Lease liabilities	107	415	522
Tax losses carried forward	493	(467)	26
Accrued enterprise tax	—	36	36
Accrued bonuses	—	71	71
Accrued expenses	58	40	98
Accrued paid leave	17	(1)	16
Reversal for valuation gain of crypto assets held (non-current assets)	12	(12)	—
Leasehold improvements	45	(26)	19
Asset retirement obligations	69	(32)	37
Impairment loss of crypto assets held (non-current assets)	21	(21)	—
Change in fair value of crypto assets held (non-current assets·)	23	(23)	—
Write-down of crypto assets held (current assets)	27	(27)	—
Other	18	15	33
Total deferred tax assets	¥89,271	¥110,375	¥199,646

Deferred tax liabilities:
Safeguard assets	88,381	110,407	198,788
Lease assets	107	392	499
Elimination costs corresponding to asset retirement obligation	44	(38)	6
Total deferred tax liabilities	¥88,532	¥110,761	¥199,293

Deferred tax assets and deferred tax liabilities presented in the statements of financial position are as follows:

	(Millions of yen)
	As of March 31,
	2023	2024
Deferred tax assets	¥89,271	¥199,646
Deferred tax liabilities	88,532	199,293
Net deferred tax assets	¥739	¥353

In the year ended March 31, 2023, the Group did not make profit and recognized tax losses. The Group fully recognized deferred tax assets in respect of unused tax losses as of March 31, 2023, because the Group estimated that it would be probable to generate sufficient future taxable profits in the future considering the long-term market trend and by reference to the operating results in the past years when the crypto currency market was active.

In the year ended March 31, 2024, the Company generated profits and utilized most of tax losses carried forward from prior years. As of March 31, 2024, the Company fully recognized the deferred tax assets in respect of the remaining unused tax losses. The Company estimated that it would be probable to generate sufficient future taxable profits to utilize the tax losses considering the recent performance of crypto currency market.

COINCHECK, INC.
NOTES TO THE FINANCIAL STATEMENTS

19.    Deferred taxes and income tax expenses (benefits) (cont.)

(2)    Income tax expenses (benefits)

Income tax expenses (benefits) consist of the following:

		(Millions of yen)
	For the year ended March 31,
	2022	2023	2024
Current tax expenses
Reporting period	¥4,140	¥15	¥487
Adjustment related to prior years	(23)	—	—
Sub-total	4,117	15	487
Deferred tax expenses (benefits)
Origination and reversal of temporary differences	8	188	(82)
Origination and reversal of tax losses carried forward	2	(459)	468
Recognition of previously unrecognized deductible temporary differences	(4)	(31)	—
Sub-total	6	(302)	386
Total income tax expenses (benefits)	¥4,123	¥(287)	¥873

Current tax expenses include the amount of benefits arising from previously unrecognized tax loss carryforward and temporary differences of prior years that are used to reduce the current taxes. Corporate tax, inhabitant tax and deductible enterprise tax are levied to the Company, and the statutory tax rate in Japan calculated based on these taxes was 30.6% for the years ended March 31, 2022, March 31, 2023 and March 31, 2024.

Reconciliation between the statutory effective tax rate and the effective tax rate in the statements of profit or loss and other comprehensive income is as follows:

			(%)
	For the year ended March 31,
	2022	2023 (*1)	2024
Statutory effective tax rate	30.6	30.6	30.6
Utilization of previously unrecognized deferred taxes	(0.1)	—	—
Adjustment related to prior years	(0.2)	—	—
Non-deductible expenses	0.3	(0.8)	0.1
Tax incentives	(0.7)	—	—
Other (*2)	(0.2)	4.1	0.0
Effective tax rate	29.7	33.9	30.7

_________

Notes:

(*1)    For the year ended March 31, 2023, the Company recognized loss before income taxes and consequently, reconciling items shown in the table which increase Income tax expenses are presented as negative amounts and reconciling items which reduce Income tax expenses are presented as positive amounts.

(*2)    For the year ended March 31, 2023, other mainly consists of recognition of previously unrecognized deductible temporary differences.

COINCHECK, INC.
NOTES TO THE FINANCIAL STATEMENTS

20.    Crypto asset borrowings

The Company enters into borrowing agreements with customers under the Coincheck Lending program. The Company has control over crypto assets borrowed/deposited under the program. Therefore, the repayment obligation with respect to the crypto assets borrowed/deposited is recorded as “Crypto asset borrowings,” and the corresponding crypto assets received are recognized as inventories in the statements of financial position.

Crypto asset borrowings are initially measured at the fair value of the crypto assets borrowed/deposited. Subsequent to initial recognition, changes in fair value of crypto asset borrowings are recognized in profit or loss in the corresponding period. See Note 25 “Fair value measurement.”

The interest expenses related to crypto asset borrowings, paid in the same cryptocurrency, for the years ended March 31, 2022, March 31, 2023 and March 31, 2024 were 124 million yen, 49 million yen, and 35 million yen, respectively, which were included in “Transaction related costs” of “Selling, general and administrative expenses” in the statements of profit or loss and other comprehensive income. The interest expenses related to crypto asset borrowings for the years ended March 31, 2022, March 31, 2023 and March 31, 2024 are included as an adjustment to reconcile profit (loss) to “Cash flows from operating activities” in the statements of cash flows.

21.    Other financial liabilities

Other financial liabilities consist of the following:

		(Millions of yen)
		As of March 31,
	Note	2023	2024
Current portion:
Accrued expenses		¥879	¥646
Lease liabilities	18	258	384
Other payables due to parent company	31	43	125
Other payables due to third parties		102	50
Other		7	1
Sub-total		1,289	1,206
Non-current portion:
Lease liabilities	18	92	1,277
Sub-total		92	1,277
Total		¥1,381	¥2,483

22.    Other current liabilities

Other current liabilities consist of the following:

	(Millions of yen)
	As of March 31,
	2023	2024
Accrued bonuses	¥—	¥241
Tax payables	6	67
Accrued paid leave	54	51
Advance payments and other	20	1
Total	¥80	¥360

COINCHECK, INC.
NOTES TO THE FINANCIAL STATEMENTS

23.    Provisions

Provisions consist of asset retirement obligations.

The Company recognizes provisions for asset retirement obligations to settle future obligations for dismantling, removing and restoring the leased buildings to return them to the state they were initially received in according to the lease contracts. The probable amount to be paid in the future is estimated and recognized based on prior experience. The provisions have been calculated using the risk-free rate in Japan at the commencement of the leases. These expenses are expected to be paid in the future and might be affected by future business plans of the Company. The changes in provisions are as follows:

	(Millions of yen)
	As of March 31,
	2023	2024
Beginning balance	¥60	¥225
Provisions made during the year	165	35
Provisions used during the year	—	(38)
Provisions reversed during the year	—	(102)
Unwind of discount	—	0
Ending balance	225	120
Current portion	—	120
Non-current portion	225	—
Total	¥225	¥120

24.    Financial instruments

(1)    The fair values of financial assets and liabilities are determined as below. Information about the fair value hierarchy is described in Note 25 “Fair value measurement.”

(a)     Cash and cash equivalents

Since cash and cash equivalents mainly consist of bank deposits, the carrying amount approximates its fair value.

(b)    Cash segregated as deposits

Cash segregated as deposits includes cash deposited in trust accounts. The carrying amount approximates its fair value.

(c)     Customer accounts receivable, Other financial assets, Deposits received and Other financial liabilities

The carrying amount of instruments with short-term maturity approximates its fair value. The fair value of instruments with long-term maturity is measured using future cash flows discounted by a rate reflecting the counterparty or the Company’s credibility, which is a reasonable approximation of the carrying amount.

Derivative assets and liabilities are included in “Other financial assets” under current assets and “Other financial liabilities” under current liabilities, respectively. Derivative assets and liabilities mainly represent cryptocurrency leveraged trading with customers which are measured at the fair value using a valuation technique based on the observable prices in the crypto exchange market.

COINCHECK, INC.
NOTES TO THE FINANCIAL STATEMENTS

24.    Financial instruments (cont.)

(2)    Carrying amount and fair value

			(Millions of yen)
	As of March 31,
	2023		2024
	Financial assets and liabilities measured at FVTPL		Financial assets and liabilities measured at FVTPL
	Carrying amount	Fair value	Carrying amount	Fair value
Derivative assets	¥—	¥—	¥3	¥3
Derivative liabilities	4	4	1	1

25.    Fair value measurement

(1)    Fair value hierarchy

When measuring the fair value of an asset or a liability, the Company uses observable market data as far as possible. Fair values are categorized into different levels in the fair value hierarchy based on the inputs used in the valuation techniques as follows:

Level 1:	Quoted prices without adjustments in an active market for identical assets or liabilities.
Level 2:	Inputs other than the quoted prices included within Level 1 that are observable for the assets or liabilities, either directly or indirectly.
Level 3:	Unobservable inputs for the assets or liabilities.

The level of fair value hierarchy is determined by the lowest level input that is significant to the measurement of the fair value.

(2)    Fair value hierarchy of assets and liabilities measured at fair value on a recurring basis

Fair value hierarchy of assets and liabilities measured at fair value on a recurring basis in the statements of financial position is as follows:

As of March 31, 2023

			(Millions of yen)
	Level 1	Level 2	Level 3	Total
Crypto assets held (current assets) (*1)	¥18,884	¥—	¥—	¥18,884
Safeguard assets (*2)	—	288,639	—	288,639
Other financial assets (*3)	—	—	40	40
Total	¥18,884	¥288,639	¥40	¥307,563

Crypto asset borrowings	¥18,756	¥—	¥—	¥18,756
Safeguard liabilities (*2)	—	288,639	—	288,639
Other financial liabilities (*3)	—	4	—	4
Total	¥18,756	¥288,643	¥—	¥307,399

COINCHECK, INC.
NOTES TO THE FINANCIAL STATEMENTS

25.    Fair value measurement (cont.)

As of March 31, 2024

			(Millions of yen)
	Level 1	Level 2	Level 3	Total
Crypto assets held (current assets) (*1)	¥44,207	¥—	¥—	¥44,207
Safeguard assets (*2)	—	649,211	—	649,211
Other financial assets (*3)	2	3	39	44
Total	¥44,209	¥649,214	¥39	¥693,462

Crypto asset borrowings	¥44,020	¥—	¥—	¥44,020
Safeguard liabilities (*2)	—	649,211	—	649,211
Other financial liabilities (*3)	—	1	—	1
Total	¥44,020	¥649,212	¥—	¥693,232

_________

(*1)    Crypto assets held (current assets) consist of cryptocurrencies for facilitating customer transactions.

(*2)    The Company has an obligation to safeguard customer crypto assets, such as cryptocurrencies and NFTs, from loss or theft, and the Company records its obligation as safeguard liabilities in the statements of financial position. The Company also recognize corresponding assets as safeguard assets in the statements of financial position. In order to measure safeguard liabilities and safeguard assets, the Company refers to quoted prices of the crypto assets traded in markets, which consist of major third-party exchanges for cryptocurrencies and the Company’s marketplace or other markets for NFTs. The prices are observable in those markets. Accordingly, the fair value of both safeguard liabilities and safeguard assets are classified as Level 2 in the fair value hierarchy under IFRS13.

(*3)    USD Coin which is included in “Other financial assets” is categorized into Level 1 according to the valuation method.

Derivative assets and derivative liabilities which are included in “Other financial assets” and “Other financial liabilities” are categorized into Level 2 according to the valuation method.

The financial assets categorized into Level 3 are measured by valuation policy and procedures set by the Company and the valuation results are reviewed and approved by Chief Financial Officer.

Other financial assets categorized into Level 3 are equity investments in non-listed company by using the valuation method based on net assets adjusted by items that are necessary for fair value measurement purposes. The changes in fair value are recognized through other income and expenses.

The following table presents a reconciliation of other financial assets measured at fair value on a recurring basis using significant unobservable inputs.

	(Millions of yen)
	As of March 31,
	2023	2024
Balance, beginning of period	¥—	¥40
Fair value recorded in connection with acquisition	40	10
Change in fair value	—	(11)
Balance, end of period	¥40	¥39

There were no transfers between levels for the years ended March 31, 2023 and March 31, 2024.

(3)    Fair value hierarchy of assets and liabilities measured at fair value on a non-recurring basis

As of March 31, 2023

The assets measured at fair value on a non-recurring basis as of March 31, 2023 were NFTs held for the purposes other than sale amounting to 17 million yen which was classified as Level 2 in the fair value hierarchy. For details, see Note 12 (2) “Crypto assets held (non-current assets).” There were no liabilities measured at fair value on a non-recurring basis as of March 31, 2023.

As of March 31, 2024

There was no assets or liabilities measured at fair value on a non-recurring basis as of March 31, 2024.

COINCHECK, INC.
NOTES TO THE FINANCIAL STATEMENTS

26.    Employee benefits

Employee benefit expenses are as follows:

			(Millions of yen)
		For the year ended March 31,
	Note	2022	2023	2024
Wages and salaries		¥3,332	¥2,009	¥2,271
Social security contributions		281	244	302
Equity-settled share-based payments	27	60	—	—
Termination benefits		1	1	39
Other		22	28	5
Total		¥3,696	¥2,282	¥2,617

These expenses are included in “Selling, general and administrative expenses” and “Other expenses” in the statements of profit or loss and other comprehensive income or in “Intangible assets” in the statements of financial position.

27.    Share-based payments

(1)    Details of the stock option plans

The Company granted stock options as equity-settled share-based compensations. Share-based compensation awards were granted to the Company’s directors, employees and non-employees based on the terms resolved at the Company’s shareholders’ meeting or Board of Directors’ meeting. Share-based compensation awards were accounted for as equity-settled share-based compensations and the increase of equity based on such awards is recognized as capital surplus. However, no new stock option was granted for the years ended March 31, 2022, March 31, 2023 and March 31, 2024.

According to the resolution made at the extraordinary Board of Directors’ meeting held on March 22, 2022, the Company acquired all of the unexercised free share acquisition rights and the unexercised paid share acquisition rights and cancelled the relevant share acquisition rights immediately after the acquisition on April 15, 2022. Accordingly, the Company reversed all of the unexercised share acquisition rights and recorded other current liabilities amounting to 193 million yen for the unexercised paid share acquisition rights and legal capital reserves amounting to 148 million yen for unexercised free share acquisition rights as of March 22, 2022, respectively.

(2)    Reconciliation of outstanding stock options

Activity of options outstanding under the Company’s stock option plans is as follows:

	For the year ended March 31,
	2022		2023		2024
	Number of shares	Weighted- average exercise price (Yen)	Number of shares	Weighted- average exercise price (Yen)	Number of shares	Weighted- average exercise price (Yen)
Beginning balance
– Unexercised	479,885	¥2,282	232,402	¥2,911	—	¥—
Granted	—	—	—	—	—	—
Forfeited	(8,983)	2,985	(232,402)	2,911	—	—
Exercised	(238,500)	1,643	—	—	—	—
Ending balance
– Unexercised	232,402	2,911	—	—	—	—
Ending balance
– Exercisable	—	—	—	—	—	—

COINCHECK, INC.
NOTES TO THE FINANCIAL STATEMENTS

27.    Share-based payments (cont.)

There was no unexercised option as of March 31, 2023 and March 31, 2024 as no new stock option was granted for the years ended March 31, 2023 and March 31, 2024 after the acquisition and cancellation of stock options in March 2022.

(3)    Stock options exercised during the reporting periods

Weighted-average stock prices at the date exercised, for those stock options that were exercised during the reporting periods are as follows:

For the year ended March 31, 2022
Name	Number of shares exercised	Weighted- average stock price at exercise (Yen)
1st series stock option	106,000	¥3,489
4th series stock option	132,500	¥3,489

Since the Company was an unlisted company as of March 31, 2022, weighted-average stock prices at exercise for the year ended March 31, 2022 were calculated based on the exercise prices of stock options.

There was no stock option exercised during the years ended March 31, 2023 and March 31, 2024 as no new stock option was granted for the years ended March 31, 2023 and March 31, 2024 after the acquisition and cancellation of stock options in March 2022.

(4)    Expenses pertaining to share-based payment agreements

Expenses pertaining to share-based payment agreements are as follows:

			(Millions of yen)
		For the year ended March 31,
	Note	2022	2023	2024
Expenses pertaining to share-based payment agreements	26	¥60	¥—	¥—

Expenses pertaining to share-based compensations are included in “Selling, general and administrative expenses” in the statements of profit or loss and other comprehensive income.

28.    Equity

(1)    The number of shares authorized and issued are as follows:

	(Number of shares)
	As of March 31,
	2023	2024
Number of shares authorized
Common share	200,000,000	200,000,000
	As of March 31,
	2023	2024
Number of shares issued
Beginning and ending balances	2,021,967	2,021,967

During the years ended March 31, 2023 and March 31, 2024, there were no changes in the numbers of shares issued.

COINCHECK, INC.
NOTES TO THE FINANCIAL STATEMENTS

28.    Equity (cont.)

(2)    Common stock

All shares are no-par value shares and all shares issued are paid in. Shareholders of common share have the right to receive declared dividends and one voting right per share at shareholders’ meetings.

(3)    Capital surplus

Under the Japanese Companies Act (the “Companies Act”), capital surplus consists of legal capital surplus and share acquisition rights. The Companies Act requires the amounts that are not recorded as common stock at stock issuance to be included in legal capital surplus. Legal capital surplus can be transferred to common stock by resolution at shareholders’ meetings. Share acquisitions rights are recognized for share-based payment plans. See Note 27 “Share-based payments.”

(4)    Retained earnings

Retained earnings include legal earnings reserved and other retained earnings. The Companies Act requires one-tenth of dividends paid to be reserved as legal capital surplus or legal retained earnings reserves to the extent that the aggregate amount of legal capital surplus and legal earnings reserved become one-fourth of the amount of common stock. The Companies Act provides that the legal retained earnings reserve of the Company is restricted and unable to be used for dividend payments and is excluded from the calculation of the profit available for dividend. The amounts of statutory retained earnings available for dividend payments to shareholders of the Company were 9,943 million yen and 11,806 million yen as of March 31, 2023 and March 31, 2024, respectively. In accordance with customary practice in Japan, the dividend distributions from retained earnings are not accrued in the financial statements for the corresponding period which dividend record date falls in but recorded in the subsequent accounting period after being approved by shareholders.

(5)    Dividends

Dividends declared and paid in the years ended March 31, 2022 and March 31, 2023 are as follows:

Resolution date	Type of shares	Total amount of dividends (Millions of yen)	Dividend per share (Yen)	Record date	Effective date
June 24, 2021	Common share	¥7,000	¥3,925	March 31, 2021	June 25, 2021
June 16, 2022	Common share	5,000	2,473	March 31, 2022	June 20, 2022

There are no dividends declared and paid in the year ended March 31, 2024.

COINCHECK, INC.
NOTES TO THE FINANCIAL STATEMENTS

29.    Earnings per share

The basis for calculating basic earnings (loss) per share and diluted earnings (loss) per share for the years ended March 31, 2022, March 31, 2023 and March 31, 2024 are as follows:

		(Millions of yen)
	For the year ended March 31,
	2022	2023	2024
Net profit (loss) for the year attributable to owners of the Company
Basic and diluted	¥9,795	¥(559)	¥1,967
		(Thousands of shares)
	For the year ended March 31,
	2022	2023	2024
Weighted average number of shares
Basic	1,835	2,022	2,022
Adjustment (*1) (*2)	108	—	—
Diluted	1,943	2,022	2,022

_________

Notes:

(*1)    Represents the effects of stock options on issue. Since the Company was an unlisted company as of March 31, 2022, the number of dilutive potential shares is calculated using the exercise price of the stock option issued, which approximates the average market price of the Company. Terms and conditions of the stock options are described in Note 27 “Share-based payments.” There were no stock options as of March 31, 2023 and March 31, 2024 due to acquisition and cancellation of stock options in March 2022.

(*2)    A part of stock options were excluded in the calculation due to their vesting conditions, which cannot be exercised until the Company was listed on any of the stock exchanges or acquired by another company as of March 31, 2022.

30.    Commitments and contingencies

(1)    Purchase commitments

The Company entered into a new lease contract for a new office building during the year ended March 31, 2023, and moved to the new office building in June 2024. The commencement of the lease contract for the new office building during the year ended March 31, 2024, led to a decrease in the purchase commitments as of March 31, 2024. The contractual commitment amount related to the lease contract was 1,929 million yen as of March 31, 2023, and that related to the leased office construction contract was 65 million yen as of March 31, 2024.

(2)    Commitment line borrowing contracts

The Company entered into a commitment line borrowing contract as a debtor with Monex Finance Corporation and JSF Trust and Banking Co., Ltd. for the purpose of stable operating capital in the year ended March 31, 2023 and March 31, 2024. The balances of unused portions of the commitment line available are as follows:

	(Millions of yen)
	As of March 31,
	2023	2024
Total amount of commitment line borrowing	¥3,200	¥6,200
Balance of executed commitment line	—	—
Balance of unexecuted commitment line	¥3,200	¥6,200

COINCHECK, INC.
NOTES TO THE FINANCIAL STATEMENTS

30.    Commitments and contingencies (cont.)

(3)    Contingencies

In general, litigation has uncertainties, and therefore it is difficult to make a reliable estimate on the financial impact of potential outflows embodying economic benefits. Provisions are not recognized if it is not likely to generate potential outflows embodying economic benefits or if the financial impact cannot be estimated reliably. The possibility of any outflows in settlements regarding the lawsuits in dispute with the Company is remote.

The main lawsuits in dispute with the Company are as follows.

(Civil lawsuits related to the NEM hacking incident)

The Company suspended almost all crypto asset trading immediately after the hacking incident occurred in 2018, and paid compensations by cash to the customers in the equivalent amount which was calculated using the average NEM price of the trading suspension period. Nevertheless, some plaintiffs advocated that the Company should compensate them for the opportunity losses arising from price fluctuations during the trading suspension period, and the compensation amount should be calculated using the price at the time of the hacking incident. As of the date of issuance of the financial statements, some of plaintiffs’ claims have been dismissed or settled by judgement and/or alternative dispute resolutions but one case is ongoing.

31.    Related parties

(1)    Related party transactions

Transactions and balances with related parties are as follows:

As of and for the year ended March 31, 2022

			(Millions of yen)
Type of related party	Name of related party	Detail of transaction	Transaction amount	Outstanding balance as of March 31, 2022 (*1)
Key management	The managing directors of the Company	Exercise of share acquisition rights	¥570	¥—
		Transaction revenue (*2)	0	—
		Cancellation of share acquisition rights (*3)	193	193
Parent company	Monex Group, Inc.	Business management service fee (*4)	1,427	61
Subsidiaries of parent company	Monex, Inc.	Provision of sales service	18	2
	Monex Crypto Bank, Inc	Safeguard liabilities	24	35

COINCHECK, INC.
NOTES TO THE FINANCIAL STATEMENTS

31.    Related parties (cont.)

As of and for the year ended March 31, 2023

			(Millions of yen)
Type of related party	Name of related party	Detail of transaction	Transaction amount	Outstanding balance as of March 31, 2023 (*1)
Key management	The managing directors of the Company	Transaction revenue (*2)	¥0	¥—
Parent company	Monex Group, Inc.	Business management service fee (*4)	363	43
Subsidiaries of parent company	Monex Finance Corporation	Proceeds from loans (*5)	3,000	—
		Repayments of loans (*5)	3,000	—
		Interest expense	0	—
		Commitment line (*5)	3,000	—
	Monex, Inc.	Provision of sales service	23	2
	Monex Crypto Bank, Inc.	Safeguard liabilities	42	35

As of and for the year ended March 31, 2024

			(Millions of yen)
Type of related party	Name of related party	Detail of transaction	Transaction amount	Outstanding balance as of March 31, 2024 (*1)
Key management	The managing directors of the Company	Transaction revenue (*2)	¥0	¥—
Parent company	Monex Group, Inc.	Business management service fee (*4)	458	125
Subsidiaries of parent company	Monex Finance Corporation	Commitment line (*5)	6,000	—
	Monex, Inc.	Provision of sales service	26	4
		Transaction revenue (*2)	847	—
		Derivative transaction (*6)	55	2
	Monex Crypto Bank, Inc.	Safeguard liabilities	18	72

_________

Notes:

(*1)    There is no outstanding balance of collateral or guarantee.

(*2)    Certain of the Company’s managing directors and related parties purchase or sell crypto assets on the Company’s marketplace platform. The transactions for the years ended March 31, 2022, March 31, 2023 and March 31, 2024 were made on terms equivalent to those that prevail in arm’s length transactions. The Company recognized the corresponding transaction revenue of 0 million yen, 0 million yen and 847 million yen for the years ended March 31, 2022, March 31, 2023 and March 31, 2024, respectively.

(*3)    The Company acquired and cancelled the unexercised share acquisition rights as of March 31, 2022 on April 15, 2022.

COINCHECK, INC.
NOTES TO THE FINANCIAL STATEMENTS

31.    Related parties (cont.)

(*4)    Business management service fee represents the considerations for guidance and support on general management and other consulting services provided by Monex Group, Inc., the parent company of the Company. The services include support on registration of cryptocurrency exchange business and negotiation with the Financial Services Agency necessary for continuing registration, assistance in cyber security risk management and maintaining relationship with relevant financial institutions. According to the business management service fee agreements, the considerations were calculated based on 5% of the Company’s total revenue net of cost of sales (variable fees).

(*5)    The Company entered into commitment line contracts as a debtor with Monex Finance Corporation during the years ended March 31, 2023 and March 31, 2024 for the purpose of stable operating capital with maximum commitment line amount of 3,000 million yen and 6,000 million yen. During the year ended March 31, 2023, the proceeds from the overdraft agreement and the corresponding repayments were 3,000 million yen, respectively. There were no proceeds from the overdraft agreement or no repayments during the year ended March 31, 2024. There were no executed balances under the commitment line agreement as of March 31, 2023 and March 31, 2024. See Note 30 (2) “Commitment line borrowing contracts.”

(*6)    The derivative transaction is a forward exchange transaction between the U.S. dollar and the Japanese yen. Realized gain of 55 million yen recognized in the Statement of Profit or Loss is included in the “Transaction amount” of the Derivative transaction for the fiscal year ended March 31, 2024. 2 million yen shown in “Outstanding balance” is the fair value gain of the foreign exchange forward transaction that was not closed as of March 31, 2024 with the principal amount of 43 million yen.

(2)    Compensations for the Company’s key management personnel

Key management personnel are defined as the managing directors and audit and supervisory board members of the Company.

The compensations for key management personnel are as follows:

		(Millions of yen)
	For the year ended March 31,
	2022	2023	2024
Short-term employee benefits	¥144	¥83	¥66
Share-based compensations	2	—	—
Total	¥146	¥83	¥66

(3)    Subsidiary

The Company sold all of the CCT shares to Monex Group, Inc. in January 2023. There is no subsidiary of the Company as of March 31, 2023 and March 31, 2024.

COINCHECK, INC.
NOTES TO THE FINANCIAL STATEMENTS

32.    Supplemental cash flow information

(1)    Reconciliation of liabilities arising from financing activities

The changes in liabilities to cash flows arising from financing activities are as follows:

		(Millions of yen)
	Loans	Lease liabilities	Total
As of March 31, 2021	¥2	¥477	¥479
Proceeds from short-term loans	1,600	—	1,600
Repayments of short-term loans	(1,400)	—	(1,400)
Repayments of long-term loans	(2)	—	(2)
Repayments of lease obligations	—	(238)	(238)
Total changes from financing cash flows	198	(238)	(40)
Interest expenses	0	2	2
Interest expenses paid	(0)	(2)	(2)
Total liability-related other changes	—	—	—
As of March 31, 2022	¥200	¥239	¥439
Proceeds from short-term loans	1,800	—	1,800
Repayments of short-term loans	(2,000)	—	(2,000)
Repayments of long-term loans	(0)	—	(0)
Repayments of lease obligations	—	(255)	(255)
Proceeds from loans from related party	3,000	—	3,000
Repayments of loans from related party	(3,000)	—	(3,000)
Total changes from financing cash flows	(200)	(255)	(455)
Modification of lease term	—	253	253
New lease contracts	—	113	113
Interest expenses	1	2	3
Interest expenses paid	(1)	(2)	(3)
Total liability-related other changes	—	366	366
As of March 31, 2023	¥—	¥350	¥350
Proceeds from short-term loans	1,200	—	1,200
Repayments of short-term loans	(1,200)	—	(1,200)
Repayments of lease obligations	—	(327)	(327)
Total changes from financing cash flows	—	(327)	(327)
Modification of lease term	—	(81)	(81)
New lease contract	—	1,719	1,719
Interest expenses	0	5	5
Interest expenses paid	(0)	(5)	(5)
Total liability-related other changes	—	1,638	1,638
As of March 31, 2024	¥—	¥1,661	¥1,661

(2)    Major non-cash transactions

The non-cash investing and financial transactions mainly includes right-of-use assets obtained in exchange for lease liabilities pertaining to modification of lease term and a new lease contract amounting to nil, 366 million yen and 1,638 million yen respectively for the years ended March 31, 2022, March 31, 2023 and March 31, 2024.

33.    Events after the reporting date

There were no events after the reporting date and till the date when the financial statements were authorized for issue that would require adjustment to these financial statements or disclosure.

COINCHECK, INC.
CONDENSED INTERIM STATEMENTS OF PROFIT OR LOSS
AND OTHER COMPREHENSIVE INCOME (UNAUDITED)

	Notes	(Millions of yen, except per share data) For the six months ended September 30,
		2023	2024
Revenue:
Revenue	5	¥63,387	¥145,632
Other revenue	5	146	15
Total revenue	5	63,533	145,647

Expenses:
Cost of sales		60,938	140,507
Selling, general and administrative expenses	8	3,092	4,473
Total expenses		64,030	144,980
Operating profit (loss)		(497)	667

Other income and expenses:
Other income		20	18
Other expenses		(133)	(4)
Financial income		57	9
Financial expenses		(1)	(24)
Profit (loss) before income taxes		(554)	666
Income tax (expenses) benefits		172	(214)
Net profit (loss) for the period attributable to owners of the Company		(382)	452

Other comprehensive income:
Other comprehensive income for the period, net of tax		—	—
Total comprehensive income (loss) for the period attributable to owners of the Company		¥(382)	¥452

Earnings (loss) per share:
Basic earnings (loss) per share		¥(188.87)	¥223.50
Diluted earnings (loss) per share		(188.87)	223.50

The accompanying notes are an integral part of these condensed interim financial statements (unaudited).

COINCHECK, INC.
CONDENSED INTERIM STATEMENTS OF FINANCIAL POSITION (UNAUDITED)

	Notes	(Millions of yen)
		As of March 31, 2024	As of September 30, 2024
Assets
Current assets:
Cash and cash equivalents	9	¥10,837	¥10,628
Cash segregated as deposits	9	59,256	48,820
Crypto assets held	6,10	44,207	35,633
Safeguard assets	7,10	649,211	589,883
Customer accounts receivable	9	719	789
Other financial assets	9,10	37	166
Other current assets		377	471
Total current assets		764,644	686,390

Non-current assets:
Property and equipment		1,973	2,153
Intangible assets		788	982
Other financial assets	9,10	614	581
Deferred tax assets		353	249
Other non-current assets		28	4
Total non-current assets		3,756	3,969
Total assets		¥768,400	¥690,359

Liabilities and equity
Liabilities:
Current liabilities:
Deposits received	9	¥59,276	¥49,172
Crypto asset borrowings	8,10	44,020	35,491
Safeguard liabilities	7,10	649,211	589,883
Other financial liabilities	9,10	1,206	1,018
Provisions		120	120
Income taxes payable		486	111
Other current liabilities		360	240
Total current liabilities		754,679	676,035

Non-current liabilities:
Other financial liabilities	9	1,277	1,089
Provisions		—	339
Total non-current liabilities		1,277	1,428
Total liabilities		755,956	677,463

Equity:
Common stock		386	386
Capital surplus		478	478
Retained earnings		11,580	12,032
Total equity		12,444	12,896
Total liabilities and equity		¥768,400	¥690,359

The accompanying notes are an integral part of these condensed interim financial statements (unaudited).

COINCHECK, INC.
CONDENSED INTERIM STATEMENTS OF CHANGES IN EQUITY (UNAUDITED)

	(Millions of yen)
	Notes	Common stock	Capital surplus	Retained earnings	Total equity
Balance as of April 1, 2023		¥386	¥478	¥9,613	¥10,477
Net loss for the period		—	—	(382)	(382)
Balance as of September 30, 2023		¥386	¥478	¥9,231	¥10,095

Balance as of April 1, 2024		¥386	¥478	¥11,580	¥12,444
Net profit for the period		—	—	452	452
Balance as of September 30, 2024		¥386	¥478	¥12,032	¥12,896

The accompanying notes are an integral part of these condensed interim financial statements (unaudited).

COINCHECK, INC.
CONDENSED INTERIM STATEMENTS OF CASH FLOWS (UNAUDITED)

	Notes	(Millions of yen)
		For the six months ended September 30,
		2023	2024
Cash flows from operating activities:
Profit (loss) before income taxes		¥(554)	¥666
Adjustments for:
Depreciation and amortization		317	325
Impairment loss of crypto assets held (non-current assets)		4	—
Impairment loss of other financial assets (non-current assets)	10	—	1
Impairment loss of other assets (non-current assets)		—	13
(Gain) loss on sale of property and equipment		3	(0)
Loss on disposal of intangible assets		38	1
Net gain on sale of crypto assets held (non-current assets)		(15)	—
Decrease in cash segregated as deposits		2,759	10,436
(Increase) decrease in crypto assets held (current assets)		(317)	8,574
Increase in customer accounts receivable		(69)	(70)
(Increase) decrease in other financial assets (current assets)		635	(129)
(Increase) decrease in other current assets		256	(53)
Decrease in deposits received		(2,846)	(10,104)
Increase (decrease) in crypto asset borrowings		386	(8,529)
Decrease in other financial liabilities		(454)	(170)
Increase (decrease) in other current liabilities		30	(120)
Other, net		27	22
Cash provided by operating activities		200	863
Interest income received		0	0
Interest expenses paid		(1)	(9)
Income taxes paid		(0)	(487)
Net cash provided by operating activities		199	367

Cash flows from investing activities
Purchase of property and equipment		(3)	(159)
Proceeds from sale of property and equipment		1	0
Expenditure on internally generated intangible assets		(161)	(253)
Proceeds from refund of guarantee deposits		—	33
Purchase of other financial assets (non-current assets)		(13)	—
Net cash used in investing activities		(176)	(379)

Cash flows from financing activities
Proceeds from short-term loans		400	600
Repayments of short-term loans		(400)	(600)
Proceeds from loans from related party		—	6,000
Repayments of loans from related party		—	(6,000)
Repayments of lease obligations		(139)	(197)
Net cash used in financing activities		(139)	(197)

Net decrease in cash and cash equivalents		(116)	(209)
Cash and cash equivalents at the beginning of period		7,697	10,837
Cash and cash equivalents at the end of period		¥7,581	¥10,628

The accompanying notes are an integral part of these condensed interim financial statements (unaudited).

COINCHECK, INC.
NOTES TO THE CONDENSED INTERIM FINANCIAL STATEMENTS (UNAUDITED)

1.      Reporting entity

Coincheck, Inc. (the “Company”) is a limited company domiciled in 1-4 Sakuragaokacho, Shibuya-ku, Tokyo, Japan (*1), which was founded in 2012. The Company became a subsidiary of Monex Group, Inc. in April 2018. The financial statements consist of standalone financial information of the Company. The Company is primarily engaged in providing end-to-end crypto asset exchange services, and the Company offers customers a multi-currency crypto marketplace with a deep pool of liquidity for trading crypto assets through its user-friendly applications. The Company provides a marketplace platform where customers can buy and sell cryptocurrencies, and an exchange platform where trades in Bitcoin and other cryptocurrencies are conducted via a matching engine. Moreover, the Company provides several other retail-focused crypto services, such as lending of cryptocurrencies.

_________

Note:

(*1)    Effective from July 1, 2024, the Company changed the registered address of its head office from 3-6 Maruyamacho, Shibuya-ku, Tokyo, Japan.

2.      Basis of preparation of financial statements

(1)    Compliance with International Financial Reporting Standards

The condensed interim financial statements for the six months ended September 30, 2024 have been prepared in accordance with the International Accounting Standards (“IAS”) 34 Interim Financial Reporting as issued by the International Accounting Standards Board (“IASB”), and should be read in conjunction with the Company’s annual financial statements as of and for the year ended March 31, 2024 since they do not include all the information required in the annual financial statements, which have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by IASB.

(2)    Approval of the condensed interim financial statements

The condensed interim financial statements were authorized for issuance on November 19, 2024 by Chief Financial Officer (“CFO”) Keigo Takegahara.

(3)    Use of judgements, estimates and assumptions

The preparation of financial statements in accordance with IFRS requires management to make certain judgments, estimates, and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, revenues and expenses, as well as the disclosure of contingent assets and liabilities. Actual results could differ from these estimates.

These estimates and underlying assumptions are reviewed on a continuous basis. Changes in these accounting estimates are recognized in the period in which the estimates are revised and in any future periods affected.

The condensed interim financial statements are prepared based on the same judgments and estimations as well as the accounting estimates and assumptions applied and described in the annual financial statements as of and for the year ended March 31, 2024.

COINCHECK, INC.
NOTES TO THE CONDENSED INTERIM FINANCIAL STATEMENTS (UNAUDITED)

3.      Material accounting policies

Material accounting policies adopted for the condensed interim financial statements for the six months ended September 30, 2024, are consistent with those adopted and described in the annual financial statements as of and for the year ended March 31, 2024, except for the new or amended accounting standards and interpretations as stated below.

(1)    New or amended accounting standards and interpretations adopted during the six months ended September 30, 2024

The Company has applied the following new or amended accounting standards and interpretations in the period commencing on April 1, 2024. The adoption of new or amended accounting standards and interpretations listed below have no material impact on the condensed interim financial statements for the six months ended September 30, 2024.

Standards	Name of Standards	Effective date (The year beginning on or after)	Adoption periods of the Company (For the year ending)	Content
IAS 1	Presentation of Financial Statements	January 1, 2024	March 31, 2025	Amendments to classification of liabilities as current or non-current
IAS 7	Statement of Cash Flows;	January 1, 2024	March 31, 2025	Amendments to disclosure of supplier finance arrangements
IFRS 7	Financial Instruments: Disclosures
IFRS 16	Leases	January 1, 2024	March 31, 2025	Amendments to accounting for lease liability in a sale and leaseback

(2)    New or amended accounting standards and interpretations issued but not yet applied

The new or amended accounting standards and interpretations issued but not yet applied for the six months ended September 30, 2024 are as follows. The new or amended accounting standards with an adoption period of the year ending March 31, 2026, are not expected to have a material impact on the Company’s financial statements. The Company is evaluating the impact of applying the new or amended accounting standards with adoption period after the year ending March 31, 2026.

Standards	Name of Standards	Effective date (The year beginning on or after)	Adoption periods of the Company (For the year ending)	Content
IAS 21	The Effects of Changes in Foreign Exchange Rates	January 1, 2025	March 31, 2026	Amendments to accounting for lack of exchangeability
IFRS 7	Financial Instruments: Disclosures;	January 1, 2026	March 31, 2027	Amendments to the classification and measurement of financial instruments
IFRS 9	Financial Instruments
IFRS 7	Financial Instruments: Disclosures	January 1, 2026	March 31, 2027

Amendment to gain or loss on derecognition on IFRS 7 Amendments to introduction, disclosure of deferred difference between fair value and transaction price, and credit risk disclosures on the Implementation Guidance for IFRS 7

COINCHECK, INC.
NOTES TO THE CONDENSED INTERIM FINANCIAL STATEMENTS (UNAUDITED)

3.      Material accounting policies (cont.)

Standards	Name of Standards	Effective date (The year beginning on or after)	Adoption periods of the Company (For the year ending)	Content
IFRS 9	Financial Instruments	January 1, 2026	March 31, 2027	Amendment to derecognition of lease liabilities by a lessee and transaction price
IFRS 10	Consolidated Financial Statements	January 1, 2026	March 31, 2027	Amendment to determination of a ‘de facto agent’
IAS 7	Statement of Cash Flows	January 1, 2026	March 31, 2027	Replacement of the term ‘cost method’ to ‘at cost’
IFRS 18	Presentation and Disclosure in Financial Statements	January 1, 2027	March 31, 2028	Replacement of IAS 1 and helping to achieve comparability of the financial performance of similar entities
IFRS 19	Subsidiaries without Public Accountability: Disclosures	January 1, 2027	March 31, 2028	Reduced disclosure requirements for subsidiaries without public accountability
IFRS 10	Consolidated Financial Statements;	Not determined	Not determined	Amendment of accounting for sale or contribution of assets between an investor and its associates or joint ventures
IAS 28	Investments in Associates and Joint Ventures

4.      Segment information

Operating segments are defined as components of an entity for which separate financial information is available and that is regularly reviewed by the Chief Operating Decision Maker (the “CODM”) in deciding how to allocate resources to an individual segment and in assessing performance. The Company’s President is the Company’s CODM. The CODM reviews financial information for purposes of making operating decisions, allocating resources, and evaluating financial performance. While the Company does have revenue from multiple services, no measures of profitability by service are available, so discrete financial information is not available for each such component. As such, the Company has determined that it operates as one operating segment and one reportable segment.

COINCHECK, INC.
NOTES TO THE CONDENSED INTERIM FINANCIAL STATEMENTS (UNAUDITED)

5.      Revenue

Revenue breakdowns by revenue from contracts with customers and other sources for the six months ended September 30, 2023 and September 30, 2024 are as follows:

	(Millions of yen)
	For the six months ended September 30,
	2023	2024
Revenue arising from contracts with customers
Transaction revenue (*1)	¥63,144	¥144,784
Commission received (*2)	244	848
Other revenue (*3)	146	—
Sub-total	63,533	145,632

Other sources
Other revenue	—	15
Sub-total	—	15
Total	¥63,533	¥145,647

_________

Notes:

(*1)    Transaction revenue mainly refers to the revenue from sales of crypto assets to customers and cover counterparties.

(*2)    Commission received refers to remittance fees, deposit and withdrawal fees, commissions that received from the issuer and the applicants in the IEO business, commissions that arise from transactions on the NFT Marketplace and commissions that arise from transactions on the cryptocurrency exchange platform and others.

(*3)    Other revenue arising from contracts with customers for the six months ended September 30, 2023 is mainly related to revenue from online shareholders meeting service and sales of NFTs owned by the Company.

The Company manages its business in one operating and reportable segment: Crypto Asset.

6.      Crypto assets held

Under IFRS, there are no accounting standards related to the transactions of crypto assets. However, cryptocurrencies holdings were discussed by the International Financial Interpretations Committee (“IFRIC”) in the June 2019 Agenda Decision (“Agenda Decision”). The Agenda Decision did not specifically address the activity of crypto assets by entity. Thus, in order to determine the accounting treatment, the Company follows the requirements of IAS 8 Accounting Policies, Changes in Accounting Estimates and Errors and refers to the “Conceptual Framework for Financial Reporting” and standards related to similar matters. In this context, the Company considers various factors to evaluate whether the Company has control for accounting purposes over crypto assets, and accounts for these transactions accordingly.

The Company’s holdings of crypto assets that are considered to be controlled by the Company for accounting purposes are presented as part of crypto assets held in the statements of financial position. On the other hand, the Company’s holdings of crypto assets deposited by customers and considered not to be controlled by the Company are not recognized as crypto assets held in the statements of financial position. However, the Company recognizes the obligation to safeguard crypto assets deposited by customers as Safeguard liabilities in the statements of financial position and records corresponding Safeguard assets in the statements of financial position (Note 7 “Safeguard assets/Safeguard liabilities”). The amounts of crypto assets deposited by customers not recognized as crypto assets held in the statements of financial position were 649,211 million yen and 589,883 million yen as of March 31, 2024 and September 30, 2024, respectively. These amounts are calculated based on the fair value at the end of the reporting period.

COINCHECK, INC.
NOTES TO THE CONDENSED INTERIM FINANCIAL STATEMENTS (UNAUDITED)

6.      Crypto assets held (cont.)

Crypto assets deposited by customers include cryptocurrencies and NFTs. Crypto assets deposited by customers are mainly held in electronic wallets administered by the Company in the same way as the Company’s holdings of crypto assets in its own accounts. Although the Company has the private keys that are necessary to dispose of crypto assets deposited by customers, the Company is obliged to purchase and sell crypto assets under the instructions of the customers based on the contractual arrangement with the customers, and the use of the private keys without permission from customers is strictly prohibited. Additionally, in terms of cryptocurrencies, following the requirements of the “Payment Services Act,” “Cabinet Office Order on Virtual Currency Exchange Service Providers” and other laws and regulations, the Company segregates cryptocurrencies deposited by customers from those of the Company in its own accounts, and manages each of the customers’ balances. In addition, the Company clearly distinguishes between the wallets for the Company’s holdings of cryptocurrencies in its own accounts and the wallets for those deposited by customers and manages them separately. Regarding NFTs, there are no clear legal regulations in Japan as of September 30, 2024 and all NFTs, including those held by the Company and those deposited by customers, are held in hot wallets. NFTs deposited by customers are recorded on the Company’s database and internal records in the account of the depositing customers. Therefore, the economic benefits and risks related to crypto assets deposited by customers belong, in principle, to the customers, and the Company is not exposed to risks of significant changes in the fair value of these crypto assets. On the other hand, legal rights of crypto assets are not entirely clear, and there is a possibility that crypto assets deposited by customers may be dealt with in the same manner as crypto assets of the Company in its own accounts at the liquidation of the Company, but in terms of cryptocurrencies, Article 63-19-2 of the “Payment Services Act” issued by the Financial Services Agency of Japan allows customers the right to receive repayment of Deposited Crypto Assets and Redemption Guarantee Crypto Assets as defined by the “Payment Services Act” in advance of other creditors in preparation for the bankruptcy risk of the Company.

The accounting policies and balances of the Company’s crypto assets by holding purpose are as follows:

(1)    Crypto assets held (current assets)

(a)     Cryptocurrencies for facilitating customer transactions

Out of the holdings of cryptocurrencies that are considered to be controlled by the Company for accounting purposes (including those borrowed/deposited based on the loan agreements with customers), cryptocurrencies for facilitating customer transactions, are recognized as inventories in the statements of financial position according to provisions of IAS 2 Inventories as the Company has the ability to direct the use of these cryptocurrencies and the economic benefits resulting from sales attribute to the Company. As of March 31, 2024 and September 30, 2024, the carrying amounts were 44,207 million yen and 35,633 million yen, respectively. These amounts are calculated based on the fair value at the end of the reporting period. See Note 10 “Fair value measurement.”

(b)    NFTs for sale

NFTs for sale are recognized as inventories in the statements of financial position according to provisions of IAS 2 Inventories as the Company has the ability to direct the use of these NFTs and economic benefits resulting from sales attribute to the Company. The carrying amounts are measured at the lower of cost or net realizable value. However, there were no crypto assets held as NFT as of March 31, 2024 and September 30, 2024.

COINCHECK, INC.
NOTES TO THE CONDENSED INTERIM FINANCIAL STATEMENTS (UNAUDITED)

6.      Crypto assets held (cont.)

(2)    Crypto assets held (non-current assets)

Crypto assets held (non-current assets) are recognized as intangible assets with indefinite useful lives which are not amortized. There is no foreseeable limit to the period over which the future cash flows of crypto assets held (non-current assets) would be generated as the future cash flows cannot be reliably estimated. The useful lives of crypto assets held (non-current assets) are regarded as indefinite accordingly. They are reported at the acquisition cost less accumulated impairment losses. However, there were no crypto assets held (non-current assets) as of March 31, 2024 and September 30, 2024.

7.      Safeguard assets/Safeguard liabilities

In addition to the control assessment of crypto assets deposited by customers as described in Note 6 “Crypto assets held,” the Company implemented the requirements of the Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin 121, Accounting for obligations to safeguard crypto-assets an entity holds for platform users (“SAB 121”), and recognized the obligation to safeguard its crypto assets deposited by customers as Safeguard liabilities and recorded corresponding Safeguard assets in the statements of financial position.

The Company managed its crypto assets deposited by customers in the manner described in Note 6 “Crypto assets held” and estimated that the probability of occurrence of any potential loss events is remote. Therefore, safeguard assets were recognized at the same amount as safeguard liabilities.

These amounts are calculated based on the fair value at the end of the reporting period. See Note 10 “Fair value measurement.”

The nature and quantity of crypto assets that the Company is responsible for safeguard for its customers are as follows:

	As of March 31, 2024		As of September 30, 2024
Ticker	Quantity	Millions of yen	Quantity	Millions of yen
BTC (*1)	37,041.96	¥395,649	43,208.77	¥394,799
ETH (*2)	227,558.47	124,834	257,656.27	96,747
Others (*3)	—	128,728	—	98,337
Total	—	¥649,211	—	¥589,883

_________

(*1)    The first system of global, decentralized, scarce, digital money as initially introduced in a white paper titled Bitcoin: A Peer-to-Peer Electronic Cash System by Satoshi Nakamoto.

(*2)    A decentralized global computing platform that supports smart contract transactions and peer-to-peer applications, or “Ether,” the native crypto assets on the Ethereum network.

(*3)    The crypto assets with the balance less than 10% of the total are disclosed in the “Others” category. Within the “Others” category, crypto assets with the highest yen value, were XRP amounting to 54,404 million yen and 56,041 million yen as of March 31, 2024 and September 30, 2024, respectively.

8.      Crypto asset borrowings

The Company enters into borrowing agreements with customers under the Coincheck Lending program. The Company has control over crypto assets borrowed/deposited under the program. Therefore, the repayment obligation with respect to the crypto assets borrowed/deposited is recorded as “Crypto asset borrowings,” and the corresponding crypto assets received are recognized as inventories in the statements of financial position.

COINCHECK, INC.
NOTES TO THE CONDENSED INTERIM FINANCIAL STATEMENTS (UNAUDITED)

8.      Crypto asset borrowings (cont.)

Crypto asset borrowings are initially measured at the fair value of the crypto assets borrowed/deposited. Subsequent to initial recognition, changes in fair value of crypto asset borrowings are recognized in profit or loss in the corresponding period. See Note 10 “Fair value measurement.”

The interest expenses related to crypto asset borrowings, paid in the same cryptocurrency, for the six months ended September 30, 2023 and September 30, 2024 were 14 million yen and 18 million yen, respectively, which were included in “Selling, general and administrative expenses” in the condensed interim statements of profit or loss and other comprehensive income. The interest expenses related to crypto asset borrowings for the six months ended September 30, 2023 and September 30, 2024 are included as an adjustment to reconcile profit (loss) to “Cash flows from operating activities” in the condensed interim statements of cash flows.

9.      Financial instruments

(1)    The fair values of financial assets and liabilities are determined as below. Information about the fair value hierarchy is described in Note 10 “Fair value measurement.”

(a)     Cash and cash equivalents

Since cash and cash equivalents mainly consist of bank deposits, the carrying amount approximates its fair value.

(b)    Cash segregated as deposits

Cash segregated as deposits includes cash deposited in trust accounts. The carrying amount approximates its fair value.

(c)     Customer accounts receivable, Other financial assets, Deposits received and Other financial liabilities

The carrying amount of instruments with short-term maturity approximates its fair value. The fair value of instruments with long-term maturity is measured using future cash flows discounted by a rate reflecting the counterparty or the Company’s credibility, which is a reasonable approximation of the carrying amount.

Derivative assets and liabilities are included in “Other financial assets” under current assets and “Other financial liabilities” under current liabilities, respectively. Derivative assets and liabilities mainly represent cryptocurrency leveraged trading with customers which are measured at the fair value using a valuation technique based on the observable prices in the crypto exchange market.

(2)    Carrying amount and fair value

	(Millions of yen)
	As of March 31, 2024		As of September 30, 2024
	Financial assets and liabilities measured at FVTPL		Financial assets and liabilities measured at FVTPL
	Carrying amount	Fair value	Carrying amount	Fair value
Derivative assets	¥3	¥3	¥—	¥—
Derivative liabilities	1	1	—	—

COINCHECK, INC.
NOTES TO THE CONDENSED INTERIM FINANCIAL STATEMENTS (UNAUDITED)

10.    Fair value measurement

(1)    Fair value hierarchy

When measuring the fair value of an asset or a liability, the Company uses observable market data as far as possible. Fair values are categorized into different levels in the fair value hierarchy based on the inputs used in the valuation techniques as follows:

Level 1: Quoted prices without adjustments in an active market for identical assets or liabilities.

Level 2: Inputs other than the quoted prices included within Level 1 that are observable for the assets or liabilities, either directly or indirectly.

Level 3: Unobservable inputs for the assets or liabilities.

The level of fair value hierarchy is determined by the lowest level input that is significant to the measurement of the fair value.

(2)    Fair value hierarchy of assets and liabilities measured at fair value on a recurring basis

Fair value hierarchy of assets and liabilities measured at fair value on a recurring basis in the statements of financial position is as follows:

As of March 31, 2024

	(Millions of yen)
	Level 1	Level 2	Level 3	Total
Crypto assets held (current assets) (*1)	¥44,207	¥—	¥—	¥44,207
Safeguard assets (*2)	—	649,211	—	649,211
Other financial assets (*3)	2	3	39	44
Total	¥44,209	¥649,214	¥39	¥693,462

Crypto asset borrowings	¥44,020	¥—	¥—	¥44,020
Safeguard liabilities (*2)	—	649,211	—	649,211
Other financial liabilities (*3)	—	1	—	1
Total	¥44,020	¥649,212	¥—	¥693,232

As of September 30, 2024

	(Millions of yen)
	Level 1	Level 2	Level 3	Total
Crypto assets held (current assets) (*1)	¥35,633	¥—	¥—	¥35,633
Safeguard assets (*2)	—	589,883	—	589,883
Other financial assets (*3)	39	—	38	77
Total	¥35,672	¥589,883	¥38	¥625,593

Crypto asset borrowings	¥35,491	¥—	¥—	¥35,491
Safeguard liabilities (*2)	—	589,883	—	589,883
Other financial liabilities	—	—	—	—
Total	¥35,491	¥589,883	¥—	¥625,374

_________

(*1)    Crypto assets held (current assets) consist of cryptocurrencies for facilitating customer transactions.

(*2)    The Company has an obligation to safeguard customer crypto assets, such as cryptocurrencies and NFTs, from loss or theft, and the Company records its obligation as safeguard liabilities in the statements of financial position. The Company also recognizes corresponding assets as safeguard assets in the statements of financial position. In order to

COINCHECK, INC.
NOTES TO THE CONDENSED INTERIM FINANCIAL STATEMENTS (UNAUDITED)

10.    Fair value measurement (cont.)

measure safeguard liabilities and safeguard assets, the Company refers to quoted prices of the crypto assets traded in markets, which consist of major third-party exchanges for cryptocurrencies and the Company’s marketplace or other markets for NFTs. The prices are observable in those markets. Accordingly, the fair value of both safeguard liabilities and safeguard assets are classified as Level 2 in the fair value hierarchy under IFRS13.

(*3)    USD Coin which is included in “Other financial assets” is categorized into Level 1 based on the quoted market prices in active markets.

Derivative assets and derivative liabilities which are included in “Other financial assets” and “Other financial liabilities” are categorized into Level 2 according to the recent transaction prices.

Other financial assets categorized into Level 3 are equity investments in non-listed company by using the valuation method based on net assets adjusted by items that are necessary for fair value measurement purposes. The changes in fair value are recognized through other income and expenses. The valuation policy and procedures are set by the Company and the valuation results are reviewed and approved by Chief Financial Officer.

The following table presents a reconciliation of other financial assets measured at fair value on a recurring basis using significant unobservable inputs.

	(Millions of yen)
	For the six months ended September 30,
	2023	2024
Balance, beginning of period	¥40	¥39
Fair value recorded in connection with acquisition	—	—
Change in fair value	—	(1)
Balance, end of period	¥40	¥38

There were no transfers between levels for the six months ended September 30, 2023 and September 30, 2024.

(3)    Fair value hierarchy of assets and liabilities measured at fair value on a non-recurring basis

As of March 31, 2024

There were no assets or liabilities measured at fair value on a non-recurring basis as of March 31, 2024.

As of September 30, 2024

There were no significant assets or liabilities measured at fair value on a non-recurring basis as of September 30, 2024.

11.    Dividends

There were no dividends declared and paid in the six months ended September 30, 2023 and September 30, 2024.

12.    Commitments and contingencies

(1)    Purchase commitments

The contractual commitment amount related to the lease contract was 65 million yen and nil as of March 31, 2024 and September 30, 2024, respectively.

COINCHECK, INC.
NOTES TO THE CONDENSED INTERIM FINANCIAL STATEMENTS (UNAUDITED)

12.    Commitments and contingencies (cont.)

(2)    Commitment line borrowings contract

The Company had commitment line borrowing contracts as a debtor with Monex Finance Corporation and JSF Trust and Banking Co., Ltd. for the purpose of stable operating capital in the year ended March 31, 2024 and in the six months ended September 30, 2024. The balances of unused portions of the commitment line available are as follows:

	(Millions of yen)
	As of March 31, 2024	As of September 30, 2024
Total amount of commitment line borrowing	¥6,200	¥6,500
Balance of executed commitment line	—	—
Balance of unexecuted commitment line	¥6,200	¥6,500

(3)    Contingencies

In general, litigation has uncertainties, and therefore it is difficult to make a reliable estimate on the financial impact of potential outflows embodying economic benefits. Provisions are not recognized if it is not likely to generate potential outflows embodying economic benefits or if the financial impact cannot be estimated reliably. The possibility of any outflows in settlements regarding the lawsuits in dispute with the Company is remote.

The main lawsuits in dispute with the Company are as follows.

(Civil lawsuits related to the NEM hacking incident)

The Company suspended almost all crypto asset trading immediately after the hacking incident occurred, and paid compensations by cash to the customers in the equivalent amount which was calculated using the average NEM price of the trading suspension period. Nevertheless, some plaintiffs advocated that the Company should compensate them for the opportunity losses arising from price fluctuations during the trading suspension period, and the compensation amount should be calculated using the price at the time of the hacking incident. As of the date of issuance of the condensed interim financial statements, some of plaintiffs’ claims have been dismissed or settled by judgement and/or alternative dispute resolutions but one case is ongoing.

13.    Events after the reporting date

There were no events after the reporting date and until the date when the financial statements were authorized for issue that would require adjustment to these financial statements or disclosure.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
Thunder Bridge Capital Partners IV, Inc.

Opinion on the financial statements

We have audited the accompanying balance sheets of Thunder Bridge Capital Partners IV, Inc. (a Delaware corporation) (the “Company”) as of December 31, 2023 and 2022, the related statements of operations, changes in stockholders’ equity (deficit), and cash flows for each of the two years in the period ended December 31, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Going concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company’s working capital deficit and dependency on a completion of a business combination raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ GRANT THORNTON LLP

We have served as the Company’s auditor since 2021.

Philadelphia, Pennsylvania

April 1, 2024

THUNDER BRIDGE CAPITAL PARTNERS IV, INC.
BALANCE SHEETS

	December 31,
	2023	2022
ASSETS
Current assets:
Cash	$13,002	$32,022
Prepaid expenses	5,002	121,217
Total current assets	18,004	153,239
Cash and marketable securities held in Trust Account	37,273,384	239,770,045
Total assets	$37,291,388	$239,923,284

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued expenses	$1,664,765	$2,126,638
Income taxes payable	1,460,954	674,439
Excise taxes payable	2,070,896	—
WCL Promissory Note payable – related party, at fair value	781,000	206,000
Total current liabilities	5,977,615	3,007,077
Warrant liability	390,110	927,321
Deferred underwriting fee payable	8,278,474	8,278,474
Total liabilities	14,646,199	12,212,872

Commitments

Shares subject to possible redemption, 3,517,086 and 23,652,784 shares at redemption value at December 31, 2023 and 2022, respectively.	37,025,930	239,406,682

Stockholders’ Equity (Deficit):
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none outstanding	—	—
Class A Common Stock, $0.0001 par value; 200,000,000 shares authorized; 6,561,250 and 648,055 outstanding (excluding 3,517,086 and 23,652,784 shares subject to possible redemption) as of December 31, 2023 and 2022, respectively	656	65
Class B Common Stock, $0.0001 par value; 20,000,000 shares authorized; 1 and 5,913,196 issued and outstanding as of December 31, 2023 and 2022, respectively	—	591
Additional paid in capital	—	—
Accumulated deficit	(14,381,397)	(11,696,926)
Total stockholders’ equity (deficit)	(14,380,741)	(11,696,270)
Total liabilities and stockholders’ equity (deficit)	$37,291,388	$239,923,284

See accompanying notes to the financial statements.

THUNDER BRIDGE CAPITAL PARTNERS IV, INC.
STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2023	2022
Operating expenses	$1,389,821	$3,075,258
Loss from operations	(1,389,821)	(3,075,258)
Other income (loss):
Interest income	6,158,350	3,409,917
Change in fair value of warrant liability	537,211	3,202,088
Income (loss) before income taxes	5,305,740	3,536,747
Provision for income taxes	1,210,504	674,439
Net income	$4,095,236	$2,862,308
Weighted average shares outstanding redeemable Class A Common Stock	13,391,853	23,652,784
Basic and diluted net income per share, redeemable Class A Common Stock	$0.37	0.12
Weighted average shares outstanding non-redeemable Class A and Class B Common Stock	6,561,252	6,561,252
Basic and diluted net income (loss) per share, non-redeemable Class A and Class B Common Stock	$(0.13)	$—

See accompanying notes to the financial statements.

THUNDER BRIDGE CAPITAL PARTNERS IV, INC.
STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

	Class A Common Stock		Class B Common Stock		Additional Paid in Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance – December 31, 2021	648,056	$65	5,913,196	$591	$—	$(11,688,211)	$(11,687,555)
Common Stock subject to redemption	—	—	—	—	—	(2,871,023)	(2,871,023)
Net Income	—	—	—	—	—	2,862,308	2,862,308
Balance – December 31, 2022	648,056	65	5,913,196	591	—	(11,696,926)	(11,696,270)
Conversion of Class B Common Stock to Class A Common Stock	5,913,195	591	(5,913,195)	(591)	—	—	—
Common Stock subject to redemption	20,135,697	2,014	—	—	207,087,549	—	207,089,563
Common Stock redeemed	(20,135,697)	(2,014)	—	—	(207,087,549)	(4,708,811)	(211,798,374)
Excise tax imposed on Common Stock redemptions	—	—	—	—	—	(2,070,896)	(2,070,896)
Net Income	—	—	—	—	—	4,095,236	4,095,236
Balance – December 31, 2023	6,561,251	$656	1	$—	$—	$(14,381,397)	$(14,380,741)

See accompanying notes to the financial statements.

THUNDER BRIDGE CAPITAL PARTNERS IV, INC.
STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2023	2022
Cash flow from operating activities:
Net income	$4,095,236	$2,862,308
Adjustments to reconcile net income to net cash used in operating activities:
Interest earned in Trust Account	(6,158,350)	(3,409,917)
Change in fair value of warrant liability	(537,211)	(3,202,088)
Changes in operating assets and liabilities:
Prepaid expenses	116,215	252,726
Accounts payable and accrued expenses	(461,869)	2,279,738
Income taxes payable	786,515	308,439
Net cash used in operating activities	(2,159,464)	(908,794)

Cash flows from investing activities:
Proceeds from redemption of Trust Account	208,655,007	175,531
Net cash provided by investing activities	208,655,007	175,531

Cash flows from financing activities:
Redemption of Common Stock	(207,089,563)	—
Proceeds from WCL Promissory Note payable – related party	1,179,000	206,000
Repayments of WCL Promissory Note payable – related party	(604,000)	—
Net cash (used in) provided by financing activities	(206,514,563)	206,000
Net change in cash	(19,020)	(527,263)
Cash at the beginning of the period	32,022	559,285
Cash at the end of the period	$13,002	$32,022

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Income taxes	$368,989	$—
Supplemental disclosures of noncash investing and financing activities:
Excise tax liabilities accrued for Common Stock redemptions	$2,070,896	$—

See accompanying notes to the financial statements.

THUNDER BRIDGE CAPITAL PARTNERS IV, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Thunder Bridge Capital Partners IV, Inc. (the “Company”) is a blank check company incorporated in Delaware on January 7, 2021. The Company was formed for the purpose of effectuating a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses (the “Business Combination”). The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2023, the Company had not yet commenced any operations. All activity for the years ended December 31, 2023 and 2022 related to the Company’s formation, the initial public offering that was consummated by the Company on July 2, 2021 (the “Initial Public Offering”), and subsequent to the completion of the Initial Public Offering, identifying a target company for and consummating a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The Registration Statement on Form S-1 for the Initial Public Offering, initially filed with the Securities and Exchange Commission (the “SEC”) on March 12, 2021, as amended (File No. 333-254359) was declared effective on June 29, 2021 (the “Registration Statement”). On July 2, 2021, the Company consummated the Initial Public Offering of 22,500,000 units (“Units” and, with respect to the (i) shares of Class A Common Stock (as defined below) included in the Units offered, the “Public Shares” and (ii) redeemable warrants included in the Units offered, the “Public Warrants”), generating gross proceeds of $225,000,000 (see Note 3).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 625,000 units (the “Private Placement Units”) at a price of $10.00 per unit in a private placement to TBCP IV, LLC (the “Sponsor”), generating gross proceeds of $6,250,000 (the “Private Placement”) (see Note 4). The Private Placement Units consist of one share of Class A Common Stock (the “Private Placement Shares”), and one-fifth of one redeemable warrant (the “Private Placement Warrants” and together with the Public Warrants, the “Warrants”). Each whole Private Placement Warrant entitles the holder to purchase one share of the Company’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), at an exercise price of $11.50 per whole share.

Following the closing of the Initial Public Offering on July 2, 2021, an amount of $225,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the Private Placement Units in the Private Placement was placed in an U.S.-based trust account (“Trust Account”), which were initially invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company. To mitigate the risk that the Company might be deemed to be an investment company for purposes of the Investment Company Act, on June 22, 2023, the Company instructed Continental Stock Transfer & Trust Company (“Continental”) to liquidate the investments held in the Trust Account, as of July 1, 2023, and instead to hold the funds in the Trust Account in an interest-bearing demand deposit account at JPMorgan Chase Bank, N.A, with Continental continuing to act as trustee, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the Trust Account to the Company’s stockholders, as described below.

Transaction costs of the Initial Public Offering and the Private Placement amounted to $12,793,700 consisting of (i) $4,500,000 of underwriting fees, (ii) 8,278,474 of deferred underwriting fees (see Note 6) and (iii) $418,700 of other costs.

On August 9, 2021, the underwriter of the Initial Public Offering exercised the over-allotment option in part and purchased an additional 1,152,784 units (the “Over-Allotment Units”), generating gross proceeds of $11,527, (the “Over-Allotment”). In conjunction with the Over-Allotment, the Company consummated a sale of an additional 23,055 Private Placement Units to the Sponsor at a price of $10.00 per unit, generating gross proceeds of $230,550. Following the Over-Allotment, an additional $11,527,840 of proceeds was placed in the

THUNDER BRIDGE CAPITAL PARTNERS IV, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Trust Account. In connection with the partial exercise of the over-allotment option and the expiration of the over-allotment option, 555,554 shares of the Company’s Class B common stock, par value $0.0001 per share (the “Class B Common Stock,” together with the Class A Common Stock, the “Common Stock”) were forfeited for no consideration.

The Company’s executive officers and directors (“Management”) has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the Private Placement, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The rules of the Nasdaq Stock Market LLC (“Nasdaq”) provide that the Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned on the Trust Account) at the time of the signing a definitive agreement to enter a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide its holders of the outstanding Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. In connection with a proposed Business Combination, the Company may seek stockholder approval of a Business Combination at a meeting called for such purpose at which Public Stockholders may seek to redeem their Public Shares, regardless of whether they vote for or against a Business Combination. The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 either immediately prior to or upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the outstanding shares voted are voted in favor of the Business Combination.

If the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the amended and restated certificate of incorporation of the Company currently in effect, as amended (the “Amended and Restated Charter”), provides that, a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from seeking redemption rights with respect to 15% or more of the Public Shares without the Company’s prior written consent.

The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account ($10.59 per share, as of December 31, 2023, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). There will be no redemption rights upon the completion of a Business Combination with respect to the Warrants. These shares of Class A Common Stock have been recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity” (“ASC 480”).

If a stockholder vote is not required and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to the Amended and Restated Charter, offer such redemption pursuant to the tender offer rules of the SEC, and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination.

THUNDER BRIDGE CAPITAL PARTNERS IV, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

The Sponsor has agreed (i) to vote its Founder Shares (as defined in Note 5), the Private Placement Shares and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination, (ii) not to propose an amendment to the Amended and Restated Charter with respect to the Company’s pre-Business Combination activities prior to the consummation of a Business Combination unless the Company provides dissenting Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment; (iii) not to redeem any shares (including the Founder Shares) and Private Placement Units (including underlying securities) into the right to receive cash from the Trust Account in connection with a stockholder vote to approve a Business Combination (or to sell any shares in a tender offer in connection with a Business Combination if the Company does not seek stockholder approval in connection therewith) or a vote to amend the provisions of the Amended and Restated Charter relating to stockholders’ rights of pre-Business Combination activity and (iv) that the Founder Shares and Private Placement Units (including underlying securities) shall not participate in any liquidating distributions upon winding up if a Business Combination is not consummated. However, the Sponsor will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares purchased during or after the Initial Public Offering if the Company fails to complete its Business Combination.

The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or similar agreement or Business Combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the day of liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the Trust Account assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriter of Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). However, the Company has not asked the Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of the Company. Therefore, the Company cannot assure its stockholders that the Sponsor would be able to satisfy those obligations. None of the Company’s officers or directors will indemnify the Company for claims by third parties including, without limitation, claims by vendors and prospective target businesses. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

The Company completed its Initial Public Offering, at which time, capital in excess of the funds deposited in the Trust Account and/or used to fund offering expenses was released to the Company for general working capital purposes. Additionally, the Sponsor executed the WCL Promissory Note (as defined in Note 5) to loan the Company up to $1,500,000. Through December 31, 2023, the Company has borrowed $1,385,000 and repaid $604,000 under the WCL Promissory Note, and $115,000 remains available to finance transaction costs in connection with the initial Business Combination

Extension of the Combination Period

The Company initially had until July 2, 2023, 24 months from the closing of the Initial Public Offering, to consummate its initial Business Combination (the “Combination Period”). On June 21, 2023, the Company held a special meeting of its stockholders in lieu of an annual meeting of stockholders (the “2023 Special Meeting”) at which its stockholders approved, among other things, an amendment to the Amended and Restated Charter to (i) extend the Combination Period to July 2, 2024 (or such earlier date as determined by the Company’s board of directors (the “Board of Directors”)) (the “Extension Amendment Proposal”) and (ii) provide for the right of a holder of shares of Class B Common Stock, to convert such shares into shares of Class A Common Stock on a one-for-one basis prior to the closing of a Business Combination (the “Founder Share Amendment Proposal”

THUNDER BRIDGE CAPITAL PARTNERS IV, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

and together with the Extension Amendment Proposal, the “Charter Amendment Proposals”). In connection with the vote to approve the Charter Amendment Proposals, the holders of 20,135,697 shares of Class A Common Stock properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.28 per share (the “Redemptions”), for an aggregate redemption amount of approximately $207.1 million. The Redemptions were effected on July 3, 2023. As a result of the Founder Share Conversion (as defined in Note 5) and the Redemptions, as of December 31. 2023, there were 10,078,337 shares of Class A Common Stock issued and outstanding.

If the Company has not completed a Business Combination by the end of the Combination Period, pursuant to the Amended and Restated Charter, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Board of Directors, proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company, subject in each case to its obligations under the Delaware General Corporation Law (the “DGCL”) to provide for claims of creditors and the requirements of applicable law. The underwriter of the Initial Public Offering have agreed to waive their rights to the deferred underwriting commission held in the Trust Account. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

Inflation Reduction Act of 2022

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023 (the “Excise Tax”). The Excise Tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the Excise Tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the Excise Tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the Excise Tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the Excise Tax.

Any redemption or other repurchase that occurs after December 31, 2022, in connection with a Business Combination, extension vote or otherwise, may be subject to the Excise Tax. Whether and to what extent the Company would be subject to the Excise Tax in connection with a Business Combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a Business Combination (or otherwise issued not in connection with a Business Combination but issued within the same taxable year of a Business Combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the Excise Tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the Excise Tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a Business Combination and in the Company’s ability to complete a Business Combination.

THUNDER BRIDGE CAPITAL PARTNERS IV, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

In connection with the stockholders’ vote at the 2023 Special Meeting, Public Stockholders exercised their right to redeem 20,135,697 shares of Common Stock for a total of $207,089,563. The Excise Tax should be recognized in the period incurred, that is when the repurchase occurs. Any reduction in the tax liability due to a subsequent stock issuance, or an event giving rise to an exception, that occurs within a tax year should be recorded in the period of such stock issuance or event giving rise to an exception. As of December 31, 2023, the Company recorded $2,070,896 of Excise Tax liability calculated as 1% of shares redeemed on July 3, 2023.

Nasdaq Notice

On October 24, 2023, the Company received a letter (the “Total Stockholders Notice”) from the Listing Qualifications Department of Nasdaq (the “Nasdaq Staff” notifying the Company that it is not in compliance with Nasdaq Listing Rule 5450(a)(2), which requires the Company to maintain at least 400 total holders for continued listing on the Nasdaq Global Market (the “Total Stockholders Rule”). The Total Stockholders Notice stated that the Company had until December 8, 2023 to provide Nasdaq with a plan to regain compliance. The Total Stockholders Notice had no immediate effect on the listing of our securities, and our securities continue to trade on the Nasdaq Global Market.

On October 26, 2023, the Company filed a Current Report on Form 8-K to disclose its receipt of the Total Stockholders Notice in accordance with Nasdaq Listing Rule 5810(b).

On December 8, 2023, the Company submitted its plan to meet the requirements under the Total Stockholders Rule. On December 13, 2023, the Company received a letter from the Nasdaq Staff granting the Company until April 22, 2024 to file documentation with Nasdaq from the Company’s transfer agent, or independent source, that demonstrates that its Common Stock has a minimum of 400 total holders. In the event the Company does not satisfy these terms, the Nasdaq Staff will provide the Company with a written notification that its securities will be delisted. At that time, the Company may appeal the Nasdaq Staff’s determination to a Listing Qualifications Panel.

The Company intends to continue with its plan to meet the requirements and regain compliance under the Total Stockholders Rule. However, there can be no assurance that it will be able to regain compliance under the Total Stockholders Rule, or will otherwise be in compliance with other Nasdaq listing criteria.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Correction of an Immaterial Error in Previously issued Financial Statements

During the three months ended December 31, 2023, the Company determined that it had made an error when calculating its December 31, 2022 accrual for legal fees in connection with its proposed Business Combination. Accordingly, the Company recorded an adjustment and concurrently corrected for an underaccrual of income taxes as of December 31, 2022 and revised the December 31, 2022 balances presented herein. The below table shows the line items impacted and compares the amounts as previously stated to the revised amounts included in “Item 1. Business” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (this “Report”).

THUNDER BRIDGE CAPITAL PARTNERS IV, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The balance sheet amounts shown below are as of December 31, 2022. The income statement amounts are for the year ended December 31, 2022.

	As Stated	Revised	Change
Balance Sheet
Accounts payable and accrued expenses	$1,596,449	$2,126,638	$530,189
Income taxes payable	308,439	674,439	366,000
Accumulated deficit	(10,800,737)	(11,696,926)	(896,189)

Income Statement
Formation costs and other operating expenses	$2,545,069	$3,075,258	$530,189
Loss from operations	(2,545,069)	(3,075,258)	(530,189)
Provision for income taxes	308,439	674,439	366,000
Net income	$3,758,497	$2,862,308	(896,189)

Basic and diluted net income per share, redeemable Class A Common Stock	$0.15	$0.12	$(0.03)
Basic and diluted net income (loss) per share, non-redeemable Class A and Class B Common Stock	$0.03	$—	$(0.03)

Liquidity and Capital Resources

As of December 31, 2023, the Company had a working capital deficit of approximately $5,960,000, including approximately $13,000 in its operating bank account.

The Company’s liquidity needs to date have been satisfied through (i) a contribution of $25,000 from the Sponsor to cover certain expenses in exchange for the issuance of the Founder Shares, (ii) an advance from an affiliate of the Sponsor of the payment of certain formation and operating costs on behalf of the Company and (iii) the proceeds from the consummation of the Private Placement not held in the Trust Account. In addition, as of December 31, 2023 and 2022, there was $781,000 and $206,000, respectively, outstanding under the WCL Promissory Note (see Note 5).

In connection with the Company’s assessment of going concern considerations in accordance with FASB ASC Topic 205-40, “Presentation of Financial Statements — Going Concern” (“ASC 205-40”), the Company has evaluated its liquidity and financial condition and determined that it is probable the Company will not be able to meet its obligations over the period of one year from the issuance date of the accompanying financial statements. In addition, while the Company plans to seek additional funding or to consummate an initial Business Combination, there is no guarantee the Company will be able to borrow such funds from its Sponsor, an affiliate of the Sponsor, or certain of the Company’s officers and directors in order to meet its obligations through the earlier of the consummation of an initial Business Combination or one year from this filing. The Company has determined that the uncertainty surrounding its liquidity condition raises substantial doubt about its ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In connection with the vote to approve the Charter Amendment Proposals and the Redemptions, the Company received $988,100 from Continental, the trustee of the Trust Account, from the excess interest in the Trust Account, pursuant to the Company’s letter of instructions requesting a withdrawal sufficient to meet any potential estimated tax obligations. The Company anticipates continuing to make payments on its operating expenses, including taxes as they become due and payable through a combination of cash held on the balance sheet and advances from the Working Capital Loans (as defined in Note 5). The Company estimates as of December 31, 2023, income taxes payable of $1,460,954. As of December 31, 2023, the Company’s cash balances are insufficient to pay its estimated income tax obligation. The Sponsor has advised the Company that it is prepared to honor advances to meet the Company’s income tax obligations, less any cash held on the Company’s balance sheet, as they become due.

During 2023 and 2022, the Company made payments for operating expenses, including taxes, as well as other expenses and obligations, including repayment of advances made on the WCL Promissory Note.

THUNDER BRIDGE CAPITAL PARTNERS IV, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company, which is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the accompanying financial statements in conformity with GAAP requires Management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the accompanying financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires Management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the accompanying financial statements, which Management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents.

The Company had $13,002 and $32,022 in cash and no cash equivalents as of December 31, 2023 and 2022, respectively.

Income Taxes

The Company complies with the accounting and reporting requirements of FASB ASC Topic 740, “Income Taxes” (“ASC 740”), which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and

THUNDER BRIDGE CAPITAL PARTNERS IV, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits, if any, as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2023 and 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company has identified the United States as its only “major” tax jurisdiction.

Offering Costs

The Company complies with the requirements of FASB ASC Topic 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A, “Expenses of Offering.” Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the Initial Public Offering. Offering costs are charged against the carrying value of Class A Common Stock or the statement of operations based on the relative value of the Class A Common Stock and the Public Warrants to the proceeds received from the Units sold upon the completion of the Initial Public Offering. Accordingly, offering costs in the aggregate of $13,427,731 were recognized, $269,805 of which was allocated to the Warrants and immediately expensed included in formation costs and other operating expenses, and $13,157,926 was allocated to Class A Common Stock, reducing the carrying amount of such shares.

Cash Held in Trust Account

At December 31, 2022, the assets held in the Trust Account were invested in a money market fund.

On June 22, 2023, the Company instructed Continental to liquidate the investments held in the Trust Account as of July 1, 2023, and instead to hold the funds in the Trust Account in an interest-bearing demand deposit account at JPMorgan Chase Bank, N.A., with Continental continuing to act as trustee, until the earlier of the consummation of the Business Combination or liquidation. As a result, at December 31, 2023, the assets held in the Trust Account were invested in an interest-bearing demand deposit account at a bank.

Shares Subject to Possible Redemption

All of the Class A Common Stock sold as part of the Units in the Initial Public Offering contain a redemption feature that allows for the redemption of such shares (i) in connection with the Company’s liquidation, (ii) if there is a shareholder vote or tender offer in connection with the Business Combination and (iii) in connection with certain amendments to the Amended and Restated Charter. In accordance with ASC 480, conditionally redeemable Class A Common Stock (including Class A Common Stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, such shares are classified as stockholders’ equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480. Accordingly, as of December 31, 2023 and December 31, 2022, 3,517,086 and 23,652,784 shares of Class A Common Stock, respectively, representing the Public Shares, subject to possible redemption at the redemption amount were presented at redemption value as temporary equity, outside of the stockholders’ equity (deficit) section of the accompanying balance sheets.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable shares of Common Stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable shares of Common Stock are affected by charges against shares of Common Stock and accumulated deficit.

THUNDER BRIDGE CAPITAL PARTNERS IV, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Net Income (Loss) Per Share of Common Stock

The Company complies with the accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two classes of shares, the (i) Class A Common Stock subject to possible redemption and non-redeemable Class A Common Stock and (ii) Class B Common Stock. Income and losses are shared pro rata between the two classes of shares. Net income (loss) per share of Common Stock is computed by dividing net income (loss) by the weighted average number of Common Stock outstanding during the period.

The calculation of diluted net income (loss) per share does not consider the effect of the Public Warrants issued in connection with the Initial Public Offering and the sale of the Private Placement Warrants in the Private Placement, because the exercise of the Warrants is contingent upon the occurrence of future events.

The following tables reflect the calculation of basic and diluted net income (loss) per share:

	For the Years Ended December 31,
	2023	2022
Net Income	$4,095,236	$2,862,308
Accretion of redeemable common stock to redemption amount	(4,708,811)	(2,871,023)
Excise taxes on stock redemption	(2,070,896)	—
Net income (loss) including accretion of temporary equity to redemption value and excise taxes on stock redemption	$(2,684,471)	$(8,715)
	For the Years December 31,
	2023		2022
	Redeemable	Non- redeemable	Redeemable	Non- redeemable
Basic and diluted net income (loss) per share
Numerator:
Allocation of net income (loss) including accretion of temporary equity to redemption value	$(1,801,727)	$882,744)	$(6,822)	$(1,893)
Accretion of redeemable Common Stock to redemption value	4,708,811		2,871,023	—
Excise taxes on stock redemption	2,070,896	—	—	—
Net income (loss)	$4,977,980	$(882,744)	$2,864,201	$(1,893)
Denominator:
Basic and diluted weighted average Common Stock outstanding	13,391,853	6,561,252	23,652,784	6,561,252
Basic and diluted net income (loss) per share	$0.37	$(0.13)	$0.12	$—

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal Depository Insurance Corporation coverage limit of $250,000. The Company has not experienced losses on this account and Management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature.

THUNDER BRIDGE CAPITAL PARTNERS IV, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Derivative Financial Instruments

The Company accounts for derivative financial instruments in accordance with FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value upon issuance and remeasured at each reporting date, with changes in the fair value reported in the accompanying statements of operations. The classification of derivative financial instruments is evaluated at the end of each reporting period.

The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the accompanying balance sheets as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

Warrants

The Company accounts for the Warrants as liability-classified instruments based on an assessment of the Warrant’s specific terms and applicable authoritative guidance in ASC 480 and ASC 815. The assessment considers whether the Warrants (i) are freestanding financial instruments pursuant to ASC 480, (ii) meet the definition of a liability pursuant to ASC 480, and (iii) meet all of the requirements for equity classification under ASC 815, including whether the Warrants are indexed to the Company’s own Common Stock and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of Warrant issuance and as of each subsequent reporting period while the Warrants are outstanding. Because the Company does not control the occurrence of events, such as a tender offer or exchange, that may trigger cash settlement of the Warrants where not all of the stockholders also receive cash, the Warrants do not meet the criteria for equity treatment thereunder, as such, the Warrants must be recorded as derivative liability.

For issued or modified Warrants that meet all of the criteria for equity classification, the Warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified Warrants that do not meet all the criteria for equity classification, the Warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the Warrants are recognized as a non-cash gain or loss on the accompanying statements of operations.

Recently Issued Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the accompanying financial statements.

Subsequent Events

Management of the Company evaluates events that have occurred after the balance sheet date December 31, 2023 through the date the accompanying financial statements were issued. Based upon the review, Management did not identify any recognized or non-recognized subsequent events that would have required adjustment or disclosure in the accompanying financial statements, except as follows:

On March 28, 2024, the Company issued a promissory note to the Sponsor in the principal amount of up to $1,000,000 (the “2024 Promissory Note”). The 2024 Promissory Note bears no interest and is repayable in full upon the earlier of (i) the date of the consummation of the initial Business Combination, and (ii) the date of the Company’s liquidation. As of the date of the Report, the Company has borrowed $887,500 under the 2024 Promissory Note.

As of the date of the Report, the Company has borrowed an additional $115,000 under the WCL Promissory Note in 2024 and $0 remains available to borrow under the WCL Promissory Note.

THUNDER BRIDGE CAPITAL PARTNERS IV, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 3. INITIAL PUBLIC OFFERING

On July 2, 2021, the Company consummated its Initial Public Offering of 22,500,000 Units at a purchase price of $10.00 per Unit. Each Unit consists of one Public Share and one-fifth of one Public Warrant. Each whole Public Warrant entitles the holder to purchase one share of Class A Common Stock at an exercise price of $11.50 per whole share (see Note 7).

On August 9, 2021, the underwriter of the Initial Public Offering exercised the over-allotment option in part and purchased an additional 1,152,784 Over-Allotment Units at $10.00 per Over-Allotment Unit.

NOTE 4. PRIVATE PLACEMENT

On July 2, 2021, simultaneously with the Initial Public Offering, the Sponsor purchased an aggregate of 625,000 Private Placement Units at a price of $10.00 per Private Placement Unit for an aggregate purchase price of $6,250,000 in the Private Placement. On August 9, 2021, in connection with the Over-Allotment, the Company consummated a sale of an additional 23,055 Private Placement Units to the Sponsor at a price of $10.00 per Private Placement Unit, generating gross proceeds of $230,550.

Each Private Placement Unit is identical to the Units offered in the Initial Public Offering, except there will be no redemption rights or liquidating distributions from the Trust Account with respect to the Private Placement Shares or Private Placement Warrants, which will expire worthless if the Company does not consummate a Business Combination within the Combination Period. The Company recorded the excess of the fair value of the Private Placement Warrants over the proceeds of $1,250 as a financing expense upon the closing of the Initial Public Offering.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On February 8, 2021, the Company issued an aggregate of 6,468,750 shares of Class B Common Stock (the “Founder Shares”) to the Sponsor for an aggregate purchase price of $25,000. The Founder Shares included an aggregate of up to 843,750 shares subject to forfeiture by the Sponsor to the extent that the underwriter’s over-allotment option was not exercised in full or in part, so that the Sponsor would collectively own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Initial Public Offering (assuming the Sponsor did not purchase any Public Shares in the Initial Public Offering). On August 9, 2021, the underwriter partially exercised the over-allotment option to purchase an additional 1,152,784 Over-Allotment Units. In connection with the partial exercise of the over-allotment option and the expiration of the over-allotment option on August 9, 2021, 555,554 shares of Class B Common Stock were forfeited by the Sponsor for no consideration.

The Sponsor has agreed not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (i) one year after the completion of a Business Combination or (ii) the date on which the Company completes a liquidation, merger, capital stock exchange or similar transaction that results in the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property. Notwithstanding the foregoing, if the last reported sale price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, the Founder Shares will be released from the lock-up.

On June 29, 2023, following the approval of the Founder Share Amendment Proposal by the Company’s stockholders at the 2023 Special Meeting, the Company issued an aggregate of 5,913,195 shares of Class A Common Stock to the Sponsor upon the conversion of an equal number of shares of Class B Common Stock held by the Sponsor as Founder Shares (the “Founder Share Conversion”). The 5,913,195 shares of Class A Common Stock issued in connection with the Founder Share Conversion are subject to the same restrictions as applied to the Class B Common Stock before the Founder Share Conversion, as described above. As a result of the Founder Share Conversion and the Redemptions, the Sponsor holds approximately 65.1% of the issued and outstanding shares of Class A Common Stock at December 31, 2023.

THUNDER BRIDGE CAPITAL PARTNERS IV, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor, an affiliate of the Sponsor, or the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of notes may be converted upon consummation of a Business Combination into units at a price of $10.00 per unit. The units will be identical to the Private Placement Units. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. On March 25, 2022, the Company issued a promissory note, representing a Working Capital Loan from the Sponsor, of up to $1,500,000 (as amended and restated, the “WCL Promissory Note”). At December 31, 2023 and 2022 there was $781,000 and $206,000 outstanding under the WCL Promissory Note, respectively. Through December 31, 2023, the Company had borrowed $1,385,000 and repaid $604,000 of the total advanced, so that $115,000 remained available to finance transaction costs in connection with the initial Business Combination.

The fair value of the WCL Promissory Note as of December 31, 2023 and 2022 was $781,000 and $206,000, respectively, with changes in fair value recorded to the accompanying statements of operations. For the years ended December 31, 2023 and 2022, there were no changes in fair value recorded to the accompanying statements of operations.

Administrative Support Agreement

The Company entered into an agreement, whereby, commencing on July 2, 2021, through the earlier of the consummation of a Business Combination or the Company’s liquidation, the Company pays an affiliate of the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. The Company had incurred and paid $120,000 and $120,000 for the years ended December 31, 2023 and 2022, respectively.

Advisory Agreement

The Company entered into an agreement, whereby, commencing on July 2, 2021, through the earlier of the consummation of a Business Combination or the Company’s liquidation, the Company pays an affiliate of its Chief Executive Officer a monthly fee of $20,000 for advisory services related to its search for and consummation of its Business Combination. The Company had incurred and paid $240,000 and $240,000 for the years ended December 31, 2023 and 2022, respectively.

NOTE 6. COMMITMENTS

Registration Rights

The holders of the Founder Shares, Private Placement Units and any units that may be issued upon conversion of the Working Capital Loans (and in each case holders of their component securities, as applicable) are entitled to registration rights pursuant to a registration rights agreement entered into in connection with the Initial Public Offering, requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to Class A Common Stock). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

THUNDER BRIDGE CAPITAL PARTNERS IV, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 6. COMMITMENTS (cont.)

Underwriting Agreement

The Company granted the underwriter of the Initial Public Offering a 45-day option to purchase up to 3,375,000 additional Units to cover over-allotments at the Initial Public Offering price, less the underwriting discounts and commissions. On August 9, 2021, the underwriter partially exercised the over-allotment option to purchase an additional 1,152,784 Over-Allotment Units.

The underwriter was paid a cash underwriting discount of two percent (2.00%) of the gross proceeds of the Initial Public Offering and the exercise of the Over-Allotment, or $4,730,557.

NOTE 7. WARRANTS

Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (i) 30 days after the consummation of a Business Combination or (ii) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years from the consummation of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A Common Stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act covering the issuance of the Class A Common Stock issuable upon exercise of the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No Public Warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their Public Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available.

The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of the Business Combination, it will use its best efforts to file with the SEC, and within 60 business days following the Business Combination to have declared effective, a registration statement covering the issuance of the shares of Class A Common Stock issuable upon exercise of the Warrants and to maintain a current prospectus relating to those shares of Class A Common Stock until the Warrants expire or are redeemed. If a registration statement covering the shares of Class A Common Stock issuable upon exercise of the Warrants is not effective by the 60th business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption.

Once the Public Warrants become exercisable, the Company may redeem the Public Warrants for redemption:

•        in whole and not in part;

•        at a price of $0.01 per Public Warrant;

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•        if, and only if, the reported last sale price of the Class A Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like and certain issuances of Class A Common Stock and equity-linked securities) for any 20 trading days within a 30-trading day period commencing no earlier than the date the Warrants become exercisable and ending on the third business day before the date on which the Company sends the notice of redemption to the warrant holders.

THUNDER BRIDGE CAPITAL PARTNERS IV, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 7. WARRANTS (cont.)

In addition, once the Public Warrants become exercisable, the Company may redeem the Public Warrants for redemption:

•        in whole and not in part;

•        at a price of $0.10 per Public Warrant;

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder, provided that holders will be able to exercise their Public Warrants on a cashless basis prior to redemption and receive that number of shares of Class A Common Stock to be determined by reference to a formula set out in the warrant agreement, dated June 29, 2021, by and between the Company and Continental (the “Warrant Agreement”);

•        if, and only if, the last reported sale price of the Class A Common Stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like and certain issuances of Class Common Stock and equity-linked securities) for any 20 trading days within a 30-trading day period commencing no earlier than the date the Warrants become exercisable and ending on the third business day before the date on which the Company sends the notice of redemption to the warrant holders (the “30-day Reference Period”); and

•        if, and only if, the last reported sale price of the Class A Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like and certain issuances of Class A Common Stock and equity-linked securities) for any 20 trading days within the 30-day Reference Period, the Private Placement Warrants are also concurrently redeemed at the same price and terms as the outstanding Public Warrants (provided that the redemption may be on a cashless basis).

If and when the Public Warrants become redeemable by the Company, it may exercise its redemption rights even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws; provided, that the Company will use its best efforts to register or qualify such shares of Common Stock under the blue sky laws of the state of residence in those states in which the Public Warrants were offered by the Company in the Initial Public Offering.

The exercise price and number of shares of Class A Common Stock issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of the Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.

In addition, if (i) the Company issues additional shares of Class A Common Stock or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A Common Stock (with such issue price or effective issue price to be determined in good faith by the Board of Directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (ii) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Business Combination on the date of the consummation of such initial Business Combination (net of redemptions), and (iii) the volume weighted average trading price of the Common Stock during the 20 trading day period starting on

THUNDER BRIDGE CAPITAL PARTNERS IV, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 7. WARRANTS (cont.)

the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the Public Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the greater of the Market Value and the Newly Issued Price and the $10.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to the greater of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants will and the shares of Class A Common Stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and will be non-redeemable so long as they are held by the initial purchasers or their permitted transferees (other than in the case the Public Warrants are redeemed for $0.10 as described above). If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

The Warrant Agreement contains an Alternative Issuance provision that if less than 70% of the consideration receivable by the holders of the Class A Common Stock in the Business Combination is payable in the form of common equity in the successor entity, and if the holders of the warrants properly exercise the Warrants within thirty days following the public disclosure of the consummation of Business Combination by the Company, the Warrant price shall be reduced by an amount equal to the difference (but in no event less than zero) of (i) the Warrant price in effect prior to such reduction minus (ii) (A) the Per Share Consideration (as defined below) minus (B) the Black-Scholes Warrant Value (as defined below). The “Black-Scholes Warrant Value” means the value of a warrant immediately prior to the consummation of the Business Combination based on the Black-Scholes Warrant Model for a Capped American Call on Bloomberg Financial Markets. “Per Share Consideration” means (i) if the consideration paid to holders of the Common Stock consists exclusively of cash, the amount of such cash per Common Stock, and (ii) in all other cases, the volume weighted average price of the Common Stock as reported during the ten-trading day period ending on the trading day prior to the effective date of the Business Combination.

At December 31, 2023 and 2022, there were (i) 4,730,557 whole Public Warrants outstanding with a fair value of $378,445 and $898,806, respectively, and (ii) 129,611 Private Placement Warrants outstanding with a fair value of $11,665 and $28,514, respectively.

The Company accounts for the 4,730,557 Public Warrants and the 129,611 Private Placement Warrants issued and outstanding in accordance with the guidance contained in ASC 815-40. Such guidance provides that because the Warrants do not meet the criteria for equity treatment thereunder, each Warrant must be recorded as a derivative liability.

The Company believes that the adjustments to the exercise price of the Warrants is based on a variable that is not an input to the fair value of a “fixed-for-fixed” option as defined under ASC 815 – 40, and thus the Warrants are not eligible for an exception from derivative accounting. The accounting treatment of derivative financial instruments requires that the Company record a derivative liability upon the closing of the Initial Public Offering. Accordingly, the Company classifies each Warrant as a liability at its fair value and the Warrants have been allocated a portion of the proceeds from the issuance of the Units equal to its fair value determined by the Monte Carlo simulation. This liability is subject to re-measurement at each balance sheet date. With each such remeasurement, the Warrant liability will be adjusted to fair value, with the change in fair value recognized in the accompanying statements of operations. The Company will reassess the classification at each balance sheet date. If the classification changes as a result of events during the period, the Warrants will be reclassified as of the date of the event that causes the reclassification.

THUNDER BRIDGE CAPITAL PARTNERS IV, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 8. STOCKHOLDERS’ EQUITY (DEFICIT)

Preferred Stock

The Company is authorized to issue 1,000,000 shares of $0.0001 par value preferred stock. At December 31, 2023 and 2022, there were no shares of preferred stock issued or outstanding.

Class A Common Stock

The Company is authorized to issue up to 200,000,000 shares of Class A Common Stock. Holders of the Class A Common Stock are entitled to one vote for each share. At December 31, 2022, there were 648,055 shares of Class A Common Stock issued and outstanding (excluding 23,652,784 share of Class A Common Stock subject to possible redemption). In connection with the 2023 Special Meeting and the vote to approve the Charter Amendment Proposals, holders of 20,135,697 shares of Class A Common Stock elected to redeem their shares from the Trust Account for approximately $10.28 per share, or an aggregate of approximately $207.1 million. These shares were subsequently redeemed on July 3, 2023. As a result of the Founder Share Conversion and the Redemptions, as of December 31, 2023, there were 6,561,251 shares of Class A Common Stock issued and outstanding (excluding 3,517,087 shares of Class A Common Stock subject to possible redemption).

Class B Common Stock

The Company is authorized to issue up to 20,000,000 shares of Class B Common Stock. Holders of the Class B Common Stock are entitled to one vote for each share. At December 31, 2022, there were 5,913,196 shares of Class B Common Stock issued and outstanding. On June 29, 2023, following the approval of the Founder Share Amendment Proposal by the Company’s stockholders at the 2023 Special Meeting, the Company issued an aggregate of 5,913,195 shares of Class A Common Stock to the Sponsor upon the conversion of an equal number of shares of Class B Common Stock held by the Sponsor as Founder Shares. The 5,913,195 shares of Class A Common Stock issued in connection with the Founder Share Conversion are subject to the same restrictions as applied to the Class B Common Stock before the Founder Share Conversion (see Note 5). Following the Founder Share Conversion and the Redemptions, at December 31, 2023, there were 10,078,337 shares of Class A Common Stock issued and outstanding and one share of Class B Common Stock issued and outstanding and the Sponsor holds approximately 65.1% of the issued and outstanding shares of Class A Common Stock.

Holders of Class A Common Stock and Class B Common Stock vote together as a single class on all other matters submitted to a vote of stockholders, except as required by law; provided that only holders of Class B Common Stock have the right to vote for the election of directors prior to the Business Combination.

The shares of Class B Common Stock will automatically convert into shares of Class A Common Stock at the time of the Business Combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like. In the case that additional shares of Class A Common Stock, or equity linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B Common Stock shall convert into shares of Class A Common Stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B Common Stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A Common Stock issuable upon conversion of all shares of Class B Common Stock will equal, in the aggregate, on an as converted basis, 20% of the sum of the total number of all shares of Common Stock outstanding upon the completion of the Initial Public Offering plus all shares of Class A Common Stock and equity linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity linked securities issued, or to be issued, to any seller in a Business Combination, and any Private Placement-equivalent units and its underlying securities issued to the Sponsor or its affiliates upon conversion of loans made to the Company). As a result of the 2023 Special Meeting and the stockholders’ approval of the Founder Share Amendment Proposal, holders of Founder Shares may also elect to convert their shares of Class B Common Stock into an equal number of shares of Class A Common Stock, subject to adjustment as provided above, at any time.

The Company may issue additional Common Stock or preferred stock to complete its Business Combination or under an employee incentive plan after completion of its Business Combination.

THUNDER BRIDGE CAPITAL PARTNERS IV, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 9. FAIR VALUE MEASUREMENTS

“Fair value” is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•        “Level 1”, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•        “Level 2”, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        “Level 3”, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

The following table presents information about the Company’s liabilities that are measured at fair value on a recurring basis at December 31, 2023 and 2022, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	December 31, 2023	December 31, 2022
Assets:
Cash and marketable securities held in Trust Account(1)	1	$37,273,384	$239,770,045

Liabilities:
Public Warrants	1	$378,445	$898,806
Private Placement Warrants	2	11,665	28,514
WCL Promissory Note payable – related party, at fair value	3	781,000	206,000

____________

(1)      Measured at fair value on a recurring basis.

The Warrants are accounted for as liabilities in accordance with ASC 815-40 and are presented within Warrant liabilities on the accompanying balance sheets. The Warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of Warrant liabilities in the accompanying statements of operations.

Initial Measurement

The Company established the initial fair value for the Warrants on July 2, 2021, the date of the Initial Public Offering, using a Monte Carlo simulation and Black-Scholes Merton formula for the Private Placement Warrants and the Public Warrants. The Company allocated the proceeds received from (i) the sale of Units (which is inclusive of one Public Share and one-fifth of one Public Warrant), and (ii) the sale of Private Placement Units, first to the Warrants based on their fair values as determined at initial measurement, with the remaining proceeds allocated to shares of Class A Common Stock subject to possible redemption based on their relative fair values at the initial measurement date. The Private Placement Warrants were classified as Level 3 at the initial measurement date due to the use of unobservable inputs.

THUNDER BRIDGE CAPITAL PARTNERS IV, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 9. FAIR VALUE MEASUREMENTS (cont.)

The key inputs into the Monte Carlo simulation model for the Private Placement Warrants and Public Warrants were as follows:

Input	July 2, 2021
Risk-free interest rate	1.11%
Expected term to consummate the Business Combination (years)	6.49
Expected Volatility	14.1%
Exercise Price	$11.5
Stock price	$9.70

The Company’s use of a Monte Carlo simulation and Black-Scholes Merton formula required the use of subjective assumptions:

•        The risk-free interest rate assumption was based on the 6.0 year yield the yield on the Treasury notes as of the Valuation Date that matched the time period to consummate the Business Combination as of each Valuation Date.

•        The expected term was simulated out daily over the expected remaining life of the Public Warrants. The specific remaining life was based on Management’s estimated time to consummate the Business Combination as well as the five-year contractual period that begins once the transaction closes.

•        The expected volatility assumption was based on the implied volatility from a set of comparable publicly-traded Warrants as determined based on the size and proximity of other similar business combinations. An increase in the expected volatility, in isolation, would result in an increase in the fair value measurement of the Warrant liabilities and vice versa.

•        The fair value of the Units, which each consist of one Public Share and one-fifth of one Public Warrant, represents the closing price on the measurement date as observed from the ticker “THCP”. Based on the applied volatility assumption and the expected term to a Business Combination noted above, the Company determined that the risk neutral probability of exceeding the $18.00 redemption value by the start of the exercise period for the Warrants resulted in a nominal difference in value between the Public Warrants and Private Placement Warrants across the valuation dates utilized in the Monte Carlo simulation model.

Therefore, the resulting valuations for the two classes of Warrants were determined to be equal. On July 2, 2021, the Private Placement Warrants and Public Warrants were determined to be $1.00 and $1.01 per Warrant for aggregate values of $4.5 million and $126 thousand, respectively.

Subsequent Measurement

The warrants are measured at fair value on a recurring basis. The subsequent measurement of the Public Warrants as of December 31, 2023 and 2022, is classified as Level 1 due to the use of an observable market quote in an active market under the ticker “THCPW.” As the transfer of Private Placement Warrants to anyone outside of a small group of individuals who are permitted transferees would result in the Private Placement Warrants having substantially the same terms as the Public Warrants, the Company determined that the fair value of each Private Placement Warrant is classified as Level 2, due to the use of observable inputs.

THUNDER BRIDGE CAPITAL PARTNERS IV, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 9. FAIR VALUE MEASUREMENTS (cont.)

The key inputs into the Monte Carlo simulation model for the Private Placement Warrants were as follows at the subsequent measurement date:

	December 31,
Input	2023	2022
Risk-free interest rate	3.84%	3.99%
Expected term (years)	5	5
Expected term to consummate the Business Combination (years)	0.50	0.55
Expected Volatility	24.0%	25.6%
Exercise Price	11.50	11.50
Stock price	10.22	9.95

As of December 31, 2023 and 2022, the aggregate values of the Private Placement Warrants and Public Warrants were approximately $390,000 and $927,000, respectively.

The following table presents the changes in the fair value of Warrant liabilities:

	Private Placement	Public	Warrant Liabilities
Fair value as of December 31, 2021	$111,465	$4,020,973	$4,132,469
Change in valuation inputs and other assumptions	(82,951)	(3,122,167)	(3,205,118)
Fair value as of December 31, 2022	28,514	898,806	927,321
Change in valuation inputs and other assumptions	(16,849)	(520,361)	(537,210)
Fair value as of December 31, 2023	$11,665	$378,445	$390,110

NOTE 10. BUSINESS COMBINATION

On March 22, 2022, the Company entered into a business combination agreement (as amended, the “Coincheck Business Combination Agreement”), by and among the Company, Coincheck Group B.V., a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) (“PubCo”), M1 Co G.K., a Japanese limited liability company (“HoldCo”), Coincheck Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Coincheck, Inc., a Japanese joint stock company (godo kaisha) (“Coincheck”). On May 31, 2023, the Company, PubCo, HoldCo, Merger Sub and Coincheck entered into an amendment to the Coincheck Business Combination Agreement, extending the Termination Date (as defined in the Coincheck Business Combination Agreement) from July 2, 2023 to July 2, 2024, and providing an additional termination right for the Company and for Coincheck, if at any time prior to Closing (as defined in the Coincheck Business Combination Agreement), the Common Stock or Warrants are delisted on the Nasdaq Global Market, subject to an available cure period.

If the Coincheck Business Combination Agreement is approved by the Company’s stockholders, and the transactions contemplated by the Coincheck Business Combination Agreement are consummated, (i) Coincheck equityholders will conduct a share exchange pursuant to which they will receive shares of PubCo and Coincheck will become a wholly owned subsidiary of PubCo and (ii) the Company will merge with and into a wholly-owned subsidiary of PubCo, with the Company continuing as the surviving corporation and a wholly owned subsidiary of PubCo, with Company stockholders and warrantholders receiving identical numbers of securities of PubCo (collectively, the “Coincheck Business Combination”).

As consideration for the Coincheck Business Combination, Coincheck equityholders will receive approximately $1.25 billion in PubCo securities, valued at $10.00 per ordinary share, as well as the contingent right to receive up to 50 million PubCo ordinary shares as an earn out, with 25 million ordinary shares to be awarded if the closing price of PubCo ordinary shares equals or exceeds $12.50 for 20 out of 30 consecutive trading days, and 25 million ordinary shares to be issued if the closing price of PubCo ordinary shares equals or exceeds $15.00 for 20 out of 30 consecutive trading days.

THUNDER BRIDGE CAPITAL PARTNERS IV, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 10. BUSINESS COMBINATION (cont.)

The consummation of the Coincheck Business Combination is subject to customary closing conditions, as well as a minimum cash condition of $100 million, after giving effect to any redemptions by Company stockholders, and third-party financing, if any.

The foregoing description of the Coincheck Business Combination Agreement is subject to and qualified in its entirety by reference to the full text of the (i) Coincheck Business Combination Agreement, a copy of which is filed with this Report, to which the accompanying financial statements and these notes form a part, and (ii) amendment to the Coincheck Business Combination Agreement, a copy of which is filed with this Report. Other than as specifically discussed, this Report does not give effect to the proposed Coincheck Business Combination.

NOTE 11. INCOME TAXES

As of December 31, 2023 and December 31, 2022, the Company’s net deferred tax assets are as follows:

	December 31, 2023	December 31, 2022
Deferred tax asset:
Organizational costs/Startup expenses	$1,189,400	$793,986
Net operating loss carryover	—	—
Total deferred tax asset	1,189,400	793,986
Valuation allowance	(1,189,400)	(793,986)
Deferred tax asset, net of allowance	$—	$—

The income tax benefit for the years ended December 31, 2023 and 2022 consists of the following:

	Year Ended December 31, 2023	Year Ended December 31, 2022
Federal:
Current	$1,210,504	674,439

State:
Current	—	—
Income tax provision	$1,210,504	$674,439

A reconciliation of the federal income tax rate to the Company’s effective tax rate at December 31, 2022 and December 31, 2021, consists of the following:

	December 31, 2023	December 31, 2022
Statutory federal income tax rate	21.00%	21.0%
Change in fair value of Warrant liabilities	(2.2)%	(19.0)%
Change in valuation allowance	6.3%	22.5%
Effective Tax Rate	24.1%	24.5%

The Company will file taxes in the U.S. Federal jurisdiction.

The Company does not have any net operating loss carryovers at 2023 and 2022, respectively.

The Company is subject to taxation in the United States. As of December 31, 2023, the Company has no tax years under examination by the Internal Revenue Services. The U.S. federal tax returns for tax years 2022, 2021 and 2020 remain open to examination by the tax authorities.

The Company has established a full valuation allowance for its deferred tax assets for the years ended December 31, 2023 and 2022, as it is more likely than not that these assets will not be realized in the foreseeable future. The valuation allowance increased by 395,414 from 2022 to 2023 and increased by $703,434 from 2021 to 2022.

THUNDER BRIDGE CAPITAL PARTNERS IV, INC.
CONDENSED BALANCE SHEETS

	September 30, 2024	December 31, 2023
	(Unaudited)
ASSETS
Current assets:
Cash	$196	$13,002
Prepaid expenses	27,751	5,002
Total current assets	27,947	18,004
Cash held in Trust Account	31,467,808	37,273,384
Total assets	$31,495,755	$37,291,388

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued expenses	$1,955,656	$1,664,765
Income taxes payable	421,311	1,460,954
Excise Taxes payable	2,133,974	2,070,896

WCL Promissory Note payable – related party	896,000	781,000
2024 Promissory Note Payable – related party	1,131,529	—
Total current liabilities	6,538,470	5,977,615
Warrant liability	633,118	390,110
Deferred underwriting fee payable	—	8,278,474
Total liabilities	7,171,588	14,646,199

Commitments

Shares subject to possible redemption, 2,924,486 and 3,517,087 shares at redemption value at September 30, 2024 and December 31, 2023, respectively.	31,347,808	37,025,930

Stockholders’ Equity (Deficit):
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none outstanding	—	—
Class A Common Stock, $0.0001 par value; 200,000,000 shares authorized; 6,561,250 outstanding (excluding 2,924,486 and 3,517,087 shares subject to possible redemption) as of September 30, 2024 and December 31, 2023, respectively	656	656
Class B Common Stock, $0.0001 par value; 20,000,000 shares authorized; 1 issued and outstanding as of September 30, 2024 and December 31, 2023, respectively	—	—
Additional paid in capital	8,278,474	—
Accumulated deficit	(15,302,771)	(14,381,397)
Total stockholders’ equity (deficit)	(7,023,641)	(14,380,741)
Total liabilities and stockholders’ equity (deficit)	$31,495,755	$37,291,388

See accompanying notes to the unaudited condensed financial statements.

THUNDER BRIDGE CAPITAL PARTNERS IV, INC.
CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2024	2023	2024	2023
Formation costs and other operating expenses	$308,884	$134,002	$880,026	$849,809
Loss from operations	(308,884)	(134,002)	(880,026)	(849,809)
Other income (loss):
Interest income	325,781	376,608	1,100,321	5,769,361
Change in fair value of warrant liability	195,703	390,110	(243,008)	390,110
Income before income taxes	212,600	632,716	(22,713)	5,309,662
Provision for income taxes	90,341	426,917	205,857	1,177,975
Net (loss) income	$122,259	$205,799	$(228,570)	$4,131,687
Weighted average shares redeemable outstanding Class A Common Stock	2,937,369	3,517,087	3,322,437	16,719,614
Basic and diluted net income per share, redeemable Class A Common Stock	$0.06	$0.09	$0.12	0.29

Weighted average shares outstanding non-redeemable Class A and Class B Common Stock	6,561,251	6,561,251	6,561,251	6,561,251
Basic and diluted net income (loss) per share, non-redeemable Class A and Class B Common Stock	$(0.01)	$(0.02)	$(0.09)	$(0.11)

See accompanying notes to the unaudited condensed financial statements.

THUNDER BRIDGE CAPITAL PARTNERS IV, INC.
CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)
(UNAUDITED)

	Class A Common Stock		Class B Common Stock		Additional Paid in Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance – December 31, 2022	648,056	$65	5,913,196	$591	$—	$(11,696,926)	$(11,696,270)
Conversion of Class B Common Stock to Class A Common Stock	5,913,195	591	(5,913,195)	(591)	—	—	—

Common Stock subject to redemption	20,135,697	2,014	—	—	207,087,549	—	207,089,563
Common stock redeemed	(20,135,697)	(2,014)	—	—	(207,087,549)	(4,190,672)	(211,280,235)
Excise tax imposed on common stock redemption	—	—	—	—	—	(2,070,896)	(2,070,896)
Net income	—	—	—	—	—	3,925,888	3,925,888
Balance – June 30, 2023	6,561,250	656	1	—	—	(14,032,606)	(14,031,950)

Common Stock subject to redemption	—	—	—	—	—	(376,604)	(376,604)

Net income	—	—	—	—	—	205,799	205,799
Balance – September 30, 2023	6,561,250	$656	1	$—	$—	$(14,203,411)	$(14,202,755)

Balance – December 31, 2023	6,561,250	$656	1	$—	$—	$(14,381,397)	$(14,380,741)
Common Stock subject to redemption	—	—	—	—	—	(423,944)	(423,944)
Excise Tax imposed on Common Stock redemption	—	—	—	—	—	(63,078)	(63,078)

Net Loss	—	—	—	—	—	(350,829)	(350,829)
Balance – June 30, 2024	6,561,250	656	1	—	—	(15,219,248)	(15,218,592)
Common Stock subject to redemption	—	—	—	—	—	(205,782)	(205,782)

Settlement of deferred underwriting fee payable	—	—	—	—	8,278,474	—	8,278,474
Net income	—	—	—	—	—	122,259	122,259
Balance – September 30, 2024	6,561,250	$656	1	$—	$8,278,474	$(15,302,771)	$(7,023,641)

See accompanying notes to the unaudited condensed financial statements.

THUNDER BRIDGE CAPITAL PARTNERS IV, INC.
CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the Nine Months Ended September 30,
	2024	2023
Cash flow from operating activities:
Net (loss) income	$(228,570)	$4,131,687
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Interest earned in Trust Account	(1,100,321)	(5,769,361)
Change in fair value of Warrant liability	243,008	(390,110)
Changes in operating assets and liabilities:
Prepaid expenses	(22,749)	93,466
Accounts payable and accrued expenses	290,891	(7,622)
Income taxes payable	(1,039,643)	753,986
Net cash used in operating activities	(1,857,384)	(1,187,954)

Cash flows from investing activities:
Proceeds from redemption of Trust Account	6,905,896	208,655,007
Net cash provided by investing activities	6,905,896	208,655,007

Cash flows from financing activities:
Redemption of common stock	(6,307,847)	(207,089,563)
Proceeds from WCL Promissory Note payable – related party	115,000	388,000
Proceeds from 2024 Promissory Note payable – related party	1,131,529	—
Repayments of WCL Promissory Note payable – related party	—	(594,000)
Net cash used in financing activities	(5,061,318)	(207,295,563)
Net change in cash	(12,806)	171,490
Cash at the beginning of the period	13,002	32,022
Cash at the end of the period	$196	$203,512

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Income taxes	$1,245,500	$423,989

Supplemental disclosures of noncash activities:
Excise Tax liabilities accrued for Common Stock with redemptions	$63,078	$2,070,896
Settlement of deferred underwriting fee payable	$8,278,474	—
Reclassification of shares subject to possible redemption to redemptions payable	$6,307,847	$207,089,563

See accompanying notes to the unaudited condensed financial statements.

THUNDER BRIDGE CAPITAL PARTNERS IV, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Thunder Bridge Capital Partners IV, Inc. (the “Company”) is a blank check company incorporated in Delaware on January 7, 2021. The Company was formed for the purpose of effectuating a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses (the “Business Combination”). The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of September 30, 2024, the Company had not yet commenced any operations. All activity from the period of January 7, 2021 (inception) through September 30, 2024 related to the Company’s formation, the initial public offering that was consummated by the Company on July 2, 2021 (the “Initial Public Offering”), and subsequent to the completion of the Initial Public Offering, identifying a target company for and consummating a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The Registration Statement on Form S-1 for the Initial Public Offering, initially filed with the Securities and Exchange Commission (the “SEC”) on March 12, 2021, as amended (File No. 333-254359), was declared effective on June 29, 2021 (the “IPO Registration Statement”). On July 2, 2021, the Company consummated the Initial Public Offering of 22,500,000 units (“Units” and, with respect to the (i) shares of Class A Common Stock included in the Units offered, the “Public Shares” and (ii) redeemable warrants included in the Units offered, the “Public Warrants”), generating gross proceeds of $225,000,000 (see Note 3).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 625,000 units (the “Private Placement Units”) at a price of $10.00 per Private Placement Unit in a private placement to TBCP IV, LLC (the “Sponsor”), generating gross proceeds of $6,250,000 (the “Private Placement”) (see Note 4). The Private Placement Units consist of one share of Class A Common Stock (the “Private Placement Shares”), and one-fifth of one redeemable warrant (the “Private Placement Warrants” and together with the Public Warrants, the “Warrants”). Each whole Private Placement Warrant entitles the holder to purchase one share of the Class A Common Stock at an exercise price of $11.50 per whole share.

Following the closing of the Initial Public Offering on July 2, 2021, an amount of $225,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the Private Placement Units in the Private Placement was placed in an U.S.-based trust account (“Trust Account”), which were initially invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company. To mitigate the risk that the Company might be deemed to be an investment company for purposes of the Investment Company Act, on June 22, 2023, the Company instructed Continental Stock Transfer & Trust Company (“Continental”) to liquidate the investments held in the Trust Account, as of July 1, 2023, and instead to hold the funds in the Trust Account in an interest-bearing demand deposit account at JPMorgan Chase Bank, N.A, with Continental continuing to act as trustee, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the Trust Account to the Company’s stockholders, as described below.

Transaction costs of the Initial Public Offering and the Private Placement amounted to $12,793,700, consisting of (i) $4,500,000 of underwriting fees, (ii) 8,278,474 of deferred underwriting fees (see Note 6) and (iii) $418,700 of other costs.

On August 9, 2021, the underwriters of the Initial Public Offering exercised the over-allotment option in part and purchased an additional 1,152,784 units (the “Over-Allotment Units”), generating gross proceeds of $11,527,840 (the “Over-Allotment”). In conjunction with the Over-Allotment, the Company consummated a sale of an additional 23,055 Private Placement Units to the Sponsor at a price of $10.00 per Private Placement Unit,

THUNDER BRIDGE CAPITAL PARTNERS IV, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

generating gross proceeds of $230,550. Following the Over-Allotment, an additional $11,527,840 of proceeds was placed in the Trust Account. In connection with the partial exercise of the over-allotment option and the expiration of the over-allotment option, 555,554 shares of the Class B Common Stock were forfeited for no consideration.

The Company’s executive officers and directors (“Management”) has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the Private Placement, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The rules of the Nasdaq Stock Market LLC (“Nasdaq”) provide that the Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned on the Trust Account) at the time of the signing a definitive agreement to enter a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide its holders of the outstanding Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. In connection with a proposed Business Combination, the Company may seek stockholder approval of a Business Combination at a meeting called for such purpose at which Public Stockholders may seek to redeem their Public Shares, regardless of whether they vote for or against a Business Combination. The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 either immediately prior to or upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the outstanding shares voted are voted in favor of the Business Combination.

If the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the amended and restated certificate of incorporation of the Company currently in effect, as amended (the “Amended and Restated Charter”), provides that, a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from seeking redemption rights with respect to 15% or more of the Public Shares without the Company’s prior written consent.

The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account ($10.76 per share, as of September 30, 2024, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to Public Stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters of the Initial Public Offering (see Note 6). There will be no redemption rights upon the completion of a Business Combination with respect to the Warrants. These shares of Class A Common Stock have been recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity” (“ASC 480”).

If a stockholder vote is not required and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to the Amended and Restated Charter, offer such redemption pursuant to the tender offer rules of the SEC, and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination.

THUNDER BRIDGE CAPITAL PARTNERS IV, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

The Sponsor has agreed (i) to vote its Founder Shares (as defined in Note 5), the Private Placement Shares and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination, (ii) not to propose an amendment to the Amended and Restated Charter with respect to the Company’s pre-Business Combination activities prior to the consummation of a Business Combination unless the Company provides dissenting Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment; (iii) not to redeem any shares (including the Founder Shares) and Private Placement Units (including underlying securities) into the right to receive cash from the Trust Account in connection with a stockholder vote to approve a Business Combination (or to sell any shares in a tender offer in connection with a Business Combination if the Company does not seek stockholder approval in connection therewith) or a vote to amend the provisions of the Amended and Restated Charter relating to stockholders’ rights of pre-Business Combination activity and (iv) that the Founder Shares and Private Placement Units (including underlying securities) shall not participate in any liquidating distributions upon winding up if a Business Combination is not consummated. However, the Sponsor will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares purchased during or after the Initial Public Offering if the Company fails to complete its Business Combination.

The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or similar agreement or Business Combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the day of liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the Trust Account assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). However, the Company has not asked the Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of the Company. Therefore, the Company cannot assure its stockholders that the Sponsor would be able to satisfy those obligations. None of the Company’s officers or directors will indemnify the Company for claims by third parties including, without limitation, claims by vendors and prospective target businesses. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

The Company completed its Initial Public Offering, at which time, capital in excess of the funds deposited in the Trust Account and/or used to fund offering expenses was released to the Company for general working capital purposes. Additionally, the Sponsor executed the (i) WCL Promissory Note (as defined in Note 5) and (ii) 2024 Promissory Note (as defined in Note 5) to loan the Company up to $1,500,000 and $2,000,000, respectively. Through September 30, 2024, the Company had borrowed $1,500,000 and repaid $604,000 under the WCL Promissory Note. Through September 30, 2024, the Company had borrowed approximately $1,131,429 under the 2024 Promissory Note, and approximately $868,471 remained available to finance transaction costs in connection with the initial Business Combination.

Extensions of the Combination Period

The Company initially had until July 2, 2023, 24 months from the closing of the Initial Public Offering, to consummate its initial Business Combination (the “Combination Period”). On June 21, 2023, the Company held a special meeting of its stockholders in lieu of an annual meeting of stockholders (the “2023 Special Meeting”) at which its stockholders approved, among other things, an amendment to the Amended and Restated Charter to (i) extend the Combination Period from July 2, 2023 to July 2, 2024 (or such earlier date as determined by the

THUNDER BRIDGE CAPITAL PARTNERS IV, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Company’s board of directors (the “Board of Directors”)) (the “First Extension Amendment Proposal”) and (ii) provide for the right of a holder of shares of Class B Common Stock, to convert such shares into shares of Class A Common Stock on a one-for-one basis prior to the closing of a Business Combination (the “Founder Share Amendment Proposal” and together with the First Extension Amendment Proposal, the “Charter Amendment Proposals”).

In connection with the 2023 Special Meeting and the vote to approve the Charter Amendment Proposals, Public Stockholders holding 20,135,697 Public Shares properly exercised their right to redeem such Public Shares for cash at a redemption price of approximately $10.28 per share (the “2023 Redemptions”), for an aggregate redemption amount of approximately $207.1 million. The 2023 Redemptions were effected on July 3, 2023.

On June 26, 2024, the Company held a special meeting of its stockholders in lieu of an annual meeting of stockholders (the “2024 Special Meeting”) at which its stockholders approved, among other things, an amendment to the Amended and Restated Charter to extend the Combination Period from July 2, 2024 to January 2, 2025 (or such earlier date as determined by the Board of Directors) (the “Second Extension Amendment Proposal”).

In connection with the 2024 Special Meeting and the vote to approve the Second Extension Amendment Proposal, Public Stockholders holding 592,601 Public Shares properly exercised their right to redeem such Public Shares for cash at a redemption price of approximately $10.64 per share (the “2024 Redemptions”), for an aggregate redemption amount of approximately $6.3 million. The 2024 Redemptions were effected on July 2, 2024.

As a result of the Founder Share Conversion (as defined in Note 5), the 2023 Redemptions and the 2024 Redemptions, as of September 30, 2024, there were 9,485,736 shares of Class A Common Stock issued and outstanding. (See Note 2).

If the Company has not completed a Business Combination by the end of the Combination Period, pursuant to the Amended and Restated Charter, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Board of Directors, proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company, subject in each case to its obligations under the Delaware General Corporation Law (the “DGCL”) to provide for claims of creditors and the requirements of applicable law. The underwriters of the Initial Public Offering have agreed to waive their rights to the deferred underwriting commission held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

Inflation Reduction Act of 2022

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023 (the “Excise Tax”). The Excise Tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the Excise Tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the Excise Tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances

THUNDER BRIDGE CAPITAL PARTNERS IV, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the Excise Tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the Excise Tax. In April 2024, the Treasury issued proposed regulations providing guidance with respect to the Excise Tax. Taxpayers may rely on these proposed regulations until final regulations are issued. Under the proposed regulations, liquidating distributions made by publicly traded domestic corporations are exempt from the Excise Tax. In addition, any redemptions that occur in the same taxable year as a liquidation is completed will also be exempt from such tax.

Any redemption or other repurchase that occurs after December 31, 2022, in connection with a Business Combination, extension vote or otherwise, may be subject to the Excise Tax. Whether and to what extent the Company would be subject to the Excise Tax in connection with a Business Combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a Business Combination (or otherwise issued not in connection with a Business Combination but issued within the same taxable year of a Business Combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the Excise Tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the Excise Tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a Business Combination and in the Company’s ability to complete a Business Combination.

During the second quarter of 2024, the Internal Revenue Service issued final regulations with respect to the timing and payment of the Excise Tax. These regulations provided that the filing and payment deadline for any liability incurred during the period from January 1, 2023 to December 31, 2023 would be October 31, 2024.

The Company is currently evaluating its options with respect to this obligation. Any amount of such Excise Tax not paid in full will be subject to additional interest and penalties which are currently estimated at 10% interest per annum and a 5% underpayment penalty per month or portion of a month up to 25% of the total liability for any amount that is unpaid from November 1, 2024 until paid in full.

In connection with the 2023 Special Meeting and the vote to approve the Charter Amendment Proposals, Public Stockholders exercised their right to redeem 20,135,697 Public Shares for a total of approximately $207.1 million. In connection with the 2024 Special Meeting and the vote to approve the Second Extension Amendment Proposal, Public Stockholders exercised their right to redeem 592,601 Public Shares for a total of approximately $6.3 million.

The Excise Tax should be recognized in the period incurred, that is when the repurchase occurs. Any reduction in the tax liability due to a subsequent stock issuance, or an event giving rise to an exception, that occurs within a tax year should be recorded in the period of such stock issuance or event giving rise to an exception. As of September 30, 2024 and December 31, 2023, the Company recorded $2,133,974 and $2,070,896 of Excise Tax liability calculated as 1% of the Public Shares redeemed on (i) July 3, 2023 in the 2023 Redemptions and (ii) July 2, 2024 in the 2024 Redemptions.

Nasdaq Notice

On October 24, 2023, the Company received a letter (the “Total Stockholders Notice”) from the Listing Qualifications Department of Nasdaq (the “Nasdaq Staff”) notifying the Company that it was not in compliance with Nasdaq Listing Rule 5450(a)(2), which requires the Company to maintain at least 400 total holders for continued listing on the Nasdaq Global Market (the “Total Stockholders Rule”). The Total Stockholders Notice stated that the Company had until December 8, 2023 to provide Nasdaq with a plan to regain compliance. If the plan was accepted, Nasdaq Staff may grant an extension of up to 180 calendar days from the date of the Total Stockholders Notice to evidence compliance. If Nasdaq Staff did not accept the Company’s plan, the Company

THUNDER BRIDGE CAPITAL PARTNERS IV, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

would have the opportunity to appeal that decision to a Nasdaq Hearings Panel. The Total Stockholders Notice had no immediate effect on the listing of the Company’s securities, and its securities continued to trade on the Nasdaq Global Market.

On October 26, 2023, the Company filed a Current Report on Form 8-K to disclose its receipt of the Total Stockholders Notice in accordance with Nasdaq Listing Rule 5810(b).

On December 8, 2023, the Company submitted its plan to meet the requirements under the Total Stockholders Rule. On December 13, 2023, the Company received a letter from the Nasdaq Staff granting it until April 22, 2024 to file documentation with the Nasdaq Staff from its transfer agent, or independent source, that demonstrates that its Common Stock has a minimum of 400 total holders. The Company submitted such documentation to the Nasdaq Staff on April 17, 2024.

On April 26, 2024, the Company received a letter from the Nasdaq Staff (i) confirming receipt of the submitted documentation, (ii) determining that the Company is in compliance with the Total Stockholders Rule and (iii) declaring the matter now closed.

On July 18, 2024, the Company received a written notice (the “36-Month Notice”) from the Nasdaq Staff indicating that unless the Company timely requests a hearing before the Nasdaq Hearings Panel, trading of the Company’s securities on Nasdaq would be suspended due to the Company’s non-compliance with Nasdaq Listing Rule IM-5101-2 (the “36-Month Rule”), which requires that special purpose acquisition companies (“SPAC”) complete one or more Business Combinations within 36 months of the effectiveness of its initial public offering registration statement. The Company timely requested a hearing before the Nasdaq Hearings Panel to appeal the 36-Month Notice. On July 25, 2024, Nasdaq granted the Company’s hearing request, which stayed the suspension of trading of the Company’s securities on Nasdaq until the hearing process concludes and the Nasdaq Hearings Panel issues a written decision. The Company attended the hearing before the Nasdaq Hearings Panel on August 22, 2024. On September 11, 2024, the Nasdaq Hearings Panel determined to grant the Company’s request to continue its listing on Nasdaq, subject to the Company complying with certain requirements on or before January 14, 2025. (See Note 2).

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) as determined by the FASB ASC and pursuant to the accounting and disclosure rules and regulations of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, the accompanying unaudited condensed financial statements do not include all of the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of Management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented. The accompanying condensed balance sheet at December 31, 2023 has been derived from the audited financial statements at that date, but does not include all disclosures, including notes, required by GAAP for complete financial statements.

Correction of an Immaterial Error in Previously Issued Financial Statements

During the three months ended December 31, 2023, the Company determined that it had made an error when calculating its December 31, 2022 accrual for legal fees in connection with the Coincheck Business Combination (as defined in Note 10). Accordingly, the Company recorded an adjustment and concurrently corrected

THUNDER BRIDGE CAPITAL PARTNERS IV, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

for an underaccrual of income taxes as of December 31, 2022 and revised the December 31, 2022 balances presented herein. The revised reported amount of $(11,696,270) for the December 31, 2022 Stockholders’ Equity (Deficit) balance within the accompanying unaudited condensed statements of changes in stockholders’ equity (deficit) corrects the balance of $(10,800,081) previously reported in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2023, as filed with the SEC on November 14, 2023. The amounts reported for Stockholder Equity (Deficit) as of June 30, 2023 and September 30, 2023 in the accompany unaudited condensed statements of changes in stockholders’ equity (deficit) have also been adjusted for this correction in the same amount.

Liquidity, Capital Resources and Going Concern

As of September 30, 2024, the Company had a working capital deficit of approximately $6,510,523, including approximately $200 in its operating bank account.

The Company’s liquidity needs to date have been satisfied through (i) a contribution of $25,000 from the Sponsor to cover certain expenses in exchange for the issuance of the Founder Shares, (ii) an advance from an affiliate of the Sponsor of the payment of certain formation and operating costs on behalf of the Company and (iii) the proceeds from the consummation of the Private Placement not held in the Trust Account. In addition, as of September 30, 2024 and December 31, 2023, there was $896,000 and $781,000, respectively, outstanding under the WCL Promissory Note and $1,131,529 and $0, respectively, outstanding under the 2024 Promissory Note (see Note 5).

In connection with the Company’s assessment of going concern considerations in accordance with FASB ASC Topic 205-40, “Presentation of Financial Statements — Going Concern” (“ASC 205-40”), the Company has evaluated its liquidity and financial condition and determined that it is probable the Company will not be able to meet its obligations over the period of one year from the issuance date of the accompanying unaudited condensed financial statements. In addition, while the Company plans to seek additional funding or to consummate an initial Business Combination, there is no guarantee the Company will be able to borrow such funds from its Sponsor, an affiliate of the Sponsor, or certain of the Company’s officers and directors in order to meet its obligations through the earlier of the consummation of an initial Business Combination or one year from this filing. The Company has determined that the uncertainty surrounding its liquidity condition raises substantial doubt about its ability to continue as a going concern. The accompanying unaudited condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In connection with the vote to approve the Charter Amendment Proposals and the 2023 Redemptions, the Company received $1,565,444 from Continental, the trustee of the Trust Account, from the excess interest in the Trust Account, pursuant to the Company’s letter of instructions requesting a withdrawal sufficient to meet any potential estimated tax obligations. In connection with the vote to approve the Second Extension Amendment Proposal and the 2024 Redemptions, the Company received $518,050 from Continental, from the excess interest in the Trust Account, pursuant to the Company’s letter of instructions requesting a withdrawal sufficient to meet any potential estimated tax obligations. The Company anticipates continuing to make payments on its operating expenses, including taxes as they become due and payable through a combination of cash held on the balance sheet and advances under the 2024 Promissory Note. The Company estimates as of September 30, 2024, income taxes payable of $330,970. As of September 30, 2024, the Company’s cash balances are insufficient to pay its estimated income tax obligation. The Sponsor has advised the Company that it is prepared to honor advances to meet the Company’s income tax obligations, less any cash held on the Company’s balance sheet, as they become due.

For the nine months ended September 30, 2024, the Company made payments for operating expenses, including taxes, as well as other expenses and obligations.

THUNDER BRIDGE CAPITAL PARTNERS IV, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company, which is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the accompanying unaudited condensed financial statements in conformity with GAAP requires Management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the accompanying unaudited condensed financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires Management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the accompanying unaudited condensed financial statements, which Management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents.

The Company had $196 and $13,002 in cash and no cash equivalents as of September 30, 2024 and December 31, 2023, respectively.

Income Taxes

The Company complies with the accounting and reporting requirements of FASB ASC Topic 740, “Income Taxes” (“ASC 740”), which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

THUNDER BRIDGE CAPITAL PARTNERS IV, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits, if any, as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of September 30, 2024 and December 31, 2023. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company has identified the United States as its only “major” tax jurisdiction.

Offering Costs

The Company complies with the requirements of FASB ASC Topic 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A, “Expenses of Offering”. Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the Initial Public Offering. Offering costs are charged against the carrying value of Class A Common Stock or the Company’s statement of operations based on the relative value of the Class A Common Stock and the Public Warrants to the proceeds received from the Units sold upon the completion of the Initial Public Offering. Accordingly, offering costs in the aggregate of $13,427,731 were recognized, $269,805 of which was allocated to the Warrants and immediately expensed included in formation costs and other operating expenses, and $13,157,926 was allocated to Class A Common Stock, reducing the carrying amount of such shares.

On July 29, 2024, the underwriters of the Initial Public Offering agreed to waive their rights to the deferred underwriting commission, pursuant to the Underwriting Agreement, the gain on the waived deferred underwriting commission was recognized as an increase in additional paid in capital.

Cash Held in Trust Account

On June 22, 2023, the Company instructed Continental to liquidate the investments held in the Trust Account as of July 1, 2023, and instead to hold the funds in the Trust Account in an interest-bearing demand deposit account at JPMorgan Chase Bank, N.A., with Continental continuing to act as trustee, until the earlier of the consummation of the Business Combination or liquidation. As a result, at September 30, 2024 and December 31, 2023, the assets held in the Trust Account were held in an interest-bearing demand deposit account at a bank.

Shares Subject to Possible Redemption

All of the Class A Common Stock sold as part of the Units in the Initial Public Offering contain a redemption feature that allows for the redemption of such shares (i) in connection with the Company’s liquidation, (ii) if there is a shareholder vote or tender offer in connection with the Business Combination and (iii) in connection with certain amendments to the Amended and Restated Charter. In accordance with ASC 480, conditionally redeemable Class A Common Stock (including Class A Common Stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, such shares are classified as stockholders’ equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480. Accordingly, as of September 30, 2024 and December 31, 2023, 2,924,486 and 3,517,087 shares of Class A Common Stock, respectively, representing the Public Shares, subject to possible redemption at the redemption amount were presented at redemption value as temporary equity, outside of the stockholders’ equity (deficit) section of the accompanying condensed balance sheets.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable shares of Common Stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable shares of Common Stock are affected by charges against shares of Common Stock and accumulated deficit.

THUNDER BRIDGE CAPITAL PARTNERS IV, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Net Income (Loss) Per Share of Common Stock

The Company complies with the accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. The Company has two classes of shares, the (i) Class A Common Stock subject to possible redemption and non-redeemable Class A Common Stock and (ii) Class B Common Stock. Income and losses are shared pro rata between the two classes of shares. Net income (loss) per share of Common Stock is computed by dividing net income (loss) by the weighted average number of Common Stock outstanding during the period.

The calculation of diluted net income (loss) per share does not consider the effect of the (i) Public Warrants issued in connection with the Initial Public Offering, (ii) sale of the Private Placement Warrants in the Private Placement and (iii) shares of Common Stock and Warrants issuable upon the conversion of the WCL Promissory Note, because the exercise of the Warrants and the conversion of the WCL Promissory Note is contingent upon the occurrence of future events.

The following tables reflect the calculation of basic and diluted net income (loss) per share:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2024	2023	2024	2023
Net Income (Loss)	$122,259	$205,799	$(228,570)	$4,131,687
Accretion of redeemable Common Stock to redemption amount	(205,782)	(376,604)	(629,726)	(4,567,276)
Excise Taxes on stock redemption	—	—	(63,078)	(2,070,896)
Net income (loss) including accretion of temporary equity to redemption value and Excise Taxes on stock redemption	$(83,523)	$(170,805)	$(921,374)	$(2,506,485)
	For the Three Months Ended September 30,				For the Nine Months Ended September 30,
	2024		2023		2024		2023
	Redeemable	Non- redeemable	Redeemable	Non- redeemable	Redeemable	Non- redeemable	Redeemable	Non- redeemable
Basic and diluted net income (loss) per share
Numerator:
Allocation of net income (loss) including accretion of temporary equity to redemption value	$(25,829)	$(57,694)	$(59,607)	$(111,198)	$(309,723)	$(611,651)	$(1,800,082)	$(706,403)
Accretion of redeemable Common Stock to redemption value	205,782	—	376,604	—	629,726		4,567,276	—
Excise Taxes on stock redemption	—	—	—	—	63,078	—	2,070,896	—
Net income (loss)	$179,953	$(57,694)	$316,997	$(111,198)	$383,081	$(611,651)	$4,838,090	$(706,403)
Denominator:
Basic and diluted weighted average shares of Common Stock outstanding	2,937,369	6,561,252	3,517,087	6,561,252	3,322,437	6,561,252	16,719,614	6,561,252
Basic and diluted net income (loss) per share	$0.06	$(0.01)	$0.09	$(0.02)	$0.12	$(0.09)	$0.29	$(0.11)

THUNDER BRIDGE CAPITAL PARTNERS IV, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. The Company has not experienced losses on this account and Management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying condensed balance sheets, primarily due to their short-term nature.

Derivative Financial Instruments

The Company accounts for derivative financial instruments in accordance with FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value upon issuance and remeasured at each reporting date, with changes in the fair value reported in the accompanying unaudited condensed statements of operations. The classification of derivative financial instruments is evaluated at the end of each reporting period.

The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the accompanying condensed balance sheets as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

Warrants

The Company accounts for the Warrants as liability-classified instruments based on an assessment of the Warrant’s specific terms and applicable authoritative guidance in ASC 480 and ASC 815. The assessment considers whether the Warrants (i) are freestanding financial instruments pursuant to ASC 480, (ii) meet the definition of a liability pursuant to ASC 480, and (iii) meet all of the requirements for equity classification under ASC 815, including whether the Warrants are indexed to the Company’s own Common Stock and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of Warrant issuance and as of each subsequent reporting period while the Warrants are outstanding. Because the Company does not control the occurrence of events, such as a tender offer or exchange, that may trigger cash settlement of the Warrants where not all of the stockholders also receive cash, the Warrants do not meet the criteria for equity treatment thereunder, as such, the Warrants must be recorded as derivative liability.

For issued or modified Warrants that meet all of the criteria for equity classification, the Warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified Warrants that do not meet all the criteria for equity classification, the Warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the Warrants are recognized as a non-cash gain or loss on the accompanying unaudited condensed statements of operations.

Recently Issued Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the accompanying unaudited condensed financial statements.

THUNDER BRIDGE CAPITAL PARTNERS IV, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Subsequent Events

Management of the Company evaluates events that have occurred after the balance sheet date of September 30, 2024 through the date the accompanying unaudited condensed financial statements were issued. Based upon the review, Management did not identify any recognized or non-recognized subsequent events that would have required adjustment or disclosure in the accompanying unaudited condensed financial statements, except as follows:

On September 11, 2024, the Nasdaq Hearings Panel determined to grant the Company’s request to continue its listing on Nasdaq, subject to the following: on or before January 14, 2025, the Company will complete the Coincheck Business Combination and demonstrate compliance with the 36-Month Rule and all applicable initial listing standards for the Nasdaq Capital Market. The Nasdaq Hearings Panel advised the Company that January 14, 2025, represents the full extent of the Nasdaq Hearings Panel’s discretion to grant continued listing while the Company is non-compliant with the 36-Month Rule (the “Exception Period”).

During the Exception Period, the Company must provide prompt notification of any significant events occurring that may affect compliance with Nasdaq requirements, including, but not limited to, any event calling into question the Company’s ability to meet the terms of the granted exception. The Nasdaq Hearings Panel reserved the right to reconsider the terms of the granted exception based on any event, condition or circumstance that exists or develops that would make continued listing of the Company’s securities inadvisable or unwarranted in the opinion of the Nasdaq Hearings Panel. Any compliance document will also be subject to review by the Nasdaq Hearings Panel during the Exception Period, and the Nasdaq Hearings Panel reserves the right to request additional information before determining compliance by the Company with the terms of the exception.

There can be no assurance that the Company will be able to, on or before January 14, 2025, (i) complete the Coincheck Business Combination, (ii) demonstrate compliance with the 36-Month Rule and all applicable initial listing standards for the Nasdaq Capital Market and (iii) maintain compliance with other Nasdaq listing requirements within the Exception Period.

On October 8, 2024, the Coincheck Business Combination Parties (as defined in Note 10) entered into the Third Amendment to Business Combination Agreement (the “Third BCA Amendment”) to delete the Sponsor’s and Company Shareholders’ (as defined in the Coincheck Business Combination Agreement) right to receive Sponsor Earn Out Shares and Company Shareholder Earn Out Shares, respectively (each as defined in the Coincheck Business Combination Agreement). Further, at the Closing (as defined in the Coincheck Business Combination Agreement), the Sponsor shall automatically forfeit and surrender, and PubCo (as defined in Note 10) shall repurchase for no consideration, 2,365,278 of the PubCo Ordinary Shares (as defined in the Coincheck Business Combination Agreement) to be delivered to the Sponsor.

On November 12, 2024, a registration statement on Form F-4 in connection with the Coincheck Business Combination was declared effective by the SEC and we filed and mailed a definitive proxy statement/prospectus to seek stockholder approval of the Coincheck Business Combination at a special meeting of stockholders to be held on December 5, 2024.

NOTE 3. INITIAL PUBLIC OFFERING

On July 2, 2021, the Company consummated its Initial Public Offering of 22,500,000 Units at a purchase price of $10.00 per Unit. Each Unit consists of one Public Share and one-fifth of one Public Warrant. Each whole Public Warrant entitles the holder to purchase one share of Class A Common Stock at an exercise price of $11.50 per whole share (see Note 7).

On August 9, 2021, the underwriter of the Initial Public Offering exercised its over-allotment option in part and purchased an additional 1,152,784 Over-Allotment Units at $10.00 per Over-Allotment Unit.

THUNDER BRIDGE CAPITAL PARTNERS IV, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 4. PRIVATE PLACEMENT

On July 2, 2021, simultaneously with the Initial Public Offering, the Sponsor purchased an aggregate of 625,000 Private Placement Units at a price of $10.00 per Private Placement Unit for an aggregate purchase price of $6,250,000 in the Private Placement. On August 9, 2021, in connection with the Over-Allotment, the Company consummated the sale of an additional 23,055 Private Placement Units to the Sponsor at a price of $10.00 per Private Placement Unit, generating gross proceeds of $230,550.

Each Private Placement Unit is identical to the Units offered in the Initial Public Offering, except there will be no redemption rights or liquidating distributions from the Trust Account with respect to the Private Placement Shares or Private Placement Warrants, which will expire worthless if the Company does not consummate a Business Combination within the Combination Period. The Company recorded the excess of the fair value of the Private Placement Warrants over the proceeds of $1,250 as a financing expense upon the closing of the Initial Public Offering.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On February 8, 2021, the Company issued an aggregate of 6,468,750 shares of Class B Common Stock (the “Founder Shares”) to the Sponsor for an aggregate purchase price of $25,000. The Founder Shares included an aggregate of up to 843,750 shares subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the Sponsor would collectively own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Initial Public Offering (assuming the Sponsor did not purchase any Public Shares in the Initial Public Offering). On August 9, 2021, the underwriters partially exercised the over-allotment option to purchase an additional 1,152,784 Over-Allotment Units. In connection with the partial exercise of the over-allotment option and the expiration of the over-allotment option on August 9, 2021, 555,554 shares of Class B Common Stock were forfeited by the Sponsor for no consideration.

The Sponsor has agreed not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (i) one year after the completion of a Business Combination or (ii) the date on which the Company completes a liquidation, merger, capital stock exchange or similar transaction that results in the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property. Notwithstanding the foregoing, if the last reported sale price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, the Founder Shares will be released from the lock-up.

On June 29, 2023, following the approval of the Founder Share Amendment Proposal by the Company’s stockholders at the 2023 Special Meeting, the Company issued an aggregate of 5,913,195 shares of Class A Common Stock to the Sponsor upon the conversion of an equal number of shares of Class B Common Stock held by the Sponsor as Founder Shares (the “Founder Share Conversion”). The 5,913,195 shares of Class A Common Stock issued in connection with the Founder Share Conversion are subject to the same restrictions as applied to the Class B Common Stock before the Founder Share Conversion, as described above. As a result of the Founder Share Conversion, the 2023 Redemptions and the 2024 Redemptions, the Sponsor held approximately 69.1% of the issued and outstanding shares of Class A Common Stock, as of September 30, 2024.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor, an affiliate of the Sponsor, or the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The promissory notes would either be repaid upon consummation of a Business Combination, without interest, or,

THUNDER BRIDGE CAPITAL PARTNERS IV, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

at the lender’s discretion, up to $1,500,000 of promissory notes may be converted upon consummation of a Business Combination into units at a price of $10.00 per unit. The units will be identical to the Private Placement Units. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. On March 25, 2022, the Company issued a promissory note, representing a Working Capital Loan from the Sponsor, of up to $1,500,000 (as amended and restated, the “WCL Promissory Note”). At September 30, 2024 and December 31, 2023 there was $896,000 and $781,000 outstanding under the WCL Promissory Note, respectively. Through September 30, 2024, the Company had borrowed $1,500,000 and repaid $604,000 of the total advanced, so that $0 remained available to finance transaction costs in connection with the initial Business Combination.

The fair value of the WCL Promissory Note as of September 30, 2024 and December 31, 2023 was $896,000 and $781,000, respectively, with changes in fair value recorded to the accompanying unaudited condensed statements of operations. For the three and nine months ended September 30, 2024 and 2023, there were no changes in fair value recorded to the accompanying unaudited condensed statements of operations.

On March 28, 2024, the Company issued a promissory note to the Sponsor in the principal amount of up to $1,000,000 (as amended and restated, the “2024 Promissory Note”). On May 15, 2024, the Company amended and restated the 2024 Promissory Note to the Sponsor to increase the principal amount from up to $1,000,000 to up to $2,000,000. The rest of the terms of the 2024 Promissory Note remain the same, including that the 2024 Promissory Note bears no interest and is repayable in full upon the earlier of (i) the date of the consummation of the initial Business Combination, and (ii) the date of the Company’s liquidation. At September 30, 2024, there was $1,131,529 outstanding under the 2024 Promissory Note and approximately $868,000 remained available to borrow under the 2024 Promissory Note.

Administrative Services Agreement

On June 29, 2021, the Company entered into an Administrative Services Agreement with First Capital Group, LLC, an affiliate of the Sponsor (“First Capital”, and such agreement, the “Administrative Services Agreement”). Pursuant to the Administrative Services Agreement, commencing on July 2, 2021, through the earlier of the consummation of a Business Combination or the Company’s liquidation, the Company pays First Capital a total of $10,000 per month for office space, utilities and secretarial and administrative support. The Company had incurred $30,000 and $30,000 for the three months ended September 30, 2024 and 2023 and $90,000 and $90,000 for the nine months ended September 30, 2024 and 2023, respectively. Administrative Service fees included in accrued expenses were $190,000 and $110,000 at September 30, 2024 and December 31, 2023, respectively.

Advisory Agreement

On June 29, 2021, the Company entered into an Advisory Agreement with an affiliate of its Chief Executive Officer (the “Advisory Agreement”). Pursuant to the Advisory Agreement, commencing on July 2, 2021, through the earlier of the consummation of a Business Combination or the Company’s liquidation, the Company pays such affiliate a monthly fee of $20,000 for advisory services related to its search for and consummation of its Business Combination. The Company had incurred $60,000 and $60,000 for the three months ended September 30, 2024 and 2023 and $180,000 and $180,000 for the nine months ended September 30, 2024 and 2023, respectively. Advisory Agreement fees included in accrued expenses were $320,000 and $180,000 at September 30, 2024 and December 31, 2023, respectively.

THUNDER BRIDGE CAPITAL PARTNERS IV, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 6. COMMITMENTS

Registration Rights

The holders of the Founder Shares, Private Placement Units and any units that may be issued upon conversion of the Working Capital Loans (and in each case holders of their component securities, as applicable) are entitled to registration rights pursuant to a registration rights agreement entered into in connection with the Initial Public Offering, requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to Class A Common Stock). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

Pursuant to the Underwriting Agreement, dated June 29, 2021, the Company entered into with Morgan Stanley & Co. LLC (the “Underwriting Agreement”), the Company granted the underwriters of the Initial Public Offering a 45-day option to purchase up to 3,375,000 additional Units to cover over-allotments at the Initial Public Offering price, less the underwriting discounts and commissions. On August 9, 2021, the underwriters partially exercised the over-allotment option to purchase an additional 1,152,784 Over-Allotment Units.

The underwriters were paid a cash underwriting discount of two percent (2.00%) of the gross proceeds of the Initial Public Offering and the exercise of the Over-Allotment, or $4,730,557. In addition, the underwriters are entitled to a deferred fee of three and half percent (3.5%) of the gross proceeds of the Initial Public Offering and the Over-Allotment, or $8,278,474.

On July 29, 2024, the underwriters of the Initial Public Offering agreed to waive their rights to the deferred underwriting commission held in the Trust Account.

NOTE 7. WARRANTS

The Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (i) 30 days after the consummation of a Business Combination or (ii) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years from the consummation of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A Common Stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act covering the issuance of the Class A Common Stock issuable upon exercise of the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No Public Warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their Public Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available.

The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of the Business Combination, it will use its best efforts to file with the SEC, and within 60 business days following the Business Combination to have declared effective, a registration statement covering the issuance of the shares of Class A Common Stock issuable upon exercise of the Warrants and to maintain a current prospectus relating to those shares of Class A Common Stock until the Warrants expire or are redeemed. If a registration

THUNDER BRIDGE CAPITAL PARTNERS IV, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 7. WARRANTS (cont.)

statement covering the shares of Class A Common Stock issuable upon exercise of the Warrants is not effective by the 60th business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption.

Once the Public Warrants become exercisable, the Company may redeem the Public Warrants for redemption:

•        in whole and not in part;

•        at a price of $0.01 per Public Warrant;

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•        if, and only if, the reported last sale price of the Class A Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like and certain issuances of Class A Common Stock and equity-linked securities) for any 20 trading days within a 30-trading day period commencing no earlier than the date the Warrants become exercisable and ending on the third business day before the date on which the Company sends the notice of redemption to the warrant holders.

In addition, once the Public Warrants become exercisable, the Company may redeem the Public Warrants for redemption:

•        in whole and not in part;

•        at a price of $0.10 per Public Warrant;

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder, provided that holders will be able to exercise their Public Warrants on a cashless basis prior to redemption and receive that number of shares of Class A Common Stock to be determined by reference to a formula set out in the warrant agreement, dated June 29, 2021, by and between the Company and Continental (the “Warrant Agreement”);

•        if, and only if, the last reported sale price of the Class A Common Stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like and certain issuances of Class Common Stock and equity-linked securities) for any 20 trading days within a 30-trading day period commencing no earlier than the date the Warrants become exercisable and ending on the third business day before the date on which the Company sends the notice of redemption to the warrant holders (the “30-Day Reference Period”); and

•        if, and only if, the last reported sale price of the Class A Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like and certain issuances of Class A Common Stock and equity-linked securities) for any 20 trading days within the 30-Day Reference Period, the Private Placement Warrants are also concurrently redeemed at the same price and terms as the outstanding Public Warrants (provided that the redemption may be on a cashless basis).

If and when the Public Warrants become redeemable by the Company, it may exercise its redemption rights even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws; provided, that the Company will use its best efforts to register or qualify such shares of Common Stock under the blue sky laws of the state of residence in those states in which the Public Warrants were offered by the Company in the Initial Public Offering.

THUNDER BRIDGE CAPITAL PARTNERS IV, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 7. WARRANTS (cont.)

The exercise price and number of shares of Class A Common Stock issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of the Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.

In addition, if (i) the Company issues additional shares of Class A Common Stock or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A Common Stock (with such issue price or effective issue price to be determined in good faith by the Board of Directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (ii) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Business Combination on the date of the consummation of such initial Business Combination (net of redemptions), and (iii) the volume weighted average trading price of the Common Stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the Public Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the greater of the Market Value and the Newly Issued Price and the $10.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to the greater of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants will and the shares of Class A Common Stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and will be non-redeemable so long as they are held by the initial purchasers or their permitted transferees (other than in the case the Public Warrants are redeemed for $0.10 as described above). If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

The Warrant Agreement contains an Alternative Issuance provision that if less than 70% of the consideration receivable by the holders of the Class A Common Stock in the Business Combination is payable in the form of common equity in the successor entity, and if the holders of the warrants properly exercise the Warrants within thirty days following the public disclosure of the consummation of Business Combination by the Company, the Warrant price shall be reduced by an amount equal to the difference (but in no event less than zero) of (i) the Warrant price in effect prior to such reduction minus (ii) (A) the Per Share Consideration (as defined below) minus (B) the Black-Scholes Warrant Value (as defined below). The “Black-Scholes Warrant Value” means the value of a warrant immediately prior to the consummation of the Business Combination based on the Black-Scholes Warrant Model for a Capped American Call on Bloomberg Financial Markets. “Per Share Consideration” means (i) if the consideration paid to holders of the Common Stock consists exclusively of cash, the amount of such cash per Common Stock, and (ii) in all other cases, the volume weighted average price of the Common Stock as reported during the ten-trading day period ending on the trading day prior to the effective date of the Business Combination.

At September 30, 2024 and December 31, 2023, there were (i) 4,730,557 whole Public Warrants outstanding with a fair value of $614,972 and $378,445, respectively, and (ii) 129,611 Private Placement Warrants outstanding with a fair value of $18,146 and $11,665, respectively.

THUNDER BRIDGE CAPITAL PARTNERS IV, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 7. WARRANTS (cont.)

The Company accounts for the 4,730,557 Public Warrants and the 129,611 Private Placement Warrants issued and outstanding in accordance with the guidance contained in ASC 815-40. Such guidance provides that because the Warrants do not meet the criteria for equity treatment thereunder, each Warrant must be recorded as a derivative liability.

The Company believes that the adjustments to the exercise price of the Warrants is based on a variable that is not an input to the fair value of a “fixed-for-fixed” option as defined under ASC 815 – 40, and thus the Warrants are not eligible for an exception from derivative accounting. The accounting treatment of derivative financial instruments requires that the Company record a derivative liability upon the closing of the Initial Public Offering. Accordingly, the Company classifies each Warrant as a liability at its fair value and the Warrants have been allocated a portion of the proceeds from the issuance of the Units equal to its fair value determined by the Monte Carlo simulation. This liability is subject to re-measurement at each balance sheet date. With each such remeasurement, the Warrant liability will be adjusted to fair value, with the change in fair value recognized in the accompanying unaudited condensed statements of operations. The Company will reassess the classification at each balance sheet date. If the classification changes as a result of events during the period, the Warrants will be reclassified as of the date of the event that causes the reclassification.

NOTE 8. STOCKHOLDERS’ EQUITY (DEFICIT)

Preferred Stock

The Company is authorized to issue 1,000,000 shares of $0.0001 par value preferred stock. At September 30, 2024 and December 31, 2023, there were no shares of preferred stock issued or outstanding.

Class A Common Stock

The Company is authorized to issue up to 200,000,000 shares of Class A Common Stock. Holders of the Class A Common Stock are entitled to one vote for each share. In connection with the 2023 Special Meeting and the vote to approve the Charter Amendment Proposals, Public Stockholders holding 20,135,697 Public Shares elected to redeem such Public Shares from the Trust Account for approximately $10.28 per share, or an aggregate of approximately $207.1 million. The 2023 Redemptions were effected on July 3, 2023.

In connection with the 2024 Special Meeting and the vote to approve the Second Extension Amendment Proposal, Public Stockholders holding 592,601 Public Shares properly exercised their right to redeem such Public Shares for cash at a redemption price of approximately $10.64 per share, or an aggregate of approximately $6.3 million. The 2024 Redemptions were effected on July 2, 2024.

As a result of the Founder Share Conversion, the 2023 Redemptions and the 2024 Redemptions, as of September 30, 2024 and December 31, 2023, there were 6,561,250 shares of Class A Common Stock issued and outstanding (excluding 2,924,486 and 3,517,087 shares of Class A Common Stock subject to possible redemption, respectively).

Class B Common Stock

The Company is authorized to issue up to 20,000,000 shares of Class B Common Stock. Holders of the Class B Common Stock are entitled to one vote for each share. On June 29, 2023, following the approval of the Founder Share Amendment Proposal by the Company’s stockholders at the 2023 Special Meeting, the Company issued an aggregate of 5,913,195 shares of Class A Common Stock to the Sponsor upon the conversion of an equal number of shares of Class B Common Stock held by the Sponsor as Founder Shares. The 5,913,195 shares of Class A Common Stock issued in connection with the Founder Share Conversion are subject to the same restrictions as applied to the Class B Common Stock before the Founder Share Conversion (see Note 5).

THUNDER BRIDGE CAPITAL PARTNERS IV, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 8. STOCKHOLDERS’ EQUITY (DEFICIT) (cont.)

Following the Founder Share Conversion, the 2023 Redemptions and the 2024 Redemptions, at September 30, 2024 and December 31, 2023, there were 9,485,736 and 10,078,337 shares of Class A Common Stock issued and outstanding and one share of Class B Common Stock issued and outstanding and the Sponsor held approximately 69.1% and 65.1% of the issued and outstanding shares of Class A Common Stock, respectively.

Holders of Class A Common Stock and Class B Common Stock vote together as a single class on all other matters submitted to a vote of stockholders, except as required by law; provided that only holders of Class B Common Stock have the right to vote for the election of directors prior to the Business Combination.

The shares of Class B Common Stock will automatically convert into shares of Class A Common Stock at the time of the Business Combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like.

The Company may issue additional Common Stock or preferred stock to complete its Business Combination or under an employee incentive plan after completion of its Business Combination.

NOTE 9. FAIR VALUE MEASUREMENTS

“Fair value” is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•        “Level 1”, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•        “Level 2”, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        “Level 3”, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

The following table presents information about the Company’s assets and liabilities including those that are measured at fair value on a recurring basis at September 30, 2024 and December 31, 2023, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	September 30, 2024	December 31, 2023
Assets:
Cash held in Trust Account(1)	1	$31,467,808	$37,273,384

Liabilities:
Public Warrants(1)	1	$614,972	$378,445
Private Placement Warrants(1)	2	18,146	11,665
WCL Promissory Note payable – related party(1)	3	896,000	781,000
2024 Promissory Note payable – related party	3	1,131,529	—

____________

(1)      Measured at fair value on a recurring basis.

THUNDER BRIDGE CAPITAL PARTNERS IV, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 9. FAIR VALUE MEASUREMENTS (cont.)

The Warrants are accounted for as liabilities in accordance with ASC 815-40 and are presented within Warrant liabilities on the accompanying condensed balance sheets. The Warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of Warrant liabilities in the accompanying unaudited condensed statements of operations.

Subsequent Measurement

The Warrants are measured at fair value on a recurring basis. The subsequent measurement of the Public Warrants as of September 30, 2024 and December 31, 2023, is classified as Level 1 due to the use of an observable market quote in an active market under the ticker “THCPW”. As the transfer of Private Placement Warrants to anyone outside of a small group of individuals who are permitted transferees would result in the Private Placement Warrants having substantially the same terms as the Public Warrants, the Company determined that the fair value of each Private Placement Warrant is classified as Level 2, due to the use of observable inputs.

The key inputs into the Monte Carlo simulation model for the Private Placement Warrants were as follows at the subsequent measurement date:

Input	September 30, 2024
Risk-free interest rate	3.58%
Expected term (years)	5
Expected term to consummate the Business Combination (years)	0.29
Expected Volatility	23.4%
Exercise Price	11.50
Stock price	10.53

As of September 30, 2024, the aggregate values of the Private Placement Warrants and Public Warrants were approximately $18,146 and $614,972, respectively.

The following table presents the changes in the fair value of Warrant liabilities:

	Private Placement Warrants	Public Warrants	Warrant Liabilities
Fair value as of December 31, 2023	$11,665	$378,445	$390,110
Change in valuation inputs and other assumptions	6,481	236,527	243,008
Fair value as of September 30, 2024	$18,146	$614,972	$633,118
	Private Placement Warrants	Public Warrants	Warrant Liabilities
Fair value as of December 31, 2022	$28,515	$898,806	$927,321
Change in valuation inputs and other assumptions	(11,665)	(378,445)	(390,110)
Fair value as of September 30, 2023	$16,850	$520,361	$537,211

NOTE 10. BUSINESS COMBINATION

On March 22, 2022, the Company entered into a business combination agreement (as amended, the “Coincheck Business Combination Agreement”), by and among the Company, Coincheck Group B.V., a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) (“PubCo”), M1 Co G.K., a Japanese limited liability company (godo kaisha) (“HoldCo”), Coincheck Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Coincheck, Inc., a Japanese joint stock company (kabushiki kaisha) (“Coincheck” and

THUNDER BRIDGE CAPITAL PARTNERS IV, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 10. BUSINESS COMBINATION (cont.)

collectively, with the Company, PubCo, HoldCo and Merger Sub, the “Coincheck Business Combination Parties”). On May 31, 2023, the Coincheck Business Combination Parties entered into an amendment to the Coincheck Business Combination Agreement, extending the Termination Date (as defined in the Coincheck Business Combination Agreement) from July 2, 2023 to July 2, 2024, and providing an additional termination right for the Company and for Coincheck, if at any time prior to Closing, the Common Stock or Warrants are delisted on the Nasdaq Global Market, subject to an available cure period. On May 28, 2024, the Coincheck Business Combination Parties entered into a second amendment to the Coincheck Business Combination Agreement, extending the Termination Date from July 2, 2024 to January 2, 2025.

If the Coincheck Business Combination Agreement is approved by the Company’s stockholders, and the transactions contemplated by the Coincheck Business Combination Agreement are consummated, (i) Coincheck equityholders will conduct a share exchange pursuant to which they will receive shares of PubCo and Coincheck will become a wholly owned subsidiary of PubCo and (ii) the Company will merge with and into a wholly-owned subsidiary of PubCo, with the Company continuing as the surviving corporation and a wholly owned subsidiary of PubCo, with Company stockholders and warrant holders receiving identical numbers of securities of PubCo (collectively, the “Coincheck Business Combination”).

As consideration for the Coincheck Business Combination, Coincheck equity holders will receive approximately $1.25 billion in PubCo securities, valued at $10.00 per ordinary share, as well as the contingent right to receive up to 50 million PubCo ordinary shares as an earn out, with 25 million ordinary shares to be awarded if the closing price of PubCo ordinary shares equals or exceeds $12.50 for 20 out of 30 consecutive trading days, and 25 million ordinary shares to be issued if the closing price of PubCo ordinary shares equals or exceeds $15.00 for 20 out of 30 consecutive trading days.

The consummation of the Coincheck Business Combination is subject to customary closing conditions, as well as a minimum cash condition of $100 million, after giving effect to any redemptions by Company stockholders, and third-party financing, if any.

The foregoing description of the Coincheck Business Combination Agreement is subject to and qualified in its entirety by reference to the full text of the (i) Coincheck Business Combination Agreement, a copy of which was filed with the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as filed with the SEC on April 1, 2024 (the “2023 Annual Report”), (ii) amendment to the Coincheck Business Combination Agreement, a copy of which was filed with the 2023 Annual Report and (iii) second amendment to the Coincheck Business Combination Agreement, a copy of which was filed as Exhibit 2.1 to the Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2024, as filed with the SEC on July 30, 2024. Other than as specifically discussed, this Report and the 2023 Annual Report do not give effect to the proposed Coincheck Business Combination.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers

Under Dutch law, the directors of the Company may be held jointly and severally liable vis-a-vis the Company for damages in the event of improper performance of their duties. In addition, they may be held liable towards third parties for any action that may give rise to tort pursuant to the DCC. This applies equally to the Company’s executive directors and non-executive directors.

The general meeting of the Company may resolve to annually discharge the directors, to release them from any loss, damage or right to compensate arising out of or in connection with the exercise of their duties and which appear from the annual report and annual accounts of the Company or as otherwise disclosed to the general meeting.

The Articles of Association also include a provision on indemnification. Pursuant to the Articles of Association and unless Dutch law provides otherwise, the Company is required to indemnify any and all of the directors, officers, former directors, former officers and any person who may have served at its request as a director or officer of a subsidiary of the Company, who were or are made a party or are threatened to be made a party or are involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, or any appeal in that regard or any inquiry or investigation that could lead to such an action, suit or proceeding (a “Proceeding”), against any and all liabilities, damages, documented expenses (including attorney’s fees), financial effects of judgments, fines, penalties (including excise and similar taxes and punitive damages) and amounts paid in settlement in connection with such Proceeding by any of them.

Notwithstanding the Company’s obligation to indemnify and hold harmless as referred to above, no indemnification will be made (i) in respect of any claim, issue or matter as to which any of the above-mentioned indemnified persons will be adjudged in a final and non-appealable decision to be liable for gross negligence or willful misconduct in the performance of such person’s duty to the Company or (ii) to the extent that the costs or the capital losses of the above-mentioned indemnified persons are paid by another party or are covered by an insurance policy and the insurer has paid out these costs or capital losses.

The indemnification described above will not be exclusive of any other rights to which those indemnified may be entitled to.

The Company may maintain an insurance policy which insures directors and officers against certain liabilities which might be incurred in connection with the performance of their duties. The description of indemnity herein is merely a summary of the provisions in the Articles of Association described above, and such description shall not limit or alter the mentioned provisions in the Articles of Association or other indemnification agreements to be entered into.

Item 7. Recent Sales of Unregistered Securities.

In the past three years, we have issued the following securities that were not registered under the Securities Act. Each of these securities were issued in reliance upon the exemptions provided by Section 4(a)(2) and/or Regulation S under the Securities Act. No underwriters were involved in these issuances of securities.

•        On December 10, 2024, in connection with the Business Combination and the related transactions described in this registration statement, we issued 4,195,973 Ordinary Shares to the Thunder Bridge Sponsor and an aggregate of 122,587,617 Ordinary Shares to the Coincheck Shareholders in reliance on the exemption from registration under Section 4(a)(2) of the Securities Act and/or Regulation D or Regulation S promulgated thereunder. Such Ordinary Shares are being registered pursuant to this registration statement.

•        On December 10, 2024, in connection with the Business Combination and the related transactions described in this registration statement, we issued 129,611 Private Warrants to 129,611 in reliance on the exemption from registration under Section 4(a)(2) of the Securities Act and/or Regulation D or Regulation S promulgated thereunder. Such Private Warrants are being registered pursuant to this registration statement.

Item 8. Exhibits

Exhibit No.	Description
2.1

Business Combination Agreement, dated as of March 22, 2022, by and among Thunder Bridge Capital Partners IV, Inc., Coincheck Group B.V., M1 Co G.K., Coincheck Merger Sub, Inc., and Coincheck, Inc. (incorporated by reference to Exhibit 2.1 of Form 8-K filed by Thunder Bridge with the SEC on March 22, 2022).

2.2

Amendment to Business Combination Agreement, dated as of May 31, 2023, by and among Thunder Bridge Capital Partners IV, Inc., Coincheck Group B.V., M1 Co G.K., Coincheck Merger Sub, Inc., and Coincheck, Inc. (incorporated by reference to Exhibit 2.1 of Form 8-K filed by Thunder Bridge with the SEC on May 31, 2023).

2.3

Second Amendment to Business Combination Agreement, dated as of May 28, 2024, by and among Thunder Bridge Capital Partners IV, Inc., Coincheck Group B.V., M1 Co G.K., Coincheck Merger Sub, Inc., and Coincheck, Inc. (incorporated by reference to Exhibit 2.1 of Form 8-K filed by Thunder Bridge with the SEC on May 30, 2024).

2.4

Third Amendment to Business Combination Agreement, dated as of October 8, 2024, by and among Thunder Bridge Capital Partners IV, Inc., Coincheck Group B.V., M1 Co G.K., Coincheck Merger Sub, Inc., and Coincheck, Inc. (incorporated by reference to Exhibit 2.1 of Form 8-K filed by Thunder Bridge with the SEC on October 11, 2024).

2.5

Business Combination Waiver, dated as of December 6, 2024, by and among Thunder Bridge Capital Partners IV, Inc, Coincheck Group B.V, M1 Co G.K., Coincheck Merger Sub, Inc. and Coincheck, Inc. (incorporated by reference to Exhibit 2.1 of Form 8-K, filed by Thunder Bridge Capital Partners IV, Inc. with the SEC on December 6, 2024).

3.1

Unofficial Translation of Deed of Conversion and Amendment of the Articles of Association of Coincheck Group B.V. (after conversion and amendment named, Coincheck Group N.V.) (incorporated by reference to Exhibit 1.1 of Form 20-F filed by the Registrant with the SEC on December 16, 2024).

4.1	Specimen Warrant certificate of Thunder Bridge (incorporated by reference to Exhibit 4.3 of Form S-1/A, filed by Thunder Bridge with the SEC on June 21, 2021).
4.2

Warrant Agreement, dated June 29, 2021, between Thunder Bridge and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.1 of Form 8-K, filed by Thunder Bridge with the SEC on July 2, 2021).

4.3

Warrant Assumption and Amendment Agreement, dated December 10, 2024, by and among Thunder Bridge Capital Partners IV, Inc., Coincheck Group N.V. and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 2.3 of Form 20-F filed by the Registrant with the SEC on December 16, 2024).

5.1	Opinion of De Brauw Blackstone Westbroek N.V. as to the validity of the ordinary shares.
5.2	Opinion of Simpson Thacher & Bartlett LLP as to the Warrants.
10.1

Registration Rights Agreement, dated June 29, 2021, between Thunder Bridge, TBCP IV, LLC and the holders party thereto (incorporated by reference to Exhibit 10.5 of Form 8-K, filed by Thunder Bridge with the SEC on July 2, 2021).

10.2

Placement Unit Purchase Agreement, dated June 29, 2021, between Thunder Bridge and TBCP IV, LLC (incorporated by reference to Exhibit 10.6 of Form 8-K, filed by Thunder Bridge with the SEC on July 2, 2021).

10.3	Form of Indemnity Agreement (incorporated by reference to Exhibit 10.7 of Form S-1/A, filed by Thunder Bridge with the SEC on June 21, 2021).
10.4

Sponsor Support Agreement by and among Thunder Bridge, TBCP IV, LLC, Gary A. Simanson, as manager of TBCP IV, LLC and PubCo, dated March 22, 2022 (incorporated by reference to Exhibit 10.1 of Form 8-K filed by Thunder Bridge with the SEC on March 22, 2022).

10.5

Company Support Agreement by and among Thunder Bridge, Monex Group, Inc., PubCo and the other parties thereto, dated March 22, 2022 (incorporated by reference to Exhibit 10.2 of Form 8-K filed by Thunder Bridge with the SEC on March 22, 2022).

10.6

Amendment to Company Support Agreement by and among Thunder Bridge Capital Partners IV, Inc., Monex Group, Inc., Coincheck Group N.V. and the other parties thereto, dated as of December 6, 2024 (incorporated by reference to Exhibit 10.2 of Form 8-K, filed by Thunder Bridge Capital Partners IV, Inc. with the SEC on December 6, 2024).

Exhibit No.	Description
10.7

Form of Lock-Up Agreement, dated March 22, 2022, by and among PubCo, Coincheck, Inc. and the individuals named therein (incorporated by reference to Exhibit 10.3 of Form 8-K filed by Thunder Bridge with the SEC on March 22, 2022).

10.8

Form of Amendment to Lock-Up Agreement, dated as of October 8, 2024, by and among Coincheck Group B.V., Coincheck, Inc., and the individuals named therein (incorporated by reference to Annex G-1 of the proxy statement/prospectus filed by Coincheck Group B.V. with the SEC on November 12, 2024).

10.9

Registration Rights Agreement, dated as of December 10, 2024, by and among Coincheck Group N.V., Thunder Bridge Capital Partners IV, Inc., Monex Group, Inc., and the persons named therein (incorporated by reference to Exhibit 4.14 of Form 20-F filed by the Registrant with the SEC on December 16, 2024).

10.10+	Coincheck Group N.V. Omnibus Incentive Plan (incorporated by reference to Exhibit 4.15 of Form 20-F filed by the Registrant with the SEC on December 16, 2024).
10.11+

Form of Director Indemnification Agreement, by and between Coincheck Group N.V. and the individual named therein (incorporated by reference to Exhibit 4.16 of Form 20-F filed by the Registrant with the SEC on December 16, 2024).

10.12+

Form of Executive Director Agreement, by and between Coincheck Group N.V. and the individual named therein (incorporated by reference to Exhibit 4.17 of Form 20-F filed by the Registrant with the SEC on December 16, 2024).

10.13+

Form of Non-Executive Director Agreement, by and between Coincheck Group N.V. and the individual named therein (incorporated by reference to Exhibit 4.18 of Form 20-F filed by the Registrant with the SEC on December 16, 2024).

10.14+

Remuneration Policy for the Board of Directors of Coincheck Group N.V., dated December 10, 2024 (incorporated by reference to Exhibit 4.19 of Form 20-F filed by the Registrant with the SEC on December 16, 2024).

10.15

Non-Redemption and Share Forward Agreement, dated as of December 4, 2024, by and between Thunder Bridge Capital Partners IV, Coincheck Group N.V. and Ghisallo Master Fund LP (incorporated by reference to Exhibit 10.1 of Form 8-K, filed by Thunder Bridge Capital Partners IV, Inc. with the SEC on December 6, 2024).

10.16

Nomination and Voting Agreement, dated as of December 10, 2024, by and among Monex Group, Inc., TBCP IV, LLC and Coincheck Group N.V. (incorporated by reference to Exhibit 4.21 of Form 20-F filed by the Registrant with the SEC on December 10, 2024).

21.1	List of Subsidiaries of Coincheck Group N.V.
23.1	Consent of Grant Thornton LLP.
23.2	Consent of KPMG AZSA LLC.
24.1	Power of Attorney (included on the signature page of this registration statement).
107	Calculation of Filing Fee Table.

____________

+        Indicates a management or compensatory plan.

Item 9. Undertakings

The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5)    Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and

(6)    That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of an undersigned registrant; and

(iv)   any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Tokyo, Japan, on January 27, 2025.

Coincheck Group N.V.
By:	/s/ Oki Matsumoto
Name:	Oki Matsumoto
Title:	Executive Chairperson

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints and hereby authorizes Oki Matsumoto, Gary A. Simanson and Jason Sandberg as such person’s true and lawful attorney-in-fact, with full power of substitution or resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign on such person’s behalf, individually and in each capacity stated below, any and all amendments to this registration statement, and any subsequent registration statement filed by the registrant pursuant to Rule 462(b) of the Securities Act, and to file or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, and each of them, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on January 27, 2025.

Signature	Title
/s/ Oki Matsumoto	Executive Chairperson
Oki Matsumoto
/s/ Gary A. Simanson	Chief Executive Officer (principal executive officer)
Gary A. Simanson
/s/ Jason Sandberg	Chief Financial Officer (principal financial and accounting officer)
Jason Sandberg
/s/ Yo Nakagawa	Executive Director
Yo Nakagawa
/s/ Takashi Oyagi	Non-executive director
Takashi Oyagi
/s/ Allerd Derk Stikker	Non-executive director
Allerd Derk Stikker
/s/ David Burg	Non-executive director
David Burg
/s/ Toshihiko Katsuya	Non-executive director
Toshihiko Katsuya
/s/ Yuri Suzuki	Non-executive director
Yuri Suzuki
/s/ Jessica Sinyin Tan	Non-executive Director
Jessica Sinyin Tan

AUTHORIZED REPRESENTATIVE

Pursuant to the requirement of the Securities Act, the undersigned, the duly undersigned representative in the United States of Coincheck Group N.V. has signed this registration statement in the City of New York, State of New York, on January 27, 2025.

COGENCY GLOBAL INC.
By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice-President on behalf of Cogency Global Inc.